EXHIBIT 4.27

EXECUTION VERSION

TAKING THIS DOCUMENT OR ANY CERTIFIED COPY HEREOF OR ANY OTHER SIGNED DOCUMENT CONTAINING A WRITTEN CONFIRMATION OF OR REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN INTO AUSTRIA, OR SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA MAY TRIGGER THE IMPOSITION OF AUSTRIAN STAMP DUTY.

ACCORDINGLY, KEEP THIS DOCUMENT AS WELL AS ALL CERTIFIED COPIES HEREOF AND ANY OTHER SIGNED DOCUMENT CONTAINING A REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN OUTSIDE OF AUSTRIA AND AVOID SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA.

Dated July 31, 2015

Credit Agreement

between

OOGTK Libra GmbH & Co KG

as Borrower

Various Financial Institutions

as Lenders

HSBC Bank USA, National Association

as Facility Agent

HSBC Bank USA, National Association

as Collateral Agent

(i)

(ii)

(iii)

APPENDICES:

Appendix A	—	Defined Terms and Rules of Interpretation
Appendix B	—	Repayment Schedule
Appendix C	—	Insurance Provisions

SCHEDULES:
Schedule 4.2	—	Financing-Related Filings, Etc.
Schedule 4.3	—	Capitalization
Schedule 4.6	—	Necessary Governmental Approvals
Schedule 5.20	—	Construction Milestones

EXHIBITS:
Exhibit A	—	Form of Notice of Borrowing
Exhibit B	—	Form of Technical Advisor’s Certificate
Exhibit C-1	—	Form of Borrower Completion Certificate
Exhibit C-2	—	Form of Technical Advisor Completion Certificate
Exhibit D-1	—	Form of Construction Management Agreement
Exhibit D-2	—	Form of Asset Maintenance Agreement
Exhibit D-3	—	Form of Specialized Oil Industry Services Agreement
Exhibit D-4	—	Form of Secondment Agreement
Exhibit E	—	Form of Transfer Certificate
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Operating Plan

ANNEXES:
Annex I	—	Commitments
Annex II	—	Applicable Lending Offices
Annex III	—	Notice Addresses

(iv)

CREDIT AGREEMENT (this “Agreement”), dated as of July 31, 2015, among (a) OOGTK LIBRA GMBH & CO KG, a limited partnership (Kommanditgesellschaft) organized and existing under the laws of Austria, registered with the Austrian companies register (Firmenbuch) under the registration number FN 423769 s (the “Borrower”), (b) the financial institutions from time to time party hereto as Lenders, (c) HSBC BANK USA, NATIONAL ASSOCIATION, as Facility Agent, and (d) HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent.

W I T N E S S E T H :

WHEREAS the Borrower has been organized to arrange the engineering, procurement, conversion, construction, completion and ownership of an external turret, extended well test floating production, storage and offloading unit (the “FPSO”), all as more fully described in the Project Documents, to be chartered to Petrobras, in its capacity as the leader and operator of the Consortium, under the Charter Agreement;

WHEREAS the Borrower is a party to the Construction Contracts relating to the construction of the FPSO;

WHEREAS in order to enable the Borrower to pay certain Project Costs, the Borrower has requested the Lenders to provide the credit facilities described herein; and

WHEREAS the Lenders are willing to provide the credit facilities described herein upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

Section 1. Definitions and Rules of Interpretation

1.1 Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement (including in the recitals above) and its Appendices, Schedules and Exhibits shall have the respective meanings assigned to such terms in Appendix A hereto.

1.2 Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Appendix A hereto shall apply to this Agreement.

1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered by the Borrower under this Agreement shall be made or prepared in accordance with the Accounting Principles (including principles of consolidation where appropriate) applied on a consistent basis (except to the extent approved or required by the independent public accountants certifying such statements and disclosed therein).

1.4 Currency. To the extent that the determination of compliance with any provision hereof or any other Financing Document (other than the Required Hedging Agreements) requires the conversion of one currency into another, then such conversion shall be made:

(a) in the case of Dollars and Reais, based upon the Dollar Equivalent of the amount of Reais, or the Reais Equivalent of the amount of Dollars, as the case may be; or

(b) in the case of any other currency, based on the spot rate at which such currency is offered for sale to the Facility Agent at approximately 10:00 a.m. (New York City time) on the date of determination thereof (and if for any reason such spot rate cannot be so determined, the Facility Agent shall determine a rate of exchange on such basis as the Facility Agent (acting reasonably) deems fair and equitable in consultation with the Borrower), as determined on the date of each respective incurrence, creation, sale, transfer, disposition, expenditure or other similar event, as the case may be, pursuant to the applicable provision.

Section 2. Commitments and Loans

2.1 The Loans. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, from time to time during the Availability Period, loans (each a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans shall (i) be made and maintained in Dollars, (ii) not exceed for any Lender, in aggregate principal amount, that amount which equals the Commitment of such Lender and (iii) mature on the Maturity Date.

(b) The Loans are available only on the terms and conditions specified hereunder, and once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

(c) The Borrower agrees that the Loans will be applied only to (i) repay the Indebtedness under the Bridge Loan Agreement and (ii) finance (x) Eligible IDC and fees accruing on the Loans during the Availability Period specified herein, and (y) other Project Costs.

(d) The parties hereto agree that (i) the obligations of each of the Financing Parties hereunder are several and not joint and no Financing Party shall be responsible for the failure of any other Financing Party to satisfy its obligations hereunder or under any other Transaction Document and (ii) the rights and interests of each of the Financing Parties hereunder are several and the amounts due to each constitute a separate and independent debt.

2.2 Notice of Borrowing. Whenever the Borrower desires to make a Borrowing pursuant to Section 2.1, it shall give the Facility Agent at its Notice Office at least (a) three (3) Business Days’ prior written notice of the proposed date of the Borrowing in respect of the first Disbursement and (b) four (4) Business Days’ prior written notice of the proposed date of the Borrowing in respect of each subsequent Disbursement; provided, that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (New York City time). If such notice is given to the Facility Agent after 1:00 p.m. (New York City time) on a particular Business Day, such notice shall be deemed to have been given on the next Business Day. Each such notice (a “Notice of Borrowing”) shall be irrevocable and shall be given by the Borrower substantially in the form of Exhibit A hereto, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day during the Availability Period). Following the receipt of a Notice of Borrowing, the Facility Agent shall promptly give each Lender notice of the proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.3 Pro Rata Borrowings; Availability; Advance Working Capital Disbursement; Final Disbursement Amount. (a) Each Borrowing of Loans shall occur during the Availability Period and be incurred ratably among the Lenders based upon the amount of their respective Unutilized Commitments. It is agreed that, subject to the satisfaction of applicable conditions precedent, each Lender shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Lender to make a Loan hereunder.

(b) Any portion of the Commitment of any Lender not utilized during the Availability Period shall be cancelled and the Total Commitment shall be reduced accordingly.

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(c) The Borrower may include, in the Notice of Borrowing for the Shipyard Delivery Date Loans and/or in any subsequent Notice of Borrowing, a request for a Disbursement (an “Advance Working Capital Disbursement”) for an amount to be applied, together with Equity Contributions in an amount of not less than the amount required to satisfy the requirements of Section 3.2(e), to pay Operation and Maintenance Expenses as set forth in the Capex Budget under the “Working Capital” item incurred during and in connection with the start up and operation of the Facilities (“Advance Working Capital Expenses”). Advance Working Capital Disbursements shall not exceed in aggregate, together with Equity Contributions in an amount as required to satisfy the requirements of Section 3.2(e), seven million, two hundred thousand Dollars ($7,200,000) (the “Advance Working Capital Amount”). Each Advance Working Capital Disbursement shall be applied to Advance Working Capital Expenses which, as of the date of such Notice of Borrowing, are (x) due and payable, or (y) have been or will be incurred and will become due and payable within sixty (60) days after the Commercial Operation Date. In the event that the Advance Working Capital Amount has not been fully utilized for Advance Working Capital Expenses following the expiry of the date falling sixty (60) days after the Commercial Operation Date, any remaining amounts may be utilized for other Project Costs before the earlier of (i) the date falling six (6) months after the Commercial Operation Date and (ii) the Project Completion Date, provided that if any amounts remain unutilized after such date, such amounts shall be applied by the Borrower to prepay the Loans in accordance with Sections 6.3(f) and 6.3(g) on the next Interest Payment Date.

(d) With respect to the final Disbursement of the Loans, the Borrower may include in the relevant Notice of Borrowing a request for a Borrowing for an amount to be applied, together with Equity Contributions in an amount of not less than the amount required to satisfy the requirements of Section 3.2(e), to pay, in the following order of priorities: (i) first, Project Costs (other than those referred to in clause (ii) below) which as of the date of such Notice of Borrowing are (x) due and payable, (y) have been incurred and will become due and payable within one hundred and twenty (120) days after the end of the Availability Period (including Accrued Construction Period Interest), or (z) have not yet been incurred but are estimated by the Borrower, in good faith, as necessary to complete any remaining Punch List items, the amount of which cannot be ascertained as of the date of such Notice of Borrowing but which is payable within one hundred and twenty (120) days after the end of the Availability Period; provided that such estimate shall be confirmed by the Technical Advisor (in addition to its certificate required under Section 3.2(a)(ii)); and (ii) second, to the extent any Commitments remain unutilized after amounts are drawn for payments under clause (i) above, the Petrobras Net Delay LD Amounts, estimated by the Borrower in good faith and in accordance with the terms of the Charter Agreement, Services Agreement and EPC Contract, and without regard to any claims or potential claims by the Borrower or the Operator for excused delays due to force majeure or other circumstances or events, any possible claims for set-off, or any other reductions but taking into account any legally binding agreement reached with Petrobras in connection with the Petrobras Delay LD Amounts.

(e) In the event that any Disbursement amounts under clause (i) of Section 2.3(d)2.3(c) have not been utilized for Project Costs as contemplated in such clause before the earlier of (i) the date falling six (6) months after the Commercial Operation Date and (ii) the Project Completion Date, such unutilized amount shall be applied by the Borrower to prepay the Loans in accordance with Sections 6.3(f) and 6.3(g) on the next Interest Payment Date.

(f) In the event that any Disbursement amounts under clause (ii) of Section 2.3(d) remain unutilized following the settlement in full of the Petrobras Net Delay LD Amounts, such unutilized amount shall be applied by the Borrower to prepay the Loans in accordance with Sections 6.3(f) and Section 6.3(g) on the next Interest Payment Date.

2.4 Minimum Amount and Maximum Number of Borrowings, Etc. (a) The aggregate principal amount of each Borrowing (i) shall not be less $1,000,000 (excluding any Borrowing for the payment of Eligible IDC) and (ii) shall not exceed the aggregate amount of the Unutilized Commitments for all Lenders; provided that following the issuance of any Notice of Borrowing, no further Borrowing may be requested until the Disbursement of the previously requested Borrowing is made.

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(b) The Borrower may not make more than two (2) Borrowings per calendar month during the Availability Period, without taking into account for purposes of such limitation any Borrowing made in accordance with Section 2.5(c).

2.5 Disbursement of Funds. (a) Subject to the terms and conditions hereof, no later than 11:00 a.m. (New York City time) on the relevant Disbursement Date, each Lender will make available, through such Lender’s Applicable Lending Office, its pro rata portion of the aggregate amount of the Loans requested to be made on such date, in Dollars and in immediately available funds at the Payment Office of the Facility Agent. The Facility Agent will deposit the aggregate of the amounts so made available by the Lenders into the Offshore Construction Account.

(b) Unless the Facility Agent shall have been notified by any Lender prior to the relevant Disbursement Date that such Lender does not intend to make available to the Facility Agent such Lender’s portion of the Borrowing on such date, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent on such date, and the Facility Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount; provided that the Facility Agent shall notify the Borrower and the Lenders promptly following the Facility Agent’s becoming aware that any Lender does not intend to make or has not made available to the Facility Agent such Lender’s portion of the Borrowing on such date. If, having made such corresponding amount available to the Borrower, such corresponding amount is not in fact made available to the Facility Agent by such Lender, the Facility Agent shall be entitled to recover such corresponding amount from such Lender on demand. If such Lender does not pay such corresponding amount forthwith upon the Facility Agent’s demand therefor, the Facility Agent shall promptly notify the Borrower, and the Borrower shall promptly repay such corresponding amount received by it to the Facility Agent. The Facility Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Facility Agent to the Borrower until the date such corresponding amount is recovered by the Facility Agent, at a rate per annum equal to (i) if such amount is recovered from such Lender, the cost to the Facility Agent of acquiring overnight federal funds at the then applicable rate, and (ii) if such amount is recovered from the Borrower, the then applicable rate of interest in respect of the Loans as provided herein, it being understood that the then applicable rate of interest shall exclude any default interest that may otherwise be due and payable. Nothing in this Section 2.5 shall be deemed to relieve any Lender from its obligation to make a Loan hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

(c) In the event that on or before 11:00 a.m. (New York City time) on the third (3rd) Business Day prior to any Interest Payment Date the Borrower has not submitted a Notice of Borrowing for Loans to be made for the payment of Eligible IDC due on such Interest Payment Date pursuant to Section 2.6, the Borrower hereby irrevocably and unconditionally requests, authorizes and directs each Lender to make a Loan to the Borrower in the amount of its pro rata portion of such Eligible IDC without the need for any further authority or direction from the Borrower. The Lenders will not be required to pay any such Loans to the Borrower, but shall apply the proceeds thereof in payment of the Eligible IDC due on the relevant Interest Payment Date, and each Lender will be deemed to have advanced its pro rata portion of such Loans to the Borrower and the Borrower will be deemed to have paid, to the extent of such Loans made, the Eligible IDC due on the relevant Interest Payment Date; provided that no such Loans shall be deemed to have been made by such Lender (i) after the end of the Availability Period or (ii) to the extent that after giving effect to such Loans, the aggregate principal amount of all Loans disbursed by such Lender hereunder would exceed such Lender’s Commitment.

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2.6 Interest. (a) The Borrower agrees to pay interest in respect of the outstanding principal amount of each Loan from the date of Borrowing thereof until the maturity of such Loan (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of (i) the Eurodollar Rate determined in accordance with Section 2.6(d) for such Interest Period, (ii) any Market Disruption Margin (if applicable), and (iii) the Applicable Margin.

(b) Overdue principal and, to the extent permitted by Law, overdue interest in respect of each Loan and any other overdue amount payable by the Borrower hereunder or under any other Financing Document (other than the Required Hedging Agreements) shall bear interest at a rate (the “Default Rate”) which is equal to the sum of (i) the Eurodollar Rate in effect from time to time under this Agreement with respect to such Loans, (ii) any Market Disruption Margin (if applicable), (iii) the Applicable Margin and (iv) two percent (2%) per annum, with such interest to be payable on demand from the Facility Agent, acting on the instructions of any Lender, such Default Rate to apply from the due date of such overdue principal, interest or other amount.

(c) Accrued (and theretofore unpaid) interest on each Loan shall be payable (i) on each Interest Payment Date and (ii) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Notwithstanding the foregoing, interest payable in accordance with Section 2.6(b) shall be payable as provided therein.

(d) On each Interest Determination Date, the Facility Agent shall determine the Eurodollar Rate for the applicable Interest Period to be applicable to the Loans or to any portion thereof and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.7 Net Payments. (a) All payments made by the Borrower hereunder or under any other Financing Document will be made without set-off (except as provided in Section 9.16(b)), counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (“Taxes”) with respect to such payments; provided that if the applicable Withholding Agent shall be required by applicable Law to deduct or withhold any Taxes from such payments, then (i) unless such Tax (A) is imposed on the overall net income, profit or gain of a Lender, (B) is attributable to a FATCA Deduction, (C) is described in Section 9.13(a)(D) or (D) would not have been imposed had the Lender complied with its obligations under Section 2.7(e) below (such Taxes specified in clauses (A) to (D) above, “Excluded Taxes”), the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.7), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. The Borrower will furnish to the Facility Agent within forty-five (45) days after the date of the payment of any Taxes due pursuant to applicable Law and paid by the Borrower certified copies of tax receipts evidencing such payment by the Borrower (or such other evidence of payment as is reasonably acceptable to the Lenders). The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by such Lender.

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(b) If the Borrower pays any additional amount under this Section 2.7 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund of its Tax liabilities in respect of an Indemnified Tax or any credit in respect thereof (a “Tax Refund”), such Lender shall promptly notify the Borrower in writing of such Tax Refund and shall promptly pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender as a consequence of such Tax Refund; provided, however, that (i) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Tax Refund with respect to which such Lender has made a payment to the Borrower pursuant to this Section 2.7(b) as determined by such Lender in its sole discretion, shall be treated as an Indemnified Tax payable to such Lender pursuant to this Section 2.7; (ii) nothing in this Section 2.7 shall require the Lender to disclose any confidential information to the Borrower (including its tax returns); and (iii) no Lender shall be required to pay any amounts pursuant to this Section 2.7 at any time when a Default or Event of Default exists.

(c) A Lender shall, at the request of the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result in or would result in the Lender’s being grossed-up or indemnified under this Section 2.7. A Lender need not take any such steps if such Lender determines, in its sole discretion, exercised in good faith, that to do so may be materially prejudicial to the Lender (it being understood that it is not prejudicial to the Lender to bear costs that the Borrower is willing to reimburse).

(d) (i) Each party hereto agrees to provide to the Facility Agent, within ten (10) Business Days of a request, and consents to the collection and processing by the Facility Agent of, any authorizations, waivers, forms, documentation and other information readily available to it, relating to its status or to the status of payments under this Agreement under FATCA (the “FATCA Information”), to the extent necessary for the Facility Agent to comply with FATCA. Each party hereto further consents to the disclosure, transfer and reporting of such FATCA Information to any relevant government or taxing authority or any Affiliate of the Facility Agent, including transfers to jurisdictions which do not have strict data protection or similar laws, to the extent that the Facility Agent reasonably determines that such disclosure, transfer or reporting is necessary or warranted to facilitate compliance with FATCA.

(ii) Each party hereto hereby covenants that following the receipt of a request from the Facility Agent, it shall confirm to the Facility Agent whether or not it is a FATCA Exempt Party. If a party hereto confirms to the Facility Agent that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, it shall notify the Facility Agent reasonably promptly. Notwithstanding any other provision of this Agreement, each party hereto may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party hereto shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(iii) Each party hereto shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three (3) Business Days prior to making a FATCA Deduction, notify the person to whom it is making the payment and, on or prior to the day on which it notifies that person, shall also notify the Borrower, the Facility Agent and the other Financing Parties.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall notify the Facility Agent in writing thereof and deliver to the Borrower or the Facility Agent at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(f) All amounts set out or expressed in a Financing Document to be payable by the Borrower to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii), if VAT is or becomes chargeable on any supply made by the Lender to the Borrower under a Financing Document and such Lender is required to account to the relevant tax authority for the VAT, the Borrower shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall promptly provide an appropriate VAT invoice to such party). If VAT is or becomes chargeable on any supply made by any Financing Party (the “Supplier”) to any other Financing Party (the “Recipient”) under a Financing Document, and any Financing Party other than the Recipient (the “Relevant Party”) is required by the terms of any Financing Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration): (i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT, and the Recipient must (where this clause (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and (ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT. Where a Financing Document requires any party to reimburse or indemnify the Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority. Any reference in this clause to any party hereto shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Lender shall be construed as a reference to that Lender or the relevant group or unity (or fiscal unity) of which that Lender is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(g) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and fees and any other excise, property, intangible or mortgage recording taxes, imposed by any Governmental Authority, which arise from the execution, delivery, filing, recording, performance, enforcement or registration of, or otherwise with respect to, any Financing Document and agrees to hold the Secured Parties harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees (excluding, in each case, any such tax imposed as a result of a Lender’s grant of a participation, transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Financing Document except for any such taxes resulting from assignment or participation that is requested by the Borrower).

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2.8 Illegality. (a) If the effect of any applicable Law, rule or regulation or in the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority is to make it unlawful or impossible in any applicable jurisdiction for any Lender or its Applicable Lending Office to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain a Loan, then, on notice thereof by the Lender to the Borrower (with a copy to the Facility Agent), any obligation of that Lender to perform such obligation or make such Loan shall be suspended until, subject to Section 2.8(d), the Lender notifies the Facility Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that it is unlawful to maintain a Loan, upon the Lender notifying the Borrower of such illegality, and subject to Section 2.13, the Commitments of such Lender shall be immediately cancelled, and the Borrower shall, at the request of such Lender, repay in full the Loan of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 6.3(g), either on the last day of the Interest Period in respect of such Loan, if the Lender may lawfully continue to maintain such Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such Loan.

(c) The Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of such Lender’s request for prepayment pursuant to Section 2.8(b), any Governmental Approvals then required in connection with such prepayment.

(d) Before giving notice to the Borrower and the Facility Agent under Section 2.8(a), the affected Lender shall designate a different Applicable Lending Office with respect to its Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the reasonable judgment of such Lender, be illegal or otherwise subject such Lender to any economic, legal or regulatory disadvantage.

2.9 Increased Costs and Reduction of Return. (a) If, after the Effective Date:

(i) there occurs the introduction of or any change since the date of this Agreement in (or in the interpretation, administration or application of) any applicable Law or governmental rule, regulation, order, guideline or request (whether or not having the force of law); and/or

(ii) compliance by any Lender with any Law or regulation and including the introduction of any new Law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) of any monetary, fiscal or other authority shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, assessment or insurance fee or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or subject such Lender to any taxes or change the basis of taxation of payments to the Lender or any amount payable under the Financing Documents (such as, for example, but not limited to (A) a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for (x) changes in the rate of Tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or Applicable Lending Office is located, (y) changes attributable to any FATCA Deduction) or (z) any Increased Cost compensated for by Section 2.7 (or which would have been compensated for by Section 2.7 but was not so compensated solely because such Increased Cost constituted an Excluded Tax) or (B) a change in official reserve requirements but, in all events, excluding reserves to the extent included in the computation of the Eurodollar Rate), or impose on any Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender;

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and as a result of any of the foregoing any Lender shall incur any additional or increased costs, reductions in the rate of return from a Loan or on a Lender’s (or its Affiliate’s) overall capital or reductions in any amounts due and payable under any Financing Document (any of the foregoing, “Increased Costs”), then, in any such event, the Borrower shall pay to such Lender, within thirty (30) days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine), as shall be required to compensate such Lender for such Increased Costs.

A written notice as to the Increased Costs owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender through the Facility Agent shall, absent manifest error, be final and conclusive and binding on all parties hereto. For the avoidance of doubt, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, directives or any other Laws thereunder or issued in connection therewith and (y) all requests, rules, guidelines, directives or any other Laws promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case constitute a change in applicable Law under Section 2.9(a)(i) above, regardless of the date enacted, adopted or issued.

(b) If, after the Effective Date, (w) the introduction of any Capital Adequacy Regulation, (x) any change in any Capital Adequacy Regulation, (y) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (z) compliance by any Lender (or its Applicable Lending Office) or any corporation controlling such Lender (a “Controlling Corporation”) with any Capital Adequacy Regulation:

(i) affects or would affect the amount of capital required or expected to be maintained by such Lender or its Controlling Corporation; and

(ii) does or would have the effect of reducing the rate of return on such Lender’s or on such Controlling Corporation’s capital as a consequence of the Financing Documents or the Loans thereunder, to a level below that which such Lender or such Controlling Corporation could have achieved but for such introduction, change or compliance (taking into consideration such Lender’s and such Controlling Corporation’s policies with respect to capital adequacy), then from time to time, upon written demand of such Lender to the Borrower through the Facility Agent, the Borrower shall pay to such Lender, within thirty (30) days of such written demand, additional amounts specified by such Lender as sufficient to compensate such Lender for such reduction. A Lender’s reasonable good faith determination of compensation owing under this Section 2.9(b) shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(c) Before giving notice to the Facility Agent under Sections 2.9(a) and (b), the affected Lender shall designate a different Applicable Lending Office with respect to its Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise subject such Lender to any economic, legal or regulatory disadvantage.

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(d) The Borrower shall not be obliged to pay any additional amount pursuant to this Section 2.9 to the extent that the Increased Cost to which such additional amount relates is (i) compensated for under another provision of this Agreement or would have been but for an exception to that provision or (ii) attributable to the relevant Financing Party or any of its Affiliates failing to comply with any law or regulation.

2.10 Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from all losses and expenses documented in the manner provided in the last sentence of this Section 2.10 (excluding any loss of anticipated profits but including any such losses or expenses arising from liquidation or reemployment of funds obtained by such Lender to fund the relevant Loan or from fees payable to terminate the deposits from which such funds were obtained) which the Lender actually sustains or incurs as a consequence of:

(a) the failure of the Borrower to make on a timely basis any scheduled payment of principal of any Loan;

(b) the failure of the Borrower to borrow a Loan after the Borrower has given a Notice of Borrowing;

(c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 6.2; or

(d) the prepayment or repayment (including pursuant to Section 6.1, 6.2 or 6.3) or other payment (including after acceleration thereof) of a Loan on a day that is not an Interest Payment Date.

Each Lender shall, at any time that it makes a claim under this Section 2.10, provide a written notice to the Borrower as to the amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, which notice shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.11 Inability to Determine Rates; Market Disruption. (a) If, on any Interest Determination Date, in the circumstances described in the second sentence of the definition of “Eurodollar Rate”, none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Eurodollar Rate or the Facility Agent otherwise determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for the relevant Interest Period, the Facility Agent will promptly so notify the Borrower and each Lender. Upon the receipt of such notice, if the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest applicable to such Loans. Any alternative basis agreed pursuant to foregoing sentence shall, with the prior consent of all Lenders and the Borrower, be binding on all parties hereto. If no such alternative basis is so agreed or if the Borrower does not require such negotiations, the rate of interest on each Loan shall, until the Facility Agent revokes its notice in writing, be the percentage rate per annum which is equal to the sum of (i) the rate notified to the Facility Agent by each Lender with respect to the relevant Loan as soon as practicable and in any event before interest is due to be paid in respect of the relevant Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in such Loan from whatever source it may reasonably select and (ii) the Applicable Margin.

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(b) If the Facility Agent receives, by close of business on the fifth (5th) Business Day prior to the commencement of any Interest Period, certificates (which the Facility Agent shall keep confidential and shall not disclose to any third party) from authorized officers of Lenders comprising the Majority Lenders certifying that (x) the Eurodollar Rate for such Interest Period will not be adequate to cover the cost (derived from funding sources reasonably selected by such Lenders) to such Lenders of making or maintaining their Loans for such Interest Period and (y) such Lenders vote in favor of having a Market Disruption Margin apply (a “Market Disruption Margin Event”), then:

(i) the Facility Agent shall promptly notify the Borrower and each Lender that a Market Disruption Margin Event has occurred; and

(ii) upon the receipt of such notice, the Borrower and the Lenders shall enter into good faith negotiations (for a period of not more than five (5) Business Days from the date of such receipt) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loans.

Any alternative basis agreed pursuant to the foregoing sentence shall be binding on all parties hereto in respect of the relevant Interest Period. If no such alternative basis is so agreed, the rate of interest on each Loan for the relevant Interest Period shall be as determined pursuant to Section 2.11(c) below.

(c) The Facility Agent shall thereafter promptly (i) notify the Borrower and the Lenders that a Market Disruption Margin Event has occurred and that no such agreement was reached pursuant to Section 2.11(b); (ii) request that each Lender provide to the Facility Agent (which information the Facility Agent shall keep confidential and shall not disclose to any third party) the cost to such Lender of funding, from whatever source it may reasonably select, an amount substantially equal to such Lender’s Loan proposed to be outstanding during such Interest Period; (iii) determine the Market Disruption Margin for each Lender pursuant to Section 2.11(d) below; (iv) notify the Borrower and each Lender of the result of the determination with respect to the Market Disruption Margin of such Lender; and (v) certify to the Borrower that it determined the Market Disruption Margin for each Lender correctly in accordance with Section 2.11(d) below.

(d) The Facility Agent shall, for purposes of Section 2.11(c) above, determine the Market Disruption Margin for each Lender for any applicable Interest Period as follows:

(i) if such Lender fails to provide its cost of funding in response to the request made in accordance with clause (ii) of Section 2.11(c) within three (3) Business Days of receipt of such request, the Facility Agent shall deem such Lender’s Market Disruption Margin to be zero, and

(ii) if such Lender provides notice to the Facility Agent of its cost of funding within such three (3) Business Day period, the Facility Agent shall calculate the margin (if positive) between (x) such cost of funding as so notified to the Facility Agent and (y) the Eurodollar Rate (the “Market Disruption Margin”); provided that (x) if as the result of such calculation the Market Disruption Margin exceeds 50 basis points (0.50%), the Market Disruption Margin shall be deemed to be 50 basis points (0.50%) and (y) in no event shall the interest applicable to the Loans be less than the rate per annum equal to the sum of (1) the Eurodollar Rate determined in accordance with Section 2.6(d) and (2) the Applicable Margin.

(e) In the event that a Reference Bank shall for whatever reason cease to be a Reference Bank or a Reference Bank assigns its Loans in accordance with Section 9.13 to one or more banks, the Borrower and the Facility Agent shall consult and use reasonable efforts to agree (with the consent of the Majority Lenders, acting reasonably) on a replacement Reference Bank; provided that, in the event that no such agreement is reached within thirty (30) days, the Facility Agent may designate a Lender as such replacement Reference Bank.

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(f) For the avoidance of doubt, without limiting the obligation of the Facility Agent to, upon the written request of the Borrower, disclose to the Borrower the identity of any Lender that has delivered a certificate pursuant to Section 2.11(b), nothing in this Section 2.11 will require any Lender or Reference Bank to provide information disclosing its cost of funds to any other Lender, Agent or the Borrower.

2.12 Survival. The agreements and obligations of the Borrower in Sections 2.7 through 2.11 shall survive any termination of any Transaction Document and the payment of the Loans and all other Obligations.

2.13 Replacement of Lenders; Prepayment. If any Lender is a Defaulting Lender or is owed Increased Costs or other amounts under Section 2.7 or Section 2.9 and compensation with respect to such event is not otherwise requested by the Majority Lenders, or provides a notice of illegality pursuant to Section 2.8, the Borrower shall have the right, if no Default or Event of Default then exists and such Lender has not changed its Applicable Lending Office with the effect of eliminating such Increased Costs or other amounts or illegality, to (a) prepay the Loans made by such Lender in accordance with Section 6.2(c) or (b) replace such Lender (the “Replaced Lender”) completely or, in the case of a Defaulting Lender, either completely or with respect only to any outstanding portion of the undisbursed and uncancelled Commitment of such Defaulting Lender, with another commercial bank or banks or other financial institutions (collectively, the “Replacement Lender”) reasonably acceptable to the Facility Agent; provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more assignment agreements pursuant to Section 9.13 hereof pursuant to which the Replacement Lender shall acquire all of the Commitment and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender, (ii) all Obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement and (iii) any Required Hedging Agreement to which such Replaced Lender (or any Affiliate of such Replaced Lender) is a party shall be replaced by a Required Hedging Agreement to which another Lender (or its Affiliate) shall be a party (or by an adjustment to an existing Required Hedging Agreement to which another Lender (or its Affiliate) is party) and the Borrower shall pay any amounts, costs and expenses owing under such replaced Required Hedging Agreement or otherwise as a result of such replacement. Upon the execution of the respective assignment documentation pursuant to clause (i) of the proviso above and the payment of the amounts referred to in clauses (i) and (ii) of the proviso above, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

2.14 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 6.7.

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Section 3. Conditions Precedent

3.1 Conditions to First Disbursement. The obligation of any Lender to make its first Disbursement shall be subject to receipt by the Facility Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent, set forth below, each of which shall be in form and substance satisfactory to the Facility Agent (acting on the instructions of all of the Lenders) and in full force and effect (unless, in each case, waived by the Facility Agent (acting on the instructions of all of the Lenders)):

(a) Transaction Documents. (i) Each of the Transaction Documents (other than (A) the Required Hedging Agreements and (B) the EPC Warranty Guarantee, the Specialized Oil Industry Services Agreement, the Asset Maintenance Agreement and any Consent Agreement to be executed in connection therewith), and the Intercreditor Agreement, each in form and substance satisfactory to each Lender, shall have been duly authorized, executed and delivered by each party thereto and shall be in full force and effect, and all conditions for effectiveness in each such Transaction Document required to be satisfied prior to the Closing Date have been duly satisfied. The Facility Agent shall have received originals (or PDF copies with originals to follow thereafter) of each Financing Document executed by all parties thereto and a copy of each other such Transaction Document.

(ii) The Facility Agent shall have received a certificate of an Authorized Officer of each of the Borrower and the Operator, dated the Closing Date, certifying that (A) such Person is not in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any of the Project Documents to which it is a party and, to the best of such Person’s knowledge, no Project Participant is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained therein, (B) each Project Document delivered pursuant to Section 3.1(a)(i) is in full force and effect, (C) the copy of each such Project Document is true, correct and complete, and (D) except as delivered to the Facility Agent pursuant to Section 3.1(a)(i), there are no agreements, side letters or other documents to which such Person is a party which have the effect of modifying or supplementing in any respect any of the respective rights or obligations of such Person or any other Project Participant under any of the Project Documents to which such Person is a party.

(b) Equity Contributions. The Facility Agent shall have received evidence that (i) the Borrower shall have received Equity Contributions in an amount of not less than the amount required to satisfy the requirements of Section 3.2(e), which shall have been applied to Project Costs or on deposit in the Offshore Construction Account and (ii) the OOG Offshore Equity Support Reserve Account has been fully funded in accordance with Section 3.01(a)(ii) of the Equity Support Deed.

(c) Organizational Documents. The Facility Agent shall have received the following documents each certified as indicated below:

(i) a copy of the Organizational Documents of each of the Borrower, the General Partner and the Shareholders as in effect on the Closing Date, with a copy of an excerpt from the Austrian register of companies (Firmenbuch) in relation to each of the Borrower, the General Partner and the OOG Shareholder, dated no more than fifteen (15) days prior to the Closing Date;

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(ii) a certificate of an Authorized Officer of each of the Borrower, the Sponsors, the Shareholders, the General Partner and the Operator, dated on or about (but in no event later than) the Closing Date, certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Person, as in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equivalent body) and, in the case of the Borrower, the General Partner and the Operator, by their respective shareholders, or evidence of any necessary corporate, partnership or limited liability company action, as the case may be, of such Person, authorizing the execution, delivery and performance of the Transaction Documents to which such Person is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a true and complete copy of the excerpt from the Austrian register of companies (Firmenbuch) in relation to each of the Borrower, the General Partner and the OOG Shareholder, dated no more than fifteen (15) days prior to the Closing Date, and (D) as to the name, incumbency and specimen signature of each officer or attorney-in-fact, as the case may be, of such Person executing the Financing Documents to which such Person is or is intended to be a party and each other document to be delivered by such Person from time to time in connection therewith (and each Secured Party may conclusively rely on such certificate until it receives a replacement certificate in the form described in this clause (D) from such Person); and

(iii) written evidence of (A) the articles of the General Partner having been amended to provide that (1) the Sponsors shall nominate and the shareholders of the General Partner shall appoint a second director, (2) the managing directors of the General Partner shall have joint power to represent the General Partner (and consequently the Borrower), (3) the rules of procedure for the General Partner’s management board shall be adopted and shall implement a strict requirement for participation by both such directors in decision-making, (4) the initiation of insolvency proceeding of any kind with respect to the General Partner or the Borrower shall require the unanimous vote of both directors; (B) the appointment of such second director and the filing for registration of such director with the Austrian companies register, and (C) the adoption of the rules of procedure of the General Partner’s management board referred to in clause (A)(3) above by shareholder resolution of the General Partner’s shareholders.

(d) Fees and Expenses. The Borrower shall have paid or arranged for the payment when due (including, to the extent permitted, arrangement for payment out of Disbursements) of all fees, expenses, premiums and other charges payable by it on or prior to the first Disbursement Date (or equivalent concept, howsoever described) under this Agreement or under any other Transaction Document.

(e) Governmental Approvals. The Facility Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that attached thereto are true, correct and complete copies of all Necessary Governmental Approvals listed in Part A of Schedule 4.6 and, if requested by the Facility Agent, of all applications made for any Necessary Governmental Approvals and all material correspondence received or sent in respect of such applications.

(f) Filings, Registrations and Recordings. (i) The Facility Agent shall have received evidence (A) that the Vessel has been registered in the name of the Borrower through the port of registry under the laws and flag of the Commonwealth of the Bahamas and (B) that no Liens are registered against the Vessel on such register. Any other action required under applicable Law to perfect the first priority Liens intended to be created by the Mortgage shall have been effected, and the Collateral Agent shall have received acknowledgment copies or other evidence satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such registration have been paid in full.

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(ii) Any other document required to be filed, registered, notarized or recorded in order to create and perfect the Security Interests as first priority Liens (subject to Permitted Liens) shall have been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the reasonable judgment of the Collateral Agent to perfect such Security Interests as such first priority Liens (subject to Permitted Liens) shall have been effected, and the Collateral Agent shall have received acknowledgment copies or other evidence satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such filings, notarizations, registrations and recordings have been paid in full, except for (x) the notarization and consularization of any of the Security Documents governed by Brazilian law by any signatories executing such Security Documents outside of Brazil, (y) the translation of any of such Brazilian law-governed Security Documents into Portuguese by a certified public translator and (z) the filing of such translated and, where applicable, notarized and consularized Brazilian law-governed Security Documents with the relevant Registry of Titles and Documents in Brazil which shall be completed prior to the first Disbursement Date, and in any event within twenty (20) days after the date on which the Borrower has received the original signature pages from each of the counterparties to such Brazilian law-governed Security Documents.

(g) Pledge Agreements. The Collateral Agent shall have received a duly signed original of each Pledge Agreement together with, except in the case of the Brazilian Share Pledge Agreement, a third party notification in form and substance as set out in the respective Schedule (Form of Third Party Notification) of each such Pledge Agreement duly acknowledged by (i) an Authorized Officer of the Borrower with regard to the Austrian Partnership Interest Pledge Agreement and (ii) an Authorized Officer of the General Partner with regard to the Austrian Share Pledge Agreement, and all proxies, powers of attorney and any other documents required under the Pledge Agreements to be delivered prior to first Disbursement in form and substance as set out in the respective Schedules to each such Pledge Agreement or such other form as may be satisfactory to each Lender and duly signed by an Authorized Officer of the Shareholders and in addition, in relation to the Austrian Partnership Interest Pledge Agreement only, by an Authorized Officer of the General Partner.

(h) Officer’s Certificates. The Facility Agent shall have received an executed Officer’s Certificate from each of the Borrower, the Shareholders, the General Partner, the Sponsors and the Operator, each dated the Closing Date, and each certifying that (i) the representations and warranties of such Person set forth in each of the Financing Documents to which such Person is a party are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date), and (ii) such Person is in compliance in all material respects with all of its agreements contained in any Transaction Document to which it is a party.

(i) Financial Information, No Petrobras Payment Default, etc.

(i) The Facility Agent shall have received (x) copies of the most recent annual and semi-annual financial statements (to the extent available) from each of the Sponsors together with a certificate from an Authorized Officer of each Sponsor dated the Closing Date, to the effect that, to the best of such Authorized Officer’s knowledge, (i) such financial statements are true, complete and correct in all material respects and (ii) there has been no material adverse change in the financial condition, operations, Properties, or business of such Person since the date of such financial statements, (y) copies of certain financial information of the Borrower, the General Partner and the Operator as at April 30, 2015, including the balance sheets and statements of changes in equity, and (z) copies of the 2014 annual audited financial statements of Petrobras.

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(ii) No Petrobras Payment Default Event shall have occurred and be continuing.

(j) Base Case Projections; Capex Budget; Project Schedule; Drawdown Schedule. The Facility Agent shall have received (i) the Base Case Projections, incorporating appropriate operating assumptions agreed by the Technical Advisor and proving resistance to reasonable sensitivities and downside scenarios, which shall project an average of the Debt Service Coverage Ratios for each of the Quarters occurring until the date that is the tenth (10th) anniversary of the Commercial Operation Date of not less than 1.25x; (ii) the Capex Budget; (iii) the Project Schedule; and (iv) the Drawdown Schedule.

(k) Process Agent. The Facility Agent shall have received a copy of a letter from NCR National Corporate Research (UK) Limited, with a registered office at 7 Welbeck Street, London W1G 9YE, United Kingdom, accepting its appointment as process agent in England for the Borrower, the Sponsors, the Shareholders, the General Partner, the Management Services Providers and the Operator.

(l) Legal Opinions. The Facility Agent shall have received the following legal opinions, each of which legal opinions shall be dated on or about (but in no event later than) the Closing Date and shall be addressed and in form, scope and substance satisfactory to each Secured Party:

(i) A legal opinion of White & Case LLP, special English counsel to the Lenders.

(ii) A legal opinion of Davis Polk & Wardwell (London) LLP, special English counsel to the Borrower.

(iii) A legal opinion of Wolf Theiss Rechtsanwälte GmbH & Co KG, special Austrian counsel to the Lenders, with respect to the Financing Documents governed by Austrian law.

(iv) A legal opinion of Dorda Brugger Jordis Rechtsanwälte GmbH, special Austrian counsel to the Borrower, the OOG Shareholder and the General Partner.

(v) A legal opinion of Watson, Farley & Williams, LLP, special Marshall Islands counsel to the Teekay Sponsor.

(vi) A legal opinion of Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados, special Brazilian counsel to the Lenders.

(vii) A legal opinion of Houthoff Buruma, special Dutch counsel to the Lenders and the Teekay Shareholder.

(viii) A legal opinion of Walkers, special Cayman Islands counsel to the Sponsors.

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(ix) A legal opinion of Brazilian in-house counsel to the OOG Sponsor and the Operator.

(x) A legal opinion of Lennox Paton, Bahamas counsel to the Lenders.

(xi) A legal opinion of Watson Farley & Williams, special Singapore counsel to Teekay Shipping (Singapore) Pte. Ltd.

(m) Material Adverse Effect; Litigation.

(i) There shall not have occurred or exist any fact or circumstance that has had or would be reasonably likely to have a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, the Operator, or either Sponsor, (ii) the ability or prospective ability of the Borrower, the Operator or either Sponsor, to perform its payment obligations under any of the Financing Documents to which it is a party, (iii) the legality, validity or enforceability of any material provision of any Transaction Document or (iv) the legality, validity or enforceability of the Security Interests provided under the Security Documents

(ii) There shall be no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation (including any Environmental and Social Claims) pending or, to the best of the Borrower’s knowledge, threatened by or before any Governmental Authority or in any arbitral or other forum, nor any order, decree or judgment in effect, pending, or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower, the Sponsors, the EPC Contractor or the Operator or any of their respective Properties or rights, that has or would be reasonably likely to have a material adverse effect on (x) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, the Sponsors, and/or the Operator, or (y) the ability of the EPC Contractor to perform any of its material obligations under the Transaction Documents to which it is a party.

(n) Corrupt Practices. The Facility Agent shall have received an Officer’s Certificate of each of the Borrower, the General Partner and the Sponsors, dated the Closing Date, stating that neither such Person nor any of its officers, directors, employees or agents or Affiliates, acting on behalf of the Borrower, the General Partner or the Sponsors has (i) paid, offered or promised to pay, or authorised the payment, directly or indirectly, of any commission, bribe, pay-off or kickback or similar payment related to the Project or any of the Loans that violates any applicable law; or (ii) entered into any agreement or arrangement under which any such payment will at any time be made.

(o) Environmental and Social Action Plan. The Facility Agent shall have received a copy of the Environmental and Social Action Plan updated as of the date of the request for Disbursement.

(p) Consultant Reports.

(i) Technical Advisor Report. The Facility Agent shall have received an updated comprehensive report of the Technical Advisor.

(ii) Insurance Advisor Report. The Facility Agent shall have received a report of the Insurance Advisor.

(iii) Market Consultant Report. The Facility Agent shall have received a report of the Market Consultant.

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(q) Know Your Customer Documentation. Each Lender shall have received documentation in reasonably satisfactory form, scope and substance requested by such Lender in order to enable such Lender to carry out all necessary checks, in relation to each of the Borrower, the Sponsors and those Subsidiaries of the Sponsors that have a direct or indirect ownership interest in the Borrower, including the General Partner, and their respective signatories and directors, under “know your customer” or similar requirements and other information required by bank regulatory authorities, including those reasonably required to ensure compliance with applicable anti-money laundering rules and regulations in such Lender’s jurisdiction.

(r) Share Capital of the General Partner. Each Lender shall have received evidence reasonably satisfactory to it that the share capital (Stammkapital) of the General Partner has been paid in full and there is no obligation for any Shareholder to make additional contributions (Nachschusspflicht).

(s) Additional Matters. All corporate proceedings of the Borrower, the Operator, the Shareholders, the General Partner and the Sponsors and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Facility Agent (acting on the instructions of all of the Lenders) and the Facility Agent shall have received such other documents, certificates, and instruments, relating to such legal proceedings and corporate matters as the Facility Agent shall have reasonably requested (acting on the instructions of any of the Lenders), in each case in form and substance satisfactory to each Lender.

3.2 Conditions to All Loans. The obligation of each Lender to make its initial Disbursement and any subsequent Disbursement on any relevant Disbursement Date shall be subject to the conditions precedent that, both immediately prior to the making of such Loan and also after giving effect thereto, unless (x) in the case of the initial Loans such condition is waived by each Lender, and (y) in the case of any subsequent Loan (other than any Shipyard Delivery Date Loan), such condition is waived by the Required Lenders, and (z) in the case of any condition set forth in Section 3.2(g), such condition is waived by each Lender:

(a) Notices of Borrowing. The Facility Agent shall have received not less than (x) three (3) Business Days prior to such Disbursement Date in respect of the first Disbursement and (y) four (4) Business Days in respect of each subsequent Disbursement, (i) a Notice of Borrowing pursuant to and in compliance with Section 2.2 in respect of the Disbursement of Loans executed and delivered by an Authorized Officer of the Borrower, (ii) a certificate of the Technical Advisor in respect of such proposed Disbursement (except in respect of an Advance Working Capital Disbursement), in the form attached hereto as Exhibit B, accompanied by the relevant Technical Advisor Report, in each case containing (x) no exceptions or qualifications which are unsatisfactory to the Facility Agent in consultation with the Technical Advisor and (y) with respect to the Technical Advisor’s certificate, a statement that the Commercial Operation Date is not expected to be any later than the Date Certain, (iii) the most recent construction progress report provided by the EPC Contractor under the EPC Contract, (iv) in respect of any Disbursement relating to any construction milestone payment under the EPC Contract, the relevant invoices from the EPC Contractor and/or its subcontractors, and (v) in respect of any Disbursement relating to any milestone or instalment payment under any other Construction Contract, the relevant invoices from the relevant Construction Contractor and/or its subcontractors; provided, however, that no Notice of Borrowing shall be required to be delivered in connection with a Borrowing in respect of Eligible IDC.

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(b) Representations and Warranties. The following representations and warranties shall be true and correct on and as of the respective Disbursement Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such date):

(i) in relation to the initial Disbursement on the Closing Date, (x) all the representations and warranties of the Borrower contained in Section 4 hereof and (y) all the representations and warranties of each of the Borrower, the Operator, the Sponsors, the General Partner and the Shareholders contained in any other Financing Document to which such Person is a party; or

(ii) in relation to any other Disbursement, (x) the Repeating Representations and (y) the representations and warranties of each of the Borrower, the Operator, the Sponsors, the General Partner and the Shareholders contained in any other Financing Document to which such Person is a party which are or are deemed repeated on each Disbursement Date under the terms of such other Financing Documents.

(c) No Default; No Material Adverse Change.

(i) No Default or Event of Default shall have occurred and be continuing or would result from the making of such Loan and no default by the Borrower or, to the best knowledge of the Borrower, any other Person (which default by such other Person could reasonably be expected to have a Material Adverse Effect) under any of the Transaction Documents shall have occurred and be continuing.

(ii) There shall not have occurred or exist any fact or circumstance that has had or would be reasonably likely to have a material adverse effect on (i) the ability or prospective ability of the Borrower, the Operator or either Sponsor to perform its payment obligations under any of the Financing Documents to which it is a party, (ii) the legality, validity or enforceability of any material provision of any Transaction Document or (iii) the legality, validity or enforceability of the Security Interests provided under the Security Documents.

(d) Governmental Approvals, etc. (i) All Necessary Governmental Approvals which were not obtainable or required to be obtained by the Borrower or any Project Participant prior to the Closing Date but which under applicable Law were obtainable or required to be obtained prior to such Disbursement Date shall have been duly obtained and shall be in full force and effect and (ii) there shall have been no change in any applicable Law, and no issuance of any order, writ, injunction or decree of any Governmental Authority or arbitral tribunal, which, in either such case, could reasonably be expected to have a Material Adverse Effect.

(e) Equity Contributions. After giving effect to such Loan on such Disbursement Date, the ratio of (x) the aggregate amount of Equity Contributions theretofore made or to be made on or prior to such Disbursement Date for application to Project Costs to (y) the aggregate amount of the Loans theretofore made or to be made on or prior to such Disbursement Date shall not be less than 20:80. For the avoidance of doubt, in no event shall the Borrower be permitted to have any Disbursement amounts received on such Disbursement Date released to the Offshore Construction Account or otherwise utilized until the Facility Agent has received evidence that such Equity Contributions have been received.

(f) Loans. The Unutilized Commitments following the making of such Loan, together with the undisbursed equity commitment (including Subordinated Loans and, for the avoidance of doubt, any undisbursed contingent equity commitment) under the Equity Support Deed, will be no less than the amount necessary to pay Project Costs remaining to be paid following the application to Project Costs of the amount of such Loan.

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(g) Shipyard Delivery Date Loans. In the event such Loan is to be a Shipyard Delivery Date Loan, the Facility Agent shall have received each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which shall be in form and substance satisfactory to the all Lenders and in full force and effect (unless, in each case, waived by the Facility Agent (acting on the instructions of all Lenders):

(i) Registration. The Facility Agent shall have received evidence confirming that (A) the FPSO has been registered in the name of the Borrower through the port of registry under the laws and flag of the Commonwealth of the Bahamas and (B) no Liens are registered against the FPSO on such register. Any other action required under applicable Law to perfect the first priority Liens intended to be created by the Mortgage shall have been effected, and the Collateral Agent shall have received (x) acknowledgment copies or other evidence satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such registration have been paid in full and (y) an opinion of Bahamas counsel to the Borrower with respect to such registration and the legality, validity and enforceability of such Mortgage.

(ii) Classification. The Facility Agent shall have received evidence that the FPSO is classified by the American Bureau of Shipping (“ABS”) to comply with and be certified in accordance with Articles 8.8 and 9.1(a) of the EPC Contract, together with a copy of the inspection report or certificate issued by ABS.

(iii) Insurance. The Facility Agent shall have received a certified copy of the insurance policies required by Section 5.9 hereof to be delivered prior to the Shipyard Delivery Date or certificates of insurance with respect thereto together with a report from the Insurance Advisor regarding such policies and compliance with such Section 5.9.

(iv) Payment of Contract Price. The Facility Agent shall have received evidence that, upon payment of the proceeds of such Shipyard Delivery Date Loans taken together with any Equity Contributions in connection therewith, the Borrower shall have paid in full (A) the Contract Price, other than the five percent (5%) amount to be paid upon the submission of as-built documents, and (B) all amounts payable under all OFE Supply Contracts to the OFE Suppliers.

(v) Shipyard Delivery Documents. The Facility Agent shall have received copies, certified by an Authorized Officer of the Borrower to be true and complete copies, of the forms of all documents to be delivered by the EPC Contractor under Article 9.5 of the EPC Contract, in each case in form and substance satisfactory to the Technical Advisor, and the Borrower shall have confirmed that arrangements have been made so that following payment of the final Construction Milestone payment under the EPC Contract (x) such documents will be promptly delivered to the Borrower executed by the EPC Contractor and (y) copies of such documents, certified by an Authorized Officer of the Borrower to be true and complete copies, will be delivered to the Facility Agent promptly, and in no event later than thirty (30) days following such payment.

(vi) Technical Advisor Report. The Facility Agent shall have received a Technical Advisor Report relating to the Delivery (as defined in the EPC Contract) of the FPSO which shall be based on an inspection of the FPSO immediately prior to such Delivery.

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(vii) ISM Code. The Facility Agent shall have received evidence that the FPSO has been certified to be in compliance with the International Safety Management (ISM) Code.

(h) Other Documents. The Facility Agent shall have received such other statements, certificates, documents, approvals and legal opinions as the Facility Agent may reasonably request.

The acceptance of the proceeds of each Loan shall constitute a certification by the Borrower to the relevant Lenders confirming the satisfaction of the applicable conditions set forth in clauses (a) through (h) of this Section 3.2 upon the making of such Loan (other than as to whether the Facility Agent or any Lender is in fact satisfied with respect to (i) any document delivered or (ii) any other matter required under this Section 3).

If, in respect of any Notice of Borrowing, the Technical Advisor is not able to opine that the Commercial Operation Date shall occur on or before the Date Certain, as required by Section 3.2(a), then the Borrower and the Facility Agent shall upon written request of the Borrower promptly meet to discuss the reasons in consultation with the Technical Advisor with a view to determining whether it is reasonable to propose to the Lenders, within a period of not more than ten (10) days from the start of such discussions, that such proposed Disbursement should occur, notwithstanding the Technical Advisor’s inability to opine that the Commercial Operation Date shall occur on or before the Date Certain.

3.3 Project Completion Date. The occurrence of the Project Completion Date shall be subject to the receipt by the Facility Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent, set forth below, each of which shall be in form and substance satisfactory to the Facility Agent (acting on the instructions of all of the Lenders) and in full force and effect (unless, in each case, waived by the Facility Agent (acting on the instructions of all of the Lenders)):

(a) Governmental Approvals. All Necessary Governmental Approvals, which under applicable Law were required to be obtained prior to the Project Completion Date, shall have been duly obtained and shall be in full force and effect and free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect or which the Borrower does not reasonably expect to be able to satisfy, and the Facility Agent shall have received a copy of each such Necessary Governmental Approval not previously delivered to the Facility Agent on or prior to the Project Completion Date.

(b) Work Completion. (i) The Work (except for Punch List items) shall have been completed in accordance with the Construction Contracts in all material respects and in compliance in all material respects with all applicable Laws and Necessary Governmental Approvals, and all ancillary construction, upgrades and improvements necessary for the operation of the Project as contemplated by the Transaction Documents shall have been completed, and the Shipyard Delivery Date shall have occurred;

(ii) all Project Costs (including any cost overruns in respect of Project Costs) have been paid other than in respect of (x) any remaining Punch List items, (y) Advance Working Capital Expenses for which amounts are available under the undrawn Commitments and under the Equity Support Deed, and (z) Petrobras Delay LD Amounts covered by amounts available to pay such amounts in the Delay LD Reserve Sub-account or by amounts available under the Equity Support Deed;

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(iii) each remaining Petrobras Punch List item has been assessed by Petrobras, all remaining Punch List items in the aggregate cannot reasonably be expected to have a material adverse effect on the operations of the FPSO, and the total cost to the Borrower to complete such Punch List items does not exceed $3,500,000; and

(iv) an amount no less than such total cost amount set forth in item (iii) above is on deposit in the Offshore Construction Account or in the Offshore Distribution Holding Account (or is otherwise available to the Borrower in the reasonable opinion of the Facility Agent acting upon the instructions of the Required Lenders) and is available to pay such costs, as confirmed by the Facility Agent.

(c) Completion Certificates. The Facility Agent shall have received (i) an executed counterpart of the Borrower Completion Certificate (the statements contained in which shall be true and correct in all material respects), and (ii) an executed counterpart of the Technical Advisor Completion Certificate confirming, inter alia, each of the items in Section 3.3(b) above.

(d) Commercial Operation Date; Petrobras Acceptance. The Commercial Operation Date shall have occurred, and Petrobras shall have formally accepted the FPSO.

(e) Opinions. The Facility Agent shall have received executed counterparts of such supplemental opinions of counsel to Borrower and Project Participants as the Facility Agent may reasonably request with respect to the matters described in clauses (a), (i) and (j) of this Section 3.3.

(f) Operating Plans. The Operator shall have adopted an Operating Plan for the period from the Commercial Operation Date through the end of the first Operating Year of the FPSO in accordance with Section 5.23(a).

(g) Base Case Projections. The Facility Agent shall have received Base Case Projections updated as of the Project Completion Date for the FPSO and otherwise meeting the requirements of Section 3.1(j).

(h) Payments due under the Construction Management Agreement. All amounts due and payable under the Construction Management Agreement shall have been paid.

(i) Central Bank Registration. The Facility Agent shall have received evidence of registration of the Charter Agreement with the Central Bank of Brazil in order to allow for payments by Petrobras thereunder to be made to the Borrower and the enrolment of the Borrower with the Brazilian Federal Taxpayers’ Registry.

(j) Updated Mortgage. The Facility Agent shall have received evidence confirming that the Mortgage has been updated to reflect the conversion of the Vessel into the FPSO and that any other action required under applicable Law to perfect the first priority Liens intended to be created by the Mortgage (as so updated) have been effected, and the Collateral Agent shall have received (x) acknowledgment copies or other evidence satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such registration have been paid in full and (y) an opinion of Bahamas counsel to the Borrower with respect to such registration and the legality, validity and enforceability of such Mortgage.

(k) Management Services Agreements. Each of the Specialized Oil Industry Services Agreement, the Asset Maintenance Agreement, and the Consent Agreements to be executed in connection therewith shall have been duly authorized, executed and delivered by each party thereto and shall be in full force and effect.

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(l) Class Certificate. The Facility Agent shall have received a copy of the full term class certificate for the FPSO issued by ABS and containing no recommendations, qualifications or conditions, and such full term class certificate shall replace any interim or temporary certificate for the FPSO (but may be subject to renewal from time to time after its issuance).

(m) EPC Warranty Guarantee. Each of the EPC Warranty Guarantee and the Consent Agreement to be executed in connection therewith shall have been duly authorized, executed and delivered by each party thereto and shall be in full force and effect.

(n) EPC Contract. The Facility Agent shall have received executed copies of the documents required to be delivered by the EPC Contractor to the Borrower under Article 9.5 of the EPC Contract following payment of the final Construction Milestone payment under the EPC Contract, certified by an Authorized Officer of the Borrower to be true and complete copies.

Section 4. Representations, Warranties and Agreements

In order to induce each of the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements as of the date hereof, all of which shall survive the execution and delivery of this Agreement and the making and continuance of the Loans (the Repeating Representations shall be deemed to be made by the Borrower on the Effective Date, on the date of each Disbursement and on the first day of each Interest Period in each case by reference to the facts and circumstances then existing on such dates):

4.1 Organization; Ownership. (a) The Borrower is a limited partnership (Kommanditgesellschaft) duly organized, validly existing and in good standing under the laws of the Republic of Austria. The Borrower is duly authorized and qualified to do business and is in good standing in each jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The Borrower has the requisite limited partnership power and authority to own or lease and operate its Properties, to carry on its business (including with respect to the Project), to borrow money, to create the Security Interests as contemplated by the Security Documents to which it is or will be a party and to execute, deliver and perform each Transaction Document to which it is or will be a party.

(b) As of the Effective Date:

(i) each of the Sponsors owns indirectly fifty percent (50% of each class of the Equity Interests of the Borrower, and the Borrower owns directly ninety-nine point ninety-nine percent (99.99%) of each class of the Equity Interests of the Operator;

(ii) each of the Shareholders owns directly fifty percent (50%) of each class of Equity Interests of the General Partner;

(iii) each of the Shareholders owns directly fifty percent (50%) of the limited liability partnership interest (Kommanditanteil) of the Borrower;

(iv) the General Partner owns directly one hundred percent (100%) of the general partnership interests (Komplementäranteil) of the Borrower;

(v) the Shareholders and the General Partner together own directly one hundred percent (100%) of each class of Equity Interests of the Borrower;

(vi) OOG-TKP Operator Holdings Limited owns directly zero point zero one percent (0.01%) of each class of Equity Interests of the Operator; and

(vii) OOG-TKP FPSO & Co KG owns one hundred percent (100%) of each class of Equity Interests of OOG-TKP Operator Holdings Limited.

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4.2 Authority and Consents. (a) The execution, delivery and performance by the Borrower of each Financing Document to which it is or will be a party, and the transactions contemplated by the Financing Documents: (i) are within its organizational powers and have been duly authorized by all necessary partnership action; (ii) will not breach, contravene, violate, conflict with or constitute a default under (A) any of its Organizational Documents, (B) any applicable Law or (C) any contract, loan, agreement, indenture, mortgage, lease or other instrument to which it is a party or by which it or any of its Properties may be bound or affected, including all applicable Governmental Approvals and the Transaction Documents; and (iii) except for the Security Interests, will not result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of the Borrower.

(b) Each Financing Document to which the Borrower is a party (i) has been duly executed and delivered by the Borrower and (ii) when executed and delivered by each of the other parties thereto, will be the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to, with respect to the Borrower, the Legal Qualifications.

(c) No authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person has been, is or will be required to be obtained or made (i) for the due execution, delivery, recordation, filing or performance by the Borrower of any of the Transaction Documents to which it is a party or any transaction contemplated by the Transaction Documents, (ii) for the grant by the Borrower, or the validity, enforceability, perfection and maintenance, of the Security Interests (including the first priority nature thereof) or (iii) for the exercise by the Collateral Agent or any other Secured Party of any of its rights under any Transaction Document or any remedies in respect of the Collateral pursuant to the Security Documents or the admissibility in evidence of any Transaction Documents, except for the authorizations, consents, approvals, notices and filings listed on Schedule 4.2, all of which have been duly obtained, taken, given or made and are in full force and effect.

4.3 Capitalization; Indebtedness; Investments. (a) Schedule 4.3 contains, as of the Effective Date, a true and complete list of all of the authorized and outstanding Equity Interests of the Borrower by class, all commitments to make capital contributions to the Borrower and all capital contributions previously received by the Borrower. All of the Equity Interests of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. None of such Equity Interests have been issued in violation of any applicable Law or the Organizational Documents of the Borrower. Except as set forth in the Financing Documents, the Borrower is not a party or subject to, does not have outstanding and is not bound by, any subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any shares of its Equity Interests. The Equity Interests of the Borrower are owned beneficially and of record by the Persons set forth in Schedule 4.3. Except for the Liens created by relevant Pledge Agreement, there is no Lien on any of the Equity Interests of the Borrower, and the Borrower has not been notified of the assignment of all or any part of the Shareholders’ or the General Partner’s Investments in the Borrower other than the assignment in favor of the Collateral Agent pursuant to the Pledge Agreements.

(b) As of the Effective Date, (i) other than the Indebtedness under the Transaction Documents and (prior to the first Disbursement Date) the Bridge Loan Agreement, the Borrower has no Indebtedness of any nature, whether due or to become due, absolute, contingent or otherwise, and (ii) the Borrower holds no Investments other than Investments permitted by Section 5.15.

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4.4 Financial Condition. (a) The Borrower has delivered to the Facility Agent the financial information of the Borrower, the General Partner and the Operator as at and for the fiscal period ended on April 30, 2015, prepared in accordance with the Accounting Principles and certified by a chief or senior financial officer of the Borrower. Such financial information fairly presents the financial condition of the Borrower as at such date and the results of its operations for the period ended on such date. Such financial information has been prepared in accordance with the Accounting Principles consistently applied and the related reconciliations thereof have been prepared in accordance with the Accounting Principles consistently applied.

(b) As of the Effective Date, the Borrower has no outstanding obligations or liabilities, fixed or contingent, except for the obligations and liabilities under the Bridge Loan Agreement or as disclosed in the financial statements described in (a) above or incurred pursuant to the Transaction Documents since the date of such financial statements. As of the Effective Date, since the date of the financial statements described in (a) above, no event, condition or circumstance exists or has occurred which has resulted in or could reasonably be expected to result in a material adverse change in the financial condition, operations, business or a material portion of the Property of the Borrower from that set forth in such financial statements.

4.5 Litigation; Labor Disputes. Other than any such actions which have only been threatened and have not and could not reasonably be expected to have a Material Adverse Effect, there is no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation (including any Environmental and Social Claims) pending or, to the best of the Borrower’s knowledge, threatened by or before any Governmental Authority or in any arbitral or other forum, nor any order, decree or judgment in effect, pending, or, to the best of the Borrower’s knowledge, threatened (a) against or affecting the Borrower or any material part of its Properties or rights, or (b) to the best of the Borrower’s knowledge, against or affecting any Project Participant or any of its Properties or rights, that, in the case of this clause (b), (i) relates to the Project, any of the Transaction Documents or any of the transactions contemplated thereby, and (ii) has, or could reasonably be expected to have, a Material Adverse Effect. There are no ongoing strikes, slowdowns or work stoppages by the employees of the Borrower or the Operator, nor, to the best of its knowledge, are any such employee actions currently threatened. There are no ongoing strikes, slowdowns or work stoppages by the employees of any Construction Contractor or Petrobras, nor, to the best of the Borrower’s knowledge, are any such employee actions threatened, which have, or could reasonably be expected to have, a Material Adverse Effect.

4.6 Governmental Approvals. (a) As of the Effective Date, all Necessary Governmental Approvals, except for those set forth in Schedule 4.6, have been duly obtained or made, were validly issued, are in full force and effect, are held in the name of the Borrower (or, as applicable, the relevant Project Participant) and are free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect or which the Borrower or, to the Borrower’s knowledge, the relevant Project Participant does not reasonably expect to be able to satisfy. No event has occurred that could reasonably be expected to (i) result in the revocation, termination or adverse modification of any such Necessary Governmental Approval, (ii) materially and adversely affect any rights of the Borrower under any such Necessary Governmental Approval or (iii) to the Borrower’s knowledge, affect any rights of any Project Participant under any such Necessary Governmental Approval, which, in the case of clause (iii), could reasonably be expected to have a Material Adverse Effect.

(b) As of the Effective Date, the Governmental Approvals set forth in Schedule 4.6 are not required for the current stage of the Project and are not customarily obtained until a later stage of the Project has commenced. As of the Effective Date, the Borrower has no reason to believe that any Necessary Governmental Approvals which are not required to have been obtained by the Borrower as of the Effective Date, but which will be required in the future (including those set forth in Schedule 4.6), will not be granted in due course prior to the time when needed free from conditions or requirements which the Borrower or, to the Borrower’s knowledge, the relevant Project Participant does not reasonably expect to be able to satisfy or compliance with which could reasonably be expected to have a Material Adverse Effect.

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(c) The FPSO, if imported, constructed, owned and operated in accordance with the Plans and Specifications and the Project Documents, will conform to and comply, in each case, in all material respects with all covenants, conditions, restrictions and requirements in all Necessary Governmental Approvals, in the Transaction Documents applicable thereto and under all other Laws applicable thereto.

4.7 Use of Proceeds. The proceeds of the loans made under the Bridge Loan Agreement have been used solely to finance Project Costs, and the proceeds of each Loan made or to be made hereunder will be used solely in accordance with, and solely for the purposes contemplated by, Section 2.1(c).

4.8 Taxes. (a) The Borrower has timely filed with the appropriate taxing authority all tax and informational returns which are required to be filed by or with respect to the income, Properties or operations of the Borrower. The Borrower, or (if due to the Borrower’s tax transparency under Austrian tax laws, such taxes are payable by the Shareholders) the Shareholders, has or have paid all taxes due pursuant to such returns or otherwise payable by the Borrower, or (if due to the Borrower’s tax transparency under Austrian tax laws, such taxes are payable by the Shareholders) the Shareholders, except such taxes, if any, as are being contested in good faith and by proper proceedings and for which enforcement of the contested item has been effectively stayed and as to which adequate reserves have been provided in accordance with the Accounting Principles. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower. The Base Case Projections reflect the Borrower’s analysis of applicable tax Laws, undertaken in good faith, and its reasonable good faith estimates of all material taxes that, under present Law, will be due and payable by the Borrower and the Operator assuming that the Borrower has the income and expenses reflected in the Base Case Projections.

(b) Except as contemplated in the Base Case Projections, no material liability for any tax (including, without limitation, stamp duty under the Austrian Stamp Duty Act (Gebührengesetz)) will be incurred by the Borrower as a result of the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

(c) As of the Effective Date, no withholding or other tax is required under Austrian law to be paid in respect of, or deducted from, any payment required to be made by the Borrower under this Agreement or any other Transaction Document to which it is a party.

4.9 Title; Security Documents. (a) The Borrower will, upon payment of all amounts payable by it under the EPC Contract and delivery and acceptance of the FPSO pursuant to Article 9 of the EPC Contract, own and have good, valid and marketable title to the FPSO, free and clear of all Liens other than Permitted Liens.

(b) The Borrower has good, valid and marketable title to the Vessel and all other Property (including all FPSO Property) purported to be owned by it, free and clear of all Liens, other than Permitted Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other Person. The Borrower is lawfully possessed of a valid and subsisting leasehold estate in and to all Property which it purports to lease, free and clear of all Liens, other than Permitted Liens, and holds such leaseholds in its own name and not in the name of any nominee or other Person. The Borrower has not created and is not contractually bound to create any Lien on or with respect to any of its assets, Properties, rights or revenues, except for Permitted Liens, and, except under the Transaction Documents, the Borrower is not restricted by contract, law or otherwise from creating Liens on any of its Properties.

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(c) The provisions of the Security Documents to which the Borrower or the Operator is a party delivered or to be delivered prior to the Closing Date are, and each other Security Document to which the Borrower or the Operator is a party when delivered will be, effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on or in all of the Collateral intended to be covered thereby, each such Lien secures all of the Obligations, and all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken so that the Liens created by each such Security Document constitute perfected Liens on or in the Collateral intended to be covered thereby, prior and superior to all other Liens (other than Permitted Liens), and all necessary consents to the creation, effectiveness, priority and perfection of each such Lien have been (or, in the case of such other Security Documents, will be) obtained. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Parties or in respect of Permitted Liens.

4.10 Environmental and Social Matters. (a) Each of the Borrower and the Operator has at all times complied and is complying with the Environmental and Social Action Plan and the Environmental and Social Requirements with respect to the Facilities in all material respects.

(b) There is no Environmental and Social Claim outstanding or pending in respect of or in connection with the Facilities, which Environmental and Social Claim has or is reasonably likely to have a material adverse effect on the implementation or operation of the Project in accordance with the Environmental and Social Requirements.

4.11 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than the Operator and does not beneficially own any Equity Interests or other ownership interest of any other Person.

4.12 Intellectual Property. Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and has obtained an assignment of all licenses and other rights of whatsoever nature currently necessary for the Project and the operation of its business as currently contemplated without any conflict with the rights of others. Except where the same could not reasonably be expected to have a Material Adverse Effect, no product, process, method, substance, part or other material sold or employed or presently contemplated to be sold by or employed by the Borrower in connection with its business infringes or will infringe any patent, trademark, permit, service mark, trade name, copyright, franchise, formula, license or other intellectual property right.

4.13 Project Documents. (a) Except for contracts, agreements, side letters, leases, powers of attorney or other instruments or documents relating to services, materials or rights that can reasonably be expected to be available on commercially reasonable terms at the time required, the Project Documents and such other Additional Project Documents as may be entered into in accordance with this Agreement constitute all contracts, agreements, side letters, leases, powers of attorney or other instruments or documents (other than, for the avoidance of doubt, documents related to Governmental Approvals) that are necessary for (i) the Project and (ii) the conduct of the business of the Borrower as contemplated by the Transaction Documents. As of the Effective Date each Project Document delivered or to be delivered pursuant to Section 3.1(a)(i) to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower, is in full force and effect and is binding upon and enforceable against the Borrower in accordance with its terms, subject to the Legal Qualifications. The Borrower, and to the best of its knowledge, each Project Participant, is in compliance in all material respects with the terms and conditions of the Project Documents and any Additional Project Documents to which it is a party, and to the best knowledge of the Borrower, no event has occurred that could reasonably be expected to (A) result in an event of default under, or a material breach of, any Project Document or Additional Project Document, (B) result in the revocation, termination or adverse modification of any Project Document or Additional Project Document or (C) adversely affect any material right of the Borrower under any Project Document or Additional Project Document, other than in each case as has been previously notified in writing by the Borrower to the Facility Agent.

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(b) All representations and warranties of the Borrower and, to the Borrower’s knowledge, the other parties thereto, contained in the Project Documents are true and correct in all material respects (without giving effect to any “material,” “materially,” “materiality,” “material adverse effect” or similar qualifiers contained in any of such representations and warranties) (except to the extent that any such representation or warranty is expressed to be made only as of an earlier date, in which case such representation or warranty was true and correct in all material respects (without giving effect to any “material,” “materially,” “materiality,” “material adverse effect” or similar qualifiers contained in any of such representations and warranties) on and as of such earlier date).

(c) All conditions precedent to the obligations of the respective parties under the Project Documents have been satisfied or waived in writing (with a copy of such waiver provided to the Facility Agent), except for such conditions precedent which by their terms will not be (and are not required to be) met until a later stage in the construction or operation of the FPSO, and the Borrower has no reason to believe that any such conditions precedent cannot be satisfied or waived prior to the time when such conditions are required to be met pursuant to the applicable Project Documents.

(d) As of the Closing Date, the Borrower is not a party to any agreement or contract other than (x) the Transaction Documents and (y) as an intervening party, the Joint Venture Agreement. As of the Closing Date, each of the Project Documents delivered or to be delivered pursuant to Section 3.1(a)(i) consists only of the original document (including exhibits and schedules) and the amendments thereto expressly described in the relevant definitions appearing in Appendix A hereto, and there are no other amendments or waivers or supplements, written or oral, with respect thereto. The Facility Agent has received a true and complete copy of each such Project Document, including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any. None of such Project Documents has been amended or modified except as permitted under this Agreement.

4.14 No Default. No Default or Event of Default has occurred and is continuing.

4.15 Compliance with Laws. As of the Effective Date, the Borrower is not in violation of any Law (including any Environmental and Labour Law), Governmental Approval, order, writ, injunction or decree or its Organizational Documents in any material respect. The Borrower and each of its Affiliates acting on its behalf is in compliance with all Sanctions Laws.

4.16 Disclosure. (a) All documents, reports or other written information (including any information or reports relating to environmental or social matters), pertaining to the Borrower or the Project that have been furnished to any Agent or any Lender by or on behalf of the Borrower prior to the date of this Agreement (including (i) any application to any Lender for the extensions of credit provided in the Financing Documents, (ii) the Financing Documents, including the exhibits and schedules attached thereto, (iii) all other written information relating to the Borrower or the Project provided by the Borrower to any Agent or any Lender and (iv) any such documents, reports or other written information provided by the Sponsor, the Operator or any Affiliate thereof, but excluding the Base Case Projections, the Capex Budget and other forecasts and projections), taken as a whole, are, as of the date of this Agreement, true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading as of the date of this Agreement. As of the date of this Agreement, there is no fact, event or circumstance known to the Borrower that has not been disclosed to the Facility Agent in writing, the existence of which could reasonably be expected to have a Material Adverse Effect.

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(b) As of the Closing Date, the Capex Budget accurately specifies in all material respects all costs and expenses incurred and the Borrower’s reasonable good faith estimates of all costs and expenses anticipated by the Borrower to be incurred to achieve the Commercial Operation Date on or prior to the Date Certain in the manner contemplated by the Transaction Documents. The Capex Budget and the Base Case Projections, as of the Closing Date, (i) are based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (ii) are not inconsistent with the provisions of the Transaction Documents in any material respect, (iii) have been prepared in good faith and with due care and (iv) fairly represent the Borrower’s reasonable expectations as to the matters covered thereby as of their date. All projections and budgets furnished or to be furnished to the Lenders by or on behalf of the Borrower after the Closing Date (A) are and will be based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (B) are and will be consistent with the provisions of the Transaction Documents in all material respects, (C) are and will be prepared in good faith and with due care and (D) are and will fairly represent the Borrower’s reasonable expectations as to the matters covered thereby as of their respective dates.

4.17 Immunity. The Borrower is subject to civil and commercial law with respect to its Obligations under the Financing Documents, and the execution, delivery and performance of the Financing Documents by the Borrower constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor any of its Properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the Obligations of the Borrower under the Financing Documents.

4.18 Transactions with Affiliates. As of the Closing Date (other than as expressly contemplated in the Transaction Documents), the Borrower is not engaged in or subject to any agreement to engage in any transactions (including any transactions relating to the buying or selling of any Properties or any products of the Project or involving the receipt of money as payment for goods or services) with any Affiliate of the Borrower other than transactions entered into on an arms-length basis relating to the Project.

4.19 Commercial Operation Date; Change Orders. (a) As of the Closing Date, the Borrower estimates, in good faith, that the Commercial Operation Date will occur no later than the Date Certain and that the aggregate proceeds of the Loans, together with the aggregate Equity Contributions to be made by the Sponsors for application to Project Costs, will be sufficient to achieve the Commercial Operation Date by such date.

(b) As of the Closing Date, no Change Order has been proposed except for the Disclosed Change Orders.

4.20 Single-Purpose Entity; Centre of Main Interests. (a) As of the Effective Date the Borrower has not engaged in any business other than the development of the Project and activities ancillary thereto and activities expressly contemplated in the Transaction Documents.

(b) For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Austria and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

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(c) The Borrower substantially carries on its business and has its operation in Austria.

4.21 Availability and Transfer of Foreign Currency. Other than the registration of the Charter Agreement with the Central Bank of Brazil in order to allow for payments by Petrobras thereunder to be made to the Borrower and the enrollment of the Borrower with the Brazilian Federal Taxpayers’ Registry, (a) no foreign exchange control approvals or other authorizations by the government of Brazil or any Governmental Authority therein or thereof are required to assure the availability of Dollars to enable the Borrower to perform its obligations under the Transaction Documents in accordance with their terms, (b) there are no legal restrictions or requirements which limit the availability or transfer of foreign exchange for the purpose of the performance by the Borrower and each Agent of their respective obligations under this Agreement and the other Financing Documents and (c) there are no legal restrictions or requirements which limit the availability or transfer of foreign exchange for the purpose of remitting the proceeds of enforcement of the Obligations or the Collateral to any Secured Party.

4.22 Ranking. The payment obligations of the Borrower in respect of the Loans rank at least pari passu with the claims of all of its other unsecured creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.23 Restricted Parties; Sanctions; Anti-Money Laundering; Anti-Corruption. (a) The Borrower and its Subsidiaries and each of their respective joint ventures and each of their respective directors, officers, employees, agents or representatives acting as such and, to the Borrower’s knowledge, any other person or persons acting on behalf of any of the foregoing have been and are in compliance with Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws, and the Borrower has instituted and maintains and will continue to maintain policies and procedures designed to promote and achieve compliance with the laws referred to in this Section 4.23(a).

(b) Neither the Borrower nor any of its Subsidiaries or any of their respective joint ventures nor any of their respective directors, officers, employees, agents or representatives acting as such nor, to the Borrower’s knowledge, any other person acting on behalf of any of the foregoing: (i) is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or (ii) is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority, with respect to Anti-Money Laundering Laws or with respect to Anti-Corruption Laws.

(c) No part of the proceeds of any Loan will be used, directly or indirectly, by the Borrower for any payments that could constitute a violation of any Anti-Corruption Law.

Section 5. Covenants

The Borrower covenants and agrees with each of the Lenders that, so long as any Commitment or any Loan or any other Obligation is outstanding and until payment in full of all amounts payable by the Borrower to the Secured Parties under the Financing Documents:

5.1 Financial Statements and Other Information. The Borrower shall deliver or cause to be delivered to the Facility Agent:

(a) Semi-annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of the first fiscal half-year of the Borrower in each fiscal year, a copy of the complete unaudited, consolidated statements of income, retained earnings and cash flow of the Borrower and the related unaudited, consolidated balance sheet of the Borrower as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any, accompanied by an Officer’s Certificate which shall state that said financial statements fairly present the financial condition and results of operations of the Borrower in accordance with the Accounting Principles, consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments);

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(b) Annual Financial Statements. As soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year of the Borrower, a copy of the complete audited, consolidated statements of income, retained earnings and cash flow of the Borrower and the related audited, consolidated balance sheet of the Borrower as at the end of such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of PWC PricewaterhouseCoopers Wirtschaftsprüfung und Steuerberatung GmbH, or another firm of independent certified public accountants of recognized international standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with the Accounting Principles, that the related reconciliations thereof have been prepared in accordance with the Accounting Principles;

(c) Officer’s Certificate. At the time it furnishes each set of financial statements pursuant to Section 5.1(a) or Section 5.1(b), an Officer’s Certificate, certifying that, to the best of such person’s knowledge, no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action the Borrower has taken and proposes to take with respect thereto);

(d) Debt Service Coverage Ratio. On or prior to each Calculation Date, a calculation (together with supporting data in reasonable detail) of the Debt Service Coverage Ratio for the twelve-month period ending on the Quarter Date immediately preceding such Calculation Date (or such shorter period as has occurred since the Commercial Operation Date), certified by an Authorized Officer of the Borrower, together with supporting data in reasonable detail;

(e) Defaults. Promptly after any officer or director of the Borrower knows or has a reasonable basis to believe that any Default or Event of Default or any material default by any Project Participant under any Project Document has occurred, a written notice of such event describing the same in detail satisfactory to the Facility Agent and, together with such notice, a description of any action the Borrower or, if known by the Borrower, such Project Participant has taken and/or proposes to take with respect thereto;

(f) Progress Reports. Promptly upon receipt thereof, a copy of each progress report received by the Borrower from the EPC Contractor, including a copy of each report required under Article 4 of the EPC Contract, a copy of each such report to be delivered by the Borrower to the Technical Advisor at the same time delivered to the Facility Agent;

(g) Measurement Reports. Promptly upon receipt thereof, copies of any measurement reports prepared by Petrobras under the Charter Agreement or the Services Agreement and, promptly after delivery thereof, copies of any invoices issued to Petrobras;

(h) Notices. Promptly after delivery or receipt thereof, a copy of each material notice, demand or other communication given or received by the Borrower (i) pursuant to or relating to any of the Transaction Documents (including all requests for amendments or waivers, all notices relating to any proposed changes in withholding tax treatment applicable to payments under the Charter Agreement or the Services Agreement, and any notice by Petrobras relating to termination of the Charter Agreement or the Services Agreement) or pursuant to or relating to any Necessary Governmental Approval, or (ii) to or from any Governmental Authority relating in any way to the Project;

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(i) Amendments to Project Documents. Without prejudice to the limitations in Section 5.25, promptly after the execution of any amendment, modification, supplement or waiver of any Project Document, an executed copy thereof together with a brief description of the nature of such document.

(j) Environmental Reports. Simultaneously with the delivery thereof to Petrobras (and without duplication of any such reports required to be delivered to the Facility Agent under the Environmental and Social Action Plan), copies of the ABS certificate and any annual environmental reports if required to be delivered to Petrobras under the Charter Agreement and Services Agreement, with an English translation thereof to be provided as soon as available, but in any event no later than three (3) months, thereafter.

(k) Technical Advisor Report. A Technical Advisor Report to be issued (i) on a semi-annual basis during the period commencing on the Closing Date and ending on the date which is twelve (12) months prior to the Shipyard Delivery Date and (ii) thereafter, until the Commercial Operation Date, on a quarterly basis.

(l) Environmental and Social Action Plan Reports. Any report as and when required under the Environmental and Social Action Plan including, where any requirement of such Environmental and Social Action Plan has not been satisfied, details of any actions taken or to be taken in order to satisfy such requirement.

(m) Appraisal. No later than thirty (30) days after the end of each calendar year, an Appraisal (produced and issued at the Borrower’s sole cost and expense) in respect of such preceding calendar year from an Independent Appraiser in scope and form satisfactory to the Facility Agent, acting reasonably, it being understood that the first such Appraisal under this Section 5.1(m) shall be delivered no later than thirty (30) days after the end of the calendar year during which the Commercial Operation Date occurs.

(n) Other Information. From time to time such other information regarding the condition, operations, business or Properties of the Borrower or, to the extent obtainable by the Borrower upon the exercise of its reasonable efforts, the Project or any Project Participant, including without limitation (but without duplication to information required to be provided in connection with any other provision of this Agreement), copies of any relevant compliance documents provided under the Services Agreements, the Operator’s “Document of Compliance”, the FPSO’s “Safety Management Certificate”, and the “International Ship Security Certificate” issued under the International Ship and Port Facility Security (ISPS) Code and documents evidencing compliance with the International Safety Management (ISM) Code, as may reasonably be requested by the Facility Agent (acting at the reasonable request of any Lender).

5.2 Other Notices. The Borrower shall promptly, and in any event within five (5) Business Days, after any officer or director obtains knowledge thereof, give to the Facility Agent notice of:

(a) any pending or threatened (in writing) application or proceeding by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any Necessary Governmental Approval, other than, in the case of any such threatened application or proceeding, where such revocation, termination, withdrawal, suspension, modification or withholding could not reasonably be expected to have a Material Adverse Effect;

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(b) any litigation or proceeding affecting the (i) Borrower, the General Partner or the Project in which the amount involved is $1,000,000 or more or in which injunctive, declaratory or similar relief is requested) or (ii) any Shareholder in which the amount involved is $5,000,000 or more or in which injunctive, declaratory or similar relief is requested;

(c) any litigation, investigation or proceeding affecting the Borrower, the General Partner or any other Project Participant which if adversely determined against such Person could reasonably be expected to result in a Material Adverse Effect;

(d) the discovery of (i) any material Environmental and Social Claim by any Governmental Authority or any other Person or (ii) if it could reasonably be expected to result in a Material Adverse Effect, any violation of or liability under any Environmental and Labour Law, in each case against or affecting the Borrower, Petrobras or any Consortium Member (in each case relating to the Project), the Sponsors (relating to the Project), the Shareholders, the General Partner or the Project; provided that, in the case of any such discovery, the Borrower shall or shall cause the Operator, as appropriate, to thereafter provide to the Facility Agent information on the measures taken in order to correct or avoid such claim, violation or liability and, if further action or remedy is necessary, submit a proposal of amendment to the Environmental and Social Action Plan to the Facility Agent (which shall provide a copy of such notice and any such amendment proposal to the Lenders promptly following receipt thereof);

(e) any request by any Person party to a Project Document for an arbitration proceeding or the invocation of any other dispute resolution process under such Project Document;

(f) any (i) Taking or Vessel Loss Event or (ii) other Event of Loss, whether or not insured, in excess of $2,500,000 for any one casualty or loss or $5,000,000 in the aggregate in any calendar year;

(g) any material delay for any reason in the construction of the FPSO and any unscheduled shutdown or material reduction in operation of the FPSO, in each case for a period in excess of 72 continuous hours, or any substantial labor dispute which could lead to such a shutdown or material reduction;

(h) any actual, proposed or threatened cessation or suspension of the Work for any reason by the EPC Contractor for a period in excess of 72 continuous hours;

(i) any relocation of the FPSO (including its new location and the date of the move);

(j) any event constituting force majeure under any of the Project Documents or any claim by any Project Participant alleging that a force majeure event thereunder has occurred;

(k) any non-payment or delay in payment by Petrobras for a period of thirty (30) days or more from the date such payment is due under the Charter Agreement or the Services Agreement, as the case may be;

(l) the acceptance of the FPSO by Petrobras in accordance with the terms of the Services Agreement and the Charter Agreement, together with a copy of all documents delivered in connection therewith to be provided to the Technical Advisor;

(m) (x) the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority or pursuant to Anti-Money Laundering Laws or Anti-Corruption Laws against the Borrower, any Sponsor or any subsidiary of a Sponsor that has a direct or indirect ownership interest in the Borrower, including the General Partner, or any of their respective directors, officers, employees, agents or representatives acting as such, as well as information on what steps are being taken to answer or oppose the same and (y) the details of any notice, inquiry or correspondence sent or received relating to any of the Compliance Letters;

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(n) any notice of the Borrower, any Sponsor or any Subsidiary of a Sponsor that has a direct or indirect ownership interest in the Borrower, including the General Partner, or any of their respective directors, officers, employees, agents or representatives acting as such becoming or likely becoming a Restricted Party;

(o) notice of any material change in Borrower’s accounting or financial reporting standards or practices other than in accordance with IFRS; and

(p) any other event, condition or circumstance directly related to the Project, the Operator, either Shareholder, either Sponsor and/or the Borrower which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.2 shall, if requested by the Facility Agent (acting at the request of any Lender), be supplemented promptly by a statement signed by an Authorized Officer of the Borrower setting forth a description in reasonable detail (to the extent that the Borrower has such information) of the occurrence referred to therein and stating what action (if any is then planned) the Borrower proposes to take with respect thereto.

5.3 Maintenance of Existence; Conduct of Business; Centre of Main Interest. The Borrower shall, and shall cause the Operator, to (a) preserve and maintain its legal existence as a limited partnership under the laws of Austria (or, in the case of the Operator, as a limited liability company (sociedade limitada) under the laws of Brazil) and all of its material licenses, rights, privileges and franchises necessary or desirable in the normal course of its business, (b) comply, in all material respects, with its Organizational Documents, (c) engage solely in the business of constructing and owning (and in the case of the Operator, operating and maintaining) the FPSO and activities ancillary thereto and any other activity expressly contemplated by the Transaction Documents, (d) not cancel, terminate, permit the cancellation or termination of, amend, modify or change any material terms or conditions of, or grant any material consent, waiver or approval under, or take or fail to take any other action that would materially impair the value of its interest or impair its rights under, any of its Organizational Documents, (e) not take any action or fail to take any action that would cause the Borrower or the Operator to be subject to (i) any material taxes other than as contemplated in the Base Case Projections or (ii) any material obligations under any agreements or arrangements with respect to any taxes, and (f) not take any action or fail to take any action that would cause (x) the Borrower’s centre of main interest (as that term is used in Article 3(1) of the Regulation) to be situated in a jurisdiction other than Austria or (y) the Borrower to have an “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

5.4 Compliance with Laws. The Borrower shall conduct its business and cause the FPSO to be duly constructed, completed and operated in compliance with (a) all Sanctions Laws and all Anti-Money Laundering Laws and (b) in all material respects, all other applicable requirements of Law, including all relevant Governmental Approvals and Environmental and Social Requirements, the International Safety Management (ISM) Code and the International Ship and Port Facility Security (ISPS) Code and the laws of the Commonwealth of Bahamas.

5.5 Payment of Taxes, Etc. The Borrower shall duly pay and discharge before they become overdue (a) all taxes, assessments and other governmental charges or levies (x) which are required to be paid in connection with the execution, delivery, performance, validity, enforceability or admissibility in evidence of any Transaction Document or the consummation of any of the transactions contemplated thereunder and/or (y) imposed upon it or its Property, income or profits, (b) all utility and other governmental charges incurred in the ownership, maintenance, use, occupancy and upkeep of its business and (c) all lawful claims and obligations that, if unpaid, might result in the imposition of a Lien upon its Property; provided, however, that the Borrower may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same by proper proceedings, so long as (i) adequate reserves shall have been established with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto in accordance with IFRS, or other adequate provision for payment thereof shall have been made and (ii) such contest could not reasonably be expected to have a Material Adverse Effect.

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5.6 Accounting and Financial Management. The Borrower shall (a) maintain adequate management information and cost control systems, (b) maintain a system of accounting in which full, true and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with applicable Laws and the Accounting Principles and (c) promptly deliver to the Facility Agent a copy of any “management letter” or other similar communication received by the Borrower from the Borrower’s accountants relating to the Borrower’s financial, accounting and other systems, management or accounts. In the event that the Borrower replaces its existing auditors for any reason, the Borrower shall appoint and maintain as auditors another firm of independent public accountants, which firm shall be internationally recognized.

5.7 Inspection. (a) The Borrower shall permit, and cause the Operator to permit, representatives of the Facility Agent, the Insurance Advisor and, prior to the Commercial Operation Date and as provided in Section 5.7(e)(i), the Technical Advisor, with reasonable advance notice, during normal business hours and at such intervals as such Person shall reasonably desire, subject in each case to the availability of transport by Petrobras to the FPSO, to visit and inspect the FPSO and to witness and verify the Acceptance Tests, to examine, copy and make extracts from the Borrower’s and the Operator’s books and records, to inspect the Borrower’s and the Operator’s Properties, and to discuss the Borrower’s and the Operator’s operation with their respective officers and engineers, and all to the extent reasonably requested by the Facility Agent, the Insurance Advisor or the Technical Advisor (as the case may be). The Borrower will authorize its auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with the officers and designated representatives of the Facility Agent, the Insurance Advisor and the Technical Advisor, as the case may be, as such Persons may reasonably request and upon prior reasonable written notice from such Person to the Borrower, regarding its accounts and operations.

(b) The Borrower shall permit the Facility Agent, the Technical Advisor and the Insurance Advisor to review (i) all Plans and Specifications, (ii) any quality control data and performance test data, and (iii) any other data relating to the Project or to the progress of construction as may be reasonably requested by the Facility Agent, the Technical Advisor or the Insurance Advisor. Further, the Borrower shall permit the Facility Agent, the Technical Advisor and the Insurance Advisor reasonable access to monitor, witness and review the Work and reasonable access to books and records.

(c) The Facility Agent and the Technical Advisor shall have the right to make requests, from time to time prior to the Commercial Operation Date, for meetings to review construction progress (including any meetings scheduled to discuss any delays in excess of two months in the construction or delivery of the FPSO or in achieving the Commercial Operation Date) and the Borrower shall, upon reasonable notice, hold such meetings with the Technical Advisor and the Facility Agent. The Borrower shall give reasonable notice to the Facility Agent, the Technical Advisor and the Insurance Advisor of (i) any construction meetings at which Petrobras is scheduled to attend and shall promptly thereafter make available to the Facility Agent copies of any presentations made by the Borrower to Petrobras at any such meeting together with a summary of any material issues raised by Petrobras during such meeting and the outcome (if any) of any discussions with Petrobras during such meeting and (ii) any and all Acceptance Tests or other material performance tests of the FPSO or any component thereof (whether any such test is to be conducted on or off the FPSO) and shall permit, upon reasonable notice, the Facility Agent, the Technical Advisor and the Insurance Advisor to attend such tests.

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(d) Notwithstanding anything to the contrary herein or in any other Transaction Document, unless otherwise expressly agreed in writing, no act or omission of the Facility Agent, any Lender or the Technical Advisor or any other consultant engaged by any Lender shall (i) in any way affect the obligations of the Borrower, the Construction Contractors or any other Person under any Transaction Document or any other contract relating to the EPC Contract, (ii) be deemed to be the acceptance of any defective work performed by any Construction Contractor or any other Person under any Construction Contract, or (iii) be deemed to be a waiver of any rights against any of the Construction Contractors or any other Person under any Construction Contract or otherwise.

(e) For the avoidance of doubt, no inspection or visit requested under this Section 5.7 shall be considered “reasonable” if it interferes with the Borrower’s or the EPC Contractor’s ability to perform the day to day running of the Project. All inspections and visits contemplated by this Section 5.7 shall be at the expense of the Borrower and consistent with any restrictions in the EPC Contract; provided, however, that, when no Default or Event of Default relating to operation of the FPSO has occurred and is continuing:

(i) inspections and visits at the expense of the Borrower shall be limited to (A) two (2) inspection site visits prior to the Commercial Operation Date by the Technical Advisor as part of progress verification toward completion of construction of the FPSO, (B) inspection visits by the Technical Advisor to investigate and discuss any delays in excess of two months in the construction or delivery of the FPSO or in achieving the Commercial Operation Date, (C) an inspection or visit by the Insurance Advisor, in connection with the Shipyard Delivery Date of the FPSO, in the period leading up to the Shipyard Delivery Date, (D) after the Shipyard Delivery Date, one inspection or visit per year by the Insurance Advisor and (E) inspection visits by the Technical Advisor to investigate and discuss any event or circumstance materially and adversely affecting the operation of the FPSO; and

(ii) the Borrower shall not be responsible for the cost of travel accommodations or other travel costs other than travel to the nearest port city and to the FPSO and reasonable accommodations on the FPSO and in such port city.

5.8 Governmental Approvals. The Borrower shall, and shall cause the Operator to, (a) from time to time obtain and maintain all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws except where (i) the inability to obtain or the rescission, termination, modification or suspension of such Necessary Governmental Approval is being contested by appropriate proceedings, (ii) none of the Secured Parties would be subject to any criminal liability as a result of such inability to obtain, rescission, termination, modification or suspension, and (iii) the result of such proceedings could not reasonably be expected to have a Material Adverse Effect and (b) intervene in and contest any proceeding which seeks or may reasonably be expected to rescind, terminate, modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Facility Agent (acting on the instructions of the Required Lenders), appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law. The obligations of the Borrower under this Section 5.8 shall not in any way limit or impair the rights or remedies of the Secured Parties under any Financing Document directly or indirectly arising as a result of any such inability to obtain, rescission, termination, modification or suspension.

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5.9 Insurance.

(a) Insurance Requirements. The Borrower shall maintain or cause to be maintained in full force and effect at all times (unless otherwise specified in Appendix C) insurance coverages for the Project meeting the requirements set forth in Appendix C (with the exception of those insurances (MII/MAPI) specified in Part B thereof, which subject to Section 5.9(j) shall be obtained by or on behalf of the Lenders), with reputable insurance companies with a Standard & Poor’s or A.M. Best’s financial strength rating of “A-” or higher, or other companies or Lloyd’s syndicates and a Protection & Indemnity Club that is an IGA member, all to be acceptable to the Facility Agent (acting on the instruction of the Required Lenders), with limits, coverage, endorsements and other provisions sufficient to satisfy the requirements set forth in Appendix C and naming (i) the Borrower and its officers and employees as named insureds, (ii) whenever the Collateral Agent requires, the Collateral Agent or the Facility Agent as additional named assured for its rights and interests, with no operational interest in the FPSO required, and without the Collateral Agent or any other Secured Party thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance and (iii) the Collateral Agent as assignee and loss payee (other than its liability insurance coverage) with such directions for payment as the Collateral Agent may specify acting in accordance with the Accounts Agreement.

(b) Waiver of Subrogation. Without prejudice to the Borrower’s rights under the Accounts Agreement and the other Financing Documents, the Borrower hereby waives any and every claim for recovery from the Secured Parties for any loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment to, or the exercise of rights of subrogation by, an insurance company (or other Person) in respect of any such claim to the extent of such recovery, the Borrower shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(c) Amendment of Requirements. The Facility Agent (acting on the instruction of the Required Lenders) may at any time amend the requirements (including, without limitation, the amount and scope of insurance coverage) and approved insurance companies described in this Section 5.9 due to (i) new information not known on the Closing Date or (ii) changed circumstances after the Closing Date which in the reasonable judgment of the Facility Agent (acting on the instruction of the Required Lenders), either render such coverage materially inadequate or materially reduce the financial ability of the approved insurance companies to pay claims. The Borrower shall not make, or agree to, any alteration to the terms of any insurance, nor waive any right relating to any insurance effected by it, as required by this Section 5.9 without (x) prior written notice to the Facility Agent and (y) with respect to any such alteration or waiver which is material, the prior written consent of the Facility Agent (acting on the instruction of the Majority Lenders).

(d) Additional Provisions.

(i) Loss Notification. The Borrower shall promptly notify the Facility Agent and the Collateral Agent of any Event of Loss likely to give rise to a claim in excess of $25,000,000 for any one claim or $50,000,000 in the aggregate, in either case, in any calendar year in respect of any of the policies required by this Section 5.9.

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(ii) Loss Adjustment and Settlement. Except in relation to MII and MAPI, losses in respect of any of the policies required by this Section 5.9 shall be adjusted with the insurance companies and/or the applicable insurance loss adjuster, including the filing in a timely manner of appropriate proceedings, by the Borrower, subject to the approval of the Facility Agent (acting on the instructions of the Required Lenders) if such loss is in excess of $25,000,000 for any one claim or $50,000,000 in the aggregate. In addition the Borrower may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $25,000,000 for any one claim or $50,000,000 in the aggregate or there has occurred a Default or Event of Default which is continuing, the terms of such settlement are approved by the Facility Agent (acting on the instructions of the Required Lenders).

(iii) Miscellaneous Policy Provisions. The marine cargo and property damage (including machinery) insurance policies effected pursuant to this Section 5.9 shall not include any annual or term aggregate limits of liability or clause requiring the payment of an additional premium to reinstate the limits after loss except as regards the insurance applicable to the perils of flood, earth movement, sabotage and terrorism.

(iv) Policy Language. All policies of insurance required to be maintained pursuant to this Section 5.9 shall be issued in English, with a clause in such policies stating that the English language version will prevail over any other version should any dispute arise regarding policy language.

(v) No Set-Off. The Borrower shall procure that the insurance policies effected by it shall provide that all payments by or on behalf of the insurers under the insurances to the Collateral Agent shall be made without set-off howsoever described.

(vi) Independent Valuation. If at any time a valuation is requested by the relevant insurers, the Borrower shall provide to the Facility Agent an Appraisal (at the Borrower’s cost) from an Independent Appraiser in scope and form satisfactory to the Facility Agent, acting reasonably.

(vii) Prevention of Arrest. The Borrower shall promptly arrange for the execution of any guarantee or indemnity as may be required to (i) prevent the FPSO from being arrested or otherwise detained or (ii) obtain the release of the FPSO from any such arrest or detention due to claims made by any third parties or otherwise.

(e) Evidence of Insurance. On or prior to the first Disbursement Date and promptly after each policy anniversary date, the Borrower shall furnish the Facility Agent and the Collateral Agent with (i) certification of all required insurance or other evidence reasonably satisfactory to the Facility Agent (in consultation with the Insurance Advisor) and (ii) a schedule of the insurance policies held by or for the benefit of the Borrower and required to be in force by the provisions of this Section 5.9. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term and, unless the Insurance Advisor has certified as to the compliance with the special provisions enumerated for such insurance required by this Section 5.9 in its report provided in accordance with Section 5.9(f) or otherwise, shall specifically list such special provisions. The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies. Upon request, the Borrower will promptly furnish the Facility Agent and the Collateral Agent with copies of all insurance policies, binders, cover notes and certificates of entry (in the case of protection and indemnity insurance and/or war risks insurance) or other evidence of such insurance relating to the insurance required to be maintained hereunder.

(f) Reports. Concurrently with the furnishing of the certification referred to in Section 5.9(e), the Borrower shall furnish the Facility Agent and the Collateral Agent with a report signed by the Insurance Advisor, stating that in its opinion, the insurance then carried out or to be renewed is in accordance with the terms of this Section 5.9.

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(g) Broker’s Letter of Undertaking. On or prior to the Shipyard Delivery Date and promptly (but in any event not later than thirty (30) days) after the issuance, modification or renewal of any insurance policies required to be effected by the Borrower under this Section 5.9, the Borrower shall furnish the Facility Agent and the Collateral Agent with letters of undertaking, complete with a fleet lien waiver clause if applicable, substantially in the form of Parts D or E, as applicable, of Appendix C or otherwise in form and substance satisfactory to the Facility Agent (acting on the instructions of the Required Lenders), from the relevant insurance broker with regard to such insurance policies and, in respect of the protection and indemnity entry, a letter of undertaking in a standard format issued by protection and indemnity clubs that are members of the International Group of P&I Clubs.

(h) Failure to Maintain Insurance. In the event the Borrower fails to take out or maintain the full insurance coverage required to be effected by the Borrower under this Section 5.9, the Facility Agent (acting on the instructions of the Required Lenders), upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced therefor by the Facility Agent (including any broking fees) shall become an additional Obligation of the Borrower, and the Borrower shall forthwith pay such amounts to the Facility Agent, together with interest thereon at the Default Rate from the date so advanced until fully paid.

(i) Secured Parties not Responsible for Representations by Borrower. No Secured Party shall be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter. Any failure on the part of any Secured Party to pursue or obtain the evidence of insurance required by this Agreement and/or failure of any Secured Party to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement.

(j) Mortgagees’ Interest Insurance and Mortgagees’ Additional Perils Insurance. The MII and MAPI applicable to the FPSO shall be effected by the Facility Agent or the Collateral Agent (each acting on the instructions of the Required Lenders) at the cost of the Borrower which cost the Borrower shall reimburse to the Facility Agent and the Collateral Agent promptly upon request. The Facility Agent shall use its reasonable efforts to obtain from insurance companies with a Standard & Poor’s or A.M. Best’s financial strength rating of A- or higher and acceptable to the Required Lenders and the Borrower the best terms and conditions of cover reasonably obtainable on the insurance market for ships of similar type and age as the FPSO. The Lenders hereby acknowledge that, to the extent permitted by applicable Law, the MII and MAPI underwriters shall, upon payment of a claim under an MII or MAPI, be subrogated to all the rights and remedies of the Secured Parties (as set out in Part B of Appendix C) up to the amount of such payment, but only to the extent of the rights and remedies that such Secured Parties may have in respect of such claim under the Borrower’s insurance policies and the International Group of P&I Clubs entries related to the FPSO. For the avoidance of doubt, in respect of any loss for which a claim is made under an MII or MAPI, the Lenders hereby expressly waive any rights they may otherwise have to recover all or part of such loss or of costs incurred in respect of such claim from the Borrower or any Affiliate of the Borrower, in each case to the extent of amounts finally and indefeasibly received by the Lenders under such MII or MAPI.

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5.10 Events of Loss. (a) If an Event of Loss shall occur with respect to any of its Property, the Borrower shall (i) diligently pursue all its rights to compensation against any Person with respect to such Event of Loss, and (ii) cause all Loss Proceeds to be deposited in the Offshore Loss Proceeds and Prepayment Account pursuant to, and subject to any exceptions allowed by, the Accounts Agreement except in cases of loss or damage to third parties where the indemnification shall be paid directly to the party that suffered such loss or damage. To the extent that any Loss Proceeds are paid to the Borrower or the Operator, the Borrower shall cause such Loss Proceeds to be held in trust for the Collateral Agent for the benefit of the Secured Parties segregated from other funds of the Borrower and the Operator.

(b) Without prejudice to Section 5.9(d)(ii), the Collateral Agent and the Facility Agent shall be entitled to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or in respect of any proceeding with respect to any Taking, in each case involving in excess of $25,000,000 for any one claim or $50,000,000 in the aggregate.

5.11 Application of Loss Proceeds. (a) If an Event of Loss (other than a FPSO Loss Event) shall occur with respect to the FPSO or the Facilities relating to it, the Borrower shall cause the Net Available Amount of any Loss Proceeds arising from such Event of Loss to be applied to the prepayment of the Loans promptly, but in any case within thirty (30) days, after the receipt of such proceeds by causing that such Net Available Amount be delivered to the Facility Agent, for delivery promptly thereafter to the Lenders for application by the Lenders to the prepayment of their respective Loans as of the Interest Payment Date next occurring following such delivery to the Lenders; provided that, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed and subject to compliance with the requirements of the next sentence), the Borrower shall be permitted to apply such proceeds to the payment of the costs of Restoring the Affected Property that was the subject of such Event of Loss; and provided further that, so long as no Default or Event of Default shall then have occurred and be continuing, if such proceeds are $50,000,000 or less, the Borrower shall be permitted (without the consent of the Lenders) to apply such proceeds to the payment of the costs of Restoring the Affected Property that was the subject of such Event of Loss (and such proceeds shall be delivered to the Borrower in accordance with the Accounts Agreement). If any Loss Proceeds are to be applied to the payment of Restoration costs pursuant to the first (but not the second) proviso of the preceding sentence, the Net Available Amount of such Loss Proceeds shall be remitted to the Borrower from time to time in order to enable the Borrower to pay the costs of the Restoration Work, such remittance to be made pursuant to the terms of the Accounts Agreement and subject to the following conditions:

(i) the Net Available Amount of the Loss Proceeds (together with all other funds reasonably expected to be available to the Borrower pursuant to the Transaction Documents or otherwise) shall be sufficient to Restore the Affected Property and to pay such Operation and Maintenance Expenses and Debt Service during the period of time required to Restore the Affected Property (such period for which adequate funds are available to pay all Operation and Maintenance Expenses and Debt Service and to Restore the Affected Property, the “Restoration Period”) and the Borrower shall have consulted with the Technical Advisor regarding the sufficiency of such amounts for such uses during the Restoration Period;

(ii) the Restoration Work shall be supervised by an architect or engineer (who may be an employee of the Borrower or the Operator or an Affiliate of the Borrower or the Operator) and, before any Restoration Work is commenced, other than temporary Restoration Work to protect property, the Facility Agent, in consultation with the Technical Advisor and acting reasonably, shall have approved the plans and specifications for the Restoration Work and shall be satisfied, acting reasonably, that after giving effect to the completion of such proposed Restoration Work, the FPSO shall be at least equal in value and, in all material respects, in utility as it was prior to the damage or destruction;

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(iii) no Project Document or Necessary Governmental Approval in effect immediately prior to the Event of Loss giving rise to such Loss Proceeds shall have been canceled unless replaced in a manner satisfactory to the Facility Agent (acting on the instructions of the Required Lenders), or contain any still exercisable right to cancel, due to such Event of Loss;

(iv) no Event of Default (other than an Event of Default arising directly from the event as to which such Loss Proceeds have been paid) shall have occurred and be continuing;

(v) all steps necessary or advisable in the reasonable opinion of the Facility Agent (acting on the instructions of the Required Lenders) are taken as and when appropriate to ensure that the Property of the Borrower which will result from the Restoration Work shall be subject to the Liens in favor of the Collateral Agent for the benefit of the Secured Parties (whether by amendment of the Security Documents or by entering into new security documents or otherwise);

(vi) the Borrower shall have delivered to the Collateral Agent and the Facility Agent cash-flow projections satisfactory to the Facility Agent (acting on the instructions of the Required Lenders) demonstrating the Borrower’s ability to meet its Obligations during the period from such Event of Loss until and following completion of such Restoration Work; and

(vii) the Borrower shall cause the Restoration Work to commence promptly after the Required Lenders shall have consented to the disbursement of Loss Proceeds to pay the costs of such Restoration Work and shall use all reasonable efforts to cause such Restoration Work to be completed promptly. If such Restoration Work shall not have commenced within thirty (30) days after the Required Lenders shall have consented to the disbursement of Loss Proceeds to pay the costs of such Restoration Work in accordance with this Section 5.11 or if at any time after such thirty (30)-day period, one or more of the foregoing conditions shall not be satisfied, then, to the extent that such Loss Proceeds shall not otherwise have been disbursed as aforesaid to the Borrower, the remaining amount of such Loss Proceeds shall be applied, on behalf of the Borrower, to the prepayment of the Loans on the next succeeding Principal Payment Date.

(b) Notwithstanding anything to the contrary in this Section 5.11, (i) if an Event of Default shall have occurred and be continuing (other than as a direct result of the Event of Loss which gave rise to such Loss Proceeds), unless the Required Lenders may direct otherwise, the Collateral Agent shall forthwith direct the Offshore Accounts Bank to pay the remaining amount of such Loss Proceeds to the Facility Agent for application in prepayment of the Loans and (ii) in the event of a FPSO Loss Event, all Loss Proceeds shall be applied to the prepayment of the Loans in accordance with Section 6.3(e).

(c) Notwithstanding anything to the contrary which may be contained in the foregoing provisions of this Section 5.11, if an Expropriation Event shall occur with respect to any of its Property, the Borrower shall (i) promptly upon discovery or receipt of notice of any occurrence thereof provide written notice to the Facility Agent, (ii) not, without the written consent of the Required Lenders, compromise or settle any claim with respect to such Expropriation Event and (iii) cause the Net Available Amount of any Loss Proceeds received in respect of such Expropriation Event to be applied to the prepayment of the Loans promptly, but in any case within thirty (30) days, following receipt of such proceeds by causing that such Net Available Amount be delivered to the Facility Agent, for delivery promptly thereafter to the Lenders for application by the Lenders to the prepayment of their respective Loans as of the Interest Payment Date next occurring following such delivery to the Lenders. The Borrower consents to the participation to the extent permitted by Law of the Collateral Agent and the Facility Agent in any proceedings regarding an Expropriation Event, and the Borrower shall from time to time deliver to the Collateral Agent and the Facility Agent all documents and instruments requested by the Collateral Agent or the Facility Agent to permit such participation. Nothing in this Section 5.11 shall be deemed to impair any rights any Lender may have with respect to any such Expropriation Event.

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(d) Any net loss proceeds received by or on behalf of the Lenders pursuant to the MII or MAPI shall be applied in the same manner and subject to the same terms as are applicable under this Section 5.11 to the use of Loss Proceeds.

5.12 Limitation on Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(a) the Security Interests;

(b) Liens imposed by any Governmental Authority for taxes to the extent not required to be paid under Section 5.5;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, or in connection with the construction and/or operation of the FPSO (and including maritime Liens), either (i) for amounts not yet due or (ii) for amounts being contested in good faith and by appropriate proceedings, so long as (x) such contest does not involve any material risk of the sale, forfeiture or loss of any material part of the Collateral, (y) enforcement of the contested item shall be effectively stayed, and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to reasonably assure that any amounts determined to be due will be promptly paid in full when such contest is resolved;

(d) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation; or

(e) Liens, the priority of which are preferred by mandatory applicable Law, to the extent any such Lien (i) has been outstanding for not more than sixty (60) days and does not materially detract from the value of the Collateral or the rights of the Secured Parties therein or (ii) is being contested in good faith and by appropriate proceedings so long as (x) such contest does not involve any material risk of the sale, forfeiture or loss of any material part of the Collateral, (y) enforcement of the contested item shall be effectively stayed and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to reasonably assure that any amounts determined to be due will be promptly paid in full when such contest is resolved.

5.13 Indebtedness. The Borrower shall not create, incur, suffer to exist or otherwise become liable for any Indebtedness except:

(a) Indebtedness arising under the Transaction Documents;

(b) subject to Section 5.39, Indebtedness owed under the Bridge Loan Agreement;

(c) any Subordinated Loans; and

(d) Indebtedness (other than Indebtedness for borrowed money) secured by a Permitted Lien.

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5.14 Leases. The Borrower shall not enter into any agreement, or be or become liable as lessee under any agreement, for the lease, hire or use of any real or personal Property, except for operating leases of personal Property (which do not constitute Capital Lease Obligations) contemplated by the Capex Budget or the then-prevailing Operating Plan; provided that the Borrower’s aggregate payment obligations under all such leases shall not exceed $1,000,000 in any year.

5.15 Investments; Subsidiaries. (a) The Borrower shall not make or permit to remain outstanding any Investments except (i) Permitted Investments and (ii) equity contributions or Subordinated Loans to the Operator to pay Operation and Maintenance Expenses; provided that (x) any such equity contribution or Subordinated Loan shall be evidenced by, (x) in the case of a Subordinated Loan, a Subordinated Loan Agreement substantially in the form of Exhibit I to the Equity Support Deed or any other documentation satisfactory in form and substance to the Facility Agent and (y) for equity contributions an instrument or any other documentation satisfactory in form and substance to the Facility Agent, and in the case of each such equity contribution or Subordinated Loan, pledged to the Collateral Agent, pursuant to and in accordance with an agreement in form and substance satisfactory to the Facility Agent, as collateral security for the Obligations, and (y) such equity contribution or the incurrence of such Subordinated Loan shall not cause any adverse tax consequences, including stamp taxes, to the Borrower.

(b) The Borrower shall not establish, create or acquire any Subsidiary other than the Operator.

5.16 Distributions. The Borrower shall not make any distributions to the Shareholders, the General Partner or to any other Person in respect of its Equity Interests or any other direct or indirect ownership interest in the Borrower, whether in cash or other Property, or redeem, purchase or otherwise acquire any interest of the Shareholders, the General Partner or any other Person holding Equity Interests of the Borrower, or permit the Shareholders, the General Partner or any other Person holding Equity Interests of the Borrower to withdraw any capital from the Borrower (all of the foregoing being referred to as “Distributions”) or make any payment of any management or other fees to any Affiliate of the Borrower; provided that (i) payments constituting General Partner Payments may be made in accordance with the Accounts Agreement and (ii) payments of management or other fees to any Affiliate of the Borrower or the Operator may be made at any time (x) to the extent constituting Management Services Payments or (y) from amounts on deposit in the Offshore Distribution Account. The Borrower agrees that it shall not be entitled to the remittance of funds to the Offshore Distribution Account for purposes of a Distribution or otherwise, and shall not request any such remittance unless such remittance is to be made on a Distribution Date and the following conditions are satisfied:

(a) the first Scheduled Principal Payment of the Loans shall have occurred;

(b) the proposed date for such remittance is not during the six months following the Commercial Operation Date;

(c) no Default or Event of Default shall have occurred and be continuing or would result from the making of such Distribution;

(d) the Borrower shall have included in the Distribution Confirmation delivered in connection with such proposed remittance a calculation (together with supporting data in reasonable detail) of the Debt Service Coverage Ratio confirming that the Debt Service Coverage Ratio for the twelve-month period ending on the Quarter Date immediately preceding such Distribution Date (or such shorter period as has occurred since the Commercial Operation Date) was at least 1.20:1;

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(e) each of the Offshore Debt Service Reserve Account and the Offshore O&M Service Reserve Account, as the case may be, is fully funded pursuant to the requirements of the Accounts Agreement (including, for the avoidance of doubt, any adjustments to the amounts to be on deposit in such Project Accounts as required under such agreement), and the Offshore Cash Retention Account is funded in the amount then required, if any, pursuant to the requirements of the Accounts Agreement; and

(f) no Deferral Amount Cash Sweep Period or Early Termination Cash Sweep Period has commenced and is continuing,

provided that if a Sponsor Cross-Default Event shall have occurred and be continuing with respect to a Sponsor (i) no remittance of funds shall be made to the Offshore Distribution Account for purposes of a Distribution or otherwise unless (x) a Sponsor Cross-Default Event shall not have occurred and be continuing with respect to the other Sponsor and (y) the Offshore Sponsor Net Balloon Security Account is funded in an amount no less than $40,185,589.35 and (ii) the Borrower may, in accordance with the Accounts Agreement, cause any Distributable Amounts available from time to time in the Offshore Distribution Holding Account to be transferred on Distribution Dates to the Offshore Sponsor Net Balloon Security Account until such time as such Offshore Sponsor Net Balloon Security Account is fully funded.

5.17 Required Hedging Agreements. (a) The Borrower shall enter into one or more Hedging Agreements with the Required Hedge Providers and such other Lenders having, at the time such bank or other financial institution enters into such Hedging Agreement, capital, surplus and undivided profits of at least $500,000,000 and which enters into and delivers a Secured Party Accession Agreement, which effectively enable the Borrower to protect itself against the risk of interest rate fluctuations as to an aggregate notional amount no less than the Required Hedge Percentage (subject to Section 5.17(b)) of the outstanding principal amount from time to time of the Loans, which Hedging Agreements shall be executed (i) with respect to the percentage amount required to be hedged pursuant to clause (i) of the definition of Required Hedge Percentage, on or prior to the date that is one hundred and twenty (120) days after the Closing Date and (ii) with respect to the incremental percentage amount required to be hedged pursuant to paragraph (ii) of the definition of Required Hedge Percentage, no later than thirty (30) days after the Commercial Operation Date and maintained in full force and effect until the Loan Termination Date. Such Hedging Agreements shall have a forward start from the first Principal Payment Date until the Maturity Date. For the avoidance of doubt, such Hedging Agreements may be in the form of traditional swaps or other structured derivatives with the same interest rate hedging effect. The Borrower shall not enter into any Hedging Agreements other than (x) the Hedging Agreements entered into pursuant to the preceding sentences of this Section 5.17(a), (y) transfers and novations thereof and (z) amendments or modifications thereto, each in form and substance satisfactory to the Facility Agent, entered into to (A) increase the notional amount thereof so as to permit the Borrower to comply with its obligations to have entered into Hedging Agreements as to a notional amount equal to the Required Hedge Percentage and/or (B) following the Commercial Operation Date, to align the notional repayment dates thereunder with the Principal Payment Dates (collectively, the “Required Hedging Agreements”).

(b) If on any date from and after the date on which the Required Hedging Agreements are executed until the Loan Termination Date the aggregate notional amount covered by the Required Hedging Agreements exceeds one hundred percent (100%) of the then outstanding principal amount of the Loans, the Borrower shall, within ten (10) Business Days of becoming aware of such excess, if such excess is continuing after that period, adjust such notional amount in order for such percentage not to exceed one hundred percent (100%) of the then outstanding principal amount of the Loans; provided, however, that such adjustment shall be made on a pro rata basis across all Required Hedging Agreements. If, as a result of a failure by a Lender to fulfill an obligation hereunder to make a disbursement, the outstanding principal amount of the Loans immediately after that Disbursement Date is an amount that is lower than is contemplated by the relevant Notice of Borrowing, such ten (10) Business Days period shall be extended by an additional ten (10) Business Days to permit the Borrower to cure non-compliance with this Section 5.17(b), or such longer period as may be granted by the Lenders in their sole discretion upon the Borrower’s request.

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5.18 Financial Covenant; Maintenance of Reserves. (a) The Borrower shall ensure that on each Quarter Date the Debt Service Coverage Ratio for the twelve-month period ending on such Quarter Date (or such shorter period as has occurred since the Commercial Operation Date) shall be not less than 1.10:1.00, it being understood that the first Quarter Date on which the Borrower shall be required to calculate the Debt Service Coverage Ratio shall be the Quarter Date immediately succeeding the date falling six (6) months after the Commercial Operation Date; provided, however, that the Borrower may cure any noncompliance with such ratio requirement by causing to be made Permitted Capital Contributions within thirty (30) days of such Quarter Date in an amount necessary such that upon recalculation of the Debt Service Coverage Ratio, giving effect to a pro forma increase to Cash Flow in an amount equal to such Permitted Capital Contributions, any such noncompliance is cured; provided further, that (i) the Borrower may not use such cure right for more than (x) three (3) Quarter Dates (whether or not consecutive) during the period from the first Quarter Date until the date that is the twenty four (24) month anniversary thereof (the “Initial 24-month Period”); or (y) two (2) Quarter Dates per twelve (12) month period during any period after the Initial 24-month Period; provided that, in respect of this clause (y) in no event may such cure right be used more than a total of four (4) times following the Initial 24-month Period; and (ii) in no event shall the Borrower be permitted to use such cure right for either of the first two (2) Quarter Dates immediately following the end of the Initial 24-month Period if such cure right has been used by the Borrower for the two (2) or three (3) consecutive Quarter Dates occurring immediately prior to such Quarter Date.

(b) No later than the Commercial Operation Date, the Borrower shall (i) maintain on deposit in the Offshore Debt Service Reserve Account the Offshore Debt Service Reserve Account Required Balance and shall maintain the Offshore Debt Service Reserve Account Required Balance at all times thereafter and (ii) maintain on deposit in the Offshore O&M Service Reserve Account the Offshore O&M Service Reserve Account Required Balance and shall maintain the Offshore O&M Service Reserve Account Required Balance at all times thereafter, in each case in accordance with and to the extent required by the Accounts Agreement. On or prior to the Commercial Operation Date, the Facility Agent shall be provided with evidence (in the form of a written statement from the Offshore Accounts Bank or such other evidence reasonably satisfactory to the Facility Agent) that the Offshore Debt Service Reserve Account and the Offshore O&M Service Reserve Account have been fully funded pursuant to the requirements of the Accounts Agreement and the Equity Support Deed. Notwithstanding the foregoing, the Borrower shall not be in breach of this Section 5.18(b) if it provides or causes to be provided the funds and evidence referred to above on or before the date falling two (2) Business Days after the Commercial Operation Date.

5.19 Transactions with Affiliates. Except as provided in the Transaction Documents, the Borrower shall not directly or indirectly (a) make any Investment in or payment to an Affiliate of the Borrower (other than to the Operator to pay for Operation and Maintenance Expenses in accordance with Section 5.15(a) above and the Accounts Agreement); (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate of the Borrower; (c) purchase or acquire Property from an Affiliate of the Borrower or (d) enter into any other transaction or arrangement directly or indirectly with or for the benefit of an Affiliate of the Borrower, unless such transaction is upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

5.20 Construction Milestones; Capex Budget. (a) The Borrower shall not (i) pay any Construction Manager Costs except in accordance with the Construction Management Agreement or (ii) make any payment in respect of any Construction Milestone under any Construction Contract (in whole or in part) unless such Construction Milestone has been achieved in accordance with such Construction Contract.

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(b) The Borrower shall not, without the prior written consent of the Facility Agent (acting on the instructions of the Lenders and after obtaining an opinion of the Technical Advisor), amend, revise or modify the Capex Budget if such amendment, revision or modification results in an increase of the Capex Budget, or request any Loans in respect of any such increase thereto; provided, that an “increase” referred to in this clause (b) shall mean an increase in the Capex Budget by reference to the total amount thereof of nine hundred forty-two million six hundred and two thousand and two hundred and seventy-nine Dollars and fifty-six cents ($942,602,279.56) and not to any particular line item.

5.21 Project Construction; Maintenance. (a) The Borrower shall cause the FPSO to be duly constructed and completed in all material respects in accordance with the Capex Budget, the Construction Contracts, the Project Schedule and Prudent Industry Practices, and shall cause the Commercial Operation Date to occur by the Date Certain.

(b) The Borrower shall not enter into any Change Order except as may be permitted by Section 5.25.

(c) The Borrower shall maintain and preserve the FPSO and all of its other Properties necessary or useful in the proper conduct of its business in good working order and in such condition that the FPSO will have the capacity and functional ability to perform, on a continuing basis (ordinary wear and tear excepted), in normal commercial operation, the functions for which it was specifically designed in accordance with the EPC Contract at substantially the levels contemplated thereby. The Borrower shall cause the FPSO to be operated, serviced, maintained and repaired so that the condition and operating efficiency thereof will be maintained and preserved in all material respects in accordance and compliance with (i) Prudent Industry Practices, (ii) such operating standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors, and sub-contractors and (iii) the terms and conditions of all insurance policies maintained with respect to the FPSO at any time.

(d) The Borrower shall not, in any material respect, alter, remodel, add to, reconstruct, improve or demolish any part of the FPSO or any other Collateral, except as contemplated by or in accordance with the Plans and Specifications and except as would not breach any of the Project Documents, violate Prudent Industry Practices or have an adverse effect on the value of the FPSO.

(e) The Borrower shall not replace or allow the replacement of the Operator without the (i) prior written approval of the Required Lenders, in each such case such approval not to be unreasonably delayed or withheld and (ii) amendments being made to the Financing Documents to incorporate such modifications that are reasonably necessary and mutually agreeable for a replacement of the Operator.

(f) The Borrower shall not, directly or indirectly, make or commit to make any expenditure in respect of the purchase or other acquisition of fixed or capital assets, other than (i) expenditures contemplated by the Capex Budget or the prevailing Operating Plan, as appropriate or as reasonably required (and in accordance with Prudent Industry Practices) to address any emergency that poses a substantial threat to safety of human life or a material portion of the Borrower’s Property, (ii) Loss Proceeds permitted to be applied to the payment of Restoration costs pursuant to Section 5.11, and (iii) Permitted Purchases.

(g) The Borrower shall not remove any material part of the FPSO or item of equipment installed on the FPSO, unless the part or item so removed is replaced as soon as reasonably practicable by a suitable part or item which is in the same condition as or better condition than the part or item being replaced, is free from any Lien other than Permitted Liens and becomes, upon installation on the FPSO, (i) the property of the Borrower and (ii) subject to a Security Interest in favor of the Collateral Agent, but only in each case to the extent and on the same terms as the part or item being replaced.

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5.22 Performance of Project Documents. (a) The Borrower shall perform and observe, in all material respects, all of its covenants and agreements contained in any of the Project Documents to which it is or becomes a party, shall take all necessary action to prevent the termination of any such Project Documents in accordance with the terms thereof or otherwise (other than by virtue of the scheduled expiration in the ordinary course of such Project Document in accordance with its terms).

(b) The Borrower shall instruct each other party to a Project Document to make all payments payable to the Borrower to the Offshore Accounts Bank for deposit in the appropriate Project Account in accordance with the Accounts Agreement.

5.23 Operating Plan. (a) No later than sixty (60) days prior to the Commercial Operation Date, the Borrower shall cause the Operator to adopt an operating plan for the FPSO for the period from such date to the end of the current calendar year substantially in the form of Exhibit G hereto; provided that, if such period is less than six (6) full calendar months, such plan shall be for such period and for the first Operating Year, and, no less than sixty (60) days in advance of the beginning of each Operating Year thereafter, it shall cause the Operator to similarly adopt an operating plan for such Operating Year; provided that any such operating plan may be modified to ensure it shall remain consistent and compliant with instructions received from Petrobras under the Charter Agreement and the Services Agreement. Such operating plan and budget for an Operating Year is herein called an “Operating Plan”. Copies of the Operating Plan for each period and any modifications made thereto in accordance with this Section 5.23(a) shall be furnished to the Facility Agent promptly upon the adoption or any modification thereof.

(b) Each Operating Plan shall describe in reasonable detail, (i) the maintenance and overhaul schedule (including any major maintenance or overhauls which are projected for the next succeeding Operating Year), (ii) staffing plans and administrative activities, (iii) anticipated, to the best knowledge of the Borrower at the time of preparation of such plan, mobilization schedules, equipment acquisitions and material spare parts and consumable inventories management, and (iv) any other material plans and protocols in connection with the operation and maintenance of the FPSO.

5.24 Merger; Sales and Purchases of Assets. The Borrower shall not merge into or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, sub-let (or, with respect to the FPSO, permit Petrobras to sub-let), transfer, part with possession or operational control or otherwise dispose of any assets or Property other than (a) with respect to the FPSO, as contemplated by the Charter Agreement and/or the Services Agreement; (b) subject to the requirements of Section 6.3(d), sales, transfers and other dispositions of assets of the Borrower, having a value of less than $1,000,000 per asset or $2,000,000 in the aggregate in any calendar year, or otherwise determined by the Borrower (in its reasonable opinion) to be obsolete or no longer used by or useful to the Borrower for the operation or maintenance of the Facilities, provided, that notice of any proposed sale, transfer or disposition having a value of more than $1,000,000 per asset or $2,000,000 in the aggregate in any calendar year pursuant to this clause (b) shall be given to the Facility Agent at least ten (10) days prior to the consummation thereof; (c) sales of Permitted Investments prior to the maturity thereof; (d) Distributions or other payments in accordance with Section 5.16 and (e) cash payments permitted under or contemplated by the Financing Documents. The Borrower shall not purchase or acquire any assets other than the purchase of (i) assets reasonably required for the completion of the Project in accordance with the Capex Budget, (ii) subject to Section 5.23, assets in the ordinary course of business reasonably required in connection with the operation of the Facilities, (iii) Permitted Investments and (iv) assets acquired as a result of Permitted Purchases.

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5.25 Amendment of Transaction Documents; Additional Project Documents; Change Orders; Project Party Replacement, Etc. (a) The Borrower shall not, without the consent of, in the case of clause (i), clause (ii) and clause (v) below, the Lenders, and otherwise the Majority Lenders, (i) agree to or permit the cancellation, suspension or termination of any Transaction Document (other than by virtue of the scheduled expiration in the ordinary course of such Transaction Document in accordance with its terms); (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Transaction Document; (iii) except where the same would not materially reduce the amount of any payment due to the Borrower and could not otherwise reasonably be expected to have a Material Adverse Effect, waive any default under or breach of any Project Document or waive, forgive or release any right, interest or entitlement, howsoever arising, under or in respect of any Project Document; (iv) petition, request or take any other legal or administrative action that seeks, or may be expected, to rescind, terminate or suspend any Project Document or, except where the same would not materially reduce the amount of any payment due or to become due to the Borrower and could not otherwise reasonably be expected to have a Material Adverse Effect, amend or modify all or any part thereof; (v) agree to or permit the transfer or delegation of any payment obligations of any Project Participant under any Project Document or, except where the same could not otherwise reasonably be expected to have a Material Adverse Effect and except as described in clause (c) below, agree to or permit the assignment of any rights or the transfer or delegation of any other obligations of any Project Participant under any Project Document except as permitted without the consent of the Borrower or the Operator by the terms of such Project Document; (vi) except for Permitted Change Orders as provided in clause (b) below, amend, supplement, modify or give any consent under any Construction Contract or exercise any material option thereunder; (vii) except where the same would not materially reduce the amount of any payment due or to become due to the Borrower and could not otherwise reasonably be expected to have a Material Adverse Effect, amend, supplement, modify or give any consent under any Project Document (other than the Construction Contracts) or exercise any material option thereunder; (viii) except as may be permitted by Section 9.12, amend, supplement, modify or give any consent under any Financing Document or exercise any material option thereunder; (ix) except as required by the Financing Documents, enter into any Additional Project Document other than a Permitted Purchase Agreement, a copy of which has been provided to the Facility Agent and the Technical Advisor; provided that, for the avoidance of doubt, the Borrower’s refraining from taking enforcement action, where it is reasonable and prudent in the circumstances to so refrain, shall not be deemed a waiver, amendment or supplement for purposes of this Section 5.25(a).

(b) The Borrower may enter into any Change Order (a “Permitted Change Order”) under any Construction Contract if (i) such Change Order is reasonable and necessary in the reasonable opinion of the Borrower, (ii) such Change Order does not materially change the Plans and Specifications and does not require consent from Petrobras under the Charter Agreement or the Services Agreement (other than consent that has already been obtained), (iii) the cost of such Change Order does not exceed an aggregate amount equal to the sum of (x) $10,000,000 and (y) an amount equal to two percent (2%) of the Contract Price as of the Effective Date, (iv) such Change Order does not result in any extension of the Shipyard Delivery Date that could reasonably be expected to have a material adverse effect on the ability of the Borrower to achieve the Commercial Operation Date prior to the Date Certain, (v) such Change Order does not result in any change to, or amendment of, the relevant Acceptance Tests, Delay Liquidated Damages, performance guarantees or any conditions pursuant to which payment of any such damages is required to be made, either directly or indirectly, (vi) the cost of such Change Order does not exceed the then unutilized portion of the contingency amount of $74,005,163.90 in the Capex Budget, and (vi) the Technical Advisor is notified of such Change Order within ten (10) Business Days of its execution; provided that if such Change Order is described in a report delivered to the Technical Advisor pursuant to Section 5.1(f) within such ten (10) Business Days, no separate notice to the Technical Advisor of such Change Order shall be required under this Section 5.25(b).

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5.26 Environmental and Social Compliance. The Borrower shall (a) undertake a full environmental and social assessment process in order to adhere in all respects to the requirements of the Equator Principles with respect to the FPSO to the extent applicable; (b) deliver to the Facility Agent an updated copy of the Environmental and Social Action Plan no later than 210 days after the Commercial Operation Date; (c) comply in all material respects, and use its reasonable efforts to cause all other Persons constructing, occupying or conducting operations with respect to the FPSO to comply in all material respects, with the Environmental and Social Requirements and (iv) obtain, comply with and do all that is necessary to maintain in full force and effect any applicable Environmental and Social Governmental Approvals with respect to the FPSO.

5.27 Completion; Acceptance Tests; Project Completion Date. (a) The Borrower shall not, without the prior written consent of the Majority Lenders (after consultation with the Technical Advisor), deliver a mechanical completion confirmation, a Protocol of Delivery or otherwise accept (including by refraining from issuing a notice of rejection) the FPSO under Article 9 of the EPC Contract.

(b) The Borrower shall not, without the prior approval of the Majority Lenders (after consultation with the Technical Advisor), (i) take any action or fail to take any action which could permit an extension of any guaranteed completion or acceptance date under any Construction Contract, (ii) notify the Construction Contractors under any Construction Contract that it accepts the punch list with respect to such Construction Contract unless such items together with all other punch list items under the Construction Contracts in the aggregate cannot reasonably be expected to have a material adverse effect and the total cost to complete all such items (in the event of a failure by the relevant Construction Contractors to do so) in the aggregate would not exceed $3,500,000, (iii) waive, defer or reduce any of the requirements of any of the Acceptance Tests, (iv) accept or confirm that the FPSO has satisfied any of the Acceptance Tests or (v) fail to advise a Construction Contractor under its Construction Contract of any material defects, deficiencies or discrepancies of which the Borrower has knowledge.

(c) The Borrower shall (i) provide to the Facility Agent, if the Project Completion Date has not occurred within one hundred and twenty (120) days of the Commercial Operation Date, a written explanation in reasonable detail of the reasons for such delay; (ii) no less frequently than once every thirty (30) days thereafter until the Project Completion Date has occurred, provide a written update of such explanation; and (iii) upon the request of the Facility Agent, from time to time, pay the reasonable and duly documented costs of the preparation and delivery by the Technical Advisor of a letter commenting on any such written explanation of the Borrower.

5.28 Certain Agreements. The Borrower shall not enter into any agreement or undertaking other than the Transaction Documents restricting, or purporting to restrict, the ability of the Borrower to comply with the terms of this Agreement or to (a) amend this Agreement or any other Financing Document, (b) sell any of its assets, (c) create Liens, (d) create or incur Indebtedness or (e) make any Distribution.

5.29 Security Documents. (a) The Borrower shall (i) execute and deliver such documents and take all such other actions necessary to ensure that the Vessel and subsequently the FPSO remains subject to the perfected first priority Liens intended to be created by the Mortgage and (ii) maintain the Mortgage in an amount no less than the amount outstanding from time to time of the Obligations.

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(b) The Borrower shall take all actions necessary or requested by the Facility Agent to maintain each Security Document in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by such Security Documents and the first ranking priority thereof, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens on the Collateral other than Permitted Liens, (v) publishing or otherwise delivering notice to third parties, (vi) depositing title documents and (vii) taking all other actions either necessary or otherwise requested by the Facility Agent or the Collateral Agent to ensure that all Collateral (including any after-acquired Property of the Borrower intended to be covered by any Security Document) is subject to a valid and enforceable first-priority (subject only to Permitted Liens) Lien in favor of the Collateral Agent for the benefit of the Secured Parties. In furtherance of the foregoing, (A) the Borrower shall ensure that all after-acquired Property of the Borrower other than such Property not intended to be covered by such Security Documents shall become subject to the first priority (except subject only to Permitted Liens) Lien of the Security Documents promptly upon the acquisition thereof and (B) the Borrower shall not open or maintain any bank account (other than the Offshore Distribution Account, the Borrower Euro Account, and the Borrower Dollar Account) without first taking all such actions as may be necessary or otherwise requested by the Facility Agent to ensure that such bank account is subject to a valid and enforceable first priority (subject only to Permitted Liens) Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

(c) The Borrower shall take all actions necessary to cause each Additional Project Document to which it is a party and that is intended to be covered by a Security Document to be or become subject to the Liens of the Security Documents (whether by amendment to any Security Document, execution of a new Security Document or otherwise) in favor of the Collateral Agent for the benefit of the Secured Parties, and shall deliver or cause to be delivered to the Facility Agent such certificates or other documents with respect to each Additional Project Document as the Facility Agent may reasonably request. The Borrower shall (i) in the case of any Additional Project Document involving an amount of $5,000,000, but no more than $10,000,000, use its reasonable best efforts to cause each party to such Additional Project Document to execute and deliver a Consent Agreement with respect to such Additional Project Document and such legal opinions relating to such Additional Project Document as the Facility Agent may reasonably request and (ii) the Borrower shall in the case of an Additional Project Document involving an amount of more than $10,000,000 cause each party to such Additional Project Document to execute and deliver a Consent Agreement with respect to such Additional Project Document and such legal opinions relating to such Additional Project Document as the Facility Agent may reasonably request. The Borrower shall in the case of any Additional Project Document involving an amount of less than $5,000,000 deliver to the Facility Agent such confirmation that such Additional Project Document is subject to the Security Documents as the Facility Agent may reasonably request, but shall not be required to deliver any such Consent Agreement or legal opinion in respect of such Additional Project Document.

(d) At such time as the Facility Agent may reasonably request in writing, the Borrower shall furnish, or cause to be furnished, to the Facility Agent and the Collateral Agent, an opinion or opinions of legal counsel either stating that, in the opinion of such counsel, such action has been taken with respect to (i) amending or supplementing the Security Documents (or providing additional Security Documents, notifications or acknowledgments) as is necessary under applicable Law to subject all the Collateral (including any after-acquired Property intended to be covered by a Security Document) to the Lien of the Security Documents and (ii) (x) the recordation of the Security Documents (including, without limitation, any amendment or supplement thereto) and any other requisite documents and (y) the execution and filing of any financing statements and continuation statements as are necessary to maintain the Liens purported to be created by the Security Documents and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens. Such opinion or opinions of counsel shall also describe the recordation of the Security Documents and any other requisite documents and the execution and filing of any financing statements and continuation statements, or the taking of any other action that will, in the opinion of such counsel, be required to maintain the Liens purported to be created by the Security Documents after the date of such opinion.

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(e) Without limitation to the other provisions of this Section 5.29, the Borrower shall procure that the Operator complies with all terms and obligations under the Security Documents to which it is a party and shall take, and shall cause the Operator to take, all actions necessary for (i) the notarization and consularization of any of the Security Documents governed by Brazilian law, this Agreement, the Equity Support Deed and the Accounts Agreement by any signatories executing such documents outside of Brazil, (ii) the translation of any of the documents referenced in sub-clause (i) above into Portuguese by a certified public translator and (iii) the filing of such translated and, where applicable, notarized and consularized documents mentioned in sub-clause (i) above with the relevant Registry of Titles and Documents in Brazil as soon as practically possible (other than in the case of documents referred to in Section 3.1(f)(ii), which shall be completed within the time frame set forth therein).

5.30 Prepayment of Indebtedness; Reduction of Commitments. (a) Except for prepayments required or permitted to be made pursuant to this Agreement the Borrower shall not make, or permit to be made on its behalf, any prepayment of any of the Loans.

(b) The Borrower shall not reduce all or any portion of the Commitment of any Lender prior to the end of the Availability Period, unless (i) the Borrower shall have offered to each of the other Lenders to make, and with the consent of such other Lender shall contemporaneously make, a proportionate reduction in the Commitment of each such other Lender, (ii) construction of the FPSO shall be proceeding substantially in accordance with the Project Schedule, (iii) no event shall have occurred or could reasonably be expected to occur to cause the Shipyard Delivery Date to be delayed beyond the Expected Shipyard Delivery Date, (iv) the proposed reduction in Commitments requested by the Borrower could not be reasonably expected to result in a deficiency of funds necessary to achieve the Commercial Operation Date by the Date Certain and (v) each Lender shall have received a certificate from the Borrower, confirmed by the Technical Advisor, with respect to the matters set forth in clauses (ii), (iii) and (iv) above.

5.31 Transfers of Equity Interests. (a) The Borrower shall not (x) permit or consent to the transfer (by assignment, sale or otherwise) of any Equity Interests of the Borrower or the General Partner or (y) issue any new Equity Interests therein other than in connection with any Equity Contributions under the Equity Support Deed (including any drawing on a Reserve Account Letter of Credit that is treated as an Equity Contribution); provided, that the Borrower may permit or consent to the assignment, sale or transfer of Equity Interests of the Borrower or the General Partner or to the issuance of new Equity Interests of the Borrower or the General Partner (each a “Transfer”) if such Transfer is consummated in compliance with Section 5.35 and each of the following conditions (any Transfer not complying with each of the following conditions being null and void ab initio):

(i) after giving effect to any such Transfer, no Change of Control shall have occurred;

(ii) such Transfer shall be made expressly subject to the granting of a Lien in favor of the Collateral Agent on the Equity Interests so being transferred, and any Person that becomes a member of the Borrower or the General Partner as a result of such Transfer shall, simultaneously with such Transfer, sign a pledge agreement substantially identical to the applicable Pledge Agreement and otherwise in form, scope and substance satisfactory to the Facility Agent and the Collateral Agent; and

(iii) such Person referred to in paragraph (ii) above shall, simultaneously with such Transfer, execute and deliver to the Collateral Agent such financing statements and other documents and instruments as the Collateral Agent may reasonably request in order to evidence, secure, and perfect the Collateral Agent’s security interest in and Lien on such Equity Interests.

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(b) The Borrower shall not (x) transfer (by assignment, sale or otherwise) any Equity Interests of the Operator other than in connection with a Permitted Operator Transfer or (y) permit the Operator to issue any new Equity Interests other than in connection with any Equity Contributions under the Equity Support Deed; provided that, in each case:

(i) any Equity Interests so being transferred or issued, as the case may be, shall be made expressly subject to the granting of a Lien in favor of the Collateral Agent, and any Person that becomes a member of the Operator as a result of such transfer or issuance shall, simultaneously with such transfer or issuance, sign a pledge agreement substantially identical to the Brazilian Share Pledge Agreement and otherwise in form, scope and substance satisfactory to the Facility Agent and the Collateral Agent; and

(ii) such Person referred to in paragraph (i) above shall, simultaneously with such transfer or issuance, execute and deliver to the Collateral Agent such financing statements and other documents and instruments as the Collateral Agent may reasonably request in order to evidence, secure, and perfect the Collateral Agent’s security interest in and Lien on such Equity Interests.

(c) For the avoidance of doubt, nothing in this Section 5.31 shall restrict the ability of the Borrower or the General Partner to enter into the Pledge Agreements or any other pledge agreement with respect to any Equity Interests of the Borrower, the Operator or the General Partner with the Collateral Agent.

5.32 Change in Name. The Borrower shall not change its name or do business under any other name than “OOGTK LIBRA GMBH & CO KG”, unless, in any such case, the Borrower shall have given the Collateral Agent at least forty-five (45) days’ prior written notice, and all action requested by the Collateral Agent necessary or advisable in the Collateral Agent’s opinion to preserve and perfect the Security Interests with respect to the Collateral shall have been taken.

5.33 Ranking. The Borrower shall take such action as may be necessary to ensure that, at all times, the payment obligations of the Borrower in respect of the Loans rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

5.34 Payments to the EPC Contractor. The Borrower shall not request any release of funds to the EPC Contractor from the Offshore Construction Account in accordance with the Accounts Agreement with respect to the Delivery (as defined in the EPC Contract) of the FPSO until the Technical Advisor has provided its certification in this respect.

5.35 “Know Your Customer” Checks. If:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any applicable Law made after the date of this Agreement;

(b) any change in the status of the Borrower after the date of this Agreement or any change in the composition of its shareholding; or

(c) a proposed assignment or transfer by any Lender of any of its rights and/or obligations pursuant to Section 9.13 to a party that is not a Lender prior to such assignment or transfer,

obliges any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall as soon as practicable upon the request of such Lender supply, or procure the supply of, such documentation and other evidence as is requested by such Lender (for itself or on behalf of the other Lenders or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for such Lender or such prospective new Lender, as the case may be, to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated by the Financing Documents.

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5.36 Registration; Classification. (a) With respect to the FPSO, no later than the Shipyard Delivery Date and at all times thereafter, the Borrower shall (i) register, and maintain such registration of the FPSO under the laws and flag of the Commonwealth of the Bahamas, (ii) obtain and maintain the classification set forth in the Specifications, and (iii) deliver to the Facility Agent on the Shipyard Delivery Date copies, certified by an Authorized Officer of the Borrower to be true and complete copies, of the executed versions of all documents, referred to in Section 3.2(g) to the extent not previously delivered in executed form.

(b) The Borrower shall request ABS: (i) to send to the Facility Agent, following receipt of a reasonable written request from the Facility Agent, certified true copies of all original class records held by such classification society in relation to the FPSO; (ii) to allow the Facility Agent (or its agents), at any time and from time to time upon reasonable request, to inspect the FPSO’s original class and related records at the offices of such classification society and to make copies of them; and (iii) to notify the Facility Agent immediately in writing if such classification society: (x) receives notification from the Borrower or any other Person that the FPSO’s classification society is to be changed; or (y) becomes aware of any facts or matters which may result in, or have resulted in, a change, suspension, discontinuance, withdrawal or expiry of the FPSO’s class under the rules or terms and conditions of the Borrower’s or the FPSO’s membership in such classification society.

5.37 Title. The Borrower shall not do or permit to be done any act or thing which might reasonably be expected to jeopardize the title, rights and interest of the Borrower or any rights or interest of the Secured Parties in the FPSO and/or knowingly omit or permit to be omitted to be done any act which might reasonably be expected to prevent that title and such rights and interest from being jeopardized.

5.38 Arrest Prevention; Release. The Borrower shall promptly discharge all liabilities which give or may give rise to maritime or possessory Liens on or claims enforceable against the FPSO, its earnings or its insurances. The Borrower shall, forthwith upon receiving notice of the arrest or detention in exercise or purported exercise of any Lien or claim of the FPSO, procure its release.

5.39 Bridge Loan Repayment. On or before the first Disbursement Date, the Borrower shall repay in full its Indebtedness under the Bridge Loan Agreement and promptly thereafter (a) cause the release of any Liens securing such Indebtedness and (b) provide evidence of such repayments and such release to the Facility Agent.

5.40 Sanctions. (a) The Borrower shall not, and shall not permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the direct or indirect benefit of any Restricted Party, or (ii) in any other manner that would reasonably be expected to result in the Borrower or any Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b) The Borrower shall not employ the FPSO nor allow its employment, operation or management (i) by or for the benefit of any Restricted Party; and/or (ii) in any trade which could expose the FPSO, the Lenders or crew to enforcement proceedings or any other consequences whatsoever arising under Sanctions Laws, (iii) in connection with or for the purpose of trading to Iranian and/or Syrian ports or carrying crude oil, petroleum products, petrochemical products or natural gas if they originate in Iran, or are being exported from Iran to any other country, or carrying crude oil, petroleum products or petrochemical products if they originate in Syria or are being exported from Syria.

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(c) The Borrower shall ensure that neither it nor any of its directors, officers, employees, agents or representatives or any other Persons acting on any of their behalf, is or will become a Restricted Party.

(d) The Borrower shall, to the extent within its control, procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Lender in its name or in the name of any of its Affiliates.

5.41 Advisory Board. Without limitation to any other rights or remedies available to the Financing Parties in respect of any breach of Section 5.18(a) or the occurrence of any Sponsor Cross-Default Event, the Borrower agrees that it shall, following any breach by the Borrower of Section 5.18(a) or the occurrence of any Sponsor Cross-Default Event, upon the written request of the Facility Agent (acting on the instructions of the Majority Lenders) (i) ensure that all steps necessary or advisable in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders) are taken as and when appropriate to ensure that the Advisory Board is promptly established, in accordance with Section 6.10 of the Equity Support Deed, and includes the member thereof nominated by the Facility Agent, and (ii) the rights of the Advisory Board contemplated by Schedule 2 to the Equity Support Deed are respected in accordance with the terms thereof.

Section 6. Payment Provisions; Fees

6.1 Repayment of Principal. (a) The Borrower shall repay the aggregate principal amount of the Loans outstanding on each Principal Payment Date, commencing on the First Repayment Date and in the applicable amounts set forth in Part 1 of Appendix B, subject to the provisions of Part 2 of Appendix B.

(b) Upon each Disbursement, the amount disbursed shall be allocated for repayment to each of the respective installments shown in Appendix B in amounts which are pro rata to the amounts of such installments.

6.2 Voluntary Prepayments. (a) Prepayments under this Section 6.2 shall be subject to the following terms and conditions:

(i) the Borrower shall give the Facility Agent at the Notice Office at least ten (10) Business Days’ prior written irrevocable notice of its intent to prepay the Loans and the aggregate principal amount of the prepayment (which notice the Facility Agent shall promptly transmit to each of the Lenders);

(ii) prepayment of the Loans may only be made pursuant to this Section 6.2 on the last day of an Interest Period applicable thereto, unless the Borrower pays all amounts owing under Section 2.10 as a result of prepaying the Loans on a day other than the last day of the Interest Period applicable thereto;

(iii) the aggregate notional amount under the Required Hedging Agreements shall be adjusted in connection with any such prepayment so that it does not exceed one hundred percent (100%) of the principal amount of Loans after giving effect to such prepayment, and any such adjustment shall be applied ratably to the notional amounts of the Required Hedging Agreements ; and

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(iv) such prepayment and all other amounts required to be paid under this Section 6.2 or otherwise in connection with such prepayment shall be made solely from amounts in the Offshore Distribution Account or from the proceeds of Permitted Capital Contributions or from other sources of funds the advancing of which to the Borrower does not contravene the provisions of this Agreement.

(b) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time after the Closing Date at its discretion, subject to the conditions in Section 6.2(a) and to the following additional conditions:

(i) such prepayment shall be in an aggregate principal amount of at least $10,000,000 (or an integral multiple of $10,000,000 in excess thereof);

(ii) such prepayment shall be applied to reduce the Scheduled Principal Payments on a pro rata basis; and

(iii) the Borrower shall pay any termination or partial termination amounts due under any Required Hedging Agreements resulting from any adjustment of the aggregate notional amount under the Required Hedging Agreements in respect of such prepayment and any other amounts owing under any Required Hedging Agreements as a result of prepayment.

(c) In the circumstances described in Section 2.13, the Borrower shall have the right to prepay in whole the Loans held by the Replaced Lender, without premium or penalty, subject to the conditions in Section 6.2(a).

(d) In the event any of the circumstances described in Section 7.1(m) occur and some but not all of the Lenders consent to waiving the Event of Default thereunder, the Borrower shall have the right to prepay in whole all (and not less than all) of the Loans of Lenders that do not consent to such waiver, without premium or penalty, subject to the conditions in Section 6.2(a).

(e) In the event the Borrower is unable to (i) refinance the Loans in part or (ii) obtain consent of the Lenders required by Section 5.3 to redomicile to another jurisdiction or transfer its rights and obligations, because some but not all of the Lenders consent to such action, the Borrower shall have the right to prepay in whole all (and not less than all) of the Loans of Lenders that do not consent to such action, without premium or penalty, subject to the conditions in Section 6.2(a).

(f) In the event that a Market Disruption Margin is payable in respect of three (3) consecutive Interest Periods, the Borrower shall have the right to prepay in whole all (and not less than all) of the Loans, without premium or penalty, subject to the conditions in Section 6.2(a).

(g) Any amounts prepaid under this Section 6.2 may not be re-borrowed.

6.3 Mandatory Prepayments. The Borrower shall make mandatory prepayments of the Loans as follows:

(a) Illegality. The Borrower shall prepay the outstanding Loans to the extent required pursuant to Section 2.8.

(b) Loss Proceeds; MII Proceeds. The Borrower shall prepay the outstanding Loans to the extent required pursuant to Section 5.11.

(c) Early Termination Cash Sweep. During any Early Termination Cash Sweep Period, the Borrower shall apply all amounts from time to time on deposit in the Offshore Distribution Holding Account to prepay the outstanding Loans.

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(d) Dispositions. In the event of any Disposition in the amount of $3,000,000 or more, the Borrower shall apply an amount equal to all of the Net Disposition Proceeds which are not applied towards replacement of the relevant Property sold, transferred or disposed to prepay the outstanding Loans, such prepayment to be made no later than the next Interest Payment Date.

(e) FPSO Loss Event. In the event of a FPSO Loss Event, the Borrower shall prepay the Loans in full and discharge the other Obligations on or before the earlier of (x) the Business Day following the day of receipt of Insurance Proceeds in respect of such FPSO Loss Event and (y) the date occurring one hundred twenty (120) days after such FPSO Loss Event.

(f) Unutilized Project Cost Amounts. The Borrower shall prepay the outstanding Loans to the extent required pursuant to Section 2.3(e) or Section 2.3(e)2.3(f) or Section 2.3(f), as applicable, on the next occurring Interest Payment Date.

(g) Application. (i) Except as otherwise provided in this Section 6.3, a prepayment of the Loans made pursuant to this Section 6.3 shall be made on the last day of an Interest Period, and if not made on such date the Borrower shall apply amounts to be used for such prepayment to pay amounts owing under Section 2.10 as a result of prepaying the Loans on a day other than the last day of an Interest Period.

(ii) The aggregate notional amount under all of the then-existing Required Hedging Agreements shall be adjusted in connection with any such prepayment so that it does not exceed one hundred percent (100%) of the principal amount of Loans after giving effect to such prepayment, and any such adjustment shall be applied ratably to the notional amounts of the Required Hedging Agreements.

(iii) Amounts to be applied to a prepayment of the Loans (other than in respect of Section 2.10) pursuant to this Section 6.3 shall be applied to reduce the Scheduled Principal Payments on a pro rata basis.

(iv) The Borrower shall pay any termination or partial termination amounts due under any Required Hedging Agreements resulting from any adjustment of the aggregate notional amount under the Required Hedging Agreements in respect of such prepayment and any other amounts owing under any Required Hedging Agreements as a result of prepayment. Any amount due in respect of the Required Hedging Agreements terminated in accordance with the immediately preceding sentence shall be paid by the Borrower from amounts available with which to make such prepayment.

(h) Any amounts prepaid under this Section 6.3 may not be re-borrowed.

6.4 Maturity Date. Notwithstanding anything to the contrary which may be contained in this Agreement, the outstanding principal amount of the Loans shall be repaid in full on the Maturity Date.

6.5 Method and Place of Payment. Except as set forth in the following sentence or as otherwise specifically provided herein, all payments under the Financing Documents shall be made to the Facility Agent for the account of the Financing Parties entitled thereto not later than 11:00 a.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office as follows: Standard Settlement Instructions are available at the following URL: www.hsbcnet.com/gbm/products-services/trading-sales/standard-settlement-instructions-document.html, agree to the “SSI’s Terms of Use,” and from the next page, select: USA: Loan Agency SSI, password is loanagency1, Ref. Libra FPSO, Attention: Loan Administration, or to such other bank account as the Facility Agent shall designate to the parties hereto in writing. Whenever any payment to be made hereunder or under any other Financing Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided that in the event that the day on which any such payment is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the immediately preceding Business Day.

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6.6 Computations. All computations of interest and Fees hereunder shall be made on the basis of a 360-day year and the actual number of days elapsed.

6.7 Fees.

(a) Commitment Fees. Subject to Section 2.14, the Borrower agrees to pay to the Facility Agent, for the account of each Lender, a commitment commission (the “Commitment Fee”) computed on the Unutilized Commitment of such Lender, from time to time, at a rate per annum equal to forty percent (40%) of the Applicable Margin then in effect. The Commitment Fee shall begin to accrue on the Effective Date and shall cease to accrue on the last day of the Availability Period and shall be due and payable in arrears on (i) each Interest Payment Date and (ii) the last day of the Availability Period. For the avoidance of doubt, to the extent the Borrower has already paid the commitment fee described in the “Commitment Fee” section of the Bridge Loan Agreement for the period between the Effective Date and the first Disbursement Date, no Commitment Fee shall be due hereunder in respect of that period.

(b) Additional Fees. The Borrower agrees to pay all fees under the Fee Letters in accordance with the terms therein.

6.8 Application of Payments; Sharing. (a) Subject to the provisions of this Section 6.8, the Facility Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, it shall promptly distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations of the Borrower hereunder with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Transaction Documents, or otherwise), which, in any such case, is in excess of its ratable share of payments on account of the Obligations obtained by all Lenders, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Where a sum is to be paid by the Facility Agent under the Financing Documents for another party, the Facility Agent is not obliged to pay that sum to such other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received such sum.

(d) If the Facility Agent pays an amount to another party and it is later discovered that the Facility Agent had not actually received that amount, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall, on demand, refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

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6.9 Calculations and Certificates. (a) In any litigation or arbitration proceedings arising out of or in connection with a Financing Document, the entries made on the books or in the accounts maintained by a Financing Party are prima facie evidence of the matters to which they relate.

(b) Any certification or determination by a Financing Party of a rate or amount under any Financing Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Section 7. Events of Default and Remedies

7.1 Events of Default. The occurrence of any of the following events or circumstances shall constitute an “Event of Default” hereunder:

(a) The Borrower shall fail to pay when due any principal or interest or other amount payable pursuant to this Agreement or any other Financing Document (other than the Required Hedging Agreements), in each case when the same becomes due and payable (whether prior to its stated maturity or otherwise) unless (i) payment is made within two (2) Business Days of its due date or (ii) if its failure is caused by administrative or technical error or a Disruption Event, payment is made within five (5) Business Days of its due date; or

(b) (i) the Borrower shall default in the payment when due of any principal of or interest on any of its other Indebtedness (other than any Subordinated Loans) in the amount of at least $1,000,000 beyond any grace period specified therein, or in the payment when due of any amount under any Required Hedging Agreement beyond any grace period specified therein; or (ii) any event specified in any note, agreement, indenture or other document evidencing or relating to any such other Indebtedness of the Borrower (other than any Subordinated Loans) in the amount of at least $1,000,000 or any event specified in any Required Hedging Agreement shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or, in the case of a Required Hedging Agreement, to permit the payments owing under such Required Hedging Agreement to be liquidated as the result of the early termination thereof; (iii) at any time prior to the Project Completion Date, the OOG Sponsor shall default in the payment when due of any principal of or interest on any of its other Indebtedness in the amount of at least $50,000,000 beyond any grace period specified therein; (iv) at any time prior to the Project Completion Date, any event specified in any note, agreement, indenture or other document evidencing or relating to any such other Indebtedness of the OOG Sponsor in the amount of at least $50,000,000 shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; (v) at any time prior to the Project Completion Date, the Teekay Sponsor shall default in the payment when due of any principal of or interest on any of its other Indebtedness in the amount of at least $100,000,000 beyond any grace period specified therein or (vi) at any time prior to the Project Completion Date, any event specified in any note, agreement, indenture or other document evidencing or relating to any such other Indebtedness of the Teekay Sponsor in the amount of at least $100,000,000 shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

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(c) Any representation, warranty or certification made (or deemed made) by or on behalf of the Borrower, the Shareholders, the General Partner, the Sponsors or the Operator in this Agreement, any other Financing Document, or in any notice or other certificate, agreement, document, financial statement or other statement delivered pursuant hereto or thereto, shall prove to have been false or misleading in any material respect (without giving effect, for purposes of this paragraph (c), to any “material,” “materially,” “materiality,” or similar qualifiers contained in any of such representations, warranties or certifications) when made or deemed made and shall continue to be so, unless the circumstances giving rise to such misrepresentation are capable of remedy and are remedied within twenty-one (21) days of the earlier of the Facility Agent giving the Borrower notice of such misrepresentation and the Borrower becoming aware of such misrepresentation; or

(d) The Borrower shall fail to comply with any term, covenant or provision set forth in (i) Sections 5.3(a), 5.12, 5.13, 5.15, 5.16, 5.18(a), 5.20(a), 5.24, 5.25, 5.27(a), 5.27(b)(i) (unless such failure to comply relates to a failure to take any action) through (iv), 5.29(a), 5.31 or 5.40; or (ii) Sections 5.9(a), 5.14, 5.17, or 5.20(b) and such failure shall continue unremedied for fifteen (15) days after the earlier of the Facility Agent giving the Borrower notice of such failure and the Borrower becoming aware of such failure.

(e) The Borrower, any Shareholder, the General Partner, the Operator or any Sponsor shall fail to comply with or perform any other agreement or covenant contained in this Agreement or in any other Financing Document (other than those referred to in paragraphs (a) through (d) of this Section 7.1) and such failure shall continue unremedied for thirty (30) days after the Borrower, such Shareholder, the General Partner, the Operator or such Sponsor as the case may be, becomes aware of such failure; provided that, if (i) such failure cannot be cured within such thirty (30)-day period, (ii) such failure is capable of being cured, (iii) the Borrower, such Shareholder, the General Partner, the Operator or such Sponsor, as the case may be, is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure does not impair the Security Interests in any material respect, (v) the existence of such failure has not had and cannot, after considering the nature of the proposed cure, be reasonably expected to have a Material Adverse Effect, and (vi) the Facility Agent shall have received an Officer’s Certificate from the Borrower, such Shareholder, the General Partner, the Operator or such Sponsor, as the case may be, to the effect of clauses (i), (ii), (iii), (iv) and (v) above and stating what actions the Borrower, such Shareholder, the General Partner, the Operator or such Sponsor, as the case may be, is taking to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of sixty (60) additional days after the end of such thirty (30)-day period, as shall be necessary for the Borrower, such Shareholder, the General Partner, the Operator or such Sponsor, as the case may be, diligently to cure such failure; or

(f) The Borrower, any Shareholder, the General Partner, the Operator or any Sponsor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(g) The Borrower, any Shareholder, the General Partner, the Operator or, any Sponsor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under or file a petition to take advantage of any Bankruptcy Law (as now or hereafter in effect) including, without limitation, the bankruptcy (falência), judicial restructuring (recuperação judicial) or non-judicial restructuring (recuperação extrajudicial) proceedings under Brazilian Law No. 11,101/05, as amended, (iv) fail to controvert in an appropriate manner within sixty (60) days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it in an involuntary case under any Bankruptcy Law, (v) take any corporate action for the purpose of effecting any of the foregoing or (vi) take any action under any other applicable Laws which would result in a similar or equivalent outcome as set forth in subclauses (i) through (v) hereof; or

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(h) A proceeding or case shall be commenced, without the application or consent of the Borrower, any Shareholder , the General Partner, the Operator or any Sponsor in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, administration or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Person or of all or any substantial part of its Property or (iii) similar relief in respect of the Borrower, such Shareholder, the General Partner, the Operator or such Sponsor under any Bankruptcy Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against the Borrower, such Shareholder, the General Partner, the Operator or such Sponsor shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days in an involuntary case under any Bankruptcy Law; or any proceeding or action shall be commenced under any other applicable Laws which would result in a similar or equivalent outcome as set forth in subclauses (i) through (iii) hereof; or

(i) A final judgment or judgments for the payment of money (x) against the Borrower or the Operator in excess of $1,000,000 for any one judgment or $2,000,000 in the aggregate, (y) against any Shareholder or the General Partner that has had or could reasonably be expected to have a Material Adverse Effect or (z) at any time prior to the Project Completion Date, against the Teekay Sponsor in excess of $100,000,000 for any one judgment or against the OOG Sponsor in excess of $50,000,000 for any one judgment, shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction, and the same shall not be discharged (or provision satisfactory to the Majority Lenders shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower, such Shareholder, the General Partner, such Sponsor or the Operator, as the case may be, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j) Any non-monetary judgment or order shall be rendered against the Borrower, any Shareholder, the General Partner, the Operator, or, at any time prior to Project Completion Date, against any Sponsor, that has had or could reasonably be expected to have a Material Adverse Effect, and a stay of execution thereof shall not have been obtained within sixty (60) days from the date of entry thereof (or, in the case of any such judgment or order rendered by one or more courts, administrative tribunals or other bodies of Brazil, ninety (90) or more days); or

(k) Any of the Secured Parties shall cease to have a first priority, perfected Lien on any material Collateral, subject only to Permitted Liens; or

(l) Any Project Participant shall fail to obtain, renew, maintain or comply with any Necessary Governmental Approval or any Necessary Governmental Approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold any Necessary Governmental Approval and such proceeding is not terminated within thirty (30) days; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect, or such proceeding, as the case may be, could not reasonably be expected to have a Material Adverse Effect; or

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(m) (i) Any Project Document shall be terminated (other than by virtue of the scheduled expiration in the ordinary course of such Project Document in accordance with its terms), or the Borrower or the Operator shall take any action to terminate any Project Document to which it is a party, or (ii) any Transaction Document, or any material provision of any Transaction Document, shall at any time for any reason cease to be valid and binding or in full force and effect or any party thereto (other than a Secured Party) shall so assert in writing and such assertion is not withdrawn in writing within thirty (30) days of the date on which the Borrower shall become aware of such assertion; or (iii) any Transaction Document, or any material provision of any Transaction Document shall be declared to be null and void by any Governmental Authority, or the validity or enforceability thereof shall be contested by the Borrower or the Operator or any Governmental Authority; (iv) the Borrower or the Operator shall deny that it has any further liability or obligation under any Transaction Document; (v) any party to any Project Document assigns or transfers all or any part of its rights and obligations in, to or under such Project Document other than to a transferee which has been approved by the Required Lenders; (vi) any Consortium Member assigns or transfers all or any part of its rights and obligations in, to or under the Consortium Agreement to a transferee which is not a Permitted Transferee and such action has not been remedied to the satisfaction of the Required Lenders within sixty (60) days, provided that this clause (vi) shall not apply in the event that any Consortium Member assigns or transfers all or any part of its rights and obligations in, to or under the Consortium Agreement to a transferee which is not a Permitted Transferee if such assignment or transfer (a “Pre-Approved Transfer”) would not result in the Original Consortium Members ceasing to collectively hold directly legal and beneficial ownership of at least seventy percent (70%) of the membership interests in the Consortium, it being understood that any transferee pursuant to a Pre-Approved Transfer shall be (x) a reputable international oil company or a Subsidiary of a reputable international oil company and (y) required to comply with all Sanctions Laws and all Anti-Money Laundering Laws; (vii) Petrobras (or any other Consortium Member that replaces Petrobras as the leader and operator of the Consortium in accordance with the terms hereof) is replaced, other than by a replacement which has been approved by the Required Lenders, as the leader and operator of the Consortium; or (viii) Petrobras ceases to (x) hold directly legal and beneficial ownership of at least thirty percent (30%) of the membership interests in the Consortium and/or (y) direct or cause the direction of the management of the Consortium, except in the event that Petrobras is replaced as the leader and operator of the Consortium with the approval of the Required Lenders in accordance with clause (vii) above; or

(n) the Commercial Operation Date shall not have occurred by the Date Certain; or

(o) the Borrower, the EPC Contractor or Petrobras shall have actually abandoned the Project and (in the case of the EPC Contractor or Petrobras) such abandonment shall continue for a period of ten (10) Business Days after the Borrower shall have or should have had knowledge thereof; or

(p) a Change of Control shall have occurred; or

(q) an Expropriation Event shall have occurred, provided that, with respect to an Expropriation Event related to the Facilities, it shall only be an Event of Default under this Section 7.1(q) if the Borrower shall fail to procure the release of the Facilities within a period of sixty (60) days after such Expropriation Event (or lesser period if the Borrower shall not at all times during such period of sixty (60) days be acting diligently to contest, discharge, settle or secure the same); or

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(r) Petrobras shall reject the FPSO pursuant to the terms of the Services Agreement or the Charter Agreement; or

(s) a Petrobras Insolvency Event shall have occurred.

7.2 Acceleration. (a) If an Event of Default specified in paragraph (g) or (h) of Section 7.1 shall occur with respect to the Borrower, automatically all Commitments shall immediately terminate and all Loans (with accrued interest thereon) and all other amounts owing to the Lenders under the Financing Documents shall immediately become due and payable without further notice or demand.

(b) If any Event of Default shall occur and be continuing, then the Facility Agent (acting at the instructions of the Majority Lenders or, following any default in payment of the final Scheduled Principal Payment (as the same may be extended with the consent of the Lenders) of the Loans, any Lender) may by notice to the Borrower (i) declare the Commitments to be terminated, whereupon all Commitments shall immediately terminate and/or (ii) declare the Loans, all accrued and unpaid interest thereon and all other amounts owing to the Lenders under the Financing Documents to be due and payable, whereupon the same shall become immediately due and payable.

(c) Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices and other formalities of any kind are hereby expressly waived by the Borrower.

7.3 Other Remedies. Upon the occurrence and during the continuation of an Event of Default:

(a) The Collateral Agent may exercise any or all rights and remedies at law or in equity (in any combination or order that the Collateral Agent may elect), including without limitation or prejudice to the Collateral Agent’s other rights and remedies, any and all rights and remedies available under any of the Financing Documents.

(b) With the prior written consent of the Majority Lenders, which consent may be given or withheld in the Majority Lenders’ sole discretion, either the EPC Contractor or any subcontractor may submit an invoice on behalf of the Borrower, and the Lenders may, in their sole discretion, make payments directly to the EPC Contractor, any other Construction Contractor, any subcontractor, or any other Person. The Facility Agent shall give the Borrower prior written notice of payments to be made by the Lenders pursuant to this paragraph. All sums advanced and disbursed pursuant to this paragraph shall be deemed to be Loans disbursed pursuant to the Financing Documents.

(c) Any funds of any Lender or the Collateral Agent (including the proceeds of any Loans) used for any purpose referred to in this Section 7.3, whether or not in excess (without obligating any Lender to fund any Loans in excess of its Commitment) of the relevant Commitments shall (i) be governed hereby, (ii) constitute a part of the Obligations secured by the Security Documents, (iii) bear interest at the Default Rate and (iv) be payable upon demand by such Lender or the Collateral Agent, as applicable.

Section 8. The Facility Agent

8.1 Appointment and Authorization. (a) Each other Financing Party hereby (i) irrevocably (subject to Section 8.9) appoints, designates and authorizes the Facility Agent as its agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document to which it is a party and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any such other Financing Document, together with such powers as are reasonably incidental thereto and (ii) authorizes the Facility Agent to execute, deliver and perform each of the Financing Documents to which it is or is intended to be a party and each Financing Party agrees to be bound by all of the agreements of the Facility Agent contained in the Financing Documents.

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(b) Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Document, the Facility Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Financing Documents, nor shall the Facility Agent have or be deemed to have any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Facility Agent and the Facility Agent shall not be bound to account to any other Financing Party for any sum or profit element of any sum received for its own account. Without limiting the generality of the foregoing sentence, the use of the term “Facility Agent” in this Agreement with reference to the Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a relationship between independent contracting parties.

8.2 Delegation of Duties. The Facility Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel or other experts concerning all matters pertaining to such duties. The Facility Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with care expected of a prudent person.

8.3 Liability of the Facility Agent. The Facility Agent and any other Agent-Related Persons shall not (a) be liable (including for negligence or any other category of liability whatsoever) for any action taken or omitted to be taken or for any loss or injury resulting from their actions or their performance or lack of performance of their duties under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (b) be responsible in any manner to any of the other Secured Parties or any other Person for any recital, statement, representation or warranty made by the Borrower or any Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Facility Agent under or in connection with, this Agreement or any other Transaction Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Borrower or any other party to any Transaction Document to perform its obligations hereunder or thereunder (except for its own gross negligence or willful misconduct). The Facility Agent and any other Agent-Related Person shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the Properties, books or records of the Borrower, any Sponsor, any other holder of equity interests in the Borrower or any Affiliate of such Person. In no event shall the Facility Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit, goodwill, reputation, business opportunity or anticipated saving), even if the Facility Agent has been advised as to the likelihood of such loss or damage and regardless of the form of action.

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8.4 Reliance by the Facility Agent. The Facility Agent shall be entitled to conclusively rely, and shall not be liable for any act (or omission) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, written statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Facility Agent. The Facility Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document (a) if such action would, in the opinion of the Facility Agent (upon consultation with counsel) be contrary to applicable Law or regulation or breach of a fiduciary duty or duty of confidentiality or the terms of any Financing Document, (b) if such action is not specifically provided for in the Financing Documents to which the Facility Agent is a party, and it shall not have received such advice or concurrence of the Majority Lenders as it deems appropriate, (c) if in connection with the taking of any such action that would constitute the making of a payment due under any Project Document pursuant to the terms of any Consent Agreement, it shall not first have received from any or all of the other relevant Secured Parties funds equal to the amount of such payment, or (d) unless, if it so requests, the Facility Agent shall first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Facility Agent in all cases shall not be liable for any act (or omission) in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the relevant Secured Parties. Notwithstanding the foregoing and unless a contrary indication appears in the Financing Documents, the Facility Agent shall act in accordance with the instructions of the Majority Lenders, shall have the right at any time to seek instructions from the Majority Lenders, and shall not be liable for any act (or omission) if the Facility Agent acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders. The obligations of the Agents under this Agreement are several and not joint.

8.5 Notice of Default. The Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees of which it is aware and which are required to be paid to the Facility Agent for the account of the Lenders, unless the Facility Agent shall have received written notice from any of the Financing Parties or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” If the Facility Agent receives any such notice of the occurrence of a Default or an Event of Default, it shall give notice thereof to the other Financing Parties. The Facility Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with this Section 8; provided, however, that unless and until the Facility Agent has received any such request, the Facility Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

8.6 Credit Decision. Each Lender acknowledges that the Facility Agent and the other Agent-Related Persons have not made any representation or warranty to it, and that no act by the Facility Agent hereafter taken, including any review of the Project or of the affairs of the Borrower or the Sponsors, shall be deemed to constitute any representation or warranty by the Facility Agent or the other Agent-Related Persons to any such Lender. Each Lender represents to the Facility Agent that it has, independently and without reliance upon the Facility Agent or the other Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower, the Sponsors, their Affiliates, the Project, the value of and title to any Collateral, and all applicable bank regulatory Laws relating to the transactions contemplated hereby, and the legality, validity, effectiveness, adequacy or enforceability of any Financing Document and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Facility Agent or the other Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower or any of the Sponsors and the Project. Except for notices, reports and other documents expressly required pursuant to any Financing Document to be furnished to the Lenders by the Facility Agent, the Facility Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Project or of the Borrower or the Sponsors which may come into the possession of the Facility Agent or any of the other Agent-Related Persons.

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8.7 Indemnification of the Facility Agent. (a) Whether or not the transactions contemplated hereby are consummated, each of the Lenders shall indemnify upon demand the Facility Agent and the other Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata in accordance with the Combined Exposure held by such Lender, from and against any and all claims, expenses, obligations, duly documented costs, losses or liabilities, losses, damages, injuries (to person, property or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted, or claimed against the Facility Agent directly or indirectly related to its role as Facility Agent, including without limitation all reasonable costs associated with claims for damages to Persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs; provided, however, that no Lender shall be liable for the payment to the Facility Agent or the other Agent-Related Persons of any portion of such costs, losses or liabilities resulting solely from such Person’s gross negligence or willful misconduct.

(b) Without limitation of the foregoing, each Lender shall reimburse the Facility Agent upon demand for its ratable share as provided above of any expenses reimbursable to the Facility Agent by the Borrower under Section 9.1, to the extent that the Facility Agent is not reimbursed for such expenses by or on behalf of the Borrower. No provision of this Agreement, nor any document related hereto, shall require the Facility Agent to take any action that it reasonably believes to be contrary to applicable law or to expend or risk their own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) The undertakings of the Lenders in this Section 8.7 shall survive the payment of all Obligations hereunder, the termination of this Agreement and the resignation or replacement of the Facility Agent.

8.8 Facility Agent in its Individual Capacity. The Facility Agent and its Affiliates may become a Lender, or acquire any interest in, any Commitment with the same rights that it or they would have if the Facility Agent were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Borrower and may act on, or as depositary, trustee or agent for, the Lenders or in connection with any other obligations of the Borrower as freely as if the Facility Agent were not appointed hereunder.

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8.9 Successor Agents. (a) Subject to the appointment and acceptance of a successor as provided below, (i) the Facility Agent may resign at any time by giving thirty (30) days’ notice thereof to the other Financing Parties and the Borrower, and (ii) the Facility Agent may be removed at any time with or without cause by the Majority Lenders following notice thereof to the other Financing Parties and, unless a Default or an Event of Default has occurred and is continuing, consultation with the Borrower. Upon any such resignation or removal, the Majority Lenders shall, following consultation with the Borrower, unless a Default or an Event of Default has occurred and is continuing in which case no such consultation shall be required, have the right to appoint a successor to the Facility Agent and shall use all reasonable efforts to appoint a Lender as such successor. If no successor Facility Agent shall have been appointed by such Lenders and shall have accepted such appointment within thirty (30) days after the resigning Facility Agent’s giving of notice of resignation or the giving of any notice of removal of the Facility Agent, then such resigning or removed Facility Agent may, following consultation with the Borrower unless a Default or an Event of Default has occurred and is continuing in which case no such consultation shall be required, appoint its successor. The resignation or removal of the Facility Agent and the appointment of any successor thereto shall become effective only when the successor (x) notifies all other parties hereto that it accepts its appointment and (y) delivers a Secured Party Accession Agreement under which it agrees, inter alia, to be bound by the terms of this Agreement and the Intercreditor Agreement. Upon satisfaction of the conditions set out in the preceding sentence, such successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such resigning or removed Facility Agent and such resigning or removed Facility Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents. Upon the appointment of the successor Facility Agent, such successor shall promptly notify the Lenders as to the fees that such successor Facility Agent will charge for its services as such.

(b) After the Facility Agent’s resignation or removal, the provisions hereto of this Section 8 and of Sections 9.1 and 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Facility Agent. The parties hereto hereby agree that transfer of any rights of the Facility Agent hereunder does not imply novation of any Loan. Any Person: (i) into which the Facility Agent is a party may be merged or consolidated or (ii) that may result from any merger, conversion or consolidation to which the Facility Agent shall (if the Facility Agent is not the surviving entity) be the successor of the Facility Agent without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

8.10 Registry. The Borrower hereby designates the Facility Agent, and the Facility Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 8.10, to maintain a register at one of its offices in New York (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Facility Agent with respect to ownership of such Commitment and Loans, and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitment and Loans shall be recorded by the Facility Agent on the Register only upon the acceptance by the Facility Agent of a properly executed and delivered Transfer Certificate pursuant to Section 9.13. The Facility Agent may treat the Lender in whose name a Commitment is registered as the Lender of such Commitment for all purposes whether amounts with respect to such Commitment be owing or in default and the Facility Agent shall not be affected by notice to the contrary except as required by applicable Law.

8.11 Force Majeure. The Facility Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Facility Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the United States Federal Reserve Bank, the European Central Bank or any other federal reserve or central bank wire or facsimile or other wire or communication facility).

8.12 Deductions from Amounts Payable by the Facility Agent. If any party hereto owes an amount to a Facility Agent under the Financing Documents, the Facility Agent may, after giving notice to such party, deduct an amount not exceeding the amount so owed from any payment to that party which the Facility Agent would otherwise be obliged to make under the Financing Documents and apply the amount deducted in or towards satisfaction of the amount owed to the Facility Agent. For the purpose of the Financing Documents, such party shall be regarded as having received any amount so deducted.

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Section 9. Miscellaneous

9.1 Costs and Expenses. The Borrower shall, whether or not the transactions contemplated hereby are consummated and whether or not any of the following are incurred before or after the Closing Date, pay, within ten (10) Business Days after demand and receipt of documentation in respect thereof (to the extent applicable), (a) all reasonable and documented costs and expenses of the Agents in connection with the preparation, execution, filing, recording and administration of this Agreement, the other Transaction Documents, and any other documents which may be delivered in connection herewith or therewith, including, without limitation, all reasonable engineers’, insurance and other consultants’ fees (including any such fees incurred in connection with the preparation of any report referred to herein and any inspections pursuant hereto) and all Attorney Costs (subject to the applicable terms of any written agreements between the Borrower and any such Person relating to such costs and expenses and to any specific limitation in this Agreement) provided that the incurring of any out-of-pocket expenses in an aggregate amount in excess of $10,000 (or the equivalent thereof in any other currency) shall be subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed) and (b) all costs and expenses incurred by any Secured Party (including Attorney Costs) in connection with (i) any and all amounts which any Secured Party has paid relative to curing any Default or Event of Default resulting from the acts or omissions of the Borrower under this Agreement or any other Transaction Document, (ii) the exercise, enforcement or attempted enforcement of, or the investigation or preservation of any rights or remedies under, this Agreement or any other Transaction Document, including without limitation any retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral or preserving the Collateral and the Security Interests or (iii) any amendment, waiver or consent requested by the Borrower with respect to any provision contained in this Agreement or any other Transaction Document. The parties acknowledge and agree that the caption with respect to Austrian stamp duty on the first page of this Agreement is for information purposes only and does not limit any rights or remedies of the Secured Parties under the Financing Documents, including but not limited to this Section 9.1, Section 2.7(g) or applicable Law.

9.2 Indemnity. Whether or not the transactions contemplated hereby are consummated:

(a) The Borrower shall pay, indemnify, and hold each Secured Party and each of its respective officers, directors, employees, counsel, agents, advisers and attorneys-in-fact and Affiliates and the respective successors and assigns of Secured Parties and their Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) which may at any time (including at any time following repayment of the Loans or the termination, resignation or replacement of any Secured Party) be incurred by them in any way relating to or arising out of this Agreement or any other Transaction Document or the Loans, or the use of the proceeds thereof, including any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related thereto, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person provided further that, without limitation to the obligations of the Borrower under this Section 9.2, each Secured Party shall provide written notice to the Borrower promptly upon the incurrence of any Indemnified Liabilities. For the avoidance of doubt, the indemnity above shall cover any cost, loss or liability incurred by each Indemnified Person relating to the Transaction Documents or the transactions contemplated thereby in any jurisdiction arising or asserted under or in connection with any Law relating to safety at sea, the International Safety Management (ISM) Code, any Environmental Law, any Sanctions Laws or any Anti-Money Laundering Laws. The Borrower shall also, within three (3) Business Days of demand, indemnify each Indemnified Person against any cost, loss or liability incurred by it as a result of any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including Attorney Costs) incurred by such Indemnified Person as a result of conduct of the Borrower or any of its partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws or any Anti-Money Laundering Laws.

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(b) Environmental Indemnity. (i) Without in any way limiting the generality of the other provisions contained in this Section 9.2, the Borrower agrees to defend, protect, indemnify, save and hold harmless each Indemnified Person, whether as beneficiary of any of the Security Documents, as a mortgagee in possession, or as successor-in-interest to the Borrower by foreclosure deed or deed in lieu of foreclosure, or otherwise, from and against any and all liabilities, obligations, losses, damages, penalties, fees, claims, actions, judgments, suits, costs, disbursements (including, without limitation, Attorney Costs and reasonable and duly documented consultants’ fees and disbursements) and expenses of any kind or nature whatsoever that may at any time be incurred by, imposed on, asserted or awarded against any such Indemnified Person directly or indirectly based on, or arising out of or resulting from, (A) the actual or alleged presence of Hazardous Materials on, in, under or affecting all or any portion of the Facilities whether or not the same originates or emanates from the Facilities or from properties at which any Hazardous Materials generated, stored or handled by the Borrower were Released or disposed of, or (B) any Environmental and Social Claim relating to the Project (the “Indemnified Matters”), whether any of the Indemnified Matters arise before or after foreclosure of any of the Security Interests or other taking of title to all or any portion of the Collateral by any Secured Party, including, without limitation, (x) the costs of removal of any and all Hazardous Materials from all or any portion of the Facilities, (y) additional costs required to take reasonable precautions to protect against the Release of Hazardous Materials on, in, under or affecting the Facilities into the air, any body of water, any other public domain or any surrounding areas, and (z) costs incurred to comply, in connection with all or any portion of the Facilities, with all applicable Environmental and Labour Laws with respect to Hazardous Materials, provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Matters arising from the gross negligence or willful misconduct of such Indemnified Person and provided further that, without limitation to the obligations of the Borrower under this Section 9.2, each Secured Party shall provide written notice to the Borrower promptly after the occurrence of any Indemnified Matters.

(ii) In no event shall any site visit, observation, or testing by any Indemnified Person (or any representative of any such Person) be deemed to be a representation or warranty that Hazardous Materials are or are not present with respect to the Facilities or that there has been or shall be compliance with any Environmental and Labour Law. Neither the Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by any Indemnified Person. No Indemnified Person owes any duty of care to protect the Borrower or any other Person against, or to inform the Borrower or any other Person of, any Hazardous Materials or any other adverse condition affecting the Project. No Indemnified Person shall be obligated to disclose to the Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by any Indemnified Person.

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(c) Survival; Defense. The obligations in this Section 9.2 shall survive any termination of any Transaction Document and the payment of the Loans and all other Obligations and the resignation and removal of the Facility Agent. At the election of any Indemnified Person, the Borrower’s indemnification obligations under this Section 9.2 shall include the obligation to defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person (acting reasonably), at the sole cost and expense of the Borrower provided that such costs have been reasonably incurred and duly documented. All amounts owing under this Section 9.2 shall be paid within thirty (30) days after demand and receipt of documentation in respect thereof.

(d) Contribution. To the extent that any undertaking in the preceding paragraphs of this Section 9.2 may be unenforceable because it violates any Law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

(e) Settlement. So long as the Borrower is in compliance with its obligations under this Section 9.2, the Borrower shall not be liable to any Indemnified Person under this Section 9.2 for any settlement made by such Indemnified Person without the Borrower’s consent.

9.3 Notices; Disclosure. (a) All notices, requests and demands to or upon the parties hereto to be effective shall be in writing (including electronic mail (unless a party notifies the other parties hereto that it will not accept electronic mail as notice hereunder)) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) in the case of delivery by hand or express courier, upon delivery to or refusal to accept delivery by the addressee, (ii) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (iii) in the case of electronic mail, when actually received and in readable form with receipt electronically confirmed, addressed to the relevant party at its address specified for notices on Annex III or to such other address as shall be designated by such party in a written notice to the other parties hereto; provided that any notice, request or demand to or upon any Financing Party for a Loan or any payment or prepayment thereof shall not be effective until received by such Financing Party.

(b) All notices, requests and other communications hereunder and under the other Financing Documents shall be in the English language.

(c) The Borrower hereby consents to each Lender, its officers and agents disclosing information relating to the Borrower in connection with the Project, including but not limited to details of this Agreement and the Collateral, (i) to any Lender Member (as defined below) and its representatives in any jurisdiction (together with the Lender, the “Permitted Parties”) provided that each Lender requires each other Permitted Party to be bound by a duty of confidentiality equivalent to the duty of confidentiality owed by each Lender to the Borrower and the Sponsors; (ii) to professional advisers, insurers or insurance brokers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties; (iii) to any actual or potential assignee, novatee, transferee, participant or sub-participant in relation to any of the Lender’s rights and/or obligations under this Agreement (or any agent or adviser of any of the foregoing) for the purposes of evaluating a potential assignment or participation under this Agreement, provided that each Lender requires such potential assignee, novatee, transferee, participant or sub-participant (or any agent or adviser of any of the foregoing) to be bound by a duty of confidentiality equivalent to the duty of confidentiality owed by each Lender to the Borrower and the Sponsors; (iv) to any rating agency to enable it to carry out its normal rating activities in relation to the Sponsors or any Affiliate thereof, provided that such rating agency is bound by a duty of confidentiality; (v) to any direct or indirect provider of credit protection to any Permitted Party for the purposes of obtaining or maintaining any such credit protection, provided that such provider is bound by a duty of confidentiality; (vi) as required by any law or as required or requested by any Governmental Authority with jurisdiction over any of the Permitted Parties; and (vii) to the extent that such information becomes publicly available other than by reason of disclosure by such Lender in violation of this Section 9.3(c)). Each Lender shall notify the Borrower of any disclosure made under this Section 9.3(c) (other than to a Permitted Party) as soon as reasonably possible thereafter together with reasonable details of the reason for such disclosure, to the extent not prohibited by applicable law. For purposes of this Section 9.3(c): (A) “Affiliate” means, in relation to a company, (x) its Subsidiary, (y) its Holding Company; or (z) any other Subsidiary of that Holding Company (including head offices and branches of any Person referred to in (x), (y) or (z)); (B) “Lender Member” means each Lender and its Affiliates (including branches); and (C) “Holding Company” means, in relation to a company, a company in respect of which the first named company is a Subsidiary.

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9.4 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. The Borrower may not assign or otherwise transfer any of its rights under this Agreement or any of the other Financing Documents without the prior written consent of each Lender.

9.5 No Waiver; Remedies Cumulative. No failure or delay on the part of any of the Secured Parties in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Borrower and any Secured Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Party to take any other or further action in any circumstances without notice or demand. All remedies, either under this Agreement or any other Financing Document or pursuant to any applicable Law or otherwise afforded to any Secured Party shall be cumulative and not alternative and not exclusive of any rights or remedies provided by Law.

9.6 No Third Party Beneficiaries. The agreement of each Lender to make extensions of credit to the Borrower on the terms and conditions set forth in this Agreement and the other Financing Documents is solely for the benefit of the Borrower, and no other Person (including any other Project Participant, or any contractor, sub-contractor, supplier, worker, carrier, warehouseman, materialman or vendor furnishing supplies, goods or services to or for the benefit of the Borrower or the Project or receiving services from the Project) shall have any rights hereunder against any Secured Party with respect to the Loans, the proceeds thereof or otherwise. Unless expressly provided to the contrary in a Financing Document a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any terms of this Agreement. Notwithstanding any term of any Financing Document to the contrary, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

9.7 Reinstatement. To the extent that any Secured Party receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or to its estate, trustee, receiver, custodian or any other party under any Bankruptcy Law or otherwise, then to the extent that any Secured Party is required to repay any such amount received, the obligation to which such payment initially related shall be reinstated by the amount so repaid and shall be included within the Obligations as of the date such initial payment occurred.

9.8 No Immunity. To the extent that the Borrower may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Financing Document, to claim for itself or its revenues, assets or Properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed to the Borrower such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the Law of the applicable jurisdiction.

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9.9 Judgment Currency. This is an international transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement and under the other Financing Documents to make payment to (or for the account of) each Secured Party in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Secured Party in New York City of the full amount of Dollars payable to such Secured Party under the Financing Documents to which such Secured Party is a party. If for the purpose of obtaining or enforcing judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (for the purposes of this Section 9.9, hereinafter the “judgment currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures such Secured Party could purchase such Dollars at the exchange rate published at its principal office at 10:00 a.m. on that day in New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to such Secured Party hereunder (in this Section 9.9 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following the receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person on demand, in Dollars, for the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred with the judgment currency received.

9.10 Hedge Guarantors. If a Person providing, or which is intended to provide, a guaranty of the performance or obligations of the Borrower under any Required Hedging Agreement, including by providing collateral as security therefor (each such person, a “Hedge Guarantor”), is not an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act of the United States and the applicable rules issued by the Commodity Futures Trading Commission of the United States and/or the Securities and Exchange Commission of the United States (collectively, and as now or hereafter in effect, the “ECP Rules”), at the time such guaranty was entered into, or intended to be entered into, and at such other times as are relevant for the ECP Rules, and to the extent that the providing of such guaranty by such Hedge Guarantor would violate the ECP Rules, the parties agree that, notwithstanding anything else in this Agreement or any other Financing Document to the contrary, (a) any such guaranty shall not be effective as to the obligations of the Borrower under any Required Hedging Agreement and such Person shall not be, or be deemed to be, a guarantor of the Borrower’s performance or obligations under such Required Hedging Agreement or in connection with any transaction thereunder, and (b) no Default or Event of Default shall occur because of any such failure to make such guaranty or provide any security as a result of the foregoing.

9.11 Counterparts; Providing Copies to Austrian Authorities and Courts. (a) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(b) In the event that a party hereto is requested to provide any Austrian government authority or the courts of Austria with an uncertified copy of a Financing Document, upon request by such party the Facility Agent shall provide such uncertified copy and the other parties hereto shall not contest the conformity of such document with the original version.

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9.12 Amendment or Waiver; Voting. (a) No provision of this Agreement or any other Financing Document may be amended, supplemented, modified or waived, except by a written instrument signed by the Majority Lenders (or the Facility Agent on behalf of the Majority Lenders with such Majority Lenders’ written consent) and the Borrower (but only if the Borrower is a party thereto), and, to the extent that its rights or obligations may be affected thereby, the Agent or Agents party thereto. Notwithstanding the foregoing provisions, no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender), without the prior written consent of such Lender, (ii) postpone or delay the Maturity Date, without the prior written consent of each Lender, or postpone or delay any date fixed by this Agreement or any other Financing Document for any payment of principal, interest or Fees due to any Financing Party hereunder or under any other Financing Document, without the prior written consent of such Financing Party, (iii) reduce any fee or premium payable to any Financing Party under any Financing Document or reduce the principal of, or the rate of interest specified in any Financing Document on any Loan of any Lender, without the prior written consent of such Financing Party or Lender, as the case may be, (iv) release, amend or modify all or substantially all of the Collateral except as shall be otherwise provided in any Security Document or other Financing Document or consent to the assignment or transfer by the Borrower or any Sponsor of any of their respective obligations under this Agreement or any other Financing Document, without the prior written consent of each Lender, (v) amend, modify or waive any provision requiring pro rata payments to each Lender without the prior written consent of each Lender, (vi) amend, modify or waive any provision of this Section 9.12 or Sections 2.1(d), 5.40, 6.8, 9.1 or 9.2, without the prior written consent of each Lender, (vii) reduce the percentage specified in or otherwise amend the definition of Required Lenders or Majority Lenders, without the prior written consent of each Lender or otherwise reduce the number of Lenders required to approve any amendment, supplement, modification, consent or instruction, without the prior written consent of each Lender, (viii) change the currency in which any amount is payable without prior written consent of each Lender or (ix) extend the Availability Period without the prior written consent of each Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) Any waiver and any amendment, supplement or modification made or entered into in accordance with Section 9.12(a) shall be binding upon the Borrower and the Secured Parties.

(c) For so long as a Defaulting Lender has any Unutilized Commitments, in ascertaining the Majority Lenders or the Required Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Combined Exposure has been obtained to approve any request for a consent, waiver, amendment or other vote under the Financing Documents, the Combined Exposure of that Defaulting Lender will be reduced by the amount of its Unutilized Commitments. For the purposes of this paragraph (c), the Facility Agent may assume that the following Lenders are Defaulting Lenders (unless in it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender): (i) any Lender which has notified the Facility Agent that it has become a Defaulting Lender and (ii) any Lender in relation to which the Facility Agent is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of “Defaulting Lender” has occurred.

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(d) For so long as a Sponsor Affiliate (A) beneficially holds any Combined Exposure or (B) has entered into a participation agreement relating to any Combined Exposure or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated: (i) in ascertaining the Majority Lenders, Required Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Combined Exposure has been obtained to approve any request for a consent, waiver, amendment or other vote under the Financing Documents such Combined Exposure shall be deemed to be zero; and (ii) for the purposes of any consent, waiver, amendment or other vote requiring all Lenders’ consent, such Sponsor Affiliate or the person with whom it has entered into such participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially holding the relevant Combined Exposure).

9.13 Assignments, Participations, Etc. (a) Each Lender (an “Existing Lender”) may, at any time, (i) without the consent of, or notice to, the Borrower, assign any of its rights or transfer by novation any of its rights and obligations to all or any part of any Loan and the other rights and obligations of such Lender hereunder and under the other Financing Documents to an Affiliate of the Existing Lender or to another Lender (other than to a Defaulting Lender) and (ii) subject to the prior written consent of the Borrower (except when a Default or Event of Default is continuing), such consent not to be unreasonably withheld or delayed and which shall be deemed given five (5) Business Days following written request for such consent from the Existing Lender or the New Lender, assign any of its rights or transfer any of its rights and obligations under this Agreement and the other Financing Documents to another bank or financial institution which is an Eligible Lender (each, a “New Lender”); provided that (A) each such assignment or transfer by a Lender of its Loans or its Commitment shall be made in such a manner so that the same portion of such Lender’s (and of such Lender’s Affiliate’s) Loans, Commitment and any rights and obligations it may have under any Required Hedging Agreement to which such Lender (or any Affiliate of such Lender) is a party, is assigned or transferred to the New Lender (or, in the case of such Required Hedging Agreement, the New Lender or an Affiliate of such New Lender); (B) in the case of an assignment or transfer of any part of a Loan to any New Lender, such assignment or transfer shall not be for an amount less than $10,000,000; (C) the Borrower and the Agents may continue to deal solely and directly with the Existing Lender in connection with the interest so assigned or transferred until (1) written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to the New Lender, shall have been given to the Borrower and the Facility Agent by such Existing Lender and the New Lender, (2) the Existing Lender or the New Lender has paid to the Facility Agent a processing fee in the amount of $3,500, and (3) the Existing Lender shall have delivered to the Borrower and the Facility Agent a Transfer Certificate substantially in the form of Exhibit E hereto (a “Transfer Certificate”) with respect to such assignment or transfer; and (D) if as a result of circumstances existing at the date of such assignment or transfer, the Borrower would be required to make a payment to a New Lender in accordance with Section 2.9 or would be required to gross up any payments to a New Lender for or on account of any deduction or withholding for any taxes in accordance with Section 2.7, then such New Lender would only be entitled to receive payment under those Sections to the same extent as the Existing Lender would have been if the assignment or transfer had not occurred; provided that this clause (D) shall not apply if the assignment to the New Lender is (1) made while a Default or Event of Default is continuing or (2) required by the Borrower pursuant to Section 2.13.

(b) An assignment or transfer will only be effective on: (i) receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the Borrower, the other Financing Parties and the other Secured Parties as it would have been under if it was an original Lender and (ii) the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable Laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

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(c) On the Transfer Date (as defined in the Transfer Certificate): (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Financing Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Financing Documents and their respective rights against one another under the Financing Documents shall be cancelled (being the “Discharged Rights and Obligations”); provided that any Lender that assigns or transfers all of its Commitment and Loans hereunder in accordance with Section 9.13(a) shall continue to have the benefit of indemnification provisions under this Agreement (including Sections 2.7, 2.9, 2.10, 9.1 and 9.2), which shall survive as to such transferring Lender; (ii) each of the Borrower, the Sponsors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower, the Sponsors and the New Lender have assumed and/or acquired the same in place of the Borrower, the Sponsors and the Existing Lender; (iii) the Agents, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) (i) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for: (A) the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents; (B) the financial condition of the Borrower, the Shareholders, the General Partner, the Operator or the Sponsors; (C) the performance and observance by the Borrower, the Shareholders, the General Partner, the Operator, the Sponsors or any other party to any of the Transaction Documents of their obligations under the Transaction Documents or any other documents or (D) the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(ii) Each New Lender confirms to the Existing Lender, the other Financing Parties and the Secured Parties that it: (A) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each of the Borrower, the Shareholders, the General Partner, the Operator or the Sponsors and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Financing Party in connection with any Transaction Document and (B) will continue to make its own independent appraisal of the creditworthiness of each of the Borrower, the Shareholders, the General Partner, the Operator or the Sponsors and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.

(iii) Nothing in any Financing Document obliges an Existing Lender to (A) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Section 9.13 or (B) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower, the Shareholders, the General Partner, the Operator or the Sponsors of its obligations under the Transaction Documents or otherwise.

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(e) Any Existing Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans; provided, however, that (i) the Existing Lender’s obligations under this Agreement shall remain unchanged, (ii) the Existing Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agents shall continue to deal solely and directly with the Existing Lender in connection with the Existing Lender’s rights and obligations under this Agreement and the other Financing Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Transaction Document. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Financing Documents (the Participant’s rights against the Existing Lender in respect of such participation to be those set forth in the agreement executed by the Existing Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(f) Notwithstanding any other provision contained in this Agreement or any other Transaction Document to the contrary, any Lender may assign or pledge all or any portion of the Loans held by it as collateral security to any person, including, without limitation, any United States Federal Reserve Bank, the European Central Bank (if such Lender is incorporated in the jurisdiction which is a member of the European Union) or any other federal reserve or central bank in the jurisdiction of such Lender, provided that any payment in respect of such assigned or pledged Loans made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned or pledged Loans to the extent of such payment. No such assignment or pledge shall release the assigning or pledging Lender from its obligations hereunder or substitute any such assignee or pledgee for such Lender as a party hereto.

9.14 Survival. All indemnities set forth herein, including, without limitation, Section 9.2, shall survive the execution and delivery of this Agreement, any termination of any Transaction Document and the making and repayment of the Loans. In addition, each representation and warranty made or deemed to be made pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

9.15 Parallel Debt. (a) The Borrower hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to any amounts owing by the Borrower to any of the Secured Parties under any Financing Document as and when, and in the currency in which, those amounts are due (the “Parallel Debt”); provided that, for the avoidance of doubt, notwithstanding any other provision hereof, the aggregate amount owed by the Borrower under or in connection with this Agreement or any other Financing Document (including in connection with the Parallel Debt or otherwise) shall not exceed the aggregate amount of the Obligations. Following this, notwithstanding anything to the contrary in any of the Financing Documents, each party agrees that the Collateral Agent shall be the joint and several creditor (Gesamtgläubiger) (together with each Secured Party (other than the Collateral Agent)) of each and every obligation of the Borrower towards each of the Secured Parties (other than the Collateral Agent) under any of the Financing Documents, and that accordingly the Collateral Agent will have its own independent right to demand performance by the Borrower of those obligations.

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(b) The Borrower and the Collateral Agent acknowledge that the obligations of the Borrower under paragraph (a) above are several and are separate and independent from the Obligations, and that the Collateral shall also serve, and shall at all times be deemed to be granted according to the Security Documents, as collateral security for the Parallel Debt; provided that:

(i) Parallel Debt shall be decreased to the extent that its Obligations have been irrevocably paid or (in the case of any guaranties hereunder) discharged; and

(ii) the Obligations of the Borrower shall be decreased to the extent that its Parallel Debt has been irrevocably paid or discharged; and

(iii) the Parallel Debt of the Borrower shall not exceed its Obligations.

(c) The Collateral Agent shall hold the claims against the Borrower under the Parallel Debt structure under this Section 9.15 as trustee for the Secured Parties in accordance with the provisions of this Agreement. The Collateral Agent shall distribute any amounts received under the Parallel Debt claims among the Secured Parties in accordance with the provisions of this Agreement.

(d) All monies received by the Collateral Agent pursuant to this Section 9.15 and all amounts received by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with the Accounts Agreement.

9.16 Right of Set-Off. (a) In addition to any rights and remedies of the Financing Parties provided by Law, each Financing Party shall have the right, without prior notice to the Borrower or any of the other Financing Parties (any such notice being expressly waived by the Borrower and the other Financing Parties), during the existence of an Event of Default or upon any amount becoming due and payable by the Borrower hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Financing Party or any branch, agency or subsidiary thereof to or for the credit or the account of the Borrower. Each of the Financing Parties agrees promptly to notify the Borrower and the other Financing Parties after any such set-off and application made by such Financing Party; provided that the failure to give such notice shall not affect the validity of such set-off and application; provided further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Facility Agent for further application first, to the payment of any amounts owing by such Defaulting Lender to the Facility Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Facility Agent, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Facility Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Facility Agent and the Borrower a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(b) Upon the occurrence of any payment default by a Required Hedge Provider under any Required Hedging Agreement, the Borrower is hereby authorized, without presentment, demand, protest or other notice of any kind to any Person, any such notice being hereby expressly waived, to set off and to appropriate and apply amounts due and payable by the Borrower under this Agreement to such Required Hedge Provider in its capacity as Lender (or to a Lender which is an Affiliate, the Nominated Affiliate or an Affiliate of the Nominated Affiliate (as such term is defined in the ISDA Master Agreement and Schedule to the relevant Required Hedging Agreement) of such Required Hedge Provider) to such defaulted payment amount.

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9.17 Severability. Any provision hereof which is or becomes illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Facility Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.18 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office of such Lender; provided, that the Borrower shall not be responsible for costs arising under Sections 2.7, 2.9 or 2.10 resulting from any such transfer to the extent such costs would not otherwise be applicable to such Lender in the absence of such transfer.

9.19 Governing Law; Submission to Jurisdiction. (a) This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement ) (a “Dispute”).

(c) The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party hereto will argue to the contrary.

(d) This Section 9.19 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

(e) Without prejudice to any other mode of service allowed under any relevant law, the Borrower: (i) irrevocably appoints NCR National Corporate Research (UK) Limited with offices currently located at 7 Welbeck Street, London W1G 9YE, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Financing Document and (ii) agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned. If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within five (5) Business Days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

(f) To the extent that a Secured Party elects to commence proceedings against the Borrower in the courts of Brazil in connection with this Agreement, for the purposes of Section 585, §2nd of the Brazilian Code of Civil Procedure, the Borrower recognizes that this Agreement was legally and validly executed and delivered pursuant to its governing law and that certain obligations set forth herein are to be performed in or from Brazil.

9.20 Complete Agreement. This Agreement and the other Financing Documents represent the final and complete agreement of the parties hereto, and all prior negotiations, representations, understandings, writings and statements of any nature are hereby superseded in their entirety by the terms of this Agreement and the other Financing Documents.

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9.21 Patriot Act. Each of the Financing Parties subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) as the same may be amended from time to time) (the “Act”), hereby notifies the Borrower that pursuant to the Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Financing Parties to identify the Borrower in accordance with the Act. The Borrower shall, and shall cause each of its Affiliates to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Financing Party to maintain compliance with the Act.

9.22 English Language. This Agreement and all other Financing Documents shall be in the English language, except as required by Brazilian law (in which event certified English translations thereof shall be provided by the Borrower to the Facility Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement or any other Financing Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the parties hereto shall have the right to rely for all purposes of this Agreement and the other Financing Documents.

9.23 Place of Performance. The parties agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Agreement as well as under any Financing Document shall be at the registered office of the Facility Agent in New York or any other place reasonably designated by the Facility Agent but in any case a place outside the Republic of Austria, which in particular, but without limitation, means that the payment of all amounts, if any, under this Agreement as well as under any Financing Document must be made from and to, respectively, a bank account outside the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any party hereto. Further, the parties hereto agree that the fulfillment of any contractual obligation under this Agreement as well as under any Financing Document within the Republic of Austria does not result in a discharge of debt.

9.24 Acknowledgment of Appointment of Collateral Agent and Accounts Banks. Each of the Lenders expressly acknowledges the appointment of the Collateral Agent and the Accounts Banks as its agents on the terms set out in the Accounts Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

OOGTK LIBRA GMBH & CO KG

By:
Name: JORGE LUIZ UCHOA MITIDIERI
Title: ATTORNEY IN FACT

By:
Name:
Title:

[Signature Page to Libra FPSO Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

OOGTK LIBRA GMBH & CO KG

By:
Name: Edith Robinson
Title: Attorney-in-fact

By:
Name:
Title:

[Signature Page to Libra FPSO Credit Agreement]

ABN AMRO BANK N.V.

By:
Name: Hendricus Petrus Maria Torken
Title: ATTORNEY-IN-FACT

By:
Name: Nicolau Nardi
Title: ATTORNEY-IN-FACT
RG: 24.175.264-4 (SSP-SP)
CPF: 132.346.288-07

[Signature Page to Libra FPSO Credit Agreement]

CITIBANK, N.A.

By:
Name: NASSER A MALIK
Title: VICE PRESIDENT

[Signature Page to Libra FPSO Credit Agreement]

DNB CAPITAL LLC

By:
Name: Giovani Loss
Title: ATTORNEY IN FACT

[Signature Page to Libra FPSO Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:
Name: Giovani Loss
Title: ATTORNEY IN FACT

[Signature Page to Libra FPSO Credit Agreement]

ING CAPITAL LLC

By:
Name: Giovani Loss
Title: ATTORNEY IN FACT

[Signature Page to Libra FPSO Credit Agreement]

NATIXIS, NEW YORK BRANCH

By:
Name: Pablo Sorj
Title: ATTORNEY IN FACT

[Signature Page to Libra FPSO Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION

By:
Name: Giovani Loss
Title: ATTORNEY IN FACT

[Signature Page to Libra FPSO Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Facility Agent

By:
Name: Giovani Loss
Title: ATTORNEY IN FACT

[Signature Page to Libra FPSO Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name: Giovani Loss
Title: ATTORNEY IN FACT

[Signature Page to Libra FPSO Credit Agreement]

APPENDIX A

to

Credit Agreement

DEFINED TERMS AND RULES OF INTERPRETATION

1. Defined Terms.

“ABS” shall have the meaning set forth in Section 3.2(g)(ii).

“Acceptable Letter of Credit” shall have the meaning provided in the Accounts Agreement.

“Acceptance Tests” shall mean the tests under the EPC Contract, including the test provided under Article 8 of the EPC Contract and under the Specifications.

“Accounting Principles” shall mean IFRS, provided that the Borrower shall be permitted to make a one-time change from IFRS to U.S. GAAP, so long as, upon such one-time change, the Borrower restates all financial statements, for the fiscal period which concluded prior to the date of such change, in the new Accounting Principles method selected.

“Accounts Agreement” shall mean the Collateral and Accounts Agreement entered into or to be entered into among the Borrower, the Operator, the Management Services Providers, the Facility Agent, the Offshore Accounts Bank, the Onshore Accounts Bank and the Collateral Agent.

“Accounts Banks” shall mean the Offshore Accounts Bank and the Onshore Accounts Bank.

“Accrued Construction Period Interest” shall mean the amount of Interest Expenses payable on an Interest Payment Date occurring within one hundred and twenty days after the end of the Availability Period.

“Act” shall have the meaning provided in Section 9.21.

“Additional Project Document” shall mean any contract or agreement relating to the development, engineering, procurement, conversion, construction, testing, ownership, operation, maintenance, repair, financing or use of the Facilities entered into by the Borrower with any other Person subsequent to the date hereof (including any contract(s) or agreement(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise), other than any Permitted Purchase Agreement not exceeding five million Dollars ($5,000,000).

“Advance Working Capital Amount” shall have the meaning provided in Section 2.3(c).

“Advance Working Capital Disbursement” shall have the meaning provided in Section 2.3(c).

“Advance Working Capital Expenses” shall have the meaning provided in Section 2.3(c).

“Advisory Board” shall have the meaning provided in the Equity Support Deed.

“Affected Property” shall mean, with respect to any Event of Loss (other than a FPSO Loss Event), the Property of the Borrower lost, destroyed, damaged, condemned (including, without limitation, through a Taking) or otherwise taken as a result of such Event of Loss.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or any Person who is a limited or general partner of such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 50% or more of the securities of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Persons” shall mean the Facility Agent and any successor Facility Agent appointed pursuant to Section 8.9, together with their respective officers, directors, employees, representatives, attorneys, agents and Affiliates.

“Agents” shall mean, collectively, the Facility Agent, the Collateral Agent, the Offshore Accounts Bank and the Onshore Accounts Bank.

“Agreement” shall have the meaning provided in the preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended from time to time; the United Kingdom Bribery Act 2010, as amended from time to time; the Brazilian Anti-Corruption Act 12,846/2013, as amended from time to time; and any other applicable Law relating to bribery, kick-backs, or similar business practices, including without limitation the following laws of Brazil, as amended from time to time: Law No. 8,666/1993, Decree-law No. 2,848/1940), Law No. 9,613/1998, Law No. 8,137/1990 and Law No. 12,850/2013.

“Anti-Money Laundering Laws” means the Act; the US Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time; the US Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time; the Brazilian Federal Law No. 12,846, as of August 1st, 2013, as amended from time to time; Brazilian Federal Law No. 9,613, as of March 3, 1998, as amended from time to time and corresponding laws of (a) the European Union designed to combat money laundering and terrorist financing and (b) jurisdictions in which the Borrower operates or in which the proceeds of the Facility will be used or from which repayments of the Obligations will be derived.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or of an Affiliate thereof) designated in Annex II or such other office of such Lender (or of an Affiliate thereof) as such Lender may from time to time specify to the Facility Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans are to be made and maintained.

“Applicable Margin” shall mean: means (a) 2.65% per annum from (and including) the Effective Date until (but excluding) the Commercial Operation Date; (b) 2.50% per annum from (and including) the Commercial Operation Date.

“Appraisal” shall mean a written appraisal by an Independent Appraiser of the fair market value of the FPSO on a charter free basis.

“Asset Maintenance Agreement” shall mean the Asset Maintenance Agreement between the Borrower and the Operator for the management of the operational phase of the FPSO, substantially in the form of Exhibit D-2.

“Attorney Costs” shall mean all fees and disbursements of any law firm or other external counsel, which shall be reasonable and duly evidenced except in connection with the exercise, enforcement or attempted enforcement of, or the investigation or preservation of any rights or remedies under, this Agreement or any other Transaction Document including without limitation any retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral or preserving the Collateral and the Security Interests.

“Austrian Partnership Interest Pledge Agreement” shall mean the pledge agreement, governed by the laws of Austria, entered into or to be entered into among the Shareholders, the General Partner and the Collateral Agent in respect of the Equity Interests in the Borrower.

“Austrian Share Pledge Agreement” shall mean the pledge agreement, governed by the laws of Austria, entered into or to be entered into among the Shareholders and the Collateral Agent in respect of the Equity Interests in the General Partner.

“Authorized Officer” shall mean (i) with respect to any Person that is a corporation or a limited liability company, the Chairman, President, Manager, Managing Member, any Vice President, any Executive Officer or Secretary of such Person and any other Person that is duly appointed to act on behalf of such Person as an attorney-in-fact and (ii) with respect to any Person that is a partnership, the President, any Vice President or Secretary (or Assistant Secretary) of a general partner or managing partner of such Person, in each case whose name appears on a certificate of incumbency of such Person delivered in accordance with the terms hereof, as such certificate may be amended from time to time.

“Availability Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) the full utilization or termination of the Commitments, (ii) the date falling two (2) months after the Commercial Operation Date, (iii) the Project Completion Date, and (iv) the date falling 30 days prior to the First Repayment Date.

“Balloon Amount” shall mean the “Balloon amount” set forth in Part 1 of Appendix B.

“Bankruptcy Law” shall mean any Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, winding-up or composition or readjustment of debts or any similar Law.

“Base Case Projections” shall mean a projection of operating results for the Project over a period ending no sooner than the tenth (10th) anniversary of the Commercial Operation Date, (i) showing the Borrower’s reasonable good faith estimates, as of each relevant date, of revenue, operating expenses, the Debt Service Coverage Ratio required under Section 3.1(j), and sources and uses of revenues over the forecast period and (ii) incorporating appropriate operating assumptions, which projections shall have been initially agreed by the Borrower and the Lenders prior to the Effective Date and shall be updated from time to time in accordance with this Agreement.

“Base Equity Contributions” shall have the meaning provided in the Equity Support Deed.

“Basel III” shall mean (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: International framework for liquidity risk measurement, standards and monitoring,” published by the Basel Committee in December 2010 and “Basel III: A global regulatory framework for more resilient banks and banking systems,” published by the Basel Committee in December 2010 and revised in June 2011, each as amended; and (b) any further guidance or standards published by the Basel Committee relating to “Basel III”.

“Basel Committee” shall mean the Basel Committee on Banking Supervision.

“Borrower” shall have the meaning provided in the preamble.

“Borrower Completion Certificate” shall mean a certificate, substantially in the form of Exhibit C-1, dated the Project Completion Date, duly completed and signed by an Authorized Officer of the Borrower.

“Borrower Dollar Account” shall have the meaning provided in the Accounts Agreement.

“Borrower Euro Account” shall have the meaning provided in the Accounts Agreement.

“Borrowing” shall mean the borrowing of Loans from the Lenders on a given date.

“Brazil” shall mean the Federative Republic of Brazil.

“Brazilian Share Pledge Agreement” shall mean the Quota Pledge Agreement, entered into or to be entered into between the Borrower, OOG-TKP Operator Holdings Limited, the Collateral Agent and, as intervening party, the Operator, with respect to the Equity Interests in the Operator.

“Bridge Loan Agreement” shall mean the Facility Letter dated October 24, 2014 between the Borrower, the Lenders, the Facility Agent and the Collateral Agent.

“Business Day” shall mean:

(i) for the purposes of determining the Eurodollar Rate, a day on which dealings in Dollar deposits are carried on in the London interbank market and on which banks are generally open for domestic and foreign exchange business in London (unless market practice differs in the London interbank market, in which case the quotation day for purposes of determining the Eurodollar Rate will be determined by the Facility Agent (on the instructions of the Required Lenders) in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the quotation day will be the last of those days); and

(ii) for all other purposes, a day (other than a Saturday or Sunday) on which commercial banks are open and not authorized to be closed for domestic and international business (including dealings in Dollar deposits) in New York, Rio de Janeiro and São Paulo.

“Calculation Date” shall mean any date occurring during the period commencing on a Quarter Date and ending on the date falling five (5) Business Days following such Quarter Date, the first Calculation Date occurring no less than six (6) months after the Commercial Operation Date.

“Capex Budget” shall mean the budget dated the Closing Date, prepared and certified as such by an Authorized Officer of the Borrower, of all Capex Costs theretofore incurred and thereafter expected to be incurred by the Borrower on or prior to the Project Completion Date, as the same may be amended from time to time in accordance with Section 5.20(b).

“Capex Costs” shall mean Project Costs, other than financing costs including Eligible IDC and fees, payable from the Closing Date until the Commercial Operation Date.

“Capital Adequacy Regulation” shall mean any guideline, request, policy or directive of any central bank or comparable entity or any other Governmental Authority, or any other Law, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under the Accounting Principles and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with the Accounting Principles.

“Cash Flow” shall mean, for any period, the excess (if any) of

(i) Project Revenues of the type described in the definition of “Project Revenues” that are deposited into the Offshore Proceeds Account provided that, for the first two months following the Commercial Operation Date only, “Project Revenues” shall include the amount of any Advance Working Capital Disbursements and the related Equity Contributions required to satisfy the requirements of Section 3.2(e) (not to exceed the Advance Working Capital Amount) during such period, minus

(ii) the sum of (x) the aggregate amount transferred to the Onshore O&M Service Account and to the Borrower Dollar Account pursuant to the Accounts Agreement during such period and (y) taxes paid by the Borrower based on Project Revenues during such period.

“Change of Control” shall mean, at any time, (a) the Sponsors ceasing to jointly own, directly or indirectly, 50.1% or more of the Equity Interests in the Borrower; (b) Odebrecht S.A. ceasing to (i) have the right to elect a majority of the board of directors of the OOG Sponsor, whether through the ownership of voting rights, by contract or otherwise, (ii) own, directly or indirectly, 30% or more of the Equity Interests in the OOG Sponsor or (iii) direct or cause the direction of the management and policies of the OOG Sponsor, whether through the ownership of voting rights, by contract or otherwise; (c) any person or group other than Odebrecht S.A. shall have acquired beneficial ownership or control of voting and/or economic interests in the Equity Interests of the OOG Sponsor in excess of those interests owned and controlled by Odebrecht S.A. at such time; (d) (i) where all management powers over the business and affairs of the Teekay Sponsor are vested exclusively in its general partner, (x) Teekay Corporation ceasing to own, directly or indirectly, a minimum of 50% of the voting rights in Teekay Offshore GP LLC or (y) Teekay Offshore GP LLC ceasing to be the general partner of the Teekay Sponsor or (ii) where all management powers over the business and affairs of the Teekay Sponsor are vested exclusively in a Board of Directors of the Teekay Sponsor, Teekay Corporation ceasing to be the holder, directly or indirectly, of a minimum of 50% of the voting rights to elect the members of that Board of Directors. For the avoidance of doubt, in the event all management powers over the business and affairs of the Teekay Sponsor are vested exclusively in a governing body or entity other than its general partner or its Board of Directors, then Teekay Corporation ceasing to be the holder, directly or indirectly, of more than 50% of the voting rights to elect the members of such governing body or entity shall constitute a Change of Control.

“Change Order” shall mean any adjustment or modification to the terms of the EPC Contract requested pursuant to Article 13 of the EPC Contract or any similar provision of any other Construction Contract.

“Charter Agreement” shall mean that certain Charter Agreement (Contrato de Afretamento) No. 0870.0092728.14.2, dated as of January 29, 2015, by and among the Borrower, Petrobras acting as the leader and operator of the Consortium, and the OOG Sponsor and Teekay Offshore Holdings LLC, as intervening parties, as supplemented by that certain letter dated as of January 30, 2015 executed by an Authorized Officer of Petrobras and addressed to the Borrower, and acknowledged and agreed to by the OOG Sponsor and Teekay Offshore Holdings LLC, with respect to certain clarifications under the Charter Agreement.

“Closing Date” shall mean the date upon which the conditions precedent set forth in Sections 3.1 and 3.2 (in so far as such conditions precedent are applicable to the initial Loans) have been satisfied (or waived or deferred by the appropriate Lenders in accordance with this Agreement) and the first Disbursement of the Loans is made.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code as in effect at the date hereof and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all Property that, in accordance with the terms of the Security Documents, is intended to be subject to any Security Interest.

“Collateral Agent” shall mean HSBC Bank USA, National Association, acting in its capacity as Collateral Agent for the Secured Parties pursuant to the Accounts Agreement, and shall include any successor Collateral Agent appointed pursuant to the Accounts Agreement.

“Combined Exposure” shall mean, as of any date of calculation, the sum (calculated without duplication) of the following, to the extent the same is held by any Lender: (i) the aggregate outstanding principal amount of the Loans, plus (ii) the aggregate amount of Unutilized Commitments, subject to the provisions of Section 9.12(c) and Section 9.12(d).

“Commercial Operation Date” shall mean the date on which the term of each of the Charter Agreement and the Services Agreement starts (Início do Contrato), in accordance with Clause 2.2 of each of the Charter Agreement and the Services Agreement.

“Commitment Fee” shall have the meaning provided in Section 6.7(a).

“Commitments” shall mean, as to any Lender, the amount set forth opposite such Lender’s name in the column entitled “Commitment” in Annex I hereto.

“Compliance Letters” means the Jurong Compliance Letter, the OOG Compliance Letter and the Teekay Compliance Letter.

“Conditional Assignment of Contract” shall mean the Agreement for Conditional Assignment of Contracts (Acordo para Cessão Condicional de Contratos) entered into or to be entered into among the Borrower, the Operator, the Collateral Agent.

“Consent Agreement” shall mean (i) with respect to Petrobras as the leader and operator of the Consortium, collectively, (x) the Termo de Ciência issued or to be issued by the Borrower, the Operator and the Collateral Agent and acknowledged and agreed by Petrobras, and (y) the Authorizations for Assignment of the Credit Rights entered into or to be entered into among the Borrower, the Operator, the Collateral Agent and Petrobras (it being understood that such documents shall be entered into by Petrobras for and on behalf of the Consortium) and (ii) with respect to the EPC Contractor, the EPC Parent Company Guarantor, the Management Services Providers, and each other Project Participant, the Notice of Assignment and Acknowledgement of Assignment in the applicable form attached to the Debenture, provided that with respect to any such other Project Participant, the execution of such Acknowledgement of Assignment shall only be required to the extent provided in the Debenture.

“Consortium” shall mean the Brazilian law consortium named “Consórcio Libra_P1” formed by the Original Consortium Members pursuant to the terms and conditions of the Contrato de Consórcio Libra_P1 dated November 18, 2013 by and among such parties.

“Consortium Agreement” shall mean that certain consortium agreement Libra_P1, related to the production sharing agreement No. 48610.011150/2013-10, executed on November 18, 2013 by and between the Original Consortium Members.

“Consortium Member” means each member from time to time party to the Consortium Agreement.

“Construction Contracts” shall mean the EPC Contract and the OFE Supply Contracts.

“Construction Management Agreement” shall mean the Construction Management Agreement to be entered into prior to the Closing Date between the Borrower and the Construction Manager relating to the Project, substantially in the form of Exhibit D-1.

“Construction Manager” shall mean OOG-TKP Oil Services Ltd..

“Construction Manager Costs” shall mean amounts payable to the Construction Manager under the Construction Management Agreement.

“Construction Milestones” shall mean each of the milestones required to be achieved under the OFE Supply Contracts as a condition to payment to an OFE Supplier and the EPC Contract as set forth in Schedule 5.20 hereto.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness (not including item (vii) of the definition of Indebtedness) (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Price” shall have the meaning provided in the EPC Contract.

“Controlling Corporation” shall have the meaning provided in Section 2.9(b).

“Date Certain” shall mean October 29, 2017.

“Debenture” shall mean the Debenture entered into or to be entered into between the Borrower and the Collateral Agent.

“Debt Service” shall mean, for any period, the sum of (i) all amounts of principal scheduled (i.e., without having regard to any increase due to any amount of principal being paid or being required to be paid prior to its original scheduled due date (whether as a result of any prepayment (voluntary or otherwise) or any Event of Default) to be payable by the Borrower pursuant to the terms and conditions of the Financing Documents in respect of the Loans during such period, provided that, for purposes of calculation such amounts for the relevant period, (x) the Balloon Amount and the Deferral Amount shall be excluded and (y) the amount of principal scheduled to be payable on the first Principal Payment Date shall not exceed 1.82% of the total outstanding principal amount of the Loans, plus (ii) all amounts payable in respect of Interest Expense for such period.

“Debt Service Coverage Ratio” shall mean, for the relevant period, the ratio of (i) Cash Flow for such period to (ii) Debt Service for such period; provided that, for purposes of determining Cash Flow for such calculation, any payment made by Petrobras under the Charter Agreement or the Services Agreement received in the month prior to the due date for such payment shall be deemed paid in the month when due.

“Debt Service Priority” shall have the meaning provided in Part 2 of Appendix B.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or circumstance which with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.6(b).

“Defaulting Lender” means any Lender: (a) which has failed to make its portion of a Loan available or has notified the Facility Agent that it will not make its portion of a Loan available by the Disbursement Date of that Loan in accordance with Section 2.5; (b) which has otherwise rescinded or repudiated a Financing Document; or (c) with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of clause (a) above: (i) its failure to pay is caused by: (A) administrative or technical error; or (B) a Disruption Event; and payment is made within five (5) Business Days of its due date; or (ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Deferral Amount” shall have the meaning provided in Part 2 of Appendix B.

“Deferral Amount Cash Sweep Period” shall have the meaning provided Part 2 of Appendix B.

“Deferral Payment Amounts” shall have the meaning provided Part 2 of Appendix B.

“Delay Liquidated Damages” shall mean all delay liquidated damages payable under the EPC Contract.

“Disbursement” shall mean any disbursement of a Loan pursuant to this Agreement.

“Disbursement Date” shall mean the date specified in a Notice of Borrowing as the date on which a Disbursement of Loans is requested by the Borrower.

“Discharged Rights and Obligations” shall have the meaning provided in Section 9.13(c).

“Disclosed Change Orders” means the Change Orders to be entered into pursuant to Article 13 of the EPC Contract in respect of certain refurbishment and conversion works, equipment and materials in connection thereto for the Vessel that have been determined will be required for the FPSO following the validation and verification of the Pre-Feed Engineering and the Company Rely-Upon Information.

“Disposition” shall mean any sale, transfer or other disposition by the Borrower to any Person of any Property other than cash or Permitted Investments.

“Dispute” shall have the meaning provided in Section 9.19(b).

“Disruption Event” means either or both of: (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Loan (or otherwise in order for the transactions contemplated by the Financing Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties hereto; or (b) the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a party hereto preventing that, or any other party hereto (i) from performing its payment obligations under the Financing Documents; or (ii) from communicating with other parties in accordance with the terms of the Financing Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Distributable Amount” shall mean amounts deposited in the Offshore Distribution Holding Account from time to time that would be permitted, but for a Sponsor Cross-Default Event, to be transferred to the Offshore Distribution Account.

“Distribution Date” shall have the meaning provided in the Accounts Agreement.

“Distribution Confirmation” shall have the meaning provided in the Accounts Agreement.

“Distributions” shall have the meaning provided in Section 5.16.

“Dollar Equivalent” shall mean, with respect to any monetary amount in Reais, at any time for the determination thereof, the amount of Dollars obtained by converting the amount of Reais involved in such computation into Dollars at the spot rate at which Reais are offered for sale to the Offshore Accounts Bank against delivery of Dollars by the Offshore Accounts Bank at approximately 7:00 p.m. (São Paulo, Brazil time) on the date of determination thereof. If for any reason the Dollar Equivalent cannot be calculated as provided in the immediately preceding sentence, the Offshore Accounts Bank shall calculate the Dollar Equivalent on such basis as the Offshore Accounts Bank (acting reasonably) deems fair and equitable.

“Dollars” and the sign “$” shall each mean the freely transferable, lawful currency of the United States.

“Drawdown Schedule” shall mean the expected schedule of Disbursements of the Loans to be made during the Availability Period, prepared by the Borrower and delivered on the Closing Date to the Facility Agent pursuant to Section 3.1(j).

“Early Termination Cash Sweep Period” shall mean the period commencing on the date falling twenty-four (24) months prior to any Early Termination Date and ending on the Loan Termination Date.

“Early Termination Date” shall mean any early termination date notified to the Borrower or the Operator by Petrobras under Clause 2.7 of the Charter Agreement or Clause 2.7 of the Services Agreement.

“ECP Rules” shall have the meaning provided in Section 9.10.

“Effective Date” shall mean the date of this Agreement.

“Eligible IDC” shall mean interest accruing on the Loans during the Availability Period.

“Eligible Lenders” shall mean a commercial bank or other financial institution (other than a Hedge Fund) with a credit rating in respect of its international long-term debt equal to at least BBB by Standard & Poor’s or Baa2 by Moody’s and, in addition, Itaú, Banco do Brasil, Banco Nacional de Desenvolvimento Econômico e Social (BNDES), Fundo da Marinha Mercante (FMM), Caixa Econômica Federal and Santander (Brasil).

“Enforcement Action” shall mean any action or proceeding against the Borrower, the Facilities or all or any part of the Collateral taken for the purpose of (i) enforcing the rights of any Secured Party under or in respect of the Collateral or the Security Documents, including, without limitation, the initiation of action in any court or before any administrative agency or governmental tribunal to enforce such rights, and any action to exercise any rights provided in Section 7.3 and (ii) adjudicating or seeking a judgment on a claim.

“Entitled Person” shall have the meaning provided in Section 9.9.

“Environmental and Labour Laws” shall mean any and all Environmental Laws and any and all Labour Laws.

“Environmental and Social Action Plan” shall mean the plan developed by the Borrower setting out specific environmental and social measures to be undertaken in connection with the Project, in form and substance satisfactory to the Lenders, as such plan (i) may be updated from time to time to reflect actions taken, (ii) modified from time to time with the prior written consent of the Facility Agent (acting on the instructions of the Lenders), and (iii) modified from time to time to conform to changes in applicable Laws or imposed by the classification society.

“Environmental and Social Claims” shall mean, with respect to any Person, as the case may be, (i) any notice, claim, administrative, regulatory or judicial or equitable action, suit, Lien, judgment or demand by any other Person or (ii) any other written communication by any Governmental Authority, in either case alleging or asserting such Person’s liability for investigatory costs, clean-up costs, consultants’ fees, governmental response costs, damages to natural resources (including, without limitation, wetlands, wildlife, aquatic and terrestrial species and vegetation) or other Property, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (x) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental and Labour Law, the Equator Principles or any Governmental Approval issued under any Environmental and Labour Law.

“Environmental and Social Governmental Approvals” shall mean any Governmental Approval relating to environmental or social matters.

“Environmental and Social Requirements” means, collectively, Environmental and Labour Law, the applicable Equator Principles and the IFC Standards.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes.

“EPC Contract” shall mean that certain Contract for Vessel Refurbishment, Conversion, Topsides Fabrication, Integration and Completion of FPSO, dated as of October 4, 2014, by and between the EPC Contractor and the Borrower.

“EPC Contractor” shall mean Jurong Shipyard PTE Ltd, a corporation organized and existing under the laws of Singapore.

“EPC Parent Company Guarantor” shall mean Sembcorp Marine Ltd, a corporation organized and existing under the laws of Singapore.

“EPC Performance Security Documents” shall mean (i) that certain performance guarantee dated October 7, 2014 from the EPC Parent Company Guarantor in favor of the Borrower, (ii) that certain performance bond dated October 21, 2014 from DBS Bank Ltd in favor of the Borrower in an amount no less than ten percent (10%) of the Contract Price, and (iii) the EPC Warranty Guarantee.

“EPC Punch List” shall mean reasonable and typical minor punch list items that are pending completion in accordance with the EPC Contract.

“EPC Warranty Guarantee” shall mean that certain warranty guarantee to be delivered, under Article 3.5.4 of the EPC Contract, in favor of the Borrower in an amount no less than five percent (5%) of the Contract Price.

“Equator Principles” shall mean set of environmental guidelines developed by commercial banks and the International Finance Corporation for the purpose of assessing and managing environmental and social issues related to private-sector project financings, as adopted on June 4, 2013.

“Equity Contributions” shall have the meaning provided in the Equity Support Deed.

“Equity Interests” of any Person shall mean any and all interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any shares, quotas, common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equity Support Deed” shall mean the Equity Support Deed, dated as of the date hereof, by and among the Borrower, the Operator, the Sponsors, the Shareholders, the General Partner, the Facility Agent, the Offshore Accounts Bank and the Collateral Agent.

“Eurodollar Rate” shall mean, with respect to each Interest Period in respect of a Loan, the rate per annum equal to the rate determined by the Facility Agent (acting on the instructions of the Required Lenders) to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person which takes over the administration of that rate) for deposits in Dollars at approximately 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period, and, in the event such applicable rate is less than zero (0), the Eurodollar Rate shall be deemed to be zero (0). If for any reason no such rate is available, the term “Eurodollar Rate” shall mean, for any Loan for any Interest Period therefor, the rate per annum determined by calculating the arithmetic mean of the offered rates, advised to the Facility Agent by the Reference Banks at approximately 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period for a term comparable to such Interest Period, for deposits in Dollars; provided that, if any Reference Bank is unable to or does not supply its offered rate to the Facility Agent, such Reference Bank shall be disregarded for purposes of such calculation; provided further that if under such circumstances, the Eurodollar Rate so calculated is less than zero (0), the Eurodollar Rate shall be deemed to be zero (0).

“Event of Default” shall have the meaning provided in Section 7.1.

“Event of Loss” shall mean, with respect to any Property of the Borrower, any loss of, destruction of or damage to, or any condemnation (including, without limitation, a Taking) or other taking of, such Property.

“Excluded Taxes” shall have the meaning provided in Section 2.7(a).

“Existing Lender” shall have the meaning provided in Section 9.13(a).

“Expected Shipyard Delivery Date” shall mean October 23, 2016.

“Expropriation Event” shall mean (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of the Facilities or the Property or the assets of the Borrower or of its share capital, (b) any assumption by a Governmental Authority of control of all or a substantial portion of the Facilities or the Property, assets or business operations of the Borrower or of its share capital, (c) any taking of any action by a Governmental Authority of competent jurisdiction for the dissolution or disestablishment of the Borrower or (d) any taking of any action by a Governmental Authority of competent jurisdiction that would prevent the Borrower from carrying on its business or operations or a substantial part thereof.

“Facilities” shall mean the FPSO, all equipment relevant to the operation of the FPSO and other assets attached to the FPSO.

“Facility Agent” shall mean HSBC Bank USA, National Association, acting in its capacity as agent for the Lenders pursuant to this Agreement, and shall include any successor Facility Agent appointed pursuant to Section 8.9.

“FATCA” means Sections 1471 through 1474 of the Code (as in effect on the date hereof), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“FATCA Deduction” shall mean a deduction or withholding from a payment under a Financing Document required by FATCA.

“FATCA Exempt Party” shall mean a party that is entitled to receive payments free from any FATCA Deduction.

“FATCA Information” shall have the meaning provided in Section 2.7(d)(i).

“Fee Letters” shall mean, collectively, (i) that certain Fee Letter dated July 28, 2014, as amended on October 24, 2014, among the Sponsors, ABN AMRO Bank N.V., DNB Capital LLC, HSBC Bank USA, National Association, ING Capital LLC and Sumitomo Mitsui Banking Corporation, (ii) that certain Fee Letter dated as of October 24, 2014, as amended on or about the Effective Date, among the Sponsors and Citigroup Global Markets Inc, (iii) that certain Fee Letter dated on or about the Effective Date, among the Sponsors, the Borrower and Natixis, New York Branch, and (iv) that certain Agency Fee Letter dated the Effective Date among the Facility Agent, the Collateral Agent and the Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 6.7.

“Financing Documents” shall mean, collectively, the following documents:

(i) this Agreement;

(ii) the Security Documents;

(iii) the Equity Support Deed;

(iv) the Payment Undertaking;

(v) the Required Hedging Agreements;

(vi) the Subordination Agreements;

(vii) the Fee Letters; and

(viii) each other deed, document, agreement or instrument which the Borrower and the Facility Agent agree to designate as a “Financing Document”.

“Financing Parties” shall mean the Lenders and the Agents.

“First Repayment Date” shall mean the date which is the earlier of (i) the third Business Day of the fourth month following the Commercial Operation Date and (ii) January 29, 2018, provided that if such day is not a Business Day, the First Repayment Date shall be extended to the next succeeding Business Day.

“FPSO” shall have the meaning set forth in the first recital to this Agreement.

“FPSO Loss Event” shall mean all or substantially all of the FPSO shall be destroyed or suffer an actual or constructive loss.

“FPSO Property” shall mean, as of any date, the Vessel and any Property title which has transferred to the Borrower under Article 7 of the EPC Contract.

“General Partner” shall mean OOGTK Libra GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, registered with the Austrian companies register (Firmenbuch) under the registration number FN 421169 t, in its capacity as the sole general partner of the Borrower.

“General Partner Payments” shall mean payments made to the General Partner for administrative services, such payments (i) not to exceed seventy thousand Euro (€70,000) in any twelve-month period and (ii) following the Commercial Operation Date, to be made as part of (and subject to the caps applicable to) the Offshore O&M Dollar Transfer Amount (as defined in the Accounts Agreement).

“Governmental Approval” shall mean any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local, having jurisdiction over the matter or matters in question, including, without limitation, those in Brazil and the United States. For the avoidance of doubt, Petrobras shall not be considered as a Governmental Authority.

“Hazardous Material” shall mean any substance that is regulated or could lead to liability under any Environmental Law, including, but not limited to, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCB’s), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated as such under any applicable Environmental Law.

“Hedge Fund” shall mean any hedge fund or similar investment fund.

“Hedge Guarantor” shall have the meaning provided in Section 9.10.

“Hedging Agreement” shall mean any agreement (including the related ISDA Master Agreement and Schedule thereto and trade confirmation in connection therewith) in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“IFC Standards” means, collectively, the International Finance Corporation’s (IFC) Performance Standards on Social and Environmental Sustainability, dated January 1, 2012, and the relevant IFC Environmental Health and Safety (EHS) Guidelines in force on the date of this Agreement.

“IFRS” shall mean international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements as in use in the European Union.

“Increased Costs” shall have the meaning provided in Section 2.9(a).

“Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with the Accounting Principles would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capital Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations and (vii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered and are not overdue.

“Indemnified Liabilities” shall have the meaning provided in Section 9.2(a).

“Indemnified Matters” shall have the meaning provided in Section 9.2(b).

“Indemnified Person” shall have the meaning provided in Section 9.2(a).

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Independent Appraiser” shall mean IHS (Global) Inc., Pareto Shipbrokers A/S, RS Platou ASA, Fearnley Offshore AS, Clarkson PLC, Noble Denton or any other Person from time to time appointed by the Facility Agent to act as an Independent Appraiser for the purposes of this Agreement.

“Initial 24-month Period” shall have the meaning provided in Section 5.18(a).

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Advisor” shall mean Marsh Ltd. or any other Person from time to time appointed by the Facility Agent to act as Insurance Advisor for the purposes of this Agreement

“Insurance Proceeds” shall mean all amounts payable to the Borrower, the Operator, the Offshore Accounts Bank, the Onshore Accounts Bank, or the Collateral Agent in respect of any insurance required to be maintained (or caused to be maintained) pursuant to Section 5.9.

“Intercreditor Agreement” shall mean the Intercreditor Agreement entered into or to be entered into among the Lenders, the Required Hedge Providers, the Agents, the Accounts Banks and the Collateral Agent, and to which any Required Hedge Providers (as defined in the Accounts Agreement) shall accede.

“Interest Determination Date” shall mean, with respect to any Loan, the second (2nd) Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Expense” shall mean, for any period, the sum of the following: (i) all interest on the Loans accrued or capitalized during such period (whether or not actually paid during such period) pursuant to the Financing Documents plus (ii) the net amounts payable by the Borrower (or minus the net amounts receivable by the Borrower) under the Required Hedging Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Payment Date” shall mean (i) each of the third Business Day of each of March, June, September and December following the Closing Date; (ii) the First Repayment Date, and (iii) the Maturity Date.

“Interest Period” shall mean with respect to any Loan, (i) initially, the period beginning on and including the date of Borrowing of such Loan and ending on but excluding the next following Interest Payment Date and (ii) thereafter, the period beginning on and including the relevant Interest Payment Date and ending on but excluding the next following Interest Payment Date (or such other period as the Borrower and the Facility Agent (at the instruction of the Required Lenders) may agree from time to time); provided that (i) any Interest Period that would otherwise extend beyond the First Repayment Date shall end on the First Repayment Date and (ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Investment” in any Person shall mean, without duplication: (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (b) the making of any deposit with, or advance, loan or other extension of credit to, such Person.

“ISDA Master Agreement and Schedule” shall mean the 2002 standard master agreement and schedule as published by the International Swaps and Derivatives Association, Inc. to document derivatives transaction. For purposes herein and for the avoidance of doubt, “ISDA Master Agreement and Schedule” shall not include any related “Transaction” as defined therein.

“Joint Venture Agreement” shall mean that certain Joint Venture and Shareholders Agreement, dated as of October 3, 2014, by and among the OOG Sponsor, the OOG Shareholder, Teekay Offshore Holdings LLC, the Teekay Shareholder, the Borrower, the General Partner, and the other parties thereto from time to time.

“Jurong Compliance Letter” means the letter dated March 5, 2015 from Jurong Shipyard Pte LTD Act relating to compliance with, inter alia, the Brazilian Anti-Corruption Act 12,846, and to certain other matters specified therein.

“Labour Laws” shall mean any and all binding Laws in the applicable jurisdictions, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to occupational health and safety and including those which relate to preventing and combating harmful and exploitative forms of forced or compulsory labour and child labour (each as defined under applicable Law).

“Law” shall mean, with respect to any Person (i) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, treaty or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including, without limitation, Governmental Approvals) and (ii) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including, without limitation, in each case, any Environmental and Labour Law).

“Legal Qualifications” shall mean (A) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (B) the time barring of claims under the Limitation Acts; (C) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defenses of set-off or counterclaim; and (D) similar principles, rights and defenses under the laws of any relevant jurisdiction,

“Lender” shall mean each Lender named on Annex I and any New Lender pursuant to Section 9.13.

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, such Property (and a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property).

“Limitation Acts” shall mean the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loans” shall have the meaning set forth in Section 2.1(a).

“Loan Termination Date” shall mean the date on which all Obligations, other than contingent liabilities and obligations which are unasserted at such date, have been paid and satisfied in full and all Commitments have been terminated.

“Loss Proceeds” shall mean, with respect to any Event of Loss, any Insurance Proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (including any compensation payable in connection with a Taking) with respect to such Event of Loss (excluding, in each case, the proceeds of protection and indemnity and other general liability insurance, delay in start-up insurance and business interruption insurance).

“Majority Lenders” shall mean Lenders voting more than 50% of the Combined Exposure with respect to the Loans.

“Management Services Agreements” shall mean the Construction Management Agreement, the Asset Maintenance Agreement, the Specialized Oil Industry Services Agreement and the Secondment Agreements.

“Management Services Payments” shall mean (i) payments required to be made under the Construction Management Agreement, the Asset Maintenance Agreement and the Specialized Oil Industry Services Agreement (in each case in amounts no greater than the applicable payment caps specified therein, without regard to any amendment to such payment caps made without the consent of the Majority Lenders), (ii) payments on or prior to the Project Completion Date under the Teekay Singapore Secondment Agreement not to exceed $48,100,000 in the aggregate and (iii) payments after the Commercial Operation Date under any other Secondment Agreement made on an arms-length basis from the Offshore Proceeds Account as part of (and subject to the caps applicable to) the Offshore O&M Dollar Transfer Amount (as defined in the Accounts Agreement).

“Management Services Providers” shall mean each of the parties other than the Borrower to the Management Services Agreements.

“MAPI” shall mean the “Mortgagees’ Additional Perils Insurance” set forth in Part B of Appendix C.

“Market Consultant” shall mean IHS (Global) Inc. or any other Person from time to time appointed by the Facility Agent to act as Market Consultant for the purposes of this Agreement.

“Market Disruption Margin” shall mean the margin calculated and applied in accordance with Section 2.11(d)(ii).

“Market Disruption Margin Event” shall have the meaning provided in Section 2.11(b).

“Material Adverse Effect” shall mean a material adverse effect on (i) the ability or prospective ability of the Borrower to perform its payment obligations under any of the Financing Documents to which it is a party, (ii) the legality, validity or enforceability of any material provision of any Transaction Document or (iii) the legality, validity or enforceability of the Security Interests provided under the Security Documents.

“Maturity Date” shall mean the date which is the earlier of (a) the tenth (10th) anniversary of the Commercial Operation Date, (b) the Early Termination Date, if any, and (c) October 29, 2027, provided that if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

“MII” shall mean the “Mortgagees’ Interest Insurance” set forth in Part B of Appendix C.

“Mobilization and Mooring Payment” shall mean the payment in an aggregate amount of $120,000,000 payable to the Borrower under the Charter Agreement on or about the Commercial Operation Date.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Mortgage” shall mean the Bahamian law mortgage and the Deed of Covenants supplemental thereto entered into between the Borrower and the Collateral Agent with respect to the Facilities.

“Necessary Governmental Approval” shall mean (i) any Governmental Approval listed in Schedule 4.6, (ii) any other Governmental Approval necessary under applicable Law in connection with (a) the due execution and delivery of, and performance by each of the Borrower and the Operator of its obligations and the exercise of its rights under, the Transaction Documents to which it is a party, (b) the legality, validity and binding effect, enforceability or admissibility in evidence thereof, and (c) the acquisition, importation, ownership, construction, installation, operation and maintenance of the FPSO as contemplated by the Transaction Documents which are required to be obtained by the Borrower, the Operator, the Sponsors or the Shareholders, and (in the case of (a), (b) and (c)), the failure of which to obtain and maintain could reasonably be expected to have a Material Adverse Effect, and (iii) any Environmental and Social Governmental Approval.

“Net Available Amount” shall mean, with respect to any Event of Loss (other than a FPSO Loss Event), the aggregate amount of Loss Proceeds received by the Borrower or the Collateral Agent in respect of such Event of Loss, net of reasonable expenses incurred in connection with the collection thereof.

“Net Disposition Proceeds” shall mean, with respect to any Disposition, the gross cash proceeds received from such Disposition (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), net of the reasonable out-of-pocket costs of such Disposition, including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such Disposition.

“New Lender” shall have the meaning provided in Section 9.13(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.2.

“Notice Office” shall mean the office of the Facility Agent specified in Annex III, or such other office, telephone or facsimile number and email address as the Facility Agent may hereafter designate in writing as such to each of the other parties to this Agreement.

“Obligations” shall mean, collectively, (i) all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower under a Financing Document or otherwise to any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees and consultants’ fees chargeable to the Borrower; (ii) any and all sums advanced by any Secured Party in order to preserve the Collateral or to preserve the Security Interests; and (iii) in the event of any Enforcement Action, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Secured Party of its rights under the Security Documents, together with reasonable attorneys’ fees and court costs.

“OFE Suppliers” shall mean each counterparty to an OFE Supply Contract.

“OFE Supply Contracts” shall mean, collectively, (i) the Vessel Purchase Agreement and (ii) the purchase order OOGTK02-01-PA-001 dated December 12, 2014, between the Borrower and Cia. Brasileira de Amarras – Brasilmarras for the supply of mooring lines.

“Officer’s Certificate” shall mean an officer’s certificate signed by an Authorized Officer.

“Offshore Accounts Bank” shall mean HSBC Bank USA, National Association, acting in its capacity as Offshore Accounts Bank pursuant to the Accounts Agreement, and shall include any successor Offshore Accounts Bank appointed pursuant to the Accounts Agreement.

“Offshore Cash Retention Account” shall have the meaning provided in the Accounts Agreement.

“Offshore Construction Account” shall have the meaning provided in the Accounts Agreement.

“Offshore Debt Service Reserve Account” shall have the meaning provided in the Accounts Agreement.

“Offshore Debt Service Reserve Account Required Balance” shall have the meaning provided in the Accounts Agreement.

“Offshore Distribution Account” shall have the meaning provided in the Accounts Agreement.

“Offshore Distribution Holding Account” shall have the meaning provided in the Accounts Agreement.

“Offshore Loss Proceeds and Prepayment Account” shall have the meaning provided in the Accounts Agreement.

“Offshore O&M Service Reserve Account” shall have the meaning provided in the Accounts Agreement.

“Offshore O&M Service Reserve Account Required Balances” shall have the meaning provided in the Accounts Agreement.

“Offshore Proceeds Account” shall have the meaning provided in the Accounts Agreement.

“Offshore Sponsor Net Balloon Security Account” shall have the meaning provided in the Accounts Agreement.

“Onshore Accounts Bank” shall mean HSBC Bank Brasil S.A. - Banco Múltiplo, a Brazilian financial institution, acting in its capacity as Onshore Accounts Bank pursuant to the Accounts Agreement, and shall include any successor Onshore Accounts Bank appointed pursuant to the Accounts Agreement.

“Onshore O&M Service Account” shall have the meaning provided in the Accounts Agreement.

“Onshore Security Agreement” shall mean the Fiduciary Assignment of the Onshore Account’s Credit Rights Agreement entered into or to be entered into among the Operator, the Collateral Agent, the Onshore Accounts Bank and the Borrower as an intervening party.

“OOG Compliance Letter” means the letter dated January 13, 2015 from the OOG Sponsor to Petrobras relating to compliance with, inter alia, the Brazilian Anti-Corruption Act 12,846, and to certain other matters specified therein.

“OOG Shareholder” shall mean OOG Tiro & Sidon GmbH, a limited liability company organized under the laws of Austria, registered with the Austrian companies register (Firmenbuch) under the registration number FN 342217k.

“OOG Sponsor” shall mean Odebrecht Óleo e Gás S.A., a sociedade anônima organized and existing under the laws of Brazil.

“Operating Plan” shall have the meaning provided in Section 5.23(a).

“Operating Year” shall mean each calendar year (or portion thereof) after the Commercial Operation Date.

“Operation and Maintenance Expenses” shall mean, collectively, without duplication, all reasonable (i) expenses of administering and operating the Project and of maintaining it in accordance with Prudent Industry Practices incurred by the Borrower and the Operator, (ii) transportation costs payable by the Borrower and the Operator, in connection with the Project, (iii) direct operating and maintenance costs of the FPSO payable by the Borrower and the Operator (including amounts payable pursuant to the Services Agreement and the Asset Maintenance Agreement), (iv) insurance premiums payable by the Borrower and the Operator, in connection with the Project, (v) property, sales, value-added and excise taxes payable by the Borrower and the Operator in connection with the Project (other than taxes imposed on or measured by income or receipts), (vi) costs and fees incurred by the Borrower and the Operator in connection with obtaining and maintaining in effect the Governmental Approvals required in connection with the Project, and (vii) legal, accounting and other professional fees incurred in the ordinary course of business in connection with the Project payable by the Borrower and the Operator; provided, that “Operation and Maintenance Expenses” shall not include payments into the Offshore Debt Service Reserve Account, depreciation, or any items properly chargeable by the Accounting Principles to fixed capital accounts.

“Operator” shall mean OOGTK Libra Produção de Petróleo Ltda., a limited liability company (sociedade limitada) organized and existing under the laws of Brazil.

“Organizational Documents” shall mean, with respect to any Person, (i) the articles of incorporation, articles of association, limited liability company agreement, certificate of partnership registration, partnership agreement, or other similar organizational document of such Person, (ii) the by-laws or other similar document of such Person, (iii) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Equity Interests of such Person, and (iv) any quotaholders agreement or shareholder rights agreement or other similar agreement.

“Original Consortium Members” means each of Empresa Brasileira de Administração de Petróleo e Gás Natural S.A. – Pré-Sal Petróleo S.A. – PPSA, Petrobras, Shell Brasil Petróleo Ltda., Total E&P do Brasil Ltda., CNODC Brasil Petróleo e Gás Ltda. and CNOOC Petroleum Brasil Ltda., with an equity stake of 0%, 40%, 20%, 20%, 10% and 10%, respectively, in the Consortium as of the date hereof.

“Parallel Debt” shall have the meaning provided in Section 9.15.

“Participant” shall have the meaning provided in Section 9.13(e).

“Payment Office” shall mean the office of the Facility Agent as provided in Annex II, or such other office as the Facility Agent may hereafter designate in writing as such to each of the other parties hereto.

“Payment Undertaking” shall mean the Payment Undertaking entered into or to be entered into by and among the Sponsors, the Facility Agent and the Collateral Agent.

“Permitted Capital Contributions” shall mean (i) contributions to the equity of the Borrower without a corresponding issue of shares or contributions for newly issued shares in the Borrower in accordance with the requirements applicable to Base Equity Contributions under the Equity Support Deed (provided, however, for the avoidance of doubt, in no event shall such Permitted Capital Contributions constitute Equity Contributions made in satisfaction of the obligations under the Equity Support Deed, other than those made in accordance with the proviso in Section 5.18(a)) and (ii) Subordinated Loans.

“Permitted Change Order” shall have the meaning provided in Section 5.25(b).

“Permitted Investments” shall have the meaning provided in the Accounts Agreement.

“Permitted Lien” shall mean any Lien permitted to be incurred by the Borrower pursuant to Section 5.12.

“Permitted Operator Transfer” shall mean any transfer by OOG-TKP Operator Holdings Limited of its ownership of 0.01% of each class of Equity Interests of the Operator, provided that any transferee shall be (i) subject to all necessary “know your customer” or other similar checks under all applicable Laws and regulations by the Facility Agent and (ii) required to comply with all Sanctions Laws and all Anti-Money Laundering Laws.

“Permitted Purchase Agreement” shall mean an agreement entered into by the Borrower for a Permitted Purchase.

“Permitted Purchases” shall mean expenditures for the purchase of equipment and spare parts required for the operation of the FPSO to the extent that such purchases are required to be made directly by the Borrower in order to benefit from the “Regime Aduaneiro Especial de exportação e importação de bens destinados à exploração e à produção de petroléo e gás natural (REPETRO)” funded from (i) the Offshore Proceeds Account as part of (and subject to the caps applicable to) the Offshore O&M Dollar Transfer Amount (as defined in the Accounts Agreement), not to exceed in any 12-month period an aggregate amount equal to twenty-seven and one half percent (27.5%) of the O&M Daily Expense Amount multiplied by 360 or (ii) proceeds, if any, standing to the credit of the Offshore Distribution Account or equity contributions from the Sponsors.

“Permitted Transferee” shall mean any Person that assumes the obligations of a transferring Consortium Member under the Consortium Agreement, provided that such Person is (i) any other Consortium Member, (ii) a reputable international oil company or a subsidiary of a reputable international oil company as approved by the Brazilian Ministry of Mines and Energy in accordance with Section 10.1 of the Consortium Agreement (x) provided that such reputable international oil company or its subsidiary or its parent company, whichever entity is the most creditworthy, is at least as creditworthy as the replaced Consortium Member, or, if more creditworthy, the parent company of such replaced Consortium Member and (y) is otherwise at least as capable of performing the obligation of the replaced Consortium Member as the replaced Consortium Member, in each case, on the date that the Consortium Agreement was entered into, or (iii) a Person approved by the Required Lenders.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, or other enterprises or unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Petrobras” shall mean Petróleo Brasileiro S.A. – Petrobras, a mixed-capital company (sociedade de economia mista) controlled by the federal government of Brazil.

“Petrobras Delay LD Amounts” shall mean the penalty amounts (if any) payable in respect of delay in relation to the FPSO to Petrobras in accordance with the Charter Agreement and the Services Agreement.

“Petrobras Insolvency Event” shall mean Petrobras is declared insolvent in accordance with applicable laws and/or regulations, provided that such a declaration shall not constitute an event of default if the government of Brazil assumes the obligations of Petrobras under the Project Documents.

“Petrobras Net Delay LD Amounts” shall mean the Petrobras Delay LD Amounts minus the amount of delay liquidated damages received from the EPC Contractor.

“Petrobras Payment Default Event” shall mean the maturity of any indebtedness of Petrobras or of any of its material subsidiaries in a total aggregate principal amount of U.S.$200,000,000 (or its equivalent in another currency) or more is accelerated in accordance with the terms of that indebtedness, it being understood that prepayment or redemption by Petrobras or any such material subsidiary of any indebtedness is not acceleration for this purpose.

“Petrobras Punch List” shall mean punch list items relating to the FPSO that are to be completed following Commercial Operation Date pursuant to the requirements of Petrobras.

“Plans and Specifications” shall mean the plans and specifications relating to the Project as set forth in or contemplated by the EPC Contract.

“Pledge Agreements” shall mean the Brazilian Share Pledge Agreement, the Austrian Partnership Interest Pledge Agreement and the Austrian Share Pledge Agreement.

“Pre-Approved Transfer” shall have the meaning provided Section 7.1(m).

“Principal Amortizations” shall have the meaning provided in Part 2 of Appendix B.

“Principal Payment Dates” shall mean the First Repayment Date, each Interest Payment Date thereafter, and the Maturity Date.

“Project” shall mean the construction and chartering of the FPSO and other Facilities.

“Project Accounts” shall have the meaning provided in the Accounts Agreement.

“Project Completion Date” shall mean the date upon which the conditions set forth in Section 3.3 have been satisfied (or waived by the Lenders).

“Project Costs” shall mean (i) all costs and expenses reasonably and necessarily incurred or to be incurred by the Borrower or the Operator to finance and complete the Project (and complete all Punch List items in respect thereof) and achieve the Project Completion Date in the manner contemplated by the Transaction Documents, including all reasonable and necessary costs and expenses incurred in connection with the negotiation and preparation of the Transaction Documents and the formation of the Borrower, all fees and premiums payable in respect of the Loans, and all other reasonable and necessary expenses required for the financing, development, design, construction, equipment procurement, installation, start-up and initial operation of the Project and (ii) all Operation and Maintenance Expenses as set forth in the Capex Budget under the “Working Capital” item incurred during and in connection with the start-up of the Facilities and all Eligible IDC. Project Costs shall include (1) payment of amounts payable under the Construction Management Agreement to the Construction Manager, (2) the reimbursement of the Borrower, the Sponsors or the Operator for Project Costs and paid by any of such Persons prior to the first Disbursement (provided that the Technical Advisor and the Facility Agent shall have approved such Project Costs), (3) payments by the Borrower required under the Construction Contracts, and (4) payment of Petrobras Net Delay LD Amounts to the extent permitted under Section 2.3(d)(ii). Project Costs shall not include (a) payments of principal of any Indebtedness or Interest Expense following the end of the Availability Period, (b) any payments of any kind to the Borrower or any Affiliate thereof, other than as expressly contemplated by the Transaction Documents or payments in respect of the reimbursement of Project Costs expressly permitted above, (c) any principal, interest or other amounts in respect of Subordinated Loans or any other loans to the Borrower from any Sponsor or any Affiliate of any Sponsor, and (d) the repayment of the Indebtedness under the Bridge Loan Agreement.

“Project Documents” shall mean, collectively, the following documents:

(i)	the Construction Contracts;

(ii)	the EPC Performance Security Documents;

(iii)	the Charter Agreement;

(iv)	the Services Agreement; and

(v)	the Management Services Agreements.

“Project Participants” shall mean the EPC Contractor, the EPC Parent Company Guarantor, the OFE Suppliers, the Operator, the Consortium Members, the Management Services Providers, each party (other than the Borrower) to an Additional Project Document with a value in excess of five million Dollars ($5,000,000), and each Replacement Project Participant.

“Project Revenues” shall mean, for any period, without duplication, the aggregate of all revenues received by the Borrower and the Operator during such period from (i) payments made thereto under the Project Documents, (ii) interest accrued on, and other income derived from, the balance outstanding during such period in the Project Accounts (including, without limitation, from Permitted Investments), (iii) the proceeds of any delay in start-up and business interruption insurance, and (iv) the proceeds of any Delay Liquidated Damages; provided that Project Revenues shall exclude, to the extent otherwise included, (1) proceeds payable in respect of any insurance (other than delay in start-up and business interruption insurance), or (2) warranty or indemnity payments or damages, other than Delay Liquidated Damages, payable to the Borrower under any Project Document.

“Project Schedule” shall mean the schedule for achieving the Project Completion Date, in accordance with the Base Case Projections and the EPC Contract.

“Property” shall mean any property of any kind whatsoever, whether movable, immovable, real, personal or mixed and whether tangible or intangible, any right or interest therein or any receivables or credit rights (direitos creditórios).

“Protocol of Delivery” shall mean a protocol of delivery in the form of Exhibit I to the EPC Contract acknowledging delivery of the FPSO by the EPC Contractor and acceptance thereof by the Borrower.

“Prudent Industry Practices” shall mean the professional practices, methods, equipment, specifications and safety and output standards and industry codes mentioned in the EPC Contract, the Services Agreement and the Charter Agreement, with respect to the design, installation, operation, maintenance and use of equipment and similar or better machinery, all of the above in compliance with applicable standards of safety, output, dependability, efficiency and economy, including recommended practice of a good, safe, prudent and workman-like character and in compliance with all applicable Laws. Prudent Industry Practices are not intended to be limited to the optimum or minimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as practiced in the industry.

“Punch List” shall mean, collectively, the EPC Punch List and the Petrobras Punch List.

“Quarter” shall mean each period commencing on the day immediately following a Quarter Date and ending on the next succeeding Quarter Date.

“Quarter Date” shall mean (i) the third Business Day of each of March, June, September and December and (ii) if the First Repayment Date shall be a day other than the third Business Day of March, June, September or December, the First Repayment Date.

“Reais” and the sign “R$” shall each mean freely transferable, lawful currency of Brazil.

“Reais Equivalent” shall mean, with respect to any monetary amount in Dollars, at any time for the determination thereof, the amount of Reais obtained by converting the amount of Dollars involved in such computation into Reais at the spot rate at which Dollars are offered for sale to the Offshore Accounts Bank against delivery of Reais by the Offshore Accounts Bank at approximately 7:00 p.m. (São Paulo, Brazil time) on the date of determination thereof. If for any reason the Reais Equivalent cannot be calculated as provided in the immediately preceding sentence, the Offshore Accounts Bank shall calculate the Reais Equivalent on such basis as the Offshore Accounts Bank (acting reasonably) deems fair and equitable.

“Receivables Fiduciary Assignment Agreement” shall mean the Receivables Fiduciary Assignment Agreement related to the Charter Agreement and the Services Agreement entered into or to be entered into among the Borrower, the Operator, the Collateral Agent and the Onshore Accounts Bank.

“Recipient” shall have the meaning provided in Section 2.7(f).

“Reference Banks” means, collectively, ABN AMRO Bank N.V., DNB Bank ASA, New York Branch, Deutsche Bank, JPMorgan Chase & Co., Bank of Tokyo Mitsubishi UFJ, Ltd., ING Bank N.V., Natixis and Sumitomo Mitsui Banking Corporation; provided that, if any such Lender or ING Capital LLC assigns all of its Loans and other rights and obligations under this Agreement and the other Financing Documents to any New Lender in accordance with Section 9.13, such New Lender shall replace such Lender or, in the case of an assignment by ING Capital LLC, ING Bank N.V. as a “Reference Bank” for purposes of this Agreement so long as the Majority Lenders and the Borrower consent to such replacement; provided further, that if any such Lender assigns all of its Loans and other rights and obligations under this Agreement and the other Financing Documents to more than one New Lender in accordance with Section 9.13, the Borrower and the Facility Agent shall consult and use reasonable efforts to agree (with the consent of the Majority Lenders, acting reasonably) on a replacement Reference Bank and if no such agreement is reached within fifteen (15) days, the Borrower shall designate such replacement Reference Bank.

“Register” shall have the meaning provided in Section 8.10.

“Regulation” shall have the meaning provided in Section 4.20(b).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material, but excluding emissions from the engine exhaust of any vehicle).

“Relevant Party” shall have the meaning provided in Section 2.7(f).

“Repeating Representations” shall mean each of the representations and warranties set forth in Sections 4.1(a), 4.2, 4.3(b), 4.5, 4.6(c), 4.7, 4.8, 4.9, 4.10, 4.12, 4.13(a), 4.13(b), 4.13(c), 4.14, 4.16(a), 4.17, 4.18, 4.21 and 4.23.

“Replaced Lender” and “Replacement Lender” shall have the meanings provided in Section 2.13.

“Replacement Project Participant” shall mean, with respect to any Project Participant (excluding any Consortium Member), any Person which (i) is satisfactory to the Required Lenders and having credit, or acceptable credit support, equal to or greater than that of the replaced Project Participant on the date that the applicable Project Document was entered into, or otherwise satisfactory to the Required Lenders, who, pursuant to a definitive agreement reasonably satisfactory to the Required Lenders, assumes the obligations of the replaced Project Participant on terms and conditions no less favorable to the Borrower than those applicable to the replaced Project Participant pursuant to the applicable Project Document or otherwise satisfactory to the Required Lenders and (ii) has been subject to any checks necessary in relation to such Person by any Financing Party under “know your customer” or similar requirements and such Financing Party is satisfied with the results of such checks.

“Required Hedge Percentage” shall mean (i) prior to the Commercial Operation Date, seventy-five percent (75%) and (ii) on and after the Commercial Operation Date, ninety percent (90%).

“Required Hedge Providers” shall mean ING Bank NV (or Affiliate thereof), ING Capital Markets LLC (or Affiliate thereof), DNB Bank ASA, New York Branch, ABN AMRO Bank NV, Citibank, N.A., London Branch, HSBC Bank USA, National Association, SMBC Nikko Capital Markets Limited, and Natixis, as well as any New Lender or Affiliate thereof pursuant to Section 9.13.

“Required Hedging Agreements” shall have the meaning provided in Section 5.17(a).

“Required Lenders” shall mean Lenders voting at least 66-2/3% of the Combined Exposure with respect to the Loans.

“Reserve Account Letter of Credit” shall have the meaning provided in the Accounts Agreement.

“Restoration Period” shall have the meaning provided in Section 5.11(i).

“Restoration Work” shall mean the design, engineering, procurement, construction and other work with respect to the Restoration of Affected Property.

“Restore” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property. The terms “Restoration” and “Restoring” shall have a correlative meaning.

“Restricted Party” means a person: (a) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); (b) that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country or territory which is subject to country-wide or territory-wide Sanctions Laws, including, without limitation, the Islamic Republic of Iran and the Syrian Arab Republic; (c) that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; (d) with which any Financing Party is prohibited from dealing or otherwise engaging in a transaction by any Sanctions Laws; or (e) that is acting on behalf of a person referred to in (a) and/or (b) above.

“Sanctions Authority” means (a) the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States, Singapore, Hong Kong and any country whose laws are applicable to (i) the Borrower or any of its Subsidiaries or (ii) either Sponsor or any of its Subsidiaries that has a direct or indirect ownership interest in the Borrower or the General Partner, and (b) any authority acting on behalf of any of them in connection with Sanctions Laws, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, Her Majesty’s Treasury, the Monetary Authority of Singapore and the Hong Kong Monetary Authority.

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions List” means any list of persons, vessels or entities published in connection with, and any country that is the subject of, Sanctions Laws.

“Scheduled Principal Payments” shall mean the scheduled amounts payable in respect of the principal of the Loans pursuant to Section 6.1(a).

“Secondment Agreements” means each of the Teekay Singapore Secondment Agreement and each other secondment agreement entered into by the Borrower and an Affiliate of a Sponsor, substantially in the form of Exhibit D-4.

“Secured Parties” shall mean, collectively, the Financing Parties and each Required Hedge Provider that has entered into and delivered a Secured Party Accession Agreement.

“Secured Party Accession Agreement” shall have the meaning set forth in the Accounts Agreement.

“Security Documents” shall mean, collectively, the following documents:

(i) the Debenture;

(ii) the Accounts Agreement;

(iii) the Onshore Security Agreement;

(iv) each Pledge Agreement;

(v) the Conditional Assignment of Contract;

(vi) the Receivables Fiduciary Assignment Agreement;

(vii) the Mortgage;

(viii) each Consent Agreement relating to each of the Project Documents;

(ix) all filings, recordings or registrations required by this Agreement to be filed or made in respect of any such Security Document; and

(x) each other deed, document, agreement or instrument which the Borrower and the Facility Agent agree to designate as a “Security Document”.

“Security Interests” shall mean the Liens on the Collateral or any other collateral purported to be granted to the Collateral Agent for the benefit of one or more of the Secured Parties (or any trustee, sub-agent or other Person acting for or on behalf thereof).

“Services Agreement” shall mean that certain Services Agreement (Contrato de Prestação de Serviços) No. 0870.0092727.14.2, dated May 15, 2015 by and among the Operator, Petrobras acting as the leader and the operator of the Consortium, as parties, and the Borrower as intervening party, as supplemented by that certain letter to be executed by an Authorized Officer of Petrobras and addressed to the Borrower and the Operator, and acknowledged and agreed to by the OOG Sponsor and Teekay Offshore Holdings LLC as intervening parties, with respect to certain clarifications under the Services Agreement.

“Shareholders” shall mean the OOG Shareholder and the Teekay Shareholder.

“Shipyard Delivery Date” shall mean the date of delivery of the FPSO to the Borrower in Singapore pursuant to and in accordance with the EPC Contract.

“Shipyard Delivery Date Loans” shall mean the Loans made, or to be made, to finance the installment of the Contract Price falling due on the Shipyard Delivery Date.

“Specialized Oil Industry Services Agreement” shall mean the Specialized Oil Industry Services Agreement to be entered into between the Borrower and OOG-TKP Oil Services Ltd., substantially in the form of Exhibit D-3.

“Specifications” shall have the meaning set forth in the EPC Contract.

“Sponsor Affiliate” means each Sponsor, each of its Affiliates, any trust of which such Sponsor or any of its Affiliates is a trustee, any partnership of which such Sponsor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, such Sponsor or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least six (6) months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by such Sponsor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

“Sponsor Cross-Default Event” shall mean (i) the OOG Sponsor shall default in the payment when due of any principal of or interest on any of its other Indebtedness in the amount of at least $50,000,000 beyond any grace period specified therein; (ii) any event specified in any note, agreement, indenture or other document evidencing or relating to any such other Indebtedness of the OOG Sponsor in the amount of at least $50,000,000 shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; (iii) the Teekay Sponsor shall default in the payment when due of any principal of or interest on any of its other Indebtedness in the amount of at least $100,000,000 beyond any grace period specified therein; (iv) any event specified in any note, agreement, indenture or other document evidencing or relating to any such other Indebtedness of the Teekay Sponsor in the amount of at least $100,000,000 shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; (v) a final judgment or judgments for the payment of money against the Teekay Sponsor in excess of $100,000,000 for any one judgment or against the OOG Sponsor in excess of $50,000,000 for any one judgment, shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction, and the same shall not be discharged (or provision satisfactory to the Majority Lenders shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Sponsor shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or (vi) any non-monetary judgment or order shall be rendered against any Sponsor that has had or could reasonably be expected to have a Material Adverse Effect, and a stay of execution thereof shall not have been obtained within sixty (60) days from the date of entry thereof (or, in the case of any such judgment or order rendered by one or more courts, administrative tribunals or other bodies of Brazil, ninety (90) or more days).

“Sponsors” shall mean, collectively, the OOG Sponsor and the Teekay Sponsor.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subordinated Loans” shall have the meaning provided in the Equity Support Deed.

“Subordination Agreements” shall mean any subordination agreement entered into from time to time with any Person providing Subordinated Loans to the Borrower during the term of this Agreement on terms and conditions satisfactory to the Lenders.

“Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplier” shall have the meaning provided in Section 2.7(f).

“Taking” shall mean any circumstance or event, or series of circumstances or events (including an Expropriation Event), in consequence of which the FPSO or any material portion thereof shall be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise.

“Tax Refund” shall have the meaning provided in Section 2.7(b)).

“Taxes” shall have the meaning provided in Section 2.7(a).

“Technical Advisor” shall mean Okeanos B.V. or any other Person from time to time appointed by the Facility Agent to act as Technical Advisor for the purposes of this Agreement.

“Technical Advisor Completion Certificate” shall mean a certificate, substantially in the form of Exhibit C-2, dated the Project Completion Date, duly completed and signed by an Authorized Officer of the Technical Advisor.

“Technical Advisor Report” shall mean, in respect of any Disbursement relating to any Construction Milestone payment under the EPC Contract, a construction progress and (if applicable) site visit report from the Technical Advisor.

“Teekay Compliance Letter” means the letter dated January 13, 2015 from Teekay Offshore Holdings LLC to Petrobras relating to compliance with, inter alia, the Brazilian Anti-Corruption Act 12,846, and to certain other matters specified therein.

“Teekay Shareholder” shall mean Teekay Offshore European Holdings Coöperatief U.A., a cooperative organized under the laws of The Netherlands.

“Teekay Singapore Secondment Agreement” shall mean the Secondment Agreement between the Borrower and Teekay Shipping (Singapore) Pte. Ltd., substantially in the form attached as Exhibit D-4.

“Teekay Sponsor” shall mean Teekay Offshore Partners LP, a limited partnership incorporated and existing under the laws of the Marshall Islands.

“Total Commitment” shall mean the aggregate amount of the Commitments of all the Lenders.

“Transaction Documents” shall mean, collectively, the Project Documents and the Financing Documents.

“Transfer” shall have the meaning provided in Section 5.31.

“Transfer Certificate” shall have the meaning provided in Section 9.13(a).

“United States” and “U.S.” shall each mean the United States of America.

“Unutilized Commitment” shall mean, for each Lender, at any time, the Commitment of such Lender at such time less the aggregate outstanding principal amount of all Loans made by such Lender.

“U.S. GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the United States.

“VAT” shall mean (a) any tax imposed by EC Directive 2006/112/EC or the common system of value added tax and any national legislation implementing that Directive, together with legislation supplemental thereto; (b) any other tax of a similar fiscal nature, whether imposed in a member state of the European Union in substitution for or in addition to such tax, or imposed elsewhere and (c) all penalties, costs and interests relating to any of them.

“Vessel” shall mean the vessel “Navion Norvegia” to be converted into the FPSO pursuant to the EPC Contract.

“Vessel Loss Event” shall mean, in the reasonable opinion of the Borrower, a material part of the Vessel shall be destroyed or suffer an actual or constructive total loss and, as a result thereof, the Vessel shall be unable to operate for a period in excess of the period during which all Operation and Maintenance Expenses and Debt Service shall be fully covered by business interruption insurance (except for the period corresponding to the deductible thereunder), funds standing to the credit of the Offshore O&M Service Reserve Account, the Offshore Debt Service Reserve Account, and the proceeds of Permitted Capital Contributions previously paid or committed (on terms satisfactory to the Facility Agent, acting reasonably) to be paid by the Sponsors.

“Vessel Purchase Agreement” means the Memorandum of Agreement dated October 10, 2014 between Partrederiet Teekay Shipping Partners DA and the Borrower for the purchase of the Vessel.

“Withholding Agent” means the Borrower and the Facility Agent.

“Work” shall mean the work to be performed by the Construction Contractors under the Construction Contracts.

2. Rules of Interpretation. In each Financing Document, unless otherwise indicated:

(a) each reference to, and the definition of, any document (including any Financing Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of the other Financing Documents;

(b) each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time;

(c) any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities;

(d) references to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively;

(e) all references to a “Section,” “Appendix,” “Annex,” “Schedule” or “Exhibit” are to a Section of such Financing Document or to an Appendix, Annex, Schedule or Exhibit attached thereto;

(f) the table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of such Financing Document;

(g) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(h) the words “hereof”, “herein” and “hereunder”, and words of similar import, when used in any Financing Document, shall refer to such Financing Document as a whole and not to any particular provision of such Financing Document;

(i) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(j) where the terms of any Financing Document require that the approval, opinion, consent or other input of any Secured Party be obtained, such requirement shall be deemed satisfied only where the requisite approval, opinion, consent or other input is given by or on behalf of such Secured Party in writing;

(k) where the terms of any Financing Document require or permit any action to be taken by any Secured Party, such action shall be taken strictly in accordance with the applicable provisions of such Financing Document;

(l) the words “acting as such” when used in reference to a director, officer, employee, agent or representative of a Person shall include actions for which such director, officer, employee, agent or representative purports to have authority from such Person, regardless of whether such Person has provided such authority; and

(m) any reference to a document shall be deemed to include all exhibits, annexes, appendices and schedules thereto.

APPENDIX B

to

Credit Agreement

REPAYMENT SCHEDULE

Part 1. Scheduled Principal Payments.*

Scheduled Principal Payment no.	Amortization (%)
1	11.32%
2	1.82%
3	1.82%
4	1.82%
5	1.82%
6	1.82%
7	1.82%
8	1.82%
9	1.82%
10	1.82%
11	1.82%
12	1.82%
13	1.82%
14	1.82%
15	1.82%
16	1.82%
17	1.82%
18	1.82%
19	1.82%
20	1.82%
21	1.82%
22	1.82%
23	1.82%
24	1.82%
25	1.82%
26	1.82%
27	1.82%

Scheduled Principal Payment no.	Amortization (%)
28	1.82%
29	1.72%
30	1.62%
31	1.62%
32	1.62%
33	1.62%
34	1.62%
35	1.62%
36	1.62%
37	1.62%
38	1.62%
39	1.62%
40	1.62%
Balloon amount	20.00%

*

For the avoidance of doubt, in the event that the Maturity Date is determined (pursuant to the definition of “Maturity Date” in Appendix A) on the basis of an Early Termination Date, any Scheduled Principal Payments shown above that would otherwise be due after such Maturity Date, including the Balloon Amount, shall be due on such Maturity Date.

Part 2. Deferral Amount Cash Sweep

The principal amortizations set forth in Part 1 of this Appendix B (the “Principal Amortizations”) shall be subject to adjustment as provided in this Part 2. The amount of the first Principal Amortization shall be subject to reduction and deferral as follows: In the event that as of the third (3rd) Business Day prior to the due date for such Principal Amortization, amounts available in the Offshore Proceeds Account (including without limitation any Mobilization and Mooring Payment) and any other payments made under the Charter Agreement and/or the Services Agreement and the proceeds of any Contingent Equity Contributions (as defined in the Equity Support Deed) are insufficient to pay (in accordance with the Accounts Agreement) such Principal Amortization in full (such deficiency, the “Deferral Amount”), then upon written notice by the Borrower to the Facility Agent delivered no later than such Business Day:

(i) The first Principal Amortization shall automatically and without any further action be reduced by the Deferral Amount. The Deferral Amount shall be added to the second Principal Amortization, and as necessary to subsequent Principal Amortizations in accordance with paragraph (ii) below, until the Deferral Amount and any related breakage costs and termination costs in connection with the deferral of the Deferral Amount and its payment and any corresponding adjustment in whole or in part of the Required Hedging Agreements (the Deferral Amount and such other amounts, “Deferral Payment Amounts”) are paid in full;

(ii) Commencing on the date of the second Principal Amortization until the payment in full of the Deferral Payment Amounts (the “Deferral Amount Cash Sweep Period”) all funds available at the priority set forth in Section 6.3(a)(ii) of the Accounts Agreement (the “Debt Service Priority”) shall, following payment of all amounts due at such item other than the Deferral Payment Amounts, be applied to the payment of the Deferral Payment Amounts; and

(iii) To the extent that, on the Principal Payment Date for the second Principal Amortization, funds available at the Debt Service Priority are insufficient to pay in full the Deferral Payment Amounts in accordance with paragraph (ii) above, any remaining unpaid Deferral Payment Amounts shall be deferred to the Principal Payment Date for the next scheduled Principal Amortization and paid in accordance with paragraph (ii) above. On such date and on each subsequent Principal Payment Date, any Deferral Payment Amounts remaining unpaid as a result of insufficiencies at the Debt Service Priority shall be further deferred to and paid on the next subsequent Principal Payment Date until the Deferral Payment Amounts are paid in full in accordance with paragraph (ii) above. For the avoidance of doubt, (x) any Deferral Payment Amounts remaining unpaid as of the Maturity Date shall be due and payable on the Maturity Date and not subject to any further deferral and (y) any unpaid Deferral Payment Amounts shall be immediately due and payable in the event of any acceleration of the Loans.

Appendix C

to

Credit Agreement

INSURANCE PROVISIONS

A: To be procured by the Borrower

Construction Phase

Principal Assured:	The Borrower and Owner

As required by contract
Others Assureds:	Each for their respective rights and interests.

Period of Insurance:	From the first Disbursement Date until first oil or acceptance by Owner and/or start of operational risks insurance.

Scope of Cover:	Construction All Risks policy covering “All risks” of physical loss or damage, including machinery damage, and war risks, from any cause not otherwise excluded.

Insured Property:	The suexmax shuttle tanker to be converted/FPSO and including all materials, equipment, machinery etc to be fitted into, or form part of the FPSO once completed.

Sum Insured:	Full replacement cost, amount not less than 120% of the Loans, subject always so that the Construction All Risk sums insured is greater than or equal to the outstanding Loans.

Geographical Limits:	Worldwide, or as required to complete the EPC Contract.

Operational Phase

Principal Assured:	The Borrower and Owner

Other Assureds:	Petrobras
Each for their respective rights and interests

Period of Insurance:	From first oil and/or Commercial Operation Date until repayment in full of the Loans due under this Agreement.

Scope of Cover:

1) Hull & Machinery/Increased Value/War Risks policy(s) covering “All risks” of physical loss or damage, including machinery damage, and war Protection and Indemnity, from any cause not otherwise excluded.

2) Loss of Hire/Business Interruption insurance to respond in the event of physical loss or physical damage to the FPSO covered under the Hull & Machinery policy. Minimum indemnity period 180 days with maximum waiting period of 90 days.

Insured Property:	The FPSO

Sum Insured:

1) Market Value of the FPSO or 120% of the Loans, whichever is greater, subject always so that the Hull and Machinery sum insured is always greater than, or equal to, the outstanding Loans in the aggregate.

2) Not less than the US Dollar amount per day in an amount sufficient to cover one Debt Service plus Operation and Maintenance Expenses for 180 days.

Geographical Limits:

Worldwide, subject to any mandatory limitations, or as may be further limited provided limits are sufficient to meet the needs of the operating contracts, including any removal from site for maintenance/repairs.

Liability Insurance (for both Construction Phase and Operational Phase)

Principal Assured:	The Borrower and Owner

Period of Cover:	Concurrent with the Construction “All Risks” policy

Minimum Cover:

General Liability Insurance in an amount not less than USD 25,000,000, to respond in respect of sums which the Assured becomes legally or contractually liable to pay in respect of liability to third parties arising out of Construction Phase activities anywhere in the world and professional costs and expenses incurred in dealing with any claim related to liabilities indemnified by the policy, it being agreed that this policy may include provision for the protection and indemnity insurance to be primary to this coverage if and when applicable.

Protection and Indemnity

Insured Parties:	The Borrower and Owner

Period of insurance:	From the time the FPSO leaves the Shipyard until repayment in full of all moneys under this Agreement.

Scope of Cover:

Indemnity against the Insured Parties’ legal liability to third parties for death, bodily injury or damage to property arising out of the operation of the FPSO including pollution risks. Comprehensive general liability insurance for mobile offshore units to be included.

Limit of Liability:

Not less than USD500,000,000 (subject always to any mandatory sub-limits imposed), with comprehensive general liability extension to a minimum limit of USD 25,000,000 (subject always to any mandatory sub-limits imposed).

B: To be procured by the Collateral Agent (on behalf of the Lenders)

Mortgagees’ Interest Insurance

Insured Parties:	The Collateral Agent as Mortgagee

Period of Insurance:	From the first Disbursement Date until repayment in full of all monies under this Agreement.

Scope of Cover:	Indemnity for loss resulting from loss or damage to or liability arising out of the operation of the FPSO in the event of avoidance of liability under the policies in respect of Hull and Machinery / Increased Value / War Risks and/or Protection and Indemnity.

Limit of Liability:	120% of the aggregate amounts of any outstanding Loans as per the Agreement

Mortgagees’ Additional Perils Insurance

Insured Parties:	The Collateral Agent as Mortgagee

Period of Insurance:	From arrival at deployment location until repayment in full of all monies under this Agreement.

Scope of Cover:	Indemnity for loss resulting from seizure of the FPSO or the total loss proceeds under court order following an oil spill for which the FPSO is held responsible and for which the limit of liability provided by the protection and indemnity is insufficient.

Limit of Liability:	120% of the aggregate amounts of any outstanding Loans as per the Agreement

C: Lenders Interest Endorsements

All policies of insurance required to be maintained by the Borrower pursuant to Section 5.9 of the Agreement shall contain the substance of the following provisions:

1.	Assignment

The Insurers will acknowledge by endorsement of the executed Notice of Assignment, or such other manner acceptable to the Facility Agent, that pursuant to (i) the Agreement and (ii) other documents executed in connection therewith, the Borrower assigned absolutely to the Collateral Agent, all its rights, title and interest in and to the insurance and all benefits thereof including all claims of whatsoever nature thereunder.

2.	Loss Payee Provisions

(a)

In respect of the construction all risks or hull & machinery/increased value /war risks allied perils insurance, all claim payments shall be payable to the Collateral Agent for deposit into the Offshore Loss Proceeds and Compensation Account.

(b)

In respect of protection and indemnity insurance or liability insurance, all claim payments shall be paid directly to the person to who has incurred the liability to which such claim relates or to the Collateral Agent for deposit into the Offshore Proceeds Account to the extent of amounts expended by the Borrower to discharge such liability.

D. Insurance Broker’s Letter of Undertaking

[Date]

NAME AND ADDRESS OF BANK

DATE

VESSEL:

OWNERS:

We confirm that

(1)	we have placed Insurances as set out in Appendix “A” attached (“the Insurances”),

(2)	the Insurances include the Loss Payable Clause(s) set out in Appendix “B” attached, and

(3)	the Notice of Assignment in the form of Appendix “C” attached has been acknowledged by Underwriters in accordance with Market practice.

Pursuant to instructions received from or on behalf of the above Owners and in consideration of your approving us as the appointed Brokers for the Insurances, we undertake:-

1.	to hold

(a)	the Insurance Slips or Contracts, and

(b)	the Policies if and when issued, and

(c)

until the time of the issue of any new or replacement letter of undertaking, any renewals of such Contracts or Policies or any Contracts or Policies substituted therefor with your consent as may be arranged through ourselves, and

(d)	the benefit of the Insurances thereunder to your order in accordance with the terms of the said Loss Payable Clause(s); and

2.	to arrange for the said Loss Payable Clause(s) to be included on the Contracts or Policies if and when issued; and

3.	to have endorsed on each and every Contract or Policy as and when the same is issued a copy of the said Notice of Assignment; and

4.	to advise you promptly if we cease to be the Broker for the Insurances or in the event of any material changes which we are aware have been made to the Insurances; and

5.

following a written application received from you not later than one month before expiry of the Insurances to notify you within fourteen days of the receipt of such application in the event of our not having received notice of renewal instructions from or on behalf of the Owners, and in the event of our receiving instructions to renew to advise you promptly of the details thereof; and

6.	to forward to you promptly any notices of cancellation that we receive from our Underwriters in accordance with the terms of the Insurances; and

7.	following a written application from you to advise you promptly of the premium payment situation where such premium is paid or payable through our intermediary.

If and where we are responsible for the payment of premium to Underwriters, our above undertakings are given subject to our lien on the Contracts or Policies for premiums and subject to our right of cancellation on default in payment of such premiums but we undertake not to exercise such rights of cancellation without giving you ten days’ notice in writing either by letter or electronically transmitted message and a reasonable opportunity for you to pay any premiums outstanding.

Our undertakings are also given subject to our lien on the Contracts or Policies for any unpaid Broker remuneration.

It is understood and agreed that the operation of any Automatic Termination of Cover, Cancellation or Amendment Provisions contained in the Contract or Policy conditions shall override any Undertakings given by us as Brokers.

Notwithstanding anything to the contrary contained herein or in any prior letter of undertaking or in any Loss Payable Clause or in any Notice of Assignment,

(A)

the provisions of this letter of undertaking shall only apply to the Insurances and until the time of the issue of any new or replacement letter of undertaking, to any renewals thereof placed by ourselves, and

(B)	the undertakings given above shall be the limit of our obligations to you.

We DO NOT accept any actual or constructive notice of any interest you may claim in any other Insurance effected on the Vessels referred to in the said Appendix ‘A’ UNLESS AND UNTIL you give us specific notice of that interest in the particular Insurance and such notice is confirmed by the Owner.

Notwithstanding the terms of the said Loss Payable Clause(s) and the said Notice of Assignment, unless and until we receive written notice from you to the contrary, we shall be empowered

(i)	to pay all returns of premium to the Assured on the Insurance(s) or its order;

(ii)

to arrange for a collision and/or salvage guarantee to be given in the event of bail being required in order to prevent the arrest of the vessel or to secure the release of the vessel from arrest following a casualty. Where a guarantee has been given as aforesaid and the guarantor has paid any sum under the guarantee in respect of such claim, there shall be payable directly to the guarantor out of the proceeds of the said Policies a sum equal to the sum so paid.

These undertakings shall terminate automatically if the addressee of this letter ceases to have any interest in the Insurances.

These undertakings are subject to all claims and returns of premiums being collected through us as Brokers and to our continued appointment as Broker for the Insurances.

This letter does not confer any benefits on any third parties. No third party may enforce any term of this letter. The Contracts (Rights of Third Parties) Act 1999 is hereby expressly excluded.

This letter shall be governed by and construed in accordance with English law and any disputes arising out of or in any way connected with this letter shall be submitted to the exclusive jurisdiction of the English courts.

In addition, should the Vessel be insured as part of a fleet of Vessels, we also undertake that our lien on the fleet policies for premiums shall be confined to the outstanding premiums due on this Vessel only. We further undertake that we shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under the fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under the fleet cover or of premiums for such other insurance and will, if you so require, issue a separate policy in respect of the Vessel.

Yours faithfully

Authorised Signatory

E. P&I Insurance Letter of Undertaking

[Date]

NAME AND ADDRESS OF BANK

DATE

Dear Sirs,

P&I INSURANCE – ………….– IMO

We are pleased to confirm that the above mentioned vessel is entered in [            ] (the “Association”) for Protection & Indemnity Risk Insurance.

The Association undertakes, pursuant to instructions received from the Owners, to hold any benefits accruing under the Policy to the order of yourselves in accordance with the terms of the Loss Payable Clause set out below.

LOSS PAYABLE CLAUSE:

“It is noted that is interested as 1st and 2nd preferred mortgagee in the vessel and that by an assignment in writing all benefits under the Policy has been assigned to the Mortgagee. Claims payable hereunder shall be payable to the Owners or to their order, until such time as notice in writing is received from the Mortgagee that the Owners are in default under the above mentioned Mortgage. All recoveries thereafter shall be payable to the Mortgagee, or to its order, provided always that the insurer is free to make payments in discharge of any guarantees issued in favour of third parties and further to make payments directly to a third party in discharge of a claim against the Owner and/or the Association.

The Mortgagee’s rights against the insurer shall not exceed the rights of the Owner under their Policy of Insurance.”

The above undertakings are given subject to the Association’s lien for calls or premiums and subject to the Association’s right of cancellation in default of payment of any calls or premiums. However, the Association undertakes not to exercise such rights without giving you fourteen (14) days’ notice in writing of its intention to do so. Furthermore, such rights will not be exercised if, within such time, any balance of calls or premiums is paid to the Association.

…/2

The Association also undertakes to notify you promptly if the vessel ceases or will cease to be entered in the Association or if instructions have not been received for the renewal of the entry thereof.

If you want a copy of the Certificate of Entry, please contact the Member directly.

Yours faithfully,

[            ]

[P&I Club]

Underwriter

Schedule 4.2

to

Credit Agreement

FINANCING-RELATED FILINGS, ETC.

Type of Authorization, Consent Approval, Notice or Filing	Governmental Authority or other Person
Registration of the Conditional Assignment of Contract	Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos), City of Rio de Janeiro, State of Rio de Janeiro, Brazil

Registration of the Onshore Security Agreement	Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos), City of Rio de Janeiro, State of Rio de Janeiro, Brazil

Registration of the Receivables Fiduciary Assignment Agreement	Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos), City of Rio de Janeiro, State of Rio de Janeiro, Brazil

Registration of the Brazilian Share Pledge Agreement	Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos), City of Rio de Janeiro, State of Rio de Janeiro, Brazil

Consent Agreement related to Petrobras (i.e., “Termo de Autorização” and Authorization for Assignment of the Credit Rights entered into or to be entered into among the Borrower, the Operator and Petrobras)	Petrobras

Notification of pledge pursuant to the Austrian Share Pledge	General Partner

Notification of pledge pursuant to the Austrian Partnership Interest Pledge	Borrower

Schedule 4.3

to

Credit Agreement

CAPITALIZATION

Holder	Interest	Amount
OOG Tiro & Sidon GmbH	50%	US$	100,463,973.37
Teekay Offshore European Holdings Coöperatief U.A.	50%	US$	100,463,973.37

Schedule 4.6

to

Credit Agreement

NECESSARY GOVERNMENTAL APPROVALS

Part A – Necessary Governmental Approvals required to be delivered after the Effective Date and on or before the Closing Date

(i)	All approvals required in connection with compliance with the Equator Principles.

Part B – Necessary Governmental Approvals required after the Closing Date and on or before the Commercial Operation Date

(i)	Registration of the Borrower before the CADEMP (Cadastro de Empresas da Área do DECEC) of the Brazilian Central Bank (“Central Bank”);

(ii)

All approvals and registrations in connection with the REPETRO regime (Regime Aduaneiro Especial de Exportação e Importação de Bens Destinados às Atividades de Pesquisa e de Lavra das Jazidas de Petróleo e de Gás Natural), including:

a.	Registration with the Federal Tax Authority (habilitação pela Secretaria da Receita Federal do Brasil (SRFB));

b.	Registration of the Import Declaration of the FPSO on the SISCOMEX (Declaração de Importação formulada no Sistema Integrado de Comércio Exterior (Siscomex));

c.	Concession of the temporary admission regime with respect to the FPSO (Deferimento do Requerimento de Admissão Temporária (RAT)); and

d.	Temporary enrollment certificate issued by the Brazilian naval authority (Atestado de Inscrição Temporária (AIT) emitido pela Capitania dos Portos);

(iii)	The registration of the FPSO with Brazilian naval and air authorities (Diretoria de Portos e Costas, Diretoria de Aeronáutica da Marinha, Agência Nacional de Aviação Civil—ANAC and Tribunal Marítimo);

(iv)	Clearances relating to inspections by workers’ safety authorities;

(v)

The timely electronic registration of the financial terms and conditions of the Charter Agreement with the Central Bank’s electronic registry of financial transactions (Registro de Operações Financeiras – ROF) (“Central Bank Registration”) and filing under the Central Bank Registration of a schedule of payments (esquema de pagamentos) due under the Charter Agreement, which shall be made before the registration of the Import Declaration of the FPSO on the Siscomex; and

(vi)	Any other governmental approval required under the Charter Agreement and the Services Agreement.

Schedule 5.20

to

Credit Agreement

CONSTRUCTION MILESTONES

A. Milestones under the OFE Supply Contracts as a condition to payment to an OFE Supplier

–	Order confirmation

–	Raw material purchase order

–	Manufacturing begin

–	Classification Society release note or certificate covering 50% of the chains

–	Classification Society release note or certificate covering 50% of the chains (second)

–	Data Book Delivery

B. Milestones under the EPC Contract

MS No.	Description

1	– Contract Award to Yard – Signature of EPC Contract and first issue of the Contract Master – Schedule (Level 1) and Contractors Level 3 Execution Plan in native format to Company

2	GE Package: – (Gas Compression Package, Main Power generation Package as skid mounted sets, enclosures and ancillaries automation equipment, E House) LMCPackage: – Turret package (including swivel)

3

–  Issue PO for Dehydration Package, CO2 removal package, Deck Cranes

–  Issue PO for First 50% of Steel Plate

–  Issue PO to Module Fabricator

–  Issue PO for First 50% of Piping Material

–  Issue Module Layouts

–  Issue MDR for Project

4

–  Issue Topside P&IDs

–  Issue Marine System P&IDs

–  Controls architecture block diagrams

–  Telecommunications block diagrams

–  Issue Detail Structural Drawings up to 5000 tons

–  Issue single line diagram issued Approved For Design (AFD) by Contractor and approved by Certifying Authority as demonstrated by letter of acceptance from the Certifying Authority for each item noted within this Milestone.

5

–  Completion of detailed Structural AFC Drawings

–  Commencement of all Module fabrication

–  Completion of 1st Dry Docking

–  Complete Structural Works for Accommodation Modification

–  Placement of orders for all tagged equipment. All Purchase Orders or Contracts under this milestone shall be confirmed to Company, by forwarding of full copies, including all supporting information, of un-priced, signed and acknowledged (by the Supplier) purchase orders (POs) and or Contracts placed by Contractor with each approved Supplier.

–  Supplier P&IDs, outline dimension drawings and interface data received for all tagged equipment items. Instrument index covering all P&ID instrumentation, framing plans, piping G&As and electrical block diagrams issued Approved for Construction (AFC) by Contractor.

6

–  First issue of Contractors Completion Management System (CMS), in native format, to Company for Mechanical Completion System and pre commissioning Management.

–  Completion of Deck crane foundation and pedestal fabrication.

–  Complete all Modules blasting and painting.

–  Commencement of 2nd Dry Docking.

–  Complete all miscellaneous equipment installation.

7

–  Commence Lifting of all Modules

–  Commence Turret Lift

–  Second issue of Contractors Completion Management System (CMS), in native format, to Company for Mechanical Completion System and pre commissioning Management.

8

–  Completion of Module Lifting

–  Accommodation ready for habitation

–  Turret Mechanical Completion achieved - Zero A Punch List Items

–  Hull Conversion Mechanical Completion achieved - Zero A Punch List Items

–  Fabrication and assembly of all PAU’s with equipment, piping, cables, instruments, etc. completed with Inspection Release Note acceptable to company for all tagged equipment items, and all drawings on the Master Document List AFC

–  Fourth Issue of the updated Contract Master Schedule (Level 1 Plan) and Level 3 Execution Plans in native Format to Company.

–  All (exceptions as required for load bank testing) electrical cables for the high voltage and medium voltage systems pulled, glanded, terminated and tested.

–  All primary structural connections between PAU’s and FPSO complete.

9

–  Mechanical Completion (Topside)

–  Mechanical completion of utility systems with no A Punch List items (excluding Punch list “B” items) completed and mechanical system certificates, system by system, issued and accepted by Company.

–  Mechanical completion of Main Process Systems and any system not covered under utility systems with no A Punch List items (excluding Punch list “B” items) completed and mechanical system certificates, system by system, issued and accepted by Company.

–  At-shore pre commissioning of all systems completed by Contractor and or Contractors Suppliers or Sub Contractors and pre-commissioning certificates issued, system by system and accepted by Company.

10

–  Ready for Sailway

–  All work including sea trials, inclination testing, sea fastening completed, and the FPSO ready for sail away with approval of Warranty Surveyor, and Certifying Authority Preliminary Inspection Release Note issued, and work accepted by Company.

11	– As Built documents submission.

Exhibit A

to

Credit Agreement

FORM OF NOTICE OF BORROWING

TAKING THIS DOCUMENT OR ANY CERTIFIED COPY HEREOF OR ANY OTHER SIGNED DOCUMENT CONTAINING A WRITTEN CONFIRMATION OF OR REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN INTO AUSTRIA, OR SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA MAY TRIGGER THE IMPOSITION OF AUSTRIAN STAMP DUTY.

ACCORDINGLY, KEEP THIS DOCUMENT AS WELL AS ALL CERTIFIED COPIES HEREOF AND ANY OTHER SIGNED DOCUMENT CONTAINING A REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN OUTSIDE OF AUSTRIA AND AVOID SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA.

NOTICE OF BORROWING

[Date]

HSBC Bank USA, National Association,

as Facility Agent for the Lenders

party to the Credit Agreement referred to below

452 Fifth Avenue – 8E6

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Phone: 212-525-7293

Facsimile: 917-229-6659

Email: ctlany.loanagency@us.hsbc.com

Ladies and Gentlemen:

1. The undersigned, OOGTK Libra GmbH & Co KG, refers to the Credit Agreement dated as of [●] (as amended from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined) among the undersigned, certain lenders party thereto (the “Lenders”) and you as Facility Agent and Collateral Agent, and hereby gives you notice, irrevocably, pursuant to Section 3.2(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.2(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is [●].

(ii) The aggregate principal amount of the Proposed Borrowing is $[●].

[(iii) The portion of such Proposed Borrowing constituting an Advance Working Capital Disbursement under Section 2.3(c) of the Credit Agreement is $[●].]

2. This Notice of Borrowing covers the payment of [Project Costs which have been paid, or have been incurred and are due and payable]//[Advance Working Capital Expenses which (x) are due and payable or (y) have been or will be incurred and will become due and payable within sixty (60) days after the Commercial Operation Date]//[(i) Project Costs which are (x) due and payable, (y) have been incurred and will become due and payable within one hundred and twenty (120) days after the end of the Availability Period (including Accrued Construction Period Interest), or (z) have not yet been incurred but are estimated by the Borrower, in good faith, as necessary to complete any remaining Punch List items, the amount of which cannot be ascertained as of the date hereof but which is payable within one hundred and twenty (120) days after the end of the Availability Period and (ii) the Petrobras Net Delay LD Amounts, estimated by the Borrower in good faith and in accordance with the terms of the Charter Agreement, Services Agreement and EPC Contract, and without regard to any claims or potential claims by the Borrower or the Operator for excused delays due to force majeure or other circumstances or events, any possible claims for set-off, or any other reductions but taking into account any legally binding agreement reached with Petrobras in connection with the Petrobras Delay LD Amounts]1.

3. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing both before and after giving effect to the application of the proceeds thereof:

(A) each of the conditions precedent contained in [Section 3.1 and]2 Section 3.2 of the Credit Agreement has been fully satisfied;

(B) [all the representations and warranties of the Borrower contained in Section 4 of the Credit Agreement and all the representations and warranties of each of the Borrower, the Operator, the Sponsors, the General Partner and the Shareholders contained in any other Financing Document to which such Person is a party]3//[the Repeating Representations contained in the Credit Agreement and the representations and warranties of each of the Borrower, the Operator, the Sponsors, the General Partner and the Shareholders contained in any other Financing Document to which such Person is a party which are or are deemed repeated on each Disbursement Date under the terms of such other Financing Documents,]4 are true and correct as though made on and as of the date of the Proposed Borrowing (or if expressly stated to have been made as of an earlier date, were true and correct as of such date); and

(C) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof, and no default by the Borrower or, to the best knowledge of the Borrower, any other Person (which default by such other Person could reasonably be expected to have a Material Adverse Effect) under any of the Transaction Documents has occurred and is continuing.

[1]	Select as appropriate in accordance with Section 2.3 of the Credit Agreement.
[2]	Include in the Notice of Borrowing for the first Disbursement only.
[3]	Include in the Notice of Borrowing for the first Disbursement only.
[4]	Include in the Notice of Borrowing for each subsequent Disbursement (other than the first Disbursement).

4. The undersigned hereby further certifies as follows:

(A) Set forth on Schedule 1 attached hereto is the following information: (a) the name of each Person to whom any payment is to be made from the amounts described in paragraph 1 above, (b) an accurate description of the work performed [or to be performed], services rendered or to be rendered, materials, equipment or supplies delivered [or to be delivered], the Construction Milestones completed [or to be completed]5 or such other purpose for which each such payment was or is to be made, (c) the aggregate amount of each such payment, and (d) the proposed date of each such payment.

(B) Attached hereto as Attachment I are copies of all invoices and payment requests with respect to each item set forth on Schedule 1 and, in the case of any amount set forth on Schedule 1 payable to the EPC Contractor, a true and complete copy of the applicable progress report delivered in accordance with Section 5.1(f) of the Credit Agreement and payment request submitted to the Borrower by the EPC Contractor (other than, in each case, any such invoices, payment requests and progress reports not yet received but reasonably expected to be received by the Borrower prior to the Disbursement Date).

(C) The Project Costs for which payment is requested under this Notice of Borrowing have not been the basis for any prior Notice of Borrowing by the Borrower. [No payment is requested under this Notice of Borrowing for a Construction Milestone not yet completed in accordance with the terms of the EPC Contract.]6 Furthermore, the proceeds of all Borrowings as of the date hereof have been applied to pay Project Costs listed on the applicable Notice of Borrowing with respect to which such amounts were drawn.

Very truly yours,

OOGTK Libra GmbH & Co KG

By:
Name:
Title:

[5]	Include in the Notice of Borrowing for the final Disbursement only.
[6]	May be omitted from the Notice of Borrowing for the final Disbursement only.

Schedule 1

to

Exhibit A

(Notice of Borrowing)

Name of Payee	Purpose	Amount of Payment	Date of Payment

Attachment I

to

Exhibit A

(Notice of Borrowing)

INVOICES AND EPC CONTRACTOR’S PAYMENT APPLICATION

Exhibit B

to

Credit Agreement

FORM OF TECHNICAL ADVISOR’S CERTIFICATE

TECHNICAL ADVISOR’S CERTIFICATE

Date:

Re: Notice of Borrowing No.

To:	HSBC Bank USA, National Association,

as Facility Agent for the Lenders

party to the Credit Agreement referred to below

452 Fifth Avenue – 8E6

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Phone: 212-525-7293

Facsimile: 917-229-6659 and 212-525-1300

Email: ctlany.loanagency@us.hsbc.com

Re:	OOGTK Libra GmbH & Co KG

[NAME OF TECHNICAL ADVISOR], acting as the “Technical Advisor” under the Credit Agreement defined below, hereby submits this Certificate in connection with the proposed Disbursement of Loans pursuant to the Credit Agreement.

Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement, dated as of [●], among OOGTK Libra GmbH & Co KG (the “Borrower”), the Lenders from time to time party thereto and HSBC Bank USA, National Association, as Facility Agent and as Collateral Agent (as in effect on the date hereof, the “Credit Agreement”).

The Technical Advisor has discussed all matters believed pertinent to this Certificate and the Technical Advisor Report (enclosed hereto) with the Borrower, the EPC Contractor and/or any other third party as the Technical Advisor has deemed appropriate, and has made such inspections, site visits, reviews, examinations and investigations as the Technical Advisor believed were reasonably necessary to establish the accuracy of this Certificate and the Technical Advisor Report. On the basis of the foregoing and on the understanding and belief that the Technical Advisor has been provided with true, correct and complete information from such other parties as to the matters covered by this Certificate and the Technical Advisor Report, the Technical Advisor hereby certifies, in its professional opinion, as of the date hereof, that:

1. The individual executing this Certificate is a duly authorized representative of the Technical Advisor, authorized to execute and deliver this Certificate on behalf of the Technical Advisor.

2. The Technical Advisor has performed its review of the Notice of Borrowing referenced above (the “Notice of Borrowing”) in a professional manner using sound project management and supervisory principles and procedures and in accordance with the standards of care practiced by leading consulting engineers in performing similar tasks on like projects. The Technical Advisor represents that it has the required skills and capacity to perform its services in the foregoing manner.

3. The Technical Advisor has received all information it has requested relating to the EPC Contract and any other Transaction Document and has no reason to believe that any of the information is untrue, incorrect or incomplete.

4. With respect to the Notice of Borrowing, the Technical Advisor has no reason to believe, except as may be noted below, that any statement made by the Borrower in the Notice of Borrowing is not true.

5. The FPSO is being built in all material respects in accordance with the Plans and Specifications, the quality of the Work completed to date is in accordance with the EPC Contract, and the Technical Advisor has no reason to believe that the FPSO is being built in violation in any material respect of any applicable laws, regulations, or Governmental Approvals in effect at the time of performance of the relevant Work, subject to the following:

6. With respect to the amount requested in the Notice of Borrowing pertaining to any element of the Work performed and/or any Construction Milestone achieved under the EPC Contract, (a) the EPC Contractor has already been paid such amount, or is entitled to receive such amount as of the date hereof, pursuant to the terms of the EPC Contract, (b) each such element has been completed and/or such Construction Milestone has been achieved and (c) except as noted below, all such Work and each such Construction Milestone have been satisfactorily completed in all material respects.

Element Not Completed	Value

7. The expenditures contemplated by the Notice of Borrowing set forth below are [or, in the case of the Disbursements to be made on the first Disbursement Date, were] contemplated by the line item of the Capex Budget specified below opposite each such expenditure. Such payments, when added to other such payments previously authorized, represent the percentage specified below of the aggregate amount of such payments provided for in the Capex Budget.

Expenditure	Line Item	Percentage

%

%

8. It is the professional opinion of the undersigned that the Shipyard Delivery Date will occur on or prior to             ,              and that the Commercial Operation Date will occur on or prior to October 29, 2017.

9. The Technical Advisor has no reason to believe that the EPC Contractor has failed to perform on a timely basis any material obligation under the EPC Contract as of the date hereof[, except as may be noted below]. The Technical Advisor has no reason to believe[, except as may be noted below,] that there has occurred an event or there exists a default on the part of the Borrower or the EPC Contractor under the EPC Contract which would permit any party to terminate the EPC Contract or to suspend such party’s performance thereunder.

[10. The Technical Advisor confirms that it has reviewed the Borrower’s estimate of the amount required to complete the Punch List items attached to the Notice of Borrowing and believes such estimate is reasonable.]1

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

[NAME OF TECHNICAL ADVISOR]

By:
Name: Title:

Enclosed: Technical Advisor Report

[1]	Include in the Technical Advisor’s Certificate for the final Disbursement only.

Exhibit C-1

to

Credit Agreement

FORM OF BORROWER COMPLETION CERTIFICATE

TAKING THIS DOCUMENT OR ANY CERTIFIED COPY HEREOF OR ANY OTHER SIGNED DOCUMENT CONTAINING A WRITTEN CONFIRMATION OF OR REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN INTO AUSTRIA, OR SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA MAY TRIGGER THE IMPOSITION OF AUSTRIAN STAMP DUTY.

ACCORDINGLY, KEEP THIS DOCUMENT AS WELL AS ALL CERTIFIED COPIES HEREOF AND ANY OTHER SIGNED DOCUMENT CONTAINING A REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN OUTSIDE OF AUSTRIA AND AVOID SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA.

OOGTK Libra GmbH & Co KG

[INSERT PROJECT COMPLETION DATE]

BORROWER COMPLETION CERTIFICATE

[Date]2

HSBC Bank USA, National Association,

as Facility Agent for the Lenders

party to the Credit Agreement referred to below

452 Fifth Avenue – 8E6

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Phone: 212-525-7293

Facsimile: 917-229-6659 and 212-525-1300

Email: ctlany.loanagency@us.hsbc.com

This Certificate is being delivered by the undersigned, OOGTK Libra GmbH & Co KG, a limited partnership (Kommanditgesellschaft) duly organized and existing under the laws of Austria with registration number FN 423769 s (the “Borrower”) in connection with the Credit Agreement dated as of [●] (as amended, supplemented or modified and in effect from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and HSBC Bank USA, National Association, as Facility Agent and as Collateral Agent.

[2]	To be dated the Project Completion Date.

Each capitalized term used herein and not otherwise defined has the meaning assigned thereto in the Credit Agreement.

After due inquiry and to induce the Secured Parties to rely hereon and to take action in reliance hereon, I do hereby certify that I am an Authorized Officer of the Borrower, and in such capacity do hereby further certify that:

(a)

Attached hereto as Exhibit A are certified[3] copies of the insurance policies required by Section 5.9 of the Credit Agreement, or certificates of insurance with respect thereto together with evidence of the payment of all premiums therefor [and a certificate of the Insurance Advisor certifying that insurance complying with Section 5.9 of the Credit Agreement, covering the risks referred to therein, has been obtained and is in full force and effect][4].

(b)

All Necessary Governmental Approvals, which under applicable Law were required to be obtained prior to the Project Completion Date, have been duly obtained and are in full force and effect and free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect or which the Borrower does not reasonably expect to be able to satisfy. Attached hereto as Exhibit B are true and correct copies of such Necessary Governmental Approvals.

(c)	Attached hereto as Exhibit C are certified copies of all documents that were required to be delivered by the EPC Contractor under Article 17 of the EPC Contract.

(d)	Each of the following has occurred:

(i)

the Work (except for Punch List items) has been completed in accordance with the Construction Contracts in all material aspects and in compliance in all material respects with all applicable Laws and Necessary Governmental Approvals, and all ancillary construction, upgrades and improvements necessary for the operation of the Project as contemplated by the Transaction Documents have been completed;

(ii)	the Shipyard Delivery Date has occurred;

(iii)

all Project Costs (including any cost overruns in respect of Project Costs) have been paid other than in respect of (x) any remaining Punch List items, (y) Advance Working Capital Expenses for which amounts are available under the undrawn Commitments and under the Equity Support Deed, and (z) Petrobras Delay LD Amounts covered by amounts available to pay such amounts in the Delay LD Reserve Sub account or by amounts available under the Equity Support Deed;

[3]	See Section 5.9(e) of the Credit Agreement for a full list of requirements for such certification.
[4]	To be included unless covered by the insurer’s certification.

(iv)

each remaining Petrobras Punch List item has been assessed by Petrobras, all remaining Punch List items in the aggregate cannot reasonably be expected to have a material adverse effect on the operations of the FPSO, and the total cost to the Borrower to complete such Punch List items does not exceed $3,500,000; and (v) an amount no less than such total cost amount referred to in sub-paragraph

(iv)

above is on deposit in the Offshore Construction Account or in the Offshore Distribution Holding Account (or is otherwise available to the Borrower in the reasonable opinion of the Facility Agent acting upon the instructions of the Required Lenders) and is available to pay such costs.

(e)

The Commercial Operation Date has occurred, Petrobras has formally accepted the FPSO and, upon delivery of this Certificate to the Facility Agent, all other conditions set forth in Section 3.3 of the Credit Agreement have been satisfied.

(f)	No Default or Event of Default has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

OOGTK Libra GmbH & Co KG

By:
Name: Title:

Exhibit C-2

to

Credit Agreement

FORM OF TECHNICAL ADVISOR COMPLETION CERTIFICATE

TECHNICAL ADVISOR COMPLETION CERTIFICATE

[INSERT PROJECT COMPLETION DATE]

To:	HSBC Bank USA, National Association,

as Facility Agent for the Lenders

party to the Credit Agreement referred to below

452 Fifth Avenue – 8E6

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Phone: 212-525-7293

Facsimile: 917-229-6659 and 212-525-1300

Email: ctlany.loanagency@us.hsbc.com

Re:	OOGTK Libra GmbH & Co KG

[NAME OF TECHNICAL ADVISOR], acting as the “Technical Advisor” under the Credit Agreement defined below, hereby submits this Certificate in connection with the Project Completion Date, as defined in the Credit Agreement.

Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement, dated as of [●], among OOGTK Libra GmbH & Co KG (the “Borrower”), the Lenders from time to time party thereto, HSBC Bank USA, National Association, as Facility Agent and as Collateral Agent (as in effect on the date hereof, the “Credit Agreement”).

The Technical Advisor has discussed all matters believed pertinent to this Certificate with the Borrower, the EPC Contractor and/or any other third party as the Technical Advisor has deemed appropriate, and has made such inspections, site visits, reviews, examinations and investigations as the Technical Advisor believed were reasonably necessary to establish the accuracy of this Certificate. On the basis of the foregoing and on the understanding and belief that the Technical Advisor has been provided true, correct and complete information from such other parties as to the matters covered by this Certificate, the Technical Advisor hereby certifies, in its professional opinion, as of the date hereof, that:

1. The individual executing this Certificate is a duly authorized representative of the Technical Advisor, authorized to execute and deliver this Certificate on behalf of the Technical Advisor.

2. The Technical Advisor has performed its review of the Borrower Completion Certificate in a professional manner using sound project management and supervisory principles and procedures and in accordance with the standards of care practiced by leading consulting engineers in performing similar tasks on like projects. The Technical Advisor represents that it has the required skills and capacity to perform its services in the foregoing manner.

3. The Technical Advisor hereby confirms that the Shipyard Delivery Date for the FPSO has occurred and that the Commercial Operation Date has occurred, and attached hereto is a copy, as provided to the Technical Advisor, of the evidence of acceptance by Petrobras of the FPSO.

4. The Technical Advisor hereby certifies in its reasonable professional opinion that:

(i)

the Work (except for the Punch List items) has been completed in accordance with the Construction Contracts in all material respects and in compliance in all material respects with all applicable Laws and Necessary Governmental Approvals, and all ancillary construction, upgrades and improvements necessary for the operation of the Project as contemplated by the Transaction Documents have been completed;

(ii)

all Project Costs (including any cost overruns in respect of Project Costs) have been paid other than in respect of (x) any remaining Punch List items, (y) Advance Working Capital Expenses and (z) Petrobras Delay LD Amounts; and

(iii)

each remaining Petrobras Punch List item has been assessed by Petrobras, all remaining Punch List items in the aggregate cannot reasonably be expected to have a material adverse effect on the operations of the FPSO, and the total cost to the Borrower to complete such Punch List items does not exceed $3,500,000.

5. With respect to the Borrower Completion Certificate, the Technical Advisor has no reason to believe that any statement made by the Borrower is not true in any material respect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

[NAME OF TECHNICAL ADVISOR]

By:
Name:
Title:

Exhibit D-1

to

Credit Agreement

CONSTRUCTION MANAGEMENT AGREEMENT

THIS AGREEMENT is made effective as of the […] (the “Effective Date”)

BETWEEN:

(1)	OOGTK LIBRA GmbH & Co KG, an Austrian partnership with an address at Lothringerstrabe 16/8, 1030 Vienna; Austria (“OOGTK”); and

(2)

OOG-TKP OIL SERVICES LTD., an exempted company incorporated under the laws of the Cayman Islands, whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Service Provider”).

WHEREAS:

A.	Service Provider is owned by affiliates of the partners in OOGTK;

B.

OOGTK has entered into a Contract for Vessel Refurbishment, Conversion, Topsides Fabrication, Integration and Completion of FPSO (the “Contract”) with Jurong Shipyard Pte. Ltd. in Singapore, (the “Jurong Shipyard”) and requires construction management and support services in connection with its supervision of such activities at the Jurong Shipyard;

C.

Service Provider has, under two separate agreements dated […], engaged the services of OOG Oil Services Ltd and Teekay Petrojarl Production AS respectively to provide a variety of FPSO, shipping and associated services, including vessel engineering, project management, HR, IT, administrative and other ancillary services;

D.	Service Provider will also engage the services of certain third party consultants to provide engineering and other support services as required; and

E.

OOGTK wishes to obtain the benefit of the Construction Managements Services (the “Services”) on the terms set out under this Agreement and Service Provider is also willing to provide the Services on the same terms.

NOW THEREFORE this Construction Management Agreement (the “Agreement”) witnesses that in consideration of the mutual covenants and agreements herein contained the parties hereto agree as follows:

1.	Definitions

1.1	In this Agreement the following terms shall have the meanings set out below:

“Consequential Loss” means: (a) indirect or consequential loss or damages under applicable law; and/or (b) loss of production, loss of product, loss of use, loss of business and business interruption and loss of revenue, profit or anticipated profit whether direct or indirect arising from or related to the performance of this Agreement and whether or not such losses were foreseeable at the time of entering into this Agreement;

“Permitted Subcontractors” means Odebrecht Óleo e Gás S.A., Odebrecht Oil Services Ltd., Teekay Petrojarl Production AS;

“Petrobras Charter” means the Charter Agreement to be entered into between Petrobras – Petroleo Brasileiro S.A. and Owner with respect to the FPSO;

“Service Fee” means the fee determined in accordance with the provisions of Section 4 hereof. “Services” means the matters and services described in Schedule A hereof.

1.2	Interpretation: In this Agreement:

1.2.1	References to persons include references to bodies corporate and unincorporate.

1.2.2	Unless the context requires otherwise, words in the singular number include the plural number and vice versa.

1.2.3	Words in one gender include all other genders.

1.2.4

Clause headings are inserted for convenience only and shall not affect the construction of this Agreement and, unless otherwise specified, all references to clauses and schedules are to clauses of, and schedules to, this Agreement.

2.	Appointment

2.1	OOGTK hereby appoints Service Provider to provide, and Service Provider hereby agrees to provide for OOGTK, the Services subject to and upon the terms and conditions set out in this Agreement.

3.	Services

3.1	Service Provider shall, except as otherwise instructed by OOGTK in writing, perform all or any of the Services for OOGTK as OOGTK may from time to time reasonably request.

3.2	Service Provider shall retain or procure at all times qualified personnel so as to maintain a level of expertise sufficient to provide the Services for OOGTK in accordance with this Agreement.

3.3

In exercise of its duties hereunder, Service Provider shall at all times perform the Services diligently and in a commercially reasonable manner and be responsible to OOGTK for the due and proper performance of the same.

3.4

Service Provider shall keep full and proper books, records and accounts showing clearly all transactions relating to its provision of the Services in accordance with established general commercial practices and in accordance with generally accepted accounting principles, and allow OOGTK and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

3.5	Service Provider shall keep all the documentation mentioned in clause 3.4 above in accordance with the statute of limitation for tax obligations under both Norway and Austrian laws.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

2

4.	Payment Terms

4.1.

In consideration for the performance of the Services (including any Services which have been performed or procured prior to the date hereof), 4.2. OOGTK shall pay to the Service Provider a total price for the Services provided during the term of the Agreement (the “Service Fees”) equal to US$ 59,036,478 , as adjusted in accordance with, and subject to the terms of, this Clause 4, payable in accordance with the Service Provider’ progress in performing the Services from time to time.

4.3.

The Service Provider shall have the right to issue invoices (each a “Service Fee Invoice”) to OOGTK from time to time, but not later than six months after the Commercial Operation Date for the FPSO has occurred, with respect to the Service Fees for Services performed or procured in an amount not to exceed in aggregate the amount set forth in the clause above.

5.	Subcontracting

5.1

Except if sub-contracted or partially assigned to the Permitted Subcontractors, Service Provider shall not assign, sub-contract or sub-license any of its obligations or rights hereunder to any third party without the prior written consent of OOGTK, which consent shall not be unreasonably withheld. For the avoidance of doubt, no assignment, subcontracting or sub-licensing under this Clause 5 or otherwise shall relieve the Service Provider from its responsibility to OOGTK to providing the Services nor from any of its other obligations to OOGTK hereunder.

6.	Limitation of Liability

6.1

In no event shall OOGTK have any liability under or in connection with this Agreement in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty or otherwise other than the liability for payment of the Service Fees in accordance with the terms of this Agreement.

6.2

The aggregate liability of the Service Provider, its officers, employees and agents, under or in connection with this Agreement, in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty, or otherwise shall not exceed ten per cent (10%) of the amount of the total Services Fees invoiced by the Service Provider under this Agreement.

6.4	Without limiting the generality of Clauses 6.1 and 6.2:

i.	no party (nor its officers, employees and agents) shall have any liability whatsoever to any other party for any Consequential Loss; and

ii.

the Service Provider shall not be liable for any action taken by it or failed to be taken by it in good faith under or in connection with this Agreement unless directly caused by its negligence or misconduct.

7.	Termination and Variation

7.1

This Agreement shall become effective on the Effective Date and, unless sooner terminated pursuant to clause 7.2 hereof or upon the agreement of the parties in writing, shall continue for as long as Services are required by OOGTK in respect of the Contract.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

3

7.2	This Agreement shall automatically terminate:

7.2.1	at the option of the party not in breach, if either party breaches a material obligation of this Agreement and fails to remedy the breach within thirty (30) days after written notice thereof;

7.2.2

at the option of the other party, if a party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceedings for a reorganization or arrangement of debts, dissolution, or liquidation under any law or statute or any jurisdiction applicable thereto, or if any such proceedings shall be commenced and not dismissed or otherwise disposed of within thirty (30) days; or

7.2.3

if a final judgment, order or decree which materially and adversely affects the ability of either party to perform its obligations under this Agreement shall have been obtained or entered against the other party and such judgment, order or decree shall not have been vacated, discharged or stayed.

7.3

Upon termination of this Agreement the Service Fee payable to Service Provider shall be calculated and paid to the actual date of termination. Any overpayment shall be refunded to OOGTK by Service Provider and any underpayment shall be paid to Service Provider by OOGTK.

7.4

In the event of termination as herein provided, OOGTK will be fully responsible and liable for any cost or expense incurred by Service Provider in connection with the provision of the Services prior to such termination or as a consequence of a termination caused by OOGTK other than a termination under 7.2.1 as a result of a breach by the Service Provider of a material obligation and Service Provider shall remain liable to OOGTK to account for monies received by Service Provider in connection with the provision of the Services prior to termination and not expended prior to or as a consequence of termination.

8.	Ratification and Indemnification

8.2	OOGTK ratifies and confirms and undertakes at all times to ratify and confirm whatever may be properly done or caused to be done by Service Provider in the provision of the Services.

8.3

OOGTK undertakes to keep Service Provider and its employees, contractors, servants and agents indemnified and to hold them harmless against all actions, proceedings, claims, demands, or liabilities whatsoever which may be brought against them due to this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling any or all of the same, provided however, that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the negligence or willful misconduct of Service Provider or its employees, contractors, servants or agents.

9.	Force Majeure

9.1	Neither party shall be liable for any failure to perform its obligations under this Agreement due to any cause beyond its reasonable control.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

4

10.	Entire Agreement

10.1

This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, between the parties with respect to the subject matter hereof.

11.	Severability

11.1.1	If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

12.	Relationship between the Parties

12.1

The relationship between the parties is that of independent contractor. Nothing herein shall be interpreted so as to create a partnership, joint venture, employee or agency relationship between Service Provider and OOGTK.

13.	Confidential Information

13.1

Each party (the “Receiving Party”) shall keep confidential, both during and after the currency of this Agreement, all information relating in any way to the “Disclosing Party” that it has acquired or developed during the term of this Agreement. The foregoing shall not apply to such information which is generally known to the public other than by way of breach of this Agreement by the Receiving Party and shall not apply to the extent that the Receiving Party is required by law to disclose any such information. The Receiving Party shall not make use of such information for any purpose other than in the course of doing what is required of it under this Agreement. The Disclosing Party shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by the Receiving Party of this obligation.

14.	Surrender of Books and Records

14.1

Upon termination of this Agreement Service Provider shall forthwith surrender to OOGTK any and all books, records documents and other property in the possession or control of Service Provider relating to this Agreement and to the business, finance, technology, trademarks or affairs of OOGTK and, except as required by law, shall not retain any copies of the same.

15.	Law

15.1

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment hereof save to the extent necessary to give effect to the provisions of this Section 15.

15.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

15.3

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and gives notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

5

15.4	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

15.5

In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

16.	Modification and Inurement

16.1

This Agreement shall not be amended, altered or modified except by an instrument in writing executed by the parties hereto and shall be binding upon and inure to their benefit and be binding upon and inure to the benefit of their respective successors and assigns.

17.	Notice

17.1

All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing and shall be given either by hand or by fax to the addresses below and shall be deemed to have been given when actually received:

If to OOGTK:	If to Service Provider:

OOGTK Libra GmbH & Co KG	OOG-TKP OIL SERVICES LTD.
Lothringerstrabe 16/8	PO Box 309, Ugland House
1030 Vienna	Grand Cayman, KY1-1104
Cayman Islands
Fax: (+43) 1 710 504519

Attention: Managing Director	Attention: Michel Nielsen
(michel.nielsen@teekay.com)

Talitha Fernandez
(talithafernandez@odebrecht.com)

18.	Waiver

18.1	The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing

19.	SPECIAL CLAUSE

19.1

The Parties shall commit no act that is an offence under the U.S. Foreign Corrupt Practices Act, under the O.E.C.D. Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, under the United Kingdom Bribery Act 2010 or under the Brazilian Anti-Corruption Law.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

6

20.	Counterparts

20.1	This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

7

IN WITNESS whereof the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

OOGTK LIBRA GmbH & Co KG By OOGTK Libra GmbH its General Partner		OOG-TKP OIL SERVICES LTD.

By:
Director

By:		By:
	Paul Doralt		Director
Managing Director

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

8

SCHEDULE A

THE SERVICES

Service Provider shall provide for OOGTK such Services as OOGTK shall from time to time request Service Provider to provide for it pursuant to Section 3 of this Agreement.

For greater certainty, in this Agreement ‘Services’ means all matters and activities which OOGTK requires from Service Provider including but not limited to:

(a)	The Shipyard Supervision Services:

i.

technical supervision during the conversion phase, in particular to ensure the compliance of the FPSO with the specifications under the Petrobras Charter, including in relation to engineering services, regulatory compliance, governmental approvals and others;

ii.	contractual administration;

iii.	management of contractors and subcontractors.

(b)	The Pre-Operational Services:

i.	early mobilization of the operational crew to the shipyard for assistance during the transportation of the FPSO to Brazilian waters;

ii.	providing assistance during the commissioning phase and all sea trial tests; and

iii.	assistance with purchase of spare parts and other consumables, catering services and others.

(c)	The Mobilization Services:

i.	clearance of the FPSO with Brazilian customs, Federal Police and Brazilian Navy and Coast Guard; and

ii.	assistance in relation to Petrobras acceptance tests in order to ensure a timely acceptance and smooth start-up under the Petrobras Charter; and.

iii.	assistance in relation to the navigation of the FPSO to Brazil, including support vessels, fuel, performance of “Warranty Surveyor” and others.

(d)	Other Construction Support services

i.	such other services relating to the foregoing as OOGTK may from time to time request from Service Provider.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

9

(e)	HR Support and Recruitment Services:

i.	Assistance with the recruitment of personnel as required by the OOGTK

ii.	Assistance with ongoing HR support for personnel as required by the OOGTK; and

iii.	Assistance with obtaining the services of consultants as required during the period of the Agreement.

(f)	IT Set Up and Support Services:

i.

Assistance with establishing the IT infrastructure in accordance with Owner’s requirements, including, but not limited to: e-mail access, mobile and land phone calls, fixed links, access to Oracle, VoIP calls, printing, leasing of equipment, access to SISENG, computer equipment and purchase of software; and

ii.	Assistance with providing ongoing IT support as required by Owner.

(g)	Shared Services Centre:

i.	Services required to support the activities of the Owner and the activities referred to in this schedule, including: payroll processing services; finance, tax, procurement and accounting services.

(h)	Other Services:

i.	Provision of office supplies;

ii.	Rental of offices and facilities; and

iii.	Notarial services.

LIBRA CONSTRUCTION MANAGEMENT AGREEMENT

10

Exhibit D-2

to

Credit Agreement

ASSET MAINTENANCE AGREEMENT

OOGTK LIBRA GMBH & CO KG

AS CONTRACTING PARTY

AND

OOGTK LIBRA PRODUÇÃO DE PETRÓLEO LTDA.

AS CONTRACTOR

DATED […]

FPSO PIONEIRO DE LIBRA PROJECT

THIS ASSET MAINTENANCE AGREEMENT is made effective as of the […] (this “Agreement”)

BETWEEN:

(1) OOGTK LIBRA GmbH & Co KG, an Austrian partnership with an address at Lothringerstraße 16/8, 1030 Vienna; Austria (the “Contracting Party”);

(2) OOGTK LIBRA PRODUÇÃO DE PETRÓLEO LTDA., a limitada organized and existing under the laws of Brazil, with offices at Avenida Pasteur 154, 9º andar, Botafogo, Rio de Janeiro CEP:22290-240 (the “Contractor”).

WHEREAS:

(A) The Contracting Party has entered into the Charter Agreement with Petrobras (as defined below) in connection with the charter of one Floating, Production, Storage and Offloading unit named “Pioneiro de Libra” (the “FPSO”);

(B) The Contractor has made available the organization, resources, knowledge and experience to advise and assist the Contracting Party in relation to certain technical matters in connection with services to be provided in Brazil relating to the obligations of the Contracting Party under the Charter Agreement in connection with the ongoing upkeep and general maintenance of the FPSO. The Contractor is also able to assist the Contracting Party to manage capital works relating to the upgrade or modification of the FPSO, as required from time to time ;

(C) The parties have agreed that the Contractor will provide to the Contracting Party the Services (as defined below), in respect of the Project (as defined below) upon the terms and subject to the conditions set out in this Agreement; and

(D) This Agreement is entered into between the Contracting Party and the Contractor relating to the Project.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following terms, when used herein shall have the following meanings:

“Accounts Agreement” means the Collateral and Accounts Agreement executed on [...].

“AMA Fee Invoice” has the meaning given to it in Clause 5.5;

“AMA Fees” has the meaning given to it in Clause 5.1;

“Approval Notice” has the meaning given to it in Clause 5.5;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for domestic and foreign exchange business in Austria, London, New York, Paris, Rio de Janeiro and São Paulo;

“Charter Agreement” means, a Charter Agreement, dated January 30, 2015 (as amended from time to time), entered into between Petrobras, as leader and operaror of the Libra_P1 Consortium, and the Contracting Party;

“Consequential Loss” means: (a) indirect or consequential loss or damages under applicable law; and/or (b) loss of production, loss of product, loss of use, loss of business and business interruption and loss of revenue, profit or anticipated profit whether direct or indirect arising from or related to the performance of this Agreement and whether or not such losses were foreseeable at the time of entering into this Agreement;

“FPSO” has the meaning given to it in the recitals of this Agreement.

“Equipment” means all equipment, materials, supplies, apparatus, machinery, parts, tools (including special tools), components, instruments, appliances, spare parts and appurtenances that are required for the maintenance, upkeep and preservation of the FPSO and in connection with upgrades or modifications to the FPSO;

“Notice of Invoice” has the meaning given to it in Clause 5.3;

“Petrobras” means Petróleo Brasileiro S.A. - PETROBRAS;

“Project” means the construction and chartering operations of the FPSO and all other equipment relevant to the operation of the FPSO, as well as other assets attached to the FPSO owned (or to be owned) by the Contracting Party;

“Services” means the services to be provided by the Contractor pursuant to Clause 4

(Obligations of the Contractor);

“Special Customs Regime” means any special customs regime in force in accordance with the laws of Brazil, such as (i) REPETRO, currently regulated by Articles 458 to 462 of Decree 6,759 of February 02, 2009, and by Administrative Ordinance 844 dated as of May 09, 2008, as amended from time to time; (ii) Admissão Temporária, currently regulated by Administrative Ordinance 1,361 dated as of May 21, 2013, , as amended from time to time, or any other special customs regime that may be created or that may replace the existing regimes; and

“US$” means the official currency for the time being of the United States of America.

1.2	Interpretation

(a) References to any document or other instruments include all amendments and replacements thereof and supplements thereto.

(b) References to “Clauses” are to clauses of this Agreement.

(c) Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

(d) All references to persons include their successors, and permitted transferees and assigns.

(e) Where the words “include” or “including” appear they are to be construed without limitation.

(f) Words importing the singular shall include the plural and vice versa.

(g) A “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

(h) “party” means a party to this Agreement.

2.	APPOINTMENT OF CONTRACTOR

2.1	The Contracting Party hereby engages and appoints the Contractor in connection with the performance of the Services upon the terms and subject to the conditions of this Agreement.

2.2

The Contractor accepts the engagement and appointment made by the Contracting Party in Clause 2.1 and agrees to perform the Services and to carry out its other duties and obligations hereunder in accordance with the terms and conditions of this Agreement.

3. TERM OF AGREEMENT

3.1 This Agreement shall take effect from [...] and shall continue in force until the later of the date on which: (i) the Contracting Party has fully and finally paid all of its obligations hereunder to the Contractor, (ii) the date falling sixty (60) days from the date on which either party hereto notifies in writing the other party that it wishes to terminate this Agreement (and either party may elect to deliver any such notice at any time in its sole discretion), and (iii) the Charter Agreement relating to the FPSO has been terminated, whereupon this Agreement shall terminate (but for the avoidance of doubt such termination shall not affect the accrued rights and obligations of the parties under this Agreement at the date of termination).

4. OBLIGATIONS OF THE CONTRACTOR

4.1 The Contractor shall, from time to time, until the date of termination of this Agreement pursuant to Clause 3 (Term of Agreement), provide the following advisory services and assistance to the Contracting Party in relation to the FPSO (but only to the extent that the performance of such services are consistent with the obligations of the Contracting Party to Petrobras under the Charter Agreement), as may be required, and following request, by the Contracting Party from time to time:

(i)

ensuring the maintenance of the FPSO in accordance with the requirements of the Charter Agreement and good oil and gas industry practices, including procurement of equipment and spare parts as necessary from time to time for the proper upkeep and maintenance and operation of the FPSO, so that the hull, machinery and equipment of the FPSO is in a seaworthy condition and according to international standards of equipment condition to operation;

(ii)	ensuring that the FPSO is suitably equipped for the tasks required of it in relation to the Project;

(iii)	assisting with the drydocking of the FPSO, as may be necessary;

(iv)	the provision of, replacement and/or substitution of Equipment, including, in each case, during drydocking;

(v)

assuming responsibility for the payment of import duties, tariffs and charges in connection with the importation of the Equipment under the Special Customs Regime, including, but not limited to customs duties, fees, tariffs, stamp charges, port storage fees, freight, transportation, insurance, storage and agents’ fees relating thereto;

(vi)	assisting with the management of works relating to the upgrade or modification of the FPSO, including the procurement of related equipment and materials, as required;

(vii)	advising and assisting the Contracting Party with respect to technical issues that may arise from time to time in relation to the FPSO;

(viii)

keeping the Contracting Party informed of Brazilian and international practice and any new developments that it becomes aware of in the field of good drillship or other relevant vessel operation and maintenance and offshore drilling, production, offloading and storage activity generally;

(ix)	advising and assisting the Contracting Party relating to its obligations in connection with compliance with international and Brazilian safety and environmental standards;

(x)	relating to the compliance by the Contracting Party of all pertinent Brazilian legislation having regard to its obligations under the Charter Agreement;

(xi)

keep proper control and record of the inventory, and inform the Contracting Party of any Equipment that should be bought by the Contracting Party so as to allow proper maintenance and preservation of the FPSO in accordance with the terms of the Charter Agreement; and

(xii)

following the termination of this Agreement, return to the Contracting Party all Equipment and materials specified on the then current inventory, considering ordinary normal wear and tear, and provided that the Contractor is allowed to remove all of Contractor’s respective equipment and items.

together, in each case, with certain ancillary and incidental services (including, without limitation, with respect to the procurement of material or equipment) reasonably required by the Contracting Party and agreed in writing between the parties hereto.

4.2 The Contractor shall perform the Services, in accordance with this Agreement and any applicable law, regulation, rules and standards (industry and governmental), using properly trained and skilled personnel that are adequately qualified to perform their respective tasks in accordance with good oil and gas industry practices, and such Services shall be performed using current or other appropriate methods and techniques.

4.3 The Contractor may subcontract all or any part of the Services to any of its affiliates provided that no such subcontracting shall relieve the Contractor from its obligations hereunder.

4.4 Notwithstanding the foregoing provisions in this Clause 4, the Contracting Party shall have the right to supervise, from time to time, the performance of the Services by the Contractor and, in furtherance thereof, the Contractor shall be required to:

(i) furnish the Contracting Party, following the Contracting Party’s written request therefor, with reports on the status of any Services being performed and any other such reasonably requested information relating to the performance of the Services; and

(ii) follow any reasonable instructions given by the Contracting Party to it, from time to time, with respect to the performance of the Services.

5.	AMA FEES

5.1 In consideration for the performance of the Services set out in Clause 4 (Obligations of the Contractor), the Contracting Party shall pay to the Contractor certain fees for the Services (the “AMA Fees”) in accordance with this Clause 5 (AMA Fees).

5.2 The AMA Fees shall be calculated by the Contractor on a cost (plus) basis, based on: (i) the actual reasonable cost of the Contractor of the Equipment procured in providing the relevant Services, plus a profit element of 2.5%; and (ii) the actual reasonable cost of the personnel involved in providing the relevant Services, plus a profit element of 8%, all such Fees to be further agreed between the parties hereto before invoices are issued. With respect to the performance of any specific Services, the Contracting Party and the Contractor shall agree the scope of such Services, together with an estimate of the AMA Fees in respect thereof. The Contractor agrees to update such estimate from time to time to the extent it believes that the accuracy of such estimate may be improved. The Contractor shall bear all fees, including bank fees, which are levied or may be levied on the provision of the Services.

5.3 The Contractor shall have the right, from time to time, to notify the Contracting Party that it wishes to issue an invoice with respect to Services performed and any such notice shall specify which Services are proposed to be invoiced and the amount of such proposed invoice, which amount shall be in Brazilian reais (each such notice, a “Notice of Invoice”).

5.4 The Contracting Party shall have a period of ten (10) Business Days following receipt of any Notice of Invoice during which to assess, and notify the Contractor accordingly, whether such Services have been performed in accordance with the terms of this Agreement (any notice of a positive assessment, an “Approval Notice”).

5.5 The Contractor shall have the right to issue an invoice (each an “AMA Fee Invoice”) to the Contracting Party, following receipt of any Approval Notice, with respect to the AMA Fees for the Services performed and to which such Approval Notice relates. Each AMA Fee Invoice shall specify which Services and the amount in Brazilian reais of the AMA Fees being invoiced (and such details shall correspond with the Notice of Invoice to which the relevant Approval Notice relates) and shall include the account details to which payment is to be made.

6.	PAYMENTS

6.1 Following receipt of an AMA Fee Invoice, the Contracting Party shall pay the amount demanded under such invoice to the Contractor, no later than 30 Business Days following receipt thereof (or such longer period as may be specified in such invoice).

6.2 All payments made hereunder shall be made in full to the account specified by the Contractor free from any deduction, withholding, set-off or counterclaim.

6.3 Upon receipt by the Contractor of any amount demanded pursuant to an AMA Fee Invoice, the obligation of the Contracting Party to pay the same shall be fully and finally discharged.

7.	TAXES

7.1 Contractor shall be responsible for the payment of all taxes, duties, levies, charges and contributions (and any interest or penalties thereon) including but not limited to income, profits, corporate income taxes and taxes on capital gains, turnover and added value taxes for which Contractor is liable, whether arising in Brazil or elsewhere, now or hereafter imposed by any appropriate governmental authority whether of Brazil or elsewhere, arising from the performance of this Agreement.

7.2 Contracting Party shall save, indemnify, defend and hold harmless Contractor against all levies, charges, contributions and taxes of any type referred to in this clause and any interest or penalties thereon which may be assessed by any appropriate governmental authority on the Contracting Party in connection with the performance of this Agreement.

8.	LIMITATION OF LIABILITY

8.1 In no event shall the Contracting Party have any liability under or in connection with this Agreement in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty or otherwise other than the liability for payment of the AMA Fee in accordance with the terms of this Agreement.

8.2 Subject to Section 8.3, the aggregate liability of the Contractor, its officers, employees and agents, under or in connection with this Agreement, in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty, or otherwise shall not exceed an amount equal to ten per cent (10%) of the amount of the total AMA Fees.

8.3 Without limiting the generality of Clauses 8.1 and 8.2:

8.3.1 no party (nor its officers, employees and agents) shall have any liability whatsoever to any other party for any Consequential Loss; and

8.3.2 the Contractor shall not be liable for any action taken by it or failed to be taken by it in good faith under or in connection with this Agreement unless directly caused by its negligence or misconduct.

9.	NOTICES

9.1 Any notice to be given under this Agreement shall be in writing and shall be duly given if signed by or on behalf of a duly authorised officer of the party giving the notice and left at or sent by first class airmail or by facsimile transmission (with confirmation copy by first class airmail) to the following addresses (or to such other address as any party may substitute by notice in writing to the others):

Contracting Party:

Avenida Pasteur, 154, 12th floor

Rio de Janeiro

RJ, 22290-240

Brazil

Att: Rodrigo Lemos

Email Address: rlemos@odebrecht.com

Contractor:

[...]

Attn.: [...]

Email Address: [...]

10.	NO PARTNERSHIP

10.1 Nothing in this Agreement shall create a partnership, association or joint venture or (save as expressly provided herein) establish a relationship of principal and agent or any other relationship of a similar nature between the parties.

11.	ENTIRE AGREEMENT

11.1 This Agreement constitutes the entire agreement and understanding between the parties in relation to the provision of the Services and no party has relied on any warranty or representation of the other except as expressly stated or referred to in this Agreement.

12.	AMENDMENT AND RELATIONSHIP TO OTHER DOCUMENTS

12.1 This Agreement may not be altered, modified, revoked or cancelled in any way unless such alteration, modification, revocation, or cancellation is in writing signed by or on behalf of the parties. This Agreement supersedes any and all other prior agreements between the parties, whether written or oral, with respect to the subject matter hereof.

13.	COUNTERPARTS

13.1 This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

14.	SEVERABILITY

14.1 Any provision hereof which is or becomes illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

15.	RIGHTS OF THIRD PARTIES

15.1 A person who is not a party to this contract has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.	SPECIAL CLAUSE

16.1 Contractor shall commit no act that is an offence under the U.S. Foreign Corrupt Practices Act, under the O.E.C.D. Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or under the United Kingdom Bribery Act 2010.

17.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

17.1 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement from it shall be interpreted under and governed by the laws of England.

17.2 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement).

IN WITNESS whereof this Agreement was executed by the duly authorised representatives of the parties hereto on the date first above written.

SIGNATURES

OOGTK LIBRA GMBH & CO KG

By:	By:

Name:	Name:

Title:	Title:

OOGTK LIBRA PRODUÇÃO DE PETRÓLEO LTDA.

By:	By:

Name:	Name:

Title:	Title:

SIGNATRUE PAGE TO AMA

Exhibit D-3

to

Credit Agreement

SPECIALIZED OIL INDUSTRY SERVICES AGREEMENT

OOGTK LIBRA GMBH & CO KG

as Employer

and

OOG-TKP OIL SERVICES LTD.,

as FPSO Advisor

Dated as of             2015

Pioneiro de Libra FPSO Project

THIS SPECIALIZED OIL INDUSTRY SERVICES AGREEMENT (this “Agreement”) is made the             day of             , 2015

BETWEEN:

(1)	OOGTK LIBRA GmbH & Co KG, an Austrian partnership with an address at Lothringerstraße 16/8, 1030 Vienna; Austria (the “Employer”); and

(2)

OOG-TKP OIL SERVICES LTD., an exempted company incorporated under the laws of the Cayman Islands, whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “FPSO Advisor”).

WHEREAS:

(A)	The Employer is the owner of a floating, production, storage and offloading unit to be known as Pioneiro de Libra FPSO (“FPSO”);

(B)	the FPSO Advisor is experienced in offshore FPSO projects in the oil and gas industry;

(C)

the FPSO Advisor has available the organisation, resources, knowledge and experience to advise and assist the Employer in relation to administrative, managerial and technical matters related to, and the ongoing upkeep and general maintenance of, the FPSO; and

(D)

the FPSO Advisor has agreed to advise and assist the Employer with respect to administrative, managerial and technical matters related to, and the ongoing upkeep and general maintenance of the FPSO, as required by the Employer to enable it to fulfil its obligations under the Petrobras Charter, upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

The following terms, when used herein shall have the following meanings:

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for domestic and foreign exchange business in Austria, London, New York, Paris, Rio de Janeiro and Vancouver;

“Commercial Operation Date” shall mean, with respect to the FPSO, the date on which the term of each of the Petrobras Charter and the Services Agreement starts (Início do Contrato), in accordance with the terms thereof;

“FPSO Advisor Services” means the services to be provided or procured by the FPSO Advisor pursuant to Clause 4 of this Agreement, as more particularly described therein;

“Operator” shall mean OOGTK Libra Produção de Petróleo Ltda., a limited liability company organized and existing under the laws of Brazil;

“Petrobras” means Petróleo Brasileiro S.A. - PETROBRAS;

“Petrobras Charter” means the Charter Agreement dated January 30, 2015, entered into between Petrobras, as the leader and operator of Libra_P1 Consortium and the Employer with respect to FPSO;

“Services Agreement” means the Service Contract dated as of May 15, 2015 between Petrobras and the Operator with respect to FPSO; and

“US$” means the official currency for the time being of the United States of America.

1.2	Interpretations

(a) References to “Clauses” are to clauses of this Agreement.

(b) Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

(c) All references to persons include their successors, and permitted transferees and assigns.

(d) Where the words “include” or “including” appear they are to be construed without limitation.

(e) Words importing the singular shall include the plural and vice versa.

(f) A “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

2.	APPOINTMENT OF THE FPSO ADVISOR

2.1	The Employer hereby engages and appoints the FPSO Advisor to perform the FPSO Advisor Services upon the terms and subject to the conditions of this Agreement.

2.2

The FPSO Advisor accepts the engagement and appointment made by the Employer in Clause 2.1 and agrees to perform the FPSO Advisor Services and to carry out its other duties and obligations hereunder in accordance with the terms and conditions of this Agreement.

3.	TERM OF AGREEMENT

This Agreement shall take effect on the date hereof and shall continue in force until the later of: (i) the date on which the last payment due under Clause 5 (Invoices and Payments to the FPSO Advisor) is fully and finally made, (ii) the date of termination of this Agreement at the discretion of the Employer, and (iii) the date of termination of the Petrobras Charter, whereupon this Agreement shall terminate.

4.	SERVICES PROVIDED AND OBLIGATIONS OF THE FPSO ADVISOR

The FPSO Advisor shall from time to time, and in respect of the FPSO, from the Commercial Operation Date until the date of termination of this Agreement pursuant to Clause 3 (Term of Agreement), provide the following advisory services and assistance to the Employer upon request in relation to the FPSO, in accordance with any applicable laws, regulations, rules and standards and using current or other appropriate methods and techniques (but only to the extent that the performance of such services would not conflict with the obligations of the Employer to Petrobras under the Petrobras Charter):

(a) advising and assisting the Employer with respect to the management and administration of the Petrobras Charter following acceptance of the FPSO by Petrobras;

(b) advising and assisting the Employer with respect to the performance of its obligations under the Petrobras Charter related to the ongoing upkeep and general maintenance of the FPSO;

(c) advising and assisting the Employer generally with respect to the taking of such action as would be prudent by an owner of an offshore FPSO with respect to its general upkeep and maintenance, including taking all appropriate measures to keep the FPSO under its class and in conformity with local and international regulations;

(d) keeping the FPSO properly maintained in accordance with good oil and gas industry practices, including supplying equipment and spare parts as necessary from time to time for the proper maintenance and operation of the FPSO;

(e) procuring and maintaining in effect hull & machinery & business interruption insurance coverage in accordance with the instructions from time to time of the Employer;

(f) advising and assisting the Employer with respect to technical issues that may arise in relation to the FPSO following acceptance of the FPSO by Petrobras;

(g) keeping the Employer informed of international practice and any new developments that it becomes aware of in the field of good FPSO operation and maintenance and offshore drilling activity generally all with a view to (i) the FPSO operating at all times possible and when required under the Petrobras Charter in compliance with applicable standards of safety, output, dependability, efficiency and economy, including recommended practice of a good, safe, prudent and workman – like character and in compliance with all applicable laws (ii) the Employer’s desire for the FPSO to maintain its value (fair wear and tear excepted) and enjoy a working life at least as long as generally expected from the design and construction of the FPSO and its specification and as generally occurs in similar operating conditions from time to time where best industry practices are employed;

(h) assisting the Employer with any inspection of the FPSO (including in relation to the supervision of works or operations) that may be required following acceptance of the FPSO by Petrobras;

(i) procuring such services, materials and equipment as may be reasonable requested by the Employer;

(j) providing information to the Employer as may be reasonably requested relating to the performance of the FPSO Advisor Services, allowing the Employer to supervise the performance of these services and following instructions given by the Employer, all as reasonably requested; and

(i) providing any other advisory services and assistance to the Employer in relation to the FPSO that the Employer may reasonably request,

together, in each case, with certain ancillary and incidental services required in connection therewith. The FPSO Advisor shall perform the FPSO Advisor Services using properly trained and skilled personnel that are adequately qualified to perform their respective tasks in accordance with good oil and gas industry practices. The FPSO Advisor may subcontract all or any part of the FPSO Advisor Services to any of its affiliates provided that no such subcontracting shall relieve the FPSO Advisor from its obligations hereunder.

5.	INVOICES AND PAYMENTS TO THE FPSO ADVISOR

5.1

In consideration for the performance of the Services set out in Clause 4 (Services Provided and Obligations of the FPSO Advisor), the Contracting Party shall pay to the Contractor certain fees for the Services (the “FPSO Advisor Fees”) in accordance with this Clause 5 (Invoices and Payments to the FPSO Advisor).

5.2

The FPSO Advisor Fees shall be calculated by the FPSO Advisor at cost, based on the actual reasonable cost of the FPSO Advisor of providing the relevant FPSO Advisor Services. With respect to the performance of any specific services, the Contracting Party and the Contractor shall agree the scope of such services, together with an estimate of the FPSO Advisor Fees in respect thereof. The FPSO Advisor agrees to update such estimate from time to time to the extent it believes that the accuracy of such estimate may be improved. The FPSO Advisor shall bear all fees, including bank fees, which are levied or may be levied on the provision of the Services.

5.3

The FPSO Advisor shall have the right, from time to time, to notify the Employer that it wishes to issue an invoice with respect to the FPSO Advisor Services performed and any such notice shall specify which services are proposed to be invoiced and the amount of such proposed invoice, which amount shall be in US$ (each such notice, a “Notice of Invoice”).

5.4

The Employer shall have a period of ten (10) Business Days following receipt of any Notice of Invoice during which to assess, and notify the FPSO Advisor accordingly, whether such Services have been performed in accordance with the terms of this Agreement (any notice of a positive assessment, an “Approval Notice”).

5.5

The FPSO Advisor shall have the right to issue an invoice (each an “Fee Invoice”) to the Employer, following receipt of any Approval Notice, with respect to the FPSO Advisor Fees for the FPSO Advisor Services performed and to which such Approval Notice relates. Each Fee Invoice shall specify which services and the amount in US$ of the FPSO Advisor Fees being invoiced (and such details shall correspond with the Notice of Invoice to which the relevant Approval Notice relates) and shall include the account details to which payment is to be made.

6.	LIMITATION OF LIABILITY

6.1

The aggregate liability of the FPSO Advisor, its officers, employees and agents under or in connection with this Agreement in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty, or otherwise shall not exceed ten per cent (10%) of the amount of the total of FPSO Advisor Fees.

6.2

The aggregate liability of the Employer under or in connection with this Agreement in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty, or otherwise shall not at any time exceed an amount equal to the aggregate amount payable and unpaid to the FPSO Advisor at such time pursuant to Clause 5 (Invoices and Payments to the FPSO Advisor).

6.3	Without limiting the generality of Clauses 6.1 and 6.2:

6.3.1

no party (nor its officers, employees and agents) shall have any liability whatsoever to any other party for any loss of profit, loss of revenue, loss of use, loss of contract or loss of goodwill or any other indirect or consequential loss;

6.3.2

the FPSO Advisor shall not be liable for any action taken by it or failed to be taken by it in good faith under or in connection with this Agreement unless directly caused by its negligence or misconduct.

7.	NOTICES

Any notice to be given under this Agreement shall be in writing and shall be duly given if signed by or on behalf of a duly authorised officer of the party giving the notice and left at or sent by first class airmail or by facsimile transmission (with confirmation copy by first class airmail) to the following addresses (or to such other address as either party may by notice in writing to the other substitute):

If to Employer:	If to FPSO Advisor:

OOGTK Libra GmbH & Co KG	OOG-TKP Oil Services Ltd.
Lothringerstraße 16/8	[OOG’s address]
1030 Vienna

Attention: Managing Director	Attention: FPSO Director

Fax: (+43) 1 710 504519	Fax: […]

8.	NO PARTNERSHIP

Nothing in the agreement shall create a partnership, association or joint venture or (save as expressly provided herein) establish a relationship of principal and agent or any other relationship of a similar nature between the parties.

9.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in relation to the provision of the FPSO Advisor Services and no party has relied on any warranty or representation of the other except as expressly stated or referred to in this Agreement.

10.	AMENDMENT AND RELATIONSHIP TO OTHER DOCUMENTS

This Agreement may not be altered, modified, revoked or cancelled in any way unless such alteration, modification, revocation, or cancellation is in writing signed by or on behalf of the parties. This Agreement supersedes any and all other prior agreements between the parties, whether written or oral, with respect to the subject matter hereof.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

12.	SPECIAL CLAUSE

Contractor shall commit no act that is an offence under the U.S. Foreign Corrupt Practices Act, under the O.E.C.D. Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or under the United Kingdom Bribery Act 2010.

13.	DISPUTE RESOLUTION AND GOVERNING LAW

13.1	This Agreement and all matters arising from it shall be interpreted under and governed by the laws of England.

13.2

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement).

IN WITNESS whereof this Agreement was executed by the duly authorised representatives of the parties hereto the date first above written.

SIGNATURES

OOGTK LIBRA GMBH & CO KG

By:	By:
Name:	Name:
Title:	Title:

OOG-TKP OIL SERVICES LTD.

By:	By:
Name:	Name:
Title:	Title:

Exhibit D-4

to

Credit Agreement

THIS AGREEMENT is made effective as of the […] (the “Effective Date”).

BETWEEN:

(1)	OOGTK LIBRA GmbH & Co KG, an Austrian partnership with an address at Lothringerstraße 16/8, 1030 Vienna; Austria (“OOGTK”); and

(2)	TEEKAY SHIPPING (SINGAPORE) PTE. LTD, a Singaporean company with an office at 8 Shenton Way, #41-01 AXA Tower, Singapore 068811 (“TSS”).

OOGTK and TSS hereinafter referred to “Party”, individually, or “Parties”, jointly.

WHEREAS:

A.

OOGTK has entered into the Contract for Vessel Refurbishment, Conversion, Topsides Fabrication, Integration and Completion of FPSO (the “Contract”) with Jurong Shipyard Pte. Ltd. in Singapore, (the “Jurong Shipyard”) and requires additional resources in connection with its supervision of such activities at the Jurong Shipyard;

B.	TSS is an affiliate of Teekay Offshore European Holdings Coop UA which is a 50% partner in OOGTK;

C.	TSS is in a position to second certain of its personnel (the “Secondees”) to OOGTK to engage in the Secondment Activities (as defined herein); and

D.	OOGTK wishes to obtain the benefit of the secondment to it of the Secondees upon the terms set out under this Agreement and TSS is also willing to second the Secondees to OOGTK on the same terms.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements herein contained the parties hereto agree as follows:

1	Definitions

1.1	In this Agreement the following terms shall have the meanings set out below:

1.1.1

‘Consequential Loss’ means: (a) indirect or consequential loss or damages under applicable law; and/or (b) loss of production, loss of product, loss of use, loss of business and business interruption and loss of revenue, profit or anticipated profit whether direct or indirect arising from or related to the performance of this Agreement and whether or not such losses were foreseeable at the time of entering into this Agreement;

1.1.2	‘Secondment Activities’ means all the functions and activities more fully described in Section 3 hereof.

1.1.3

‘Reimbursement of Secondment Costs’ means the monthly payments which, calculated in accordance with the terms set out in Schedule ‘A’ hereof, OOGTK agrees to pay to TSS during the term of this Agreement.

1

1.2	Interpretation: In this Agreement:

1.2.1	References to persons include references to bodies corporate and unincorporate.

1.2.2	Unless the context requires otherwise, words in the singular number include the plural number and vice versa.

1.2.3	Words in one gender include all other genders.

1.2.4

Clause headings are inserted for convenience only and shall not effect the construction of this Agreement and, unless otherwise specified, all references to clauses and schedules are to clauses of, and schedules to, this Agreement.

2	Secondment

2.1

TSS hereby seconds the Secondees to OOGTK upon the terms and conditions set forth herein and OOGTK accepts such secondment on the said terms and conditions. During the term of this Agreement, and unless otherwise agreed in writing between the parties, the Secondees shall be instructed to devote their work effort to OOGTK as may be necessary for the Secondees to engage in the Secondment Activities.

2.2	The Secondees shall at no time be, nor be deemed to be, employees of OOGTK.

2.3	In consideration of TSS’s secondment of the Secondees, OOGTK agrees that it shall pay the Reimbursement of Secondment Costs (reference Schedule ‘A’ hereof) to TSS.

3	Secondment Activities

3.1

The Parties agree that the Secondees shall be directed to assist with conversion and construction supervision activities in respect of the FPSO unit as contemplated in the Contract. The activities include, without limiting the generality of the foregoing, observing, as to quality, quantity and storage condition at the Jurong Shipyard, all materials before installation on the FPSO unit, observing the inspection of assembly work on the hull structure, hull outfitting and coating application in respect of the FPSO unit, as well as topside and machinery assembly and outfitting and electrical outfitting; attending and witnessing the mooring trial and sea trial of the FPSO unit and any other related activities in accordance with the Contract as OOGTK may deem necessary. The Secondees shall act at all times in accordance with the best commercial and safety practices required in the offshore oil industry and in accordance with the policies and standards communicated to the Secondees by OOGTK from time to time.

3.2	The Secondees shall also be required to perform any other activities in Singapore relating to the foregoing as OOGTK may reasonably direct.

4	Secondee Fees

4.1	In consideration for the provision of Secondees set out in Clauses 2 and 3 OOGTK shall pay to TSS certain fees, for the Secondees provided (the “Secondee Fees”) in accordance with this Clause 4.

4.2	TSS shall have the right to issue invoices (a “Secondee Fee Invoice”) to OOGTK from time to time with respect to the Secondees Fees for the Secondees provided.

2

4.3	The Secondee Fees shall be calculated as provided in Schedule A of this Agreement.

4.4

The Owner acknowledges that it has received from TSS an estimate of the aggregate Secondee Fees expected to be incurred in accordance with Schedule A and TSS agrees to update such estimate to the extent TSS believes that the accuracy of such estimate may be improved.

4.5	In no event shall the total of all Secondee Fees be an amount greater than USD48,100,000.00 (forty eight million and one hundred thousand U.S. Dollars).

5	Direction, Supervision and Indemnification

5.1

OOGTK acknowledges that this is not a contract for services, but rather a contract only for the secondment of the Secondees by TSS to OOGTK for such period as the performance of Secondment Activities by the Secondees may be required by OOGTK. Accordingly, it is agreed that during the period of their respective secondments hereunder the Secondees shall report to and be directed or supervised not by TSS but rather by OOGTK (or such person(s) as OOGTK might determine and appoint) which shall abide by the terms and conditions of the employment or other arrangements existing between TSS and each of the Secondees from time to time. OOGTK shall also be responsible, at its own expense, for any ongoing training and development of the Secondees during the period of their respective secondments hereunder, in consultation with TSS as necessary.

5.2

OOGTK releases and shall indemnify and hold harmless TSS, its directors, officers, employees and agents from any and all claims, proceedings, causes of action, suits, costs, expenses, demands and liabilities whatsoever which may be brought against them due to this Agreement including, without limitation, those claims, proceedings, causes of action, suits, costs, expenses, demands and liabilities based upon or arising out of any act or omission of any of the Secondees which might arise in the course of the Secondees reporting to and being directed or supervised by OOGTK (or such person(s) as OOGTK might determine and appoint).

6	Term, Termination and Variation

6.1

This Agreement shall become effective on the Effective Date and, unless sooner terminated pursuant to sub-clause 5.2 hereof or the separate agreement of the Parties in writing, shall continue for as long as the Secondment Activities in respect of the Contract are required by OOGTK.

6.2	This Agreement shall automatically terminate:

6.2.1	at the option of the Party not in breach, if the other Party breaches a material obligation of this Agreement and fails to remedy the breach within thirty (30) days after written notice thereof;

6.2.2

at the option of the other Party, if a Party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceedings for a reorganization or arrangement of debts, dissolution, or liquidation under any law or statute or any jurisdiction applicable thereto, or if any such proceedings shall be commenced and not dismissed or otherwise disposed of within thirty (30) days;

6.2.3

if a final judgment, order or decree which materially and adversely affects the ability of either Party to perform its obligations under this Agreement shall have been obtained or entered against the other Party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

3

6.2.4	at any time by either Party giving the other Party at least thirty (30) days written notice of termination.

6.3

Upon termination of this Agreement the Reimbursement of Secondment Costs (reference Schedule ‘A’ hereof) then payable by OOGTK to TSS shall be calculated and paid to the actual date of termination. Any overpayment shall be refunded by TSS to OOGTK and any underpayment shall be paid by OOGTK to TSS.

6.4

In the event of termination as herein provided, OOGTK will be fully responsible and liable for any cost or expense incurred by TSS prior to such termination or as a consequence of such termination and TSS shall remain liable to OOGTK to account for monies received by TSS prior to termination and not expended prior to or as a consequence of termination, other than a termination under 6.2.1 as a result of a breach by TSS of a material obligation.

6.5

Upon the termination of this Agreement, TSS shall ensure that each Secondee shall immediately deliver to OOGTK all properties and assets belonging to OOGTK which may be in their possession or under their control.

7	Ratification

7.1

OOGTK ratifies and confirms and undertakes at all times to ratify and confirm whatever may be properly done or caused to be done by TSS in providing the Secondees to OOGTK under the terms of this Agreement.

8	Force Majeure

8.1	Neither Party shall be liable for any failure to perform its obligations under this Agreement due to any cause beyond its reasonable control.

9	Entire Agreement

9.1

This Agreement forms the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, between the parties with respect to the subject matter hereof.

10	Severability

10.1	If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

11	Relationship between the Parties

11.1	Nothing herein contained shall be interpreted so as to create a partnership, joint venture, employee or agency relationship between OOGTK and TSS.

4

12	Confidential Information

12.1 Each Party (the “Receiving Party”) shall keep confidential, both during and after the currency of this Agreement, all information relating in any way to the other Party (the “Disclosing Party”) that it has acquired or developed during the term of this Agreement, including the execution and existence of this Agreement. The foregoing shall not apply to such information which is generally known to the public other than by way of breach of this Agreement by the Receiving Party and shall not apply to the extent that the Receiving Party is required by law to disclose any such information. The Receiving Party shall not make use of such information for any purpose other than in the course of doing what is required of it under this Agreement. The Disclosing Party shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by the Receiving Party of this obligation.

13	Law and arbitration

13.1

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment hereof save to the extent necessary to give effect to the provisions of this Section 13.

13.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

13.3

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and gives notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

13.4	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

13.5

In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

14	Modification and Inurement

14.1

This Agreement shall not be amended, altered or modified except by an instrument in writing executed by the Parties hereto and shall be binding upon and inure to the benefit of the Parties hereto and be binding upon and inure to the benefit of their respective successors and assigns.

15	Assignment

15.1 (a)	The benefits and obligations of this Agreement may not be assigned by TSS without the express written consent of OOGTK, such consent not to be unreasonably withheld.

(b)

The benefits and obligations of this Agreement may not be assigned by OOGTK without the express written consent of TSS, such consent not to be unreasonably withheld. Notwithstanding the preceding sentence, OOGTK is hereby authorized to assign this Agreement as a security under financing agreements.

5

16	Notice

16.1

All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing and shall be given either by hand or by fax to the addresses below and shall be deemed to have been given when actually received:

If to OOGTK:	If to TSS:
OOGTK Libra GmbH & Co KG Lothringerstraße 16/8 1030 Vienna	Teekay Shipping (Singapore) Pte. Ltd. 8 Shenton Way #41-01 AXA Tower Singapore 068811

Fax: (+43) 1 710 504519	Fax: (+65) 6222 3338

Attention: Managing Director	Attention: Managing Director

17	Waiver

17.1	The failure of either Party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

18	Special Clause

18.1

Contractor shall commit no act that is an offence under the U.S. Foreign Corrupt Practices Act, under the O.E.C.D. Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or under the United Kingdom Bribery Act 2010.

19	Counterparts

19.1	This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

20	Third Party Rights

20.1	No provision of this Agreement is enforceable by a person who is not a party to it.

21	Limitation of Liability

21.1

In no event shall OOGTK have any liability under or in connection with this Agreement in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty or otherwise other than the liability for payment of the Secondee Fees in accordance with the terms of this Agreement.

21.2

The aggregate liability of TSS, its officers, employees and agents, under or in connection with this Agreement, in respect of all and any claims whatsoever and howsoever arising and whether in contract, tort, negligence, breach of statutory duty, or otherwise shall not exceed ten per cent (10%) of the amount of the total Secondee Fees invoiced by TSS under this Agreement.

6

21.4	Without limiting the generality of Clauses 21.1 and 21.2:

i.	no party (nor its officers, employees and agents) shall have any liability whatsoever to any other party for any Consequential Loss; and

ii.	TSS shall not be liable for any action taken by it or failed to be taken by it in good faith under or in connection with this Agreement unless directly caused by its negligence or misconduct.

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written

OOGTK LIBRA GmbH & Co KG By OOGTK Libra GmbH its General Partner	TEEKAY SHIPPING (SINGAPORE) PTE. LTD

By:	By:
Paul Doralt	Name:
Managing Director	Title:

7

SCHEDULE ‘A’

SECONDMENT FEES

1.

In consideration of TSS seconding the Secondees to OOGTK, OOGTK shall make monthly payments to TSS, in arrears, during the term of this Agreement, such payments being comprised of an amount equal to the aggregate of (i) all salary and employment related costs, and (ii) all costs reasonably incurred by TSS and previously approved by OOGTK relating to obtaining personnel under secondment arrangements (collectively, the “Costs and Expenses”) as TSS may reasonably have incurred for the month in question to enable it to have the Secondees to second to OOGTK.

For the avoidance of doubt:

(i) costs which relate directly to the normal activities of TSS, including the costs of any TSS personnel who are not seconded to OOGTK, are not to be deemed a component of Costs and Expenses and will not be reimbursed to TSS by OOGTK under the terms of this agreement;

(ii) the last invoice issued under this Agreement shall include any employment related benefits that have accrued during the term of this Agreement (i.e. holidays, legal additional salaries – thirteenth month salary, etc.); and

(iii) the total monthly remuneration shall not include any employment related benefits that have accrued before the commencement of this Agreement.

2.

At its option, TSS shall issue an invoice, or invoices, each month or each quarter to OOGTK in respect of the Reimbursement of Secondment Costs for the month or, as the case may be, the months in the quarter preceding such invoice and OOGTK shall pay the full amount of each such invoice to TSS within thirty (30) days of the date of each such invoice.

Amounts which have been incurred by TSS in US Dollars, to obtain personnel under secondment arrangements, will also be invoiced to OOGTK in US Dollars. TSS may at its option instruct OOGTK to pay such amounts directly to the company which has provided such personnel. Amounts which have been incurred by TSS in Singapore Dollars will be invoiced to OOGTK in US Dollars equivalent of the amount of Singapore Dollars using an exchange rate which ensures that TSS dos not incur any foreign exchange gain or loss on settlement of the invoice.

8

Exhibit E

to

Credit Agreement

FORM OF TRANSFER CERTIFICATE

TAKING THIS DOCUMENT OR ANY CERTIFIED COPY HEREOF OR ANY OTHER SIGNED DOCUMENT CONTAINING A WRITTEN CONFIRMATION OF OR REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN INTO AUSTRIA, OR SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA MAY TRIGGER THE IMPOSITION OF AUSTRIAN STAMP DUTY.

ACCORDINGLY, KEEP THIS DOCUMENT AS WELL AS ALL CERTIFIED COPIES HEREOF AND ANY OTHER SIGNED DOCUMENT CONTAINING A REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN OUTSIDE OF AUSTRIA AND AVOID SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA.

To:	HSBC Bank USA, National Association as Facility Agent (the “Facility Agent”) and as Collateral Agent (the “Collateral Agent”) OOGTK Libra GmbH & Co KG (the “Borrower”)

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

[Date]

Dear Sirs,

Credit Agreement, dated [●] (as such credit agreement may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain lenders party thereto, the Facility Agent and the Collateral Agent

1.	We refer to the Credit Agreement. This is a Transfer Certificate. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

2.	We refer to Section 9.13(b) of the Credit Agreement, and in that regard:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in Annex I hereto in accordance with Section 9.13(b).

(b)

The Facility Agent has notified the Existing Lender and the New Lender that the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable Laws and regulations in relation to the assignment to the New Lender of all or part of the Existing Lender’s rights and obligations is complete.

(c)	The proposed Transfer Date is [•].

(d)	The Applicable Lending Office and address, fax number and attention details for notices of the New Lender for the purposes of Section 9.3 of the Credit Agreement are set out in Annex I hereto.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Section 9.13(c) of the Credit Agreement.

4.

The Existing Lender hereby transfers to the New Lender without recourse and without representation or warranty (other than as expressly provided herein), and the New Lender hereby accepts from the Existing Lender, a portion of the New Lender’s rights and obligations under the Credit Agreement as of the Transfer Date (as hereinafter defined) specified in Item 6 of Annex I (the “Transferred Share”) including, without limitation, all rights and obligations with respect to the Transferred Share of the outstanding Loans. After giving effect to such transfer, the amount of the outstanding Loans owing to the New Lender will be as set forth in Item 6 of Annex I.

5.

The Existing Lender (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) has obtained the prior consent of the Borrower to the transfer contemplated herein to the extent such consent is required under Section 9.13 of the Credit Agreement; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Financing Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition or prospects of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto.

6.

The New Lender (i) confirms that it has received a copy of the Credit Agreement, the other Financing Documents and the Intercreditor Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Certificate; (ii) agrees that it will, independently and without reliance upon the Facility Agent, the Existing Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agents to take such action each as an agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Financing Documents are required to be performed by it as a Lender.

7.

Following the execution of this Transfer Certificate by the Existing Lender and the New Lender, an executed original hereof will be delivered to each of the Facility Agent and the Borrower. The effective date of this Transfer Certificate shall be [Date] (the “Transfer Date”).

8.

Upon the delivery of a fully executed original hereof to each of the Facility Agent and the Borrower, as of the Transfer Date, (i) the New Lender shall be a party to the Credit Agreement and, to the extent provided in this Transfer Certificate, have the rights and obligations of a Lender thereunder and under the other Financing Documents and (ii) the Existing Lender shall, to the extent provided in this Transfer Certificate, relinquish its rights and be released from its obligations under the Credit Agreement and the other Financing Documents.

9.

On the Transfer Date, [(a) the Existing Lender agrees to pay to the New Lender the fee specified in Item 3 of Annex I, and (b)] the New Lender shall pay to the Existing Lender an amount specified by the Existing Lender in writing which represents the Transferred Share of the principal amount of the Loans made pursuant to the Credit Agreement which are outstanding on the Transfer Date, and which are being transferred hereunder. The Existing Lender and the New Lender shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Transfer Date directly between themselves on the Transfer Date. It is agreed that the New Lender shall be entitled to all interest on the Transferred Share of the outstanding Loans at the rates specified in the Credit Agreement which accrues from and after the Transfer Date, such interest to be paid by the Facility Agent directly to the New Lender in accordance with the terms of the Credit Agreement. It is further agreed that all payments of principal made on the Transferred Share of the outstanding Loans which occur from and after the Transfer Date will be paid directly by the Facility Agent to the New Lender.

10.	The New Lender and the Existing Lender each confirms that the Facility Agent has been paid a processing fee in the amount of $3,500 with respect to the transfer contemplated herein.

11.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English Law.

12.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

ANNEX I

TO

THE TRANSFER CERTIFICATE

TAKING THIS DOCUMENT OR ANY CERTIFIED COPY HEREOF OR ANY OTHER SIGNED DOCUMENT CONTAINING A WRITTEN CONFIRMATION OF OR REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN INTO AUSTRIA, OR SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA MAY TRIGGER THE IMPOSITION OF AUSTRIAN STAMP DUTY.

ACCORDINGLY, KEEP THIS DOCUMENT AS WELL AS ALL CERTIFIED COPIES HEREOF AND ANY OTHER SIGNED DOCUMENT CONTAINING A REFERENCE TO THE TRANSACTIONS CONTEMPLATED HEREIN OUTSIDE OF AUSTRIA AND AVOID SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC SIGNATURE TO WHICH A PDF-SCAN OF THIS DOCUMENT IS ATTACHED OR WHICH OTHERWISE REFERS TO THE TRANSACTIONS HEREIN TO OR FROM AUSTRIA.

Commitment/rights and obligations to be transferred

[insert relevant details]

[Applicable Lending Office address, fax number and attention details for notices and account details for payments,]

1.	Borrower: OOGTK Libra GmbH & Co KG

2.        Name and date of Credit Agreement and other documents or agreements evidencing or securing the Obligations: (1) the Credit Agreement, dated as of [•], among OOGTK Libra GmbH & Co KG, a limited partnership (Kommanditgesellschaft) organized and existing under the laws of Austria with registration number FN 423769 s, as the Borrower, the financial institutions from time to time party thereto as Lenders, and HSBC Bank USA, National Association, as Facility Agent and as Collateral Agent and (2) the Security Documents described in the Credit Agreement.

[3.	Fee payable by Existing Lender to New Lender: $[•]]

4.	Notice Address (for New Lender):

5.	New Lender’s Payment Instructions:

6.	Transferred Share (as of Transfer Date):

(a)	Aggregate principal amount of Loans: $[•] ([•]%)

(b)	Commitment: $[•] ([•]%)

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Certificate to be executed by their duly authorized officers, as of the date first above written.

[NAME OF EXISTING LENDER]

By:
Name:
Title:

By:
Name:
Title:

[NAME OF NEW LENDER]

By:
Name:
Title:

By:
Name:
Title:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

HSBC Bank USA, National Association

By:

Exhibit F

to

Credit Agreement

[RESERVED]

Exhibit G

to

Credit Agreement

FORM OF OPERATING PLAN

[attached]

FPSO PIONEIRO DE LIBRA

02	12.05.2015	Updates and alignment with latest inputs from the project	Daniel	N/A	Daniel
01	18.02.2015	Issue for Use	Daniel	Monique	Daniel
00	21.01.2015	Issue for Internal check	Daniel	TBA	Daniel
Rev.	Date	Reason for issue	Prepared	Checked	Approved

Document Status					Owner Company Name / Logo
0	Draft
1	Issued for Internal Check / Re-Issued for Internal Check
2	Issued for Review / Re-Issued for Review
3	Comments from Review included
4	Issued for Construction / Re-Issued for Construction
5	As-Built
6	VOID
+I	Issued for Information / Re-Issued for Information

Sub Supplier Company Name / Logo
N/A
Originator/Contractor/Supplier Company Name/ Logo					Sub Supplier Document Number N/A
Originator/Contractor/Supplier Document Number
N/A

Project no		Originator no.		Contract/ PO No	Document Title

OOGTK02		01		N/A	PFO Execution Plan

Area	Discipline	System	Doc. type	Client Document Number	No of Sheets	SFI	Document Status	Rev

N/A	Z	00	FD	OOGTK02-01-O-00-KA-000001-001	15	-NA	5	00

OOGTK			FPSO PIONEIRO DE LIBRA
PFO Execution Plan	DOC.NO.	:	OOGTK02-01-O-00-KA-000001-001
	REV.	:	00
	DATE	:	17.02.2014
	PAGE	:	2 of 15

PFO EXECUTION PLAN

TABLE OF CONTENTS:

1	INTRODUCTION		3

2	LIST OF REFERENCES		4
	2.1	Definitions	5
	2.2	Abbreviations	5

3	OBJECTIVES		7
	3.1	Scope of Work	7

4	ASSIGNED PFO MANAGER AND AUTHORITY		8

5	ASSIGNMENTS AND STRATEGIES		9
	5.1	Governing Documents	9
	5.2	A - Operations Support to Project	9
	5.3	B - Develop Operations Organization	9
	5.4	C - Operation Management Systems	10
	5.5	D - Operations Support Agreements	11
	5.6	E - Onshore Facilities	11
	5.7	F - Sailing, Installation and Start-up	12
	5.8	G - Spare Parts Consumables Tools and Movables	12
	5.9	H - PFO Related Approvals and Compliance	12
	5.10	I - OPEX Review and Forecast	13
	5.11	J - PFO Execution Controls of Schedule and Cost	13
	5.11.1 Scope Planning		13
	5.11.2 Scheduling		13
	5.11.3 Cost		14
	5.11.4 Human Resources Management		14
	5.11.5 Reporting		14

6	HANDOVER FROM PROJECTS TO OPERATIONS AND PFO CLOSE-OUT		15
	6.1	HANDOVER FROM PROJECTS TO OPERATION	15
	6.2	PFO CLOSE-OUT	15

OOGTK			FPSO PIONEIRO DE LIBRA
PFO Execution Plan	DOC.NO.	:	OOGTK02-01-O-00-KA-000001-001
	REV.	:	00
	DATE	:	17.02.2014
	PAGE	:	3 of 15

1	INTRODUCTION

The purpose of this document is to establish the preparations for operation plan (PFO), objectives and requirements for the Petrobras FPSO PIONEIRO DE LIBRA Field Development.

The FPSO PIONEIRO DE LIBRA Area development consists of a major oil discovery that has been made in the Santos basin: LIBRA field. The field is located approximately 180 km off Rio de Janeiro’s coast in 2400 m water depth. Petrobras, PB operates the block with a 40% interest (Shell 20%, Total 20%, China National Petroleum Corporation (CNPC) 10% and China National Offshore Oil Corporation (CNOOC) 10%).

“Operations” covers the areas of oil and gas production, maintenance, inspection, “brown fields” modifications, offloading, supply and logistics applicable to the field assets both above and below the water line, along with the associated onshore technical, financial and management coordination of these functions in an integrated fashion.

Preparations for Operations “PFO” covers all disciplines necessary to safeguard a robust takeover of the FPSO from Project ensuring that all infra-structure, personnel and other necessary resources are available to guarantee the safe and cost effective Sail away, Installation, start-up and future operations. PFO shall also ensure other intangible deliverables items as: documents and information stored on servers, agreements with suppliers of goods and services, agreements with employees, completed training programs for employees, Take-Over Certificates etc.

The FPSO PIONEIRO DE LIBRA FPSO shall be moored offshore Brazil, at a location with water depth up to 2400 meters. Fatigue life and hull substantial corrosion criteria used during the design shall comply with the Classification Society, CS requirements to allow continuous offshore operation during its operational lifetime with no dry-docking in a shipyard. In addition, the FPSO shall be fitted with facilities that enable any maintenance required during the operational lifetime as well as the surveys required by the CS, Port Administration or Flag Statutory requirements without affecting the production/processing capacity of the Unit.

The FPSO will receive the production from up to 2 subsea oil wells and and 1 gas injector and must have production plant facilities to process fluids, stabilize them and separate produced water and natural gas.

Produced gas shall be compressed, dehydrated, and used as a fuel gas and for lifting oil production. Surplus gas will be exported through a gas pipeline to Client’s gas pipeline system or reinjected into dedicated wells.

According to Client’s requirements, the gas on pipeline system could be reinjected to dedicated reservoir. Processed liquids will be metered, stored in the vessel cargo storage tanks and offloaded to shuttle tankers.

This document will be updated given changes in development, operations and company circumstances and administered by the OOGTK Operations Advisor.

OOGTK			FPSO PIONEIRO DE LIBRA
PFO Execution Plan	DOC.NO.	:	OOGTK02-01-O-00-KA-000001-001
	REV.	:	00
	DATE	:	17.02.2014
	PAGE	:	4 of 15

2	LIST OF REFERENCES

This document should be read in conjunction with the following referenced Operations Philosophies and Governing Documents:

-	OOGTK02-14-O-00-FD-000002-001-Maintenance Philosophy
-	OOGTK02-01-O-00-FD-000001-001-Spare Part Philosophy
-	OOGTK02-14-O-00-FD-000001-001-Operations Recruitment & Manning Plan

All of the above in their latest issued revision.

Documents generated and under PFO’s responsability:

OOGTK02-01-O-00-LA-000002-001 - A1 – Critical Item/Risk Register List

OOGTK02-01-O-00-TB-000004-001 - B1 – Offshore Organization Chart

OOGTK02-01-O-00-TB-000005-001 - B2 – Onshore Organization Chart

OOGTK02-01-O-00-TB-000006-001 - B3 – PFO trainning Matrix

OOGTK02-01-O-00-TB-000007-001 - B4 – Operation phase Trainning Matrix

OOGTK02-01-O-00-LA-000001-001 - C1 – Management System Master Document List

OOGTK02-01-O-00-LA-000003-001 - D1 – PFO and Operation Agreements list

OOGTK02-01-O-00-LA-000004-001 - E1 – Onshore Facilities Requirements

OOGTK02-01-O-00-TB-000001-001 - F1 – POB Plan for Departure, Sail Away and Installation

OOGTK02-01-O-00-LA-000005-001 - F2 – Sail Away Preparations Check List

OOGTK02-01-O-00-TB-000002-001 - F3 – Voyage Plan (covering HSE requirements)

OOGTK02-01-O-00-TB-000003-001 - F4 – South Africa crew Change Plan

OOGTK02-01-O-00-KA-000002-001 - F5 – Hook up Procedure

OOGTK02-01-O-00-KA-000003-001 - F6 – Riser Pull-in Procedure

OOGTK02-01-O-00-KA-000004-001 - F7 – 1st oil start-up Procedure

OOGTK02-01-O-00-LA-000006-001 - G1 – Spare part list

OOGTK02-01-O-00-LA-000007-001 - G2 – Consumables list

OOGTK02-01-O-00-LA-000008-001 - G3 – Tools and movables list

OOGTK02-01-O-00-LA-000009-001 - H1 – Documents to be delivered to Petrobras

OOGTK02-01-O-00-TB-000008-001 - H2 – Compliance Matrix (handled by Project but continued by PFO)

OOGTK02-01-AA-00001 - I1 – First Year OPEX Forecast

OOGTK02-01-AA-00002 - I2 – Second Year OPEX Forecast

OOGTK02-01-TA-00001 - J1 – PFO Overall detailed Schedule

OOGTK02-01-KA-00001 - J2 – PFO Organization Chart

OOGTK02-01-TA-00002 - J3 – PFO Team Vacation Plan

OOGTK02-01-LA-00001 - J4 – PFO Document List

OOGTK02-01-KA-00002 - J5 – PFO Team Management Control

OOGTK02-01-KA-00003 - J6 – Take-Over Procedure

OOGTK02-01-AA-00003 - J7 – PFO Histogram & Cost

The majority of above documents are “live” documents that will be continously updated and used for the effective PFO management.

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2.1	Definitions

Barrier	Includes any technical, operational or organisational element in place that can prevent an incident from occurring, or that can prevent an incident from escalating into an accident.

Client	Oil field concession owner(Petrobras)

Safety Critical Function / Element	Those functions, systems and components that provide a safety benefit or could result in an increase in risk upon failure, as identified in the Written Scheme of Examination for the EWT-LIBRA operation.

Strategy	Document describing in broad, non-specific terms how project objectives will be realised within a particular area; the framework for lower level Plans.

Procedure	A series of steps taken to accomplish an end result.

Process	A network of linked activities that take an input and transform it to an output.

Plan	Document describing what has to be done to implement a Strategy successfully, including specific activities, timing and resources (i.e. who does what, when and where).

Policy	A formal statement of mandatory guiding principle designed to influence decisions or actions

Guideline	A recommended approach for conducting an activity or task, utilizing a product, etc.

Goal	High level statement that provides the overall context for what the strategy should accomplish

System Ownership	Concept of identifying the components and boundaries of a system and making key individuals and teams accountable for the delivery of performance from the system,

2.2	Abbreviations

AIKPI	Asset Integrity Key Performance Indicators
ALARP	As Low As Reasonably Practicable
AP	Administrative Procedure
ANP	Petroleum National Oil Agency
BoD	Basis of Design
CMMS	Computer Maintenance Management System.
COSHH	Control of Substances Hazardous to Health (COSHH)
DFO	Documentation for Operations
CCR	Central Control Room
COD	Commencement of Operation Date
FAT	Factory Acceptance Test
FDP	Field Development Plan
FPSO	Floating Production, Storage and Offloading (FPSO) facility

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HSE	Health and Safety Executive
HS&E	Health, Safety and Environmental
EIA	Environmental Impact Assessment
EP	Environment Plan
IMO	International Maritime Organisation
ISGOTT	International Safety Guide for Oil Tankers & Terminals (ISGOTT)
ISM	International Safety Management
KPI	Key Performance Indicators
KSP	Key Service Provider (Petrobras contracts)
LCC	Life Cycle Cost
LOP	Life of Field Plan
LOLER	The lifting operations and lifting equipment regulations
MAH	Major Accident Hazards
MOC	Management of Change
MS	Management System
MSDS	Material Safety Data Sheet
NPV	Net Present Value
OCIMF	Oil Companies International Marine Forum
OIM	Offshore Installation Manager
OLGA	Pipeline Flow assurance Simulation
OMS	Operations Management System
OOG	Odebrecht Oil & Gas
OSCP	Oil Spill Contingency Plan
PAS	Production Accounting System
PIMS	Production Information Management System
PSS	Pipeline flow modelling
PTW	Permit to work
QRA	Quantitative Risk Assessment
RAM	Reliability Availability Maintainability
REPETRO	Special Importation Regime for Oil Industry for tax reduction
RON	Reservoir Operations Notice
ROV	Remote Operated Vehicle
SAFOP	Safety critical operations (review)
SGSO	Operational Safety Management System
SIMOPS	Simultaneous Operations
SWR	Safe Work Review
TA	Technical Authority
TR	Temporary Refuge
VOC	Volatile organic compounds
WMS	Work Management System

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3	OBJECTIVES

3.1	Scope of Work

The PFO objectives cover a wide range of scopes among different disciplines and geographical locations. For better understanding the PFO is segregated into 10 different main items. Nevertheless during all PFO scopes execution the utmost focus is to ensure Health, Safety and Environmental (HS&E) risks are kept to the lowest practicable level (ALARP) during project, installation, start-up and initial operations phase.

A – Operations Support to Project

•	to give sufficient and timely operational input to the project team during engineering, construction, mechanical completion and commissioning phases.

B – Develop Operations Organization

•	to recruit, establish and develop the Operational Organization (Onshore and Offshore)

•	to implement a culture that values good HS&E performance and individuals who demonstrates a duty of care ensuring a strong ownership behaviour from stakeholders

•	to ensure that all job specific training are completed before Take-Over (ensuring a competent organization)

C – Operation Management System

•	to establish all necessary Operational Management Systems and Procedures including IT Support Systems (a complete governance system for Operation)

•	to ensure that Operation Management System are operational 60 days before 1st Oil (COD)

•	to ensure asset integrity through implementation of an effective and robust maintenance’s management system.

•	to establish as-built Documents For Operation (DFO)

D – Operations Support Agreements

•	to establish all necessary contracts to support the installation and future operations with regards to catering, critical equipment maintenance, spares/consumables supply and etc…

E – Onshore Facilities

•

to establish an operation office and warehouse as per contract requirements location as well as all licenses and permits necessaries for such facilities to be able to function accordingly and in due time needed throughout the project

F – Sailing, Installation and Start-up

•	To plan and execute the sailing and offshore installation in the most safe and effective way including the preparation of HSE plans for the phases of sailing, offshore installation and Start-Up

•	to facilitate the Pre Start-Up Audit

•	to ensure a production start-up as per planned schedule, in compliance with regulation and in according to agreed contracts.

•	to optimize operation during the initial operational period

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G – Spare Parts, Consumables, Tools and Movables

•	to evaluate the equipment installed and ensure the FPSO is supplied with a robust spare part plans as per RAM evaluation as well as experience carried from other units in operation within Brazil.

•	To ensure spare parts for the first 2 years operation with regards to critical equipment

•	To ensure consumables for the sailing, arrival in Brazil and 2 months operation

H – PFO Related Approvals and Compliance

•	to go “beyond compliance” with local regulations in HS&E to meet accepted best practice.

•

to settle all necessary approvals and certificates necessary for arrival, installation and start –up in Brazil ensuring that there will be no hold points from any local authority impacting on start-up schedule

I – OPEX Review and Forecast

•	to review and evaluate the OPEX premises from BID and prepare the first 2 years OPEX forecast for management review

J – PFO Management and Cost

•	to ensure that schedule and budget are not only accomplished but optimized when possible

•	to agree and conduct the Take-Over process from Commissioning to Operations ensuring traceability of all activities carried prior to such milestone ensuring a smooth start-up

•	to develop a skilled and motivated PFO management team and facilitate their work across geographical and organizational borders

•	to maintain a professional and good relationship towards Client’s operational representative and staff.

4	ASSIGNED PFO MANAGER AND AUTHORITY

The PFO will be managed by the Operations Advisor and is accountable for the PFO work within approved plan, budget and time schedule and shall identify and manage potential corrective actions to obtain the overall objectives.

The Operations Advisor will have functional reporting to the Project Director and act as the Operation Manager during the PFO work and he/she has the corresponding authority and responsibility until the final handover to operations occur to the permanent Operations Manager.

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5	ASSIGNMENTS AND STRATEGIES

5.1	Governing Documents

The Operations Advisor will during his work adhere to following governing documents:

•	The relevant parts of the Contract with the Client

•	OOGTK’s Management System Manual (MSM)

•	All related regulatory documentation

5.2	A—Operations Support to Project

An effective and optimized team composed of operational personnel with broad and relevant experience from similar operations will be mobilized to give input to the Project Team during the engineering and construction period. The details will be defined within the “Operations Recruitment & Manning Plan” document.

The above mentioned team will support the evaluation and review from critical documents such as P&IDs, Accommodation lay-out, General Arrangements and etc.

It is also planned the participation of Operations Personnel within the HAZID and HAZOP since that it is critical for the safe and smooth start-up of operations.

In a developed stage of the project there will be mobilization of operations personnel to assist the Project during Mechanical Completion and Commissioning. This is critical not only to support the project but also to build up the familiarization, competence and skills needed during Sailing, Installation, Start-Up and Operation. This will have to be done in the most cost effective way without jeopardizing the main focus to have a smooth start-up.

For this scope the mobilized team is planned to stay continuously at Singapore Yard office.

Detailed scope for each position should be prepared containing the scope, deliverables and deadlines expected.

5.3	B—Develop Operations Organization

Offshore Organization:

During the project phase a part of the offshore management team will be already mobilized to support the project with operational input. This team will be part of the permanent operational team. It is important to have part of the offshore management team composed of existing operational teams from internal recruiting in order to maintain and spread the OOGTK’s way of work, philosophies and operational and QHSE culture.

The mobilization from the rest of the operations team will be detailed within the “Operations Recruitment & Manning Plan” document that will follow the project schedule and milestones so that PFO provides the adequate team for the project needs within each phase.

The offshore organization chart estimated during the BID phase should be revisited for evaluation and updates, if any.

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There should be a close cooperation with the units already operating in Brazil and the project so that a training matrix is developed for both PFO and Operations phase.

Onshore Organization:

An onshore operations team should be developed / recruited. To maintain the knowledge and culture acquired from the units in operation is highly recommended to have part of the team composed from existing operations teams within Brazil. This have to be planned in advance so replacements can be recruited and training and the units in operation are not jeopardized. Optimizations with existing onshore structure should also be considered.

The onshore organization chart estimated during the BID phase should be revisited for evaluation and updates, if any.

Some members from the Onshore Operations organization may be temporarily mobilized to Singapore in case of need and for familiarization however the team will be located in Brazil.

The above described scopes should be carried in close cooperation with HR Departments.

5.4	C—Operation Management Systems

Management System:

A proper and robust Management System needs to be defined and implemented before the vessel sail away as it have to be ready for any possible ANP SGSO to happen upon vessel arrival in Brazil.

Due to the complexity and “in house” knowledge required for the above mentioned scope it is recommended that an OIM undertake this scope reporting to the Operations Advisor and engaging the required personnel with competence and skills to be responsible for each of the different documents and procedures to be covered that will involve also onshore team.

The above will also ensure that all required DFO is in place and implemented in due time needed prior to sail away.

It is also required that this scope is performed in close cooperation with the onshore QHSE Coordinator to ensure the necessary compliance with local regulations.

The mobilization for the responsible to coordinate this scope should be evaluated in accordance with the project schedule.

This position is planned to be permanently in Singapore coordinating with the different team members in other locations (mainly the onshore team in Brazil) that will be contributing for the development of different documents.

Other Systems and IT infra-structure:

QHSE—Synergi will be the software used with all necessary modules (HSE Incidents, Quality Incidents, Audits/Inspections, Ideas, Behaviour Audits, Meetings, Non-Conformance, Emergency Preparedness, Positive events, Exposure values, Targets, Ideas/safecards)

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Document Control – A proper and robust Doc. Control Software should be defined during PFO Execution and this may allow all documentation from PIMS to be automatically uploaded.

Maintenance System – It is required evaluation of MAXIMO system to be the one for Maintenance Management, Storage and Material Requisition controls as it is fully integrated with ORACLE. An evaluation will be performed to confirm, or not, this possibility. Otherwise it will be based on STAR.

This scope will be led by the Chief Engineer mobilized at Singapore’s Yard office as it will be required close cooperation with project team and access to all equipment vendors documentation and discussions.

Others such as Permit To Work Risk Assessment (WISER), Process Monitoring (PI) and etc… will be based on existing ones used in other units operating.

To have the most optimized and cost effective IT infra-structure the strategy will be to negotiate and implement and integrate the LIBRA IT infra-structure and support with the existing shared IT departments in OOG’s Rio office. This will be executed in early stages of the project so that the shared team can give inputs and support already during project phase for the PFO scope.

5.5	D—Operations Support Agreements

The strategy is, as far as practicable, to use vendors already contracted for existing unit for Service Agreements, but this also depends upon the vendor’s chosen by the project.

The vendor list from the project will be review and be used as input for the “PFO and Operation Agreements list” that will set not only the list but the priority and deadlines for each agreement to be closed.

This scope will be dealt with directly by Operations Advisor supported by the supply chain coordinator to be recruited during PFO execution. Therefore it is not forecasted to demand any dedicated mobilization to Singapore.

5.6	E—Onshore Facilities

Client’s expectations to localization of operations contract management will be clarified however Santos is already defined as the location for personnel and material logistics

An “Onshore Facilities Requirements” document will describe all the necessary minimum physical infra-structure required for both the office and warehouse. The first action for this scope will be to visit and get quotations from existing properties where it will be preferred the ones that contain the office and warehouse within the same location evaluating also such location for daily commuting from the operations team.

Due to the licenses required for the office and specially warehouse (e.g. REPETRO) the identification process should be started within minimum 1 year advance from the vessel arrival in order to guarantee that all are in place as well as possible refurbishment of the chosen property and etc.

This scope will be handled by Operations Advisor with support from local team in Brazil and no mobilization is planned.

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There may happen that part of the technical support team, contract management and other back office departments will be based in OOGTK’s Rio office and this will have to be evaluated and verified during PFO execution.

5.7	F—Sailing, Installation and Start-up

The PFO is responsible to plan and execute all the voyage plan to Brazil (including a possible stop in Cape Town) as well as prepare the “Hook up Procedure”, “Pull-in Procedure” and “1st oil start-up Procedure”.

The resources to plan and prepare such procedures will be part of the team already mobilized in Singapore as per “Operations Recruitment & Manning Plan” and will be from the offshore management team.

A Start-up Coordinator will be nominated to be dedicated solely on the execution of 1st oil start-up Procedure” and ensure that all material and human resources needed for such plan are arranging and available in due time. Such Coordinator will be nominated during PFO execution and no specific Mobilization is planned, i.e. will be from the project or PFO team.

5.8	G—Spare Parts Consumables Tools and Movables

The PFO will agree with project on how to support the necessary procurement for all spares, consumables, tools and movables needed. By the end of the project this will be a highy load of work that could easely justify a dedicated procurement resource localy in Singapore (this support may be a local and does not necessarly means a mobilization).

All spares and consumables procurement will follow the premisses set forth in the document “Spare Part Philosophy” covering all Critical Spares, Capital Spares, Insurance Spares, Commissioning +2 Year Spares, Consumable spares and Consumables. This will also be evaluated on a case to case basis by the PFO team before Purchase Orders are issued. The same strategy will be implemented for tools listing and procurement where the inputs will come from existing units operating and experience from the offshore management team.

Within the “Spare Part List” it will be indicated and prioritized all Long Lead Items.

All movables (including containers, skips bottle racks and baskets to be used during operations) will be procured locally during project phase due to the high cost of such items in Brazil comparing with Singapore. The quantities and types will take into account the experience from existing units operating in Brazil as well as the far distance in which this operation will take place that can impose longer lead time for logistics from shore.

5.9	H—PFO Related Approvals and Compliance

The project already has a dedicated resource for compliance covering the design and construction scopes and this will naturally pass on to PFO as the sail away becomes closer. Nevertheless the PFO Team have a high focus on follow up and support the project compliance scope.

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The nominated QHSE Coordinator for LIBRA will be responsible to maintain a Compliance Matrix from PFO in addition to the one from project that will be focused specifically on the licenses for onshore facilities and arrival of the FPSO in Brazil. Therefore the QHSE Coordinator should be nominated in advance during the project phase to ensure this scope is properly performed and a temporarily mobilization to Singapore will be required in a later stage of the project prior to sail away.

5.10	I—OPEX Review and Forecast

The Operations Advisor, supported by the PFO Team, will review the estimated OPEX during the BID phase in order to review/fine tune the forecast for the first and second year of operations based on the operations contracts being signed with actual figures, inputs from the actual costs for manpower, onshore infra-structures, spare parts, corporate support, insurances and others as well as possible designe or strategy changes during project phase that could affect the OPEX.

This will have to be presented to the OOGTK Management within 6 months prior to sail away in order to have enough time for possible optimizations and etc.

This scope will be executed by Operations advisor supported by PFO Team and no specific mobilization is forecasted.

5.11	J—PFO Management and Cost

5.11.1	Scope Planning

It is a critical item to have the PFO proper planned in order to secure that all teams, infra-structure and systems are in place in due time and cost effective way for the smooth transition from project into operations.

Numerous documents were prepared to enable the plan and control all the PFO and these are listed on item 2 from this document.

The Scope of Work has been assessed and broken down into different sub items from “A” to “J”.

5.11.2 Scheduling

Scheduling includes the processes required to accomplish timely completion of the PFO work.

Scheduling comprises: activity definition, activity sequencing, activity resource estimating, activity duration estimating, schedule development and, schedule control.

Duration, taking into account constraints as e.g. availability of key personnel, will be estimated and the time schedule will be developed and issued.

The overall structure of the time schedule is as follows:

•	External Milestone at top

•	Summary schedule for each PFO scope item

•	Detailed schedule with logical relation for the activities within an item

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•	Identification of possible Long Lead Items (mainly for Spare Parts)

•	Critical Path identification

5.11.3	Cost

The purpose of cost management is planning, estimating, budgeting and controlling cost, so that the PFO work can be complete within the approved budget.

With regards to procurement, in some specific situations safety and quality will prevail above cost.

5.11.4	Human Resources Management

The Human Resource Management below includes the process to organize and manage the PFO Team.

The PFO Team is the temporary organization mobilized to execute the PFO work, whereas the fully qualified and permanent Operational Organization of the FPSO PIONEIRO DE LIBRA is a deliverable from PFO scope. Some key team members of the PFO Team will also be a part of the succeeding Operational Organization, this in order to be prepared for management positions during operation.

The resources mobilized during the project phase that will be part of the operations team in the future will follow the established policy by PMT for all teams and no rotation or different agreements shall be made.

Human Resource Planning.

The PFO Organization Chart will be established as well as the mobilization schedule. All such related information should be included within the “Operations Recruitment & Manning Plan”.

The needs from the project to the PFO team will change during the project execution phase and the scope of some PFO team members will have to be updated. To have such flexibility each member from the PFO team will have its scope of work defined within the “PFO Team Management Control” document.

Mobilization

The main PFO team will be mobilized as required by the main Project Plan (Histogram and Schedule). There may be necessity to mobilize temporary staff for some specific scopes. This should be managed as a “closed scope” so that the resource is de-mobilized as per plan.

Additional staffing shall be agreed with Project Director and relevant stakeholders before implementation.

5.11.5	Reporting

At a preliminary phase of the project a monthly report will be issued and later on will change into weekly or even daily report (sail away, installation and start-up) as per necessity agreed between Operations Advisor and Project Director.

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6	HANDOVER FROM PROJECTS TO OPERATIONS AND PFO CLOSE-OUT

6.1	HANDOVER FROM PROJECTS TO OPERATION

During the project phase a procedure for handover from projects to operation must be developed and agreed between the Project Director and Operations Advisor with close cooperation with the Commissioning Manager.

In the above mentioned document it should be agreed not only the process but also the milestones in which the handover will take place (e.g. at Sail Away from shipyard, arrival in Brazil, 1st Oil .)

6.2	PFO CLOSE-OUT

Closing involves the activities to formally terminate all activities of the PFO and to hand-over the deliverables and results. All temporary contracts, persons mobilized and a final close out report will be issued.

The PFO scope will be determined as finalized when the 1st Oil is achieved and therefore all cost related items should aim this as the final target for activity and cost purposes.

Annex I

to

Credit Agreement

COMMITMENTS

Lenders	Commitment
ABN AMRO Bank N.V.	$114,815,969.56
Citibank, N.A.	$114,815,969.56
DNB Capital LLC	$114,815,969.56
HSBC Bank USA, National Association	$114,815,969.56
ING Capital LLC	$114,815,969.56
Natixis, New York Branch	$114,815,969.56
Sumitomo Mitsui Banking Corporation	$114,815,969.56
TOTAL	$803,711,786.92

Annex II

to

Credit Agreement

APPLICABLE LENDING OFFICES

1. ABN AMRO BANK N.V.

Loan Lending Office:

Gustav Mahlerlaan, 10

1082 PP Amsterdam

The Netherlands

Attn: Remco Jongkind / Anna Ferreira

Telephone: +55 11 3073 7440 / 7433

Facsimile: +55 11 3073 7404

E-mail address: remco.jongkind@br.abnamro.com / annaferreira@br.abnamro.com

Fed Wire Instructions:

To: Bank of America - New York - USA

Swift Code: BOFAUS3N

For: ABN AMRO Bank N.V. - Amsterdam - The Netherlands

Swift Code: ABNANL2A

ABA #: 026009593

Account Name: ABN AMRO Bank N.V. Amsterdam - The Netherlands

Account #: 6550368324

Reference: OOGTK Libra GmbH & Co KG

Attn: Dien Quan / Leo Vrijland

2. CITIBANK, N.A.

Loan Lending Office:

Citi Center

Avenida Paulista, n° 1111 – 10° andar

CEP – 01311-920 São Paulo, SP – Brazil

Attn: Saulo Ferraz / João Leal

Telephone: 55 11 4009 2537 / 5266

Facsimile: N/A

E-mail address: saulo.ferraz@citi.com / joao.leal@citi.com

Fed Wire Instructions:

To: CITIBANK, N.A.

ABA #: 021000089

Swift Code: CITIUS33

Account Name: CITIBANK, N.A. HOGL

Account #: 36050739

Reference: OOGTK LOAN

Attn: Marcio Ercolano / Gustavo Lauro / Flavio Correa

3. DNB CAPITAL LLC

Loan Lending Office:

200 Park Avenue, 31st Floor

New York, New York 10166

United States of America

Attn: Barbara Gronquist / Florianne Robin

Telephone: +1 212-681-3859 / +44 (0) 207 621 6024

Facsimile: +1 212-681-4123

E-mail address: barbara.gronquist@dnb.no / florianne.robin@dnb.no

Fed Wire Instructions:

To: BNY Mellon, New York

Swift Code: IRVTUS3N

For: DNB Capital LLC

Swift Code: DNBAUS33LLC

ABA #: 021000018

Account #: 8901173231

Further credit to: OOGTK Libra GMBH

Account #: 10108599

Reference: OOGTK

Attn: Teresa Rosu

4. HSBC BANK USA, NATIONAL ASSOCIATION

Loan Lending Office:

452 Fifth Avenue

New York, New York 10018

Attn: James Edmonds / Lillian Cortes

Telephone: +1-212-525-6433 / +1-212-525-7293

Facsimile: +1-212-525-6090

E-mail address: james.edmonds@us.hsbc.com / ctlany.loanadmin@us.hsbc.com

Fed Wire Instructions:

Standard Settlement Instructions are available at the following URL:

www.hsbcnet.com/gbm/products-services/trading-sales/standard-settlement-instructions-document.html

Agree to the ‘SSI’s Terms of Use”

From the next page, select “USA: Loan Agency SSI”

Password is loanagency1

5. ING CAPITAL LLC

Loan Lending Office:

1325 Avenue of the Americas

New York, New York 10019

Attn: Jens Van Yperzeele / Tanja van der Woude

Telephone: 646-424-6088 / 8173

Facsimile: 646-424-7484

E-mail address: jens.van.yperzeele@ing.com / tanja.van.der.woude@ing.com

Fed Wire Instructions:

To: JPMORGANCHASE, NEW YORK

ABA #: 021-000-021

Account Name: ING CAPITAL LLC LOANS AGENCY NEW YORK

Account #: 066-297-311

Reference: OOGTK LIBRA

Attn: LOAN SERVICES

6. NATIXIS, NEW YORK BRANCH

Loan Lending Office:

1251 Avenue of the Americas

New York, New York 10020

Attn: Valerie du Mars

Telephone: +1-212-583-4917

Facsimile: N/A

E-mail address: Valerie.dumars@us.natixis.com / ProjectFinance.Portfolio@us.natixis.com

Fed Wire Instructions:

JPMORGAN CHASE, NY (CHASUS33)

ABA #: 021-000-021

FOR A/C OF NATIXIS, NY BRANCH (NATXUS3B)

Account #: 544-7-75330

Reference: Libra

Attn: LOAN SERVICES

7. SUMITOMO MITSUI BANKING CORPORATION

Loan Lending Office:

Latin America Department

277 Park Avenue

New York, New York 10172

Attn: Carla Funes / Hideki Chida

Telephone: 212-224-4354 / 5381

Facsimile: 212-224-5227 / 5222

E-mail address: cfunes@smbclf.com / Hideki_Chida@smbcgroup.com

Fed Wire Instructions:

To: Citibank, NA, NY

ABA #: 021-000-089

Swift Code: SMBCUS33

Account Name: SMBC NY Branch

Account #: 3602837

Reference: OOGTK Libra GmbH & KG

Attn: Loan Services

Annex III

to

Credit Agreement

NOTICE ADDRESSES

The Borrower:

c/o Odebrecht Óleo e Gás S.A.

Avenida Pasteur, 154 – 11 andar

Rio de Janeiro, RJ – CEP: 22290-240

Attention: OOG Debt Compliance Team

Tel: +55 21 3850-6620

With a copy to:

Teekay Offshore Partners L.P.

c/o Teekay Shipping (Canada) Ltd.

2000 Bentall 5, 550 Burrard Street

Vancouver BC, V6C 2K2, Canada

Attention to: Renee Eng, Treasury Manager

Tel: +1- 604-609-6418

E-mail: _Treasuryloansvancouver@teekay.com

The Lenders:

ABN AMRO Bank N.V.

Rua Leopoldo Couto de Magalhães Junior, 700 - 4th floor

CEP 04542-000 / São Paulo, SP / Brazil

Attention to: Remco Jongkind / Anna Carolina Ferreira

Tel: +55 (11) 3074-7423 or +55 (11) 3074-7433

E-mail: remco.jongkind@br.abnamro.com / anna.ferreira@br.abnamro.com

Citibank, N.A.

Avenida Francisco Matarazzo

1500 – Torre Los Angeles – 8° andar

CEP – 05001 – 100 – São Paulo, SP – Brazil /

Avenida Paulista, n° 1111 – 12° andar

CEP – 01311-920 São Paulo, SP – Brazil

Attention to: Marcio Ercolano / João Leal

Tel: + 55 11 3232-7312 / +55 11 4009-5266

E-mail: marcio.ercolano@citi.com / joao.leal@citi.com

DNB Capital LLC

200 Park Avenue, 31st Floor

New York, New York 10166

United States of America

Attention to: Barbara Gronquist / Florianne Robin

Tel: +1-212-681-3859 / +44 (0) 207 621 6024

Facsimile: +1-212-681-4123

E-mail: barbara.gronquist@dnb.no / florianne.robin@dnb.no

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

United States of America

Attention to: James Edmonds / Lillian Cortes

Tel: +1-212-525-6433 / +1-212-525-7293

E-mail: james.edmonds@us.hsbc.com / ctlany.loanadmin@us.hsbc.com

ING Capital LLC

1325 Avenue of the Americas

New York, New York 10019

United States of America

Attention to: Tanja van der Woude / Jens Van Yperzeele

Tel: +1-646-424-8173 / +1-646-424-6088

E-mail: Tanja.van.der.woude@ing.com / Jens.van.yperzeele@ing.com

Natixis, New York Branch

1251 Avenue of the Americas

New York, New York 10020

United States of America

Attention to: Valerie du Mars

Tel: +1-212-583-4917

Facsimile: N/A

E-mail: Valerie.dumars@us.natixis.com / ProjectFinance.Portfolio@us.natixis.com

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, New York 10172

United States of America

Attention to: Carla Funes / Hideki Chida

Tel: +1-212-224-4354 / +1-212-224-5381

E-mail: cfunes@smbc-lf.com / hchida@smbc-lf.com

The Facility Agent:

HSBC Bank USA, National Association

452 Fifth Avenue - 8E6

New York, New York 10018

United States of America

Attention to: Corporate Trust and Loan Agency

Tel: +1-212-525-7293 / +1-212-525-1368

E-mail: ctlany.loanagency@us.hsbc.com / ctlanydealmanagement@us.hsbc.com

The Collateral Agent:

HSBC Bank USA, National Association

452 Fifth Avenue - 8E6

New York, New York 10018

United States of America

Attention to: Corporate Trust and Loan Agency

Tel: +1-212-525-1368

E-mail: ctlanydealmanagement@us.hsbc.com